Filed Pursuant to Rule 424(b)(4)
Registration No. 333-258985

36,842,106 Shares

Common Stock

This is an initial public offering of shares of common stock of Thoughtworks Holding, Inc. We are offering 16,429,964 shares of our common stock to be sold in this offering. The selling stockholders are offering 20,412,142 shares of common stock to be sold in this offering. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Prior to this offering, there has been no public market for our common stock. The initial public offering price per share will be $21.00. Our common stock has been approved for listing on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “TWKS.”

One or more entities or accounts affiliated with or advised by an investor in our Series A preferred stock, Neuberger Berman Investment Advisers LLC (“Neuberger”), have indicated a non-binding interest in purchasing up to an aggregate of $70 million of shares of our common stock being offered in this offering at the initial public offering price. Because Neuberger’s indication of interest is not an agreement or commitment by such entities or accounts to purchase shares, one or more of these entities or accounts may ultimately choose to purchase more, less or no shares in this offering. The underwriters will receive the same discount with respect to any of our shares of common stock purchased by one or more entities or accounts affiliated with or advised by Neuberger as they will from any other shares of common stock sold to the public in this offering.

We are an “emerging growth company” as defined under the U.S. federal securities laws, and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

See “Risk Factors” beginning on page 20 to read about factors you should consider before investing in shares of our common stock.

Immediately after this offering, assuming an offering size as set forth above, funds advised by Apax Partners L.L.P. (the “Apax Funds”) will indirectly own approximately 67% of our outstanding common stock (or 65% of our outstanding common stock if the underwriters’ option to purchase additional shares is exercised in full). As a result, we expect to be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. See “Management—Corporate Governance—Controlled Company Status.”

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$21.000	$773,684,226
Underwriting discount(1)	$1.155	$42,552,632
Proceeds to Thoughtworks Holding, Inc., before expenses	$19.845	$326,052,636
Proceeds to the selling stockholders, before expenses	$19.845	$405,078,958

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The selling stockholders have granted the underwriters an option for a period of 30 days after the date of this prospectus to purchase up to an additional 5,526,315 shares of common stock from the selling stockholders at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York, on or about September 17, 2021 through the book-entry facilities of the Depositary Trust Company.

(Lead bookrunners listed in alphabetical order)
Goldman Sachs & Co. LLC	J.P. Morgan
Credit Suisse

BofA Securities	Citigroup	RBC Capital Markets	HSBC

Baird	Cowen	Nomura	Piper Sandler	Wedbush Securities	William Blair

CastleOak Securities, L.P.	Mischler Financial Group, Inc.	Siebert Williams Shank

Prospectus dated September 14, 2021.

Thoughtworks A global technology consultancy that integrates strategy, design and software engineering to drive digital innovation

Key facts and figures $803M 20% >$100K 2020 2017 - 2019 2019 and 2020 Revenues Revenue CAGR1 Average Annual Revenue per employee2 41% 10% $79M 19% Gross profit Net income 2020 Net Adjusted margin margin income EBITDA Margin3 9,000+ 17 1993 Employees4 Countries Founded Note: Metrics for fiscal year ended December 31, 2020, unless otherwise noted. 1 From 2017 through 2020, we grew revenues at a compound annual growth rate (“CAGR”) of 14.4%. Our CAGR for years 2017-2020 reflects the adverse impact of COVID-19 on 2020 revenues. Further, our CAGR calculations include 2017 and 2018 revenues, as applicable, in accordance with prior accounting standard (ASC 605) and may not be directly comparable to 2019 and 2020 (which are presented according to ASC 606). Please see “Basis of Presentation” and “Prospectus Summary— Overview” for more information. 2 Using the average number of employees for 2019 and 2020. 3 Adjusted EBITDA Margin is a Non-GAAP financial measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” for how we define these measures and the accompanying financial tables for a reconciliation of this measure to the closest comparable GAAP measure. 4 As of June 30, 2021.

Enterprise modernization, platforms and cloud
Create adaptable technology platforms that move with business strategies

Customer experience, product and design
Rapidly design, deliver and evolve exceptional products and experiences

Data and AI
Leverage data assets to unlock new sources of value

Digital transformation and operations
Improve organizational ability to respond to change

Thought leader connecting strategy and execution, helping our clients strengthen their core technology, scale with flexibility and create seamless digital experiences rapidly Enterprise platforms modernization, and cloud Customer product and experience, design Create platforms adaptable that move technology with evolve Rapidly exceptional design, deliver products and business strategies and experiences Data and AI Digital and transformation operations to Leverage unlock new data sources assets Improve organizational of value ability to change to respond Note: Please see “Business” herein for more information about our offerings and services.

Revenues by customer location[1]

5%
LATAM
40%
North America
31%
APAC
24%
Europe

Revenues by industry vertical[1]

28%
25%
18%
15%
14%

Technology and Business Services

ezlink, <ambevtech/>, ATLASSIAN, PayPal, myob, AUTHORITY BRANDS, REA Group, xero, BOSCH

Energy, Public and Health Services

TELUS, BAYER, AKT

Retail and Consumer

MACKMYRA, natura, METRO, falabella., OTTO, Walmart, Whirlpool, SEPHORA

Financial Services and Insurance

CREDIT SUISSE, krungsri Auto, SAXO BANK, AXIS BANK

Automotive, Travel and Transportation

DAIMLER, FINAVIA, PORSCHE, SHARENOW, JUNGHEINRICH, AutoScout24, ImmoScout24

Premium brand with market leadership across geographies and industry verticals Revenues by customer location Revenues by industry vertical 5% 14% LATAM 40% North America 28% 15% 24% Europe 31% 18% 25% APAC Technology and Business Services Energy, Health Public Services and Consumer Retail and Financial and Insurance Services and Automotive, Transportation Travel Note: Percentages are rounded and denote revenue as a percentage of total revenue for 2020. Please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” herein for more information about our client relationships and services. 1. As of December 31, 2020.

~820
~1,390
~2,690
~2,160
~260
~1,380
~340

Glassdoor ratings

4.4 ★★★★
Overall company rating

4.8 ★★★★★
Diversity and Inclusion

4.5 ★★★★
Culture

37%

Women Technologists

Note: As of December 31, 2020

Over 9,000 Thoughtworkers in 17 countries with an award-winning, cultivating culture and a commitment to diversity ~1,390 ~2,690 ~820 ~2,160 ~260 ~1,380 ~340 Glassdoor ratings 4 Overall .4 company rating 4.8 4.5 Diversity and Inclusion Culture Note: Employee population and Glassdoor ratings as of June 30, 2021. 37% Women Technologists Note: As of December 31, 2020

Thoughtworks' Objectives (through organizantional and community support and financial contributions):	UN Sustainable Development Goals:
Healthcare as a human right	3 GOOD HEALTH AND WELL-BEING
Beyond diversity: striving for equity in tech	5 GENDER EQUALITY
Responsible tech and innovation	9 INDUSTRY, INNOVATION AND INFRASTRUCTURE
Inclusivity, social justice and equity	10 REDUCED INEQUALITIES
Climate action and sustainability	13 CLIMATE ACTION

Select Thoughtworks Awards, Partnerships and Initiatives:[1]

The Valuable 500

SustainChain™

GREEN SOFTWARE FOUNDATION

INVISIBLE INSTITUTE

We assess technology’s impact on society to ensure it contributes to an equitable future to support the United Nations Sustainable Development Goals Thoughtworks’ and community support Objectives and (through financial organizational contributions): Development UN Sustainable Goals: Healthcare as a human right Beyond diversity: striving for equity in tech Responsible tech and innovation Inclusivity, social justice and equity Climate action and sustainability Select Thoughtworks Awards, Partnerships and Initiatives:1 1 Please see “Business” herein for more information about our sustainability initiatives.

i

ABOUT THIS PROSPECTUS

Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with information or make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We, the selling stockholders and the underwriters take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: we, the selling stockholders and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

TRADEMARKS

We own or have rights to use various trademarks, service marks, and trade names that we use in connection with the operation of our business. We use our “Thoughtworks” trademark and related design marks in this prospectus. This prospectus may also contain trademarks, service marks, and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names, or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus may appear without the ®, TM, or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable owner of these trademarks, service marks, and trade names.

MARKET AND INDUSTRY DATA

We use market data and industry forecasts and projections throughout this prospectus, and in particular in the sections captioned “Prospectus Summary” and “Business.” We have obtained the market data from certain third-party sources of information, including publicly available industry publications and subscription-based publications, including MarketsandMarkets, IDC, iCIMS and Korn Ferry. Industry forecasts are based on industry surveys and the preparer’s expertise in the industry, and there can be no assurance that any of the industry forecasts will be achieved. We believe these data are reliable, but we have not independently verified the accuracy of this information. Any industry forecasts are based on data (including third-party data), models and experience of various professionals and are based on various assumptions, all of which are subject to change without notice. While we are not aware of any misstatements regarding the market data presented herein, industry forecasts and projections involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

BASIS OF PRESENTATION

In connection with the completion of this offering, all shares of our Class A common stock, Class B common stock, Class C common stock, Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) and Series B Convertible Preferred Stock (“Series B Convertible Preferred Stock”) will automatically convert into shares of our common stock on a 1-for-1 basis and we will effect an approximately 43.6-for-1 stock split with respect to our common stock. We refer to the stock conversion and stock split as the “Offering Reorganization Transactions.”

ii

We have included certain revenue data in this prospectus for our fiscal years ended December 31, 2018 and 2017. As discussed elsewhere in this prospectus, we are an emerging growth company and have elected to include audited financial statements for the last two fiscal years, and the financial information contained herein for our fiscal years ended December 31, 2018 and 2017 has not been audited. In addition, such financial information was prepared in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 605, Revenue Recognition, and as a result, such financial information may not be directly comparable to the financial information contained herein for our fiscal years ended December 31, 2019 and 2020, which were prepared in accordance with ASC No. 606, Revenue from Contracts with Customers. We consider the differences resulting from the adoption of ASC No. 606 to be immaterial.

Additionally, revenue data for 2017 are based on the predecessor and successor periods in that year, which reflect the periods before and after, respectively, our acquisition by the Apax Funds on October 12, 2017. While our income statement data for the 2017 predecessor period are not comparable to our income statement data for the 2017 successor period due to the new basis in our assets and liabilities resulting from purchase accounting, this had no impact on our revenue. Accordingly, our revenue data for 2017 are presented on a comparable basis to other periods, except for the aforementioned adoption of ASC No. 606.

Certain amounts, percentages, and other figures presented in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals, dollars or percentage amounts of changes may not represent the arithmetic summation or calculation of the figures that precede them.

Through and including October 9, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including the matters set forth under the sections of this prospectus captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Unless the context otherwise requires, the terms “Thoughtworks,” the “Company,” “our company,” “we,” “us” and “our” in this prospectus refer to Thoughtworks Holding, Inc. and, where appropriate, its consolidated subsidiaries. The term “Apax Funds” refers to funds advised by Apax Partners L.L.P., a global private equity firm.

Overview

We are a leading premium global technology consultancy that integrates strategy, design and software engineering to enable enterprises and technology disruptors across the globe to thrive as modern digital businesses. This is reflected in our average annual revenue per employee of over $100,000 in each of 2019 and 2020, which is higher than our public pure-play competitors and which we believe is meaningfully higher than all our pure-play competitors. See “Business—Competition.” With companies facing ongoing digital disruption, many lack the capabilities and talent necessary to keep pace with the accelerating rate of technological change. Thoughtworks is a digital native service provider that has been a thought leader at the forefront of technology innovation for the past 28 years. We leverage our vast experience to improve our clients’ ability to respond to change; utilize data assets to unlock new sources of value; create resilient technology platforms that move with business strategies; and rapidly design, deliver and evolve exceptional digital products and experiences at scale. We are a globally diversified business, with clients across all major verticals and geographies. Our global distributed agile delivery model operates where our clients are, with over 9,000 employees working across 17 countries on five continents. Further, our unique, diverse and cultivating culture, with a reputation for technology excellence and thought leadership, enables us to attract and retain what we believe is the best talent in the industry. That is why our clients trust Thoughtworks as their premium digital transformation partner.

Consumer expectations and next-generation technologies are constantly evolving, requiring companies to reevaluate their business models and undergo end-to-end digital transformations. This trend has only accelerated due to the COVID-19 pandemic. Yet most companies do not have access to the expertise they need to keep pace. This is why digital transformation services spending is expected to more than double to $1 trillion by 2025, according to MarketsandMarkets. At the same time, many other service providers lack the deep expertise, premium capabilities, proximity to clients and global presence required to innovate and deliver cutting-edge technology solutions rapidly and at scale.

Founded in 1993, Thoughtworks provides premium, end-to-end digital strategy, design and engineering services to enable companies across the globe to successfully and rapidly navigate their digital transformation journeys. We connect strategy to execution, using cross-functional teams of strategists, designers, software engineers, data scientists and other specialists to deliver value to our clients at scale. Our four global service lines provide specialized capabilities and thought leadership to drive digital transformation:

•	Enterprise Modernization, Platforms & Cloud. We modernize complex operations, platforms, development and delivery practices to rapidly unleash business value.

•	Customer Experience, Product & Design. We accelerate value creation through extraordinary digital products and customer experiences powered by integrated technology and design.

•

Data & AI. We enable data-driven intelligent products and business insights with pragmatic data strategies, governance, engineering, predictive artificial intelligence (“AI”), automation and machine learning (“ML”) capabilities.

•

Digital Transformation & Operations. We augment our other services by providing organizations with executable digital strategies, frictionless operating models and transformation services that increase our clients’ agility, resilience and ability to compete for business and retain talent.

Since our inception, we have been pioneers in trends, such as agile software development, continuous integration, continuous delivery, microservices, evolutionary architecture and data mesh, that now underpin many modern digital businesses. As an example, Thoughtworks was among the first to develop Agile for complex software projects. Further, in 2001, we developed CruiseControl, one of the first continuous integration open-source tools, which was widely adopted by the agile software development community, and in 2004, we developed Selenium, which we believe is one of the most well-known platforms in the industry for test automation of web applications. As an early visionary helping shape and define many of the leading digital trends today, we have established ourselves as a thought leader and are continually advancing the state-of-the-art of the technology industry with our innovations. This is reflected by our range of open source contributions and publications, including approximately 100 books authored by our employees, reinforcing our premium brand positioning. We believe our approach enables us to deliver cutting-edge innovation for our clients before new technologies reach mass adoption, allowing them to compete and become disruptors themselves.

With over 9,000 employees working across 17 countries on five continents, including North America, South America, Europe, Asia and Australia, we utilize a distributed agile delivery model, leveraging a broad base of high-quality global talent consistently trained as poly-skilled technologists. This enables us to quickly mobilize talent across a broad set of capabilities to respond to clients’ needs. Rather than solely relying on offshore talent for delivery or centers of excellence for expertise, our professionals seamlessly work with clients both where they are located and nearshore/offshore. Our local presence allows us to develop deeper client intimacy and assimilate market context and knowledge. Blended with our nearshore/offshore capabilities, this allows us to innovate rapidly at scale. Our differentiated delivery model and thought leadership enabled us to generate an average annual revenue per employee of over $100,000 in each of 2019 and 2020 (based on the average number of employees for the relevant year). For more information regarding our average annual revenue per employee in historical periods, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Performance—Expanding our technical capabilities and client solutions.”

Our differentiated approach is rooted in a unique culture that is championed by our executive leadership team, which has an average tenure of 15 years. Our reputation for technology excellence, thought leadership and advocacy for social change enables us to attract what we believe is the best talent in the industry. In addition, Thoughtworks is widely recognized for leading the technology industry for our efforts on diversity and inclusion. For example, 50% of our top management are women. Our people, known as “Thoughtworkers,” are incredibly engaged and loyal, as evidenced by our employee engagement-eNPS score of 8.4 and relatively low voluntary attrition rate of 11.5% in 2020.

Our unique service offerings, differentiated delivery, global talent and culture have enabled us to attract over 300 current clients, including global enterprises and technology disruptors. Our clients are highly diversified across both industry verticals—including technology and business services; energy, public and health services; retail and consumer; financial services and insurance; and automotive, travel and transportation—and geographies, including North America, Asia Pacific, Europe and Latin America. We have relatively low client concentration, with only 32% of our revenues coming from our top ten clients in 2020. Our deep client integration and senior executive relationships have enabled us to drive long-standing partnerships with our clients, as demonstrated by an average tenure of seven years across our top ten clients by revenue in 2020. As a result, 92% of our revenues in 2020 were generated from recurring clients, which we define as clients for whom we have done work and generated revenues in excess of $25,000 within the preceding fiscal year.

We believe the Thoughtworks value proposition is sustainable and difficult to replicate. The core elements form a virtuous cycle: clients know they can trust us to deliver on their most complex and business-critical projects; those experiences allow us to explore cutting edge technologies and expand our thought leadership; this enables us to continuously attract, develop and retain the very best global talent; which gives us the ability to meet and exceed our clients’ needs.

Our approach has enabled us to consistently grow our revenues and profits. From 2017 through 2020, we grew revenues at a compound annual growth rate, or CAGR, of 14.4%. Starting in the second quarter of 2020, we experienced a slowdown in new business generation, pauses in ongoing engagements and select project cancellations as certain of our clients focused on the immediate challenges linked to the COVID-19 pandemic. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Update Regarding COVID-19.” We returned to pre-COVID activity levels by the fourth quarter of 2020 and have continued to experience positive growth trends in 2021, as reflected in our growth in the six months ended June 30, 2021, with revenues increasing 24.4%, or 18.2% on a constant currency basis, compared to the six months ended June 30, 2020. We believe that our pre-pandemic revenue growth, which amounted to a CAGR of 20.0% between 2017 and 2019, reflects the long-term success of our business model, though it is not necessarily indicative of our results for fiscal year 2021 or any future period. For important information about the comparability of financial information for periods preceding January 1, 2019, see “—Basis of Presentation.”

For the six months ended June 30, 2021, we generated net income of $36.7 million compared to $37.8 million for the six months ended June 30, 2020, representing net income margins of 7.4% and 9.4%, respectively. We generated net income of $79.3 million in 2020 compared to $28.4 million in 2019. For the six months ended June 30, 2021, we also generated Adjusted Net Income of $59.4 million compared to $43.7 million for the six months ended June 30, 2020. We generated Adjusted Net Income of $86.4 million in 2020 compared to $40.5 million in 2019. For the six months ended June 30, 2021, we generated Adjusted EBITDA of $105.1 million compared to $74.0 million for the six months ended June 30, 2020, representing an Adjusted EBITDA Margin of 21.1% and 18.5%, respectively. We generated Adjusted EBITDA of $153.2 million in 2020 compared to $107.1 million in 2019, representing an Adjusted EBITDA Margin of 19.1% and 13.9%, respectively.

For more information, see the sections captioned “—Summary Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Our Industry

Modern, next generation technologies have spawned a digital revolution, advancing the global economy towards a digital age driven by seamless connectivity, efficient cloud computing and advanced data analytics. Marc Andreessen noted in his Wall Street Journal op-ed in 2011: “software is eating the world.” The advancements in software and technology have redefined business models, disrupted the competitive landscape and increased consumer expectations. To survive and enable growth, companies across all industries and geographies need to adapt to the accelerated pace of technological change by undergoing holistic and continuous digital transformations.

Key Technology Industry Trends Driving Digital Transformation

A number of key industry trends are driving spending for digital transformation:

•

Expansion of computing boundaries. Rapid development of platforms, cloud and internet of things are pushing the technology industry to new heights. This is made possible by the expanding boundaries of computing, pushing the edges of what is possible for enterprises.

•

Rapid advancement of AI- and ML-based tools. As artificial intelligence and machine learning gain more industry adoption, they enhance productivity and drive digital transformation by making predictions to assist humans in making decisions, and in some cases, by automating decision-making and tasks completely. The benefits of rapid advancement in AI- and ML-based tools can be applied across the entire value chain of business processes, from manufacturing and maintenance to marketing and customer service.

•

Enhanced consumer experiences. The pervasiveness of technology has enhanced modern consumer experiences with the integration of digital and physical worlds, such as augmented reality, virtual reality and mixed reality. Consumers are not just demanding availability and accessibility — they expect experiences to be personalized and interactions to be seamless and rich. Enterprises are moving quickly to deliver an omni-channel experience across platforms with evolving interfaces that blend speech, touch and visuals.

•

Accelerating towards sustainability. Consumers increasingly factor sustainability into their decision-making when choosing a brand or supplier. This requires businesses to examine the environmental impact of their products and operations, including their carbon footprint, and to adopt more sustainable strategies and technologies, such as green cloud optimization.

•

Growing impact of hostile tech and increased focus on information privacy. The increased complexity of technology presents a heightened risk of cyberattacks, computer malware, viruses, social engineering, employee misuse as well as data and security breaches. Privacy is also a key priority for consumers, with increased focus on data sharing and growing awareness of the impact of AI and algorithmic bias.

Key Challenges Our Clients are Facing

As much as digital transformation is considered an imperative, companies face several key challenges in their digital transformation journeys, including the ability to:

•

Keep up with the latest technological innovations. Most companies are aware of the importance of digital transformation. However, as the rate of change accelerates, they often lack the ability to synthesize and prioritize the latest technology to drive value and to compete.

•

Embrace digital to drive sustainable change across the enterprise. Undergoing digital transformation requires change management and stakeholder buy-in from multiple constituents, including finance, operations and business leaders. Often, companies are unable to align on competing priorities between business and technology.

•

Deliver digital products and experiences rapidly and at scale. The fast pace of competitive innovation has forced companies to rethink their business models, leverage next-generation digital products and continuously innovate. As a result, they lack the ability to respond to shrinking product life cycles and rising consumer expectations.

•

Adopt platform thinking. Companies strive to bring solutions to their customers faster but also need to build strategic, scalable and long-term digital platforms. Successful delivery requires significant investments in modern architecture approaches, technology strategy and governance, a product-centric operating model and engineering culture.

•

Recruit and retain high-quality talent. While companies recognize the need to drive digital transformation, they struggle to find and train the talent they need to drive this change. According to a 2019 iCIMS study, it took an average of 66 days to fill a technology role, 50% longer than other roles. We believe the majority of firms are understaffed in terms of technology human capital due in part to the intense competition for technologists. Meanwhile, Korn Ferry estimates that there will be approximately $450 billion worth of unrealized output by 2030 due to the massive shortage of skilled digital workers.

Our Market Opportunity

As companies struggle to keep pace with this accelerating rate of technological innovation, they need to rely on service providers to drive digital transformation, creating a massive market opportunity. In fact, according to MarketsandMarkets, global spending on digital transformation is expected to grow from $470 billion in 2020 to more than $1 trillion by 2025.

The COVID-19 pandemic not only accelerated the need for digital transformation but also confirmed its criticality. IDC predicts that by 2022, 70% of all organizations will have accelerated use of digital technologies, and by 2023, 75% of organizations will have comprehensive digital transformation implementation roadmaps, up from 27% today, resulting in true transformation across all facets of business and society.

Limitations of Other Digital Service Providers

While the market for digital transformation services is large and growing rapidly with a range of quality providers, many face some key limitations, including:

•

Inability to deliver new technological innovations ahead of mass adoption. Many service providers offer expertise around digital innovations only after such innovations reach mass adoption. As a result, they struggle to innovate and adopt newer technologies earlier to differentiate their clients’ digital products and experiences.

•

Lack of expertise to provide early stage strategy for complex digital transformations. Many service providers are optimized to execute once a template for scaling is designed, but often lack early stage strategy expertise. If technology expertise is absent from strategic decision-making, then the resulting solution may be ineffective or undifferentiated.

•

Employees focused on narrower specialties. Many service providers train their employees in narrower specialties, resulting in both siloed development and solutions. By taking this approach, employees often lack the full context needed to identify potential problems and opportunities, limiting the speed and depth of innovation.

•

Limited onshore talent. Many service providers have a high concentration of employees offshore, but offer limited onshore talent. As a result, they may lack important local market context, client intimacy to drive innovation and the ability to influence culture, transfer knowledge and enable sustained organizational change.

•

Concentration of talent in fewer offshore geographies. Many service providers rely on a limited number of international geographies to recruit their offshore talent. As a result, they may miss out on broader pools of high-quality talent to support demand and are unable to consistently provide talent in the client’s preferred location.

Thoughtworks’ Differentiation

Thoughtworks was founded in Chicago in 1993 by a small team with a unified purpose. At that time, information technology functions were largely regarded as ineffective cost centers. As a digital native business, Thoughtworks aspired to change this through experimenting and learning to drive continuous improvement, and the pursuit of excellence in the craft of software development.

Today, we believe our clients benefit from our differentiation, including our:

•	Ability to digitally transform global enterprises at scale by applying strategic consulting and cutting edge technologies. Digital transformation requires alignment across the entire organization.

Thoughtworks has a unique and consistent global approach and end-to-end capabilities spanning strategy, design, software engineering and organizational transformation that we believe allow clients to react and realize value swiftly. That is why our clients rely on Thoughtworks to solve their most complex problems. We influence our clients’ strategy at an early-stage, co-creating strategic frameworks, developing digital platforms, exploiting leading technologies and delivering solutions, enabling them to thrive in a next-generation digital world.

•

Deep agile and technical expertise coupled with a history of thought leadership. Thoughtworks was an early visionary behind some of today’s leading technologies, as reflected by our range of publications, including approximately 100 software engineering and technology books Thoughtworkers have collectively authored. We are known for many technological advancements, especially our leadership in distributed agile software development and contributions to open source. We have been delivering software, and subsequently digital transformation, in an agile manner for over 20 years, long before it was a mainstream practice. Building on our past accomplishments, we continue to learn and develop new strategies and practices, such as our digital strategy frameworks, microservices-based platforms, evolutionary architecture, continuous delivery for machine learning and data mesh.

•

Poly-skilled, transformational and global talent. Digital transformation is a culture and mindset shift. We believe we deliver transformational change to our clients through our differentiated and diversified talent base of over 9,000 Thoughtworkers across five continents. We have built our exceptional and talented team by seeking out not only those with top-notch technical skills, but also those individuals with high aptitude and the ability to learn new skills quickly. What all Thoughtworkers have in common is a deep desire to learn, grow and share that knowledge with our clients. Our seven-week Thoughtworks University training program nurtures that mindset and develops a deep cultural immersion, a strong foundation in Thoughtworks’ methodologies and technical skill sets. In turn, our people bring that mentality and technical know-how to our clients to evolve their organizations and help them drive change.

•

Global and distributed agile delivery with a strong local presence. We believe we have pioneered and championed the use of highly skilled, distributed teams to deliver bespoke software projects more effectively and to give our over 300 clients access to the diverse talent they need across five continents. Our collaborative culture enables us to leverage best practices and industry expertise from Thoughtworkers around the world. Our global delivery ensures our ability to meet our clients’ global demands, while our local presence provides us with specialized knowledge of the local market and culture, enabling us to work side-by-side with our clients in their time zones and languages on innovative and effective solutions.

•

Award-winning and cultivating culture. Since our founding, we have relentlessly focused on evolving our culture, creating a differentiated brand that Thoughtworkers are proud to be a part of. In June 2021, we had a cumulative Glassdoor rating of 4.4 and a Diversity and Inclusion rating of 4.8. We have been recognized by AnitaB.org as a winner of the Top Companies for Women Technologists program in each of the past five years. We believe our culture not only drives higher quality work but also enables us to efficiently recruit and retain Thoughtworkers to drive growth. In 2020, over 316,000 candidates applied for approximately 3,700 roles and our voluntary attrition rate was 11.5%.

•

Experienced management team with a long history of working together. Our management team has an average tenure of 15 years at Thoughtworks and the majority have been working together as a team for over a decade. Most of the team members have worked across multiple functions and geographies, giving the group a diverse and well-rounded experience-base on all facets of our business. We have built a strong foundation of trust and collaboration across both our clients and our employees. This enables us to make well-informed decisions in an expedient manner.

As a result of our competitive advantages, we have created a virtuous cycle that is difficult to replicate. We earn our clients’ trust to deliver on their most complex and business-critical projects. Our demonstrated track record of success encourages us to further develop cutting edge technology solutions and expand our thought leadership. As a result, we continuously attract, develop and retain what we believe is the very best talent across the globe, enabling us to meet and exceed our clients’ needs. The reputation we have built as the go-to partner for digital transformation allows us to command premium bill rates as evidenced by our average annual revenue per employee of over $100,000 in each of 2019 and 2020 (based on the average number of employees for the year).

Our Growth Strategies

We are focused on continuing to differentiate ourselves as a leading global technology consultancy that drives digital innovation by leveraging the following key growth strategies:

•

Deepen our relationships with existing clients. We have a successful track record of expanding our deeply-embedded relationships with our existing clients. This is reflected in our total percentage of revenues from recurring clients, which represented 92% in 2020. In addition, in 2020, we had 24 clients generating between $5.0 million and $10.0 million in revenues and 23 clients generating over $10.0 million. We will continue to focus on larger, higher value projects leveraging our market proximity to our clients, service line strategy and credibility with critical decision-makers through our thought leadership and client context. Major client relationships are managed by a senior cross-functional team, enabling us to drive client satisfaction and identify opportunities to grow the business. We believe we have a substantial opportunity to cross-sell additional services to our existing clients. For example, in 2020, a majority of our revenues earned from 20 of our top 25 clients (by revenue) came from one Thoughtworks service line.

•

Establish new client relationships. Establishing new client relationships is a critical component of our growth strategy, and we believe there are significant untapped opportunities to win new clients across current and adjacent industry verticals as well as geographies. Our dedicated new business teams work with marketing using targeted campaigns to increase brand recall, backed by data-driven approaches, including lead scoring and client lifecycle management, to focus our client acquisition efforts. As a result, we increased the total number of clients to 320 in 2020 from 289 in 2019. Adding new clients has also enabled us to maintain relatively low client concentration with only 20% and 32% of our revenues coming from our top five and ten clients, respectively, in 2020. We will continue to grow our network of key decision makers to attract new clients and drive growth.

•

Develop new technical capabilities and client solutions. For 28 years, we have been at the forefront of innovation, pioneering numerous innovative trends such as agile development, continuous integration, continuous delivery, microservices, evolutionary architecture and data mesh. As a result, we have built a thought leadership engine that we believe is consistently pioneering technology-driven business change. We accomplish this by giving our teams, who work in close proximity to our clients, autonomy to experiment with new technologies while solving complex client problems. When they discover new innovations, we give them resources to develop and harvest them, then scale them through our global delivery model. This is reflected in the numerous awards we have won from our own clients, such as the 2020 STAR Award for our technology from Pizza Hut and the Daimler Supplier of the Year for Innovation award in 2017. We believe this will allow us to continue to expand our service offerings and grow our addressable market.

•

Develop and grow our strategic partnerships. While we remain technologically agnostic and able to work with the appropriate technologies for our clients, we have expanded our relationships with hyperscale cloud providers, including Amazon, Google, Microsoft and Alibaba, among others. This enables us to deepen our capabilities, target new clients and drive meaningful growth as a preferred partner for enterprise modernization. We partner with other third-party product and service companies to expand our delivery capabilities as well as identify additional client opportunities. We will continue to engage and expand our network of partners where we can build mutually beneficial relationships, collaborating on high-value, digital transformation projects for clients.

•

Pursue strategic, targeted acquisitions. Our historical growth has been predominantly organic and we expect this to continue. Going forward, we believe there is opportunity to augment this growth by selectively pursuing acquisitions that broaden our service offerings, add leading talent, expand our client base and addressable market and enhance the depth of our capabilities in all of our verticals and geographies. For example, in the first quarter of 2021, we made two strategic acquisitions: (i) Gemini Solutions, LLC (“Gemini”), which operates in Romania, to increase our nearshore European presence and (ii) Fourkind Global Oy (“Fourkind”) in Finland and the Netherlands to enhance our advisory, digital transformation and AI consulting capabilities.

Summary Risk Factors

Our business and our ability to execute our strategy are subject to many risks. Before making a decision to invest in our common stock, you should carefully consider all of the risks and uncertainties described in the section of this prospectus captioned “Risk Factors” immediately following this Prospectus Summary and all of the other information in this prospectus. These risks include, but are not limited to, the following:

•	the COVID-19 pandemic has impacted our business and operations, and future business and operational challenges posed by the COVID-19 pandemic could materially adversely affect us;

•	we may be unable to implement our growth strategy;

•	our ability to generate and retain business depends on our reputation in the marketplace;

•	we must successfully attract, hire, train and retain skilled professionals to service our clients’ projects and we must productively deploy our professionals to remain profitable;

•	increases in wages and other compensation expenses could prevent us from sustaining our competitive advantage and could increase our costs;

•	our business and operations may be harmed if we cannot positively evolve and preserve our Thoughtworks culture;

•	our global business exposes us to operational, geopolitical, regulatory, legal and economic risks;

•	our business, financial condition and results of operations may be adversely affected by fluctuations in foreign currency exchange rates or changes in our effective tax rates;

•	if we fail to adequately innovate, adapt and/or remain at the forefront of emerging technologies and related client demands, we could be materially adversely affected;

•	we may not be successful at attracting new clients or retaining and expanding our relationships with our existing clients;

•	we face intense competition and operate in a rapidly evolving industry, which makes it difficult to evaluate our future prospects;

•	we generally do not have long-term commitments or contracts with our clients;

•	we face risks associated with having a long selling and implementation cycle for our services that require us to make significant resource commitments prior to realizing revenues for those services;

•

our profitability could suffer if we cannot accurately price our solutions and services, maintain favorable pricing for our solutions and services, are unable to collect on receivables from clients or fail to meet our contractual and other obligations to clients;

•	we face risks associated with security breaches as well as privacy and data protection regulations, and we may incur significant liabilities if we fail to manage those risks;

•	we may not be able to prevent unauthorized use of our intellectual property, and our intellectual property rights may not be adequate to protect our business and competitive position;

•	the Apax Funds control us, and such control may give rise to actual or perceived conflicts of interests; and

•

after the completion of this offering, our status as a “controlled company” will grant us exemptions from certain corporate governance requirements, and our status as an “emerging growth company” will allow us to comply with reduced public company reporting requirements.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	presenting only two years of audited financial statements;

•	an exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards, and, therefore, we will not be subject to the same new or revised accounting standards at the same time as other public companies that are not emerging growth companies or those that have opted out of using such extended transition period, which may make comparison of our financial statements with such other public companies more difficult. We may take advantage of these reporting exemptions until we no longer qualify as an emerging growth company, or, with respect to adoption of certain new or revised accounting standards, until we irrevocably elect to opt out of using the extended transition period.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under SEC rules (i.e., the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year).

We have elected to take advantage of certain of the reduced disclosure obligations regarding financial statements (such as not being required to provide audited financial statements for the fiscal year ended December 31, 2018) in this prospectus and executive compensation in this prospectus and expect to elect to take advantage of other reduced disclosure obligations and burdens in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Our Principal Stockholder

We have a valuable relationship with our principal equityholders, which are the funds advised by Apax Partners L.L.P. (“Apax Partners”). Apax Partners is a leading global private equity advisory firm. For more than four decades, Apax Partners has built specialist expertise across four industry sectors: Tech, Services, Healthcare and eConsumer. To date, Apax Partners has raised and advised funds with aggregate commitments of more than $60 billion. The funds advised by Apax Partners have a strong track record of investing in the technology and telecommunications sector, having committed €8.4 billion of equity across multiple geographies, including the U.S., Europe, and Asia. Funds advised by Apax Partners provide long-term equity financing to build and strengthen world-class companies.

In April 2021, the Company declared and paid a pro rata dividend of $325.0 million to the Company’s shareholders, including our then-principal shareholder, Turing EquityCo. L.P., an affiliate of Turing EquityCo. II L.P., the investment vehicle through which the Apax Funds now hold their investment in the Company and the principal selling shareholder in this offering.

Substantially concurrently with this offering, we will enter into a Director Nomination Agreement with the Apax Funds. See “Certain Relationships and Related Party Transactions—Director Nomination Agreement” for more details with respect to the Director Nomination Agreement.

Corporate Information

We were incorporated in Delaware in 2017 as Turing Holding Corp. to serve as the indirect holding company of Thoughtworks, Inc. and its direct and indirect subsidiaries. In connection with this offering, we expect to change our name from Turing Holding Corp. to Thoughtworks Holding, Inc. Our principal executive offices are located at 200 East Randolph Street, 25th Floor, Chicago, Illinois 60601. Our telephone number is (312) 373-1000. Our website address is www.thoughtworks.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock. We are a holding company, and all of our business operations are conducted through our subsidiaries.

The Offering

Common stock we are offering	16,429,964 shares.

Common stock offered by the selling stockholders	20,412,142 shares.

Option to purchase additional shares	The selling stockholders have granted the underwriters a 30-day option to purchase up to 5,526,315 additional shares of common stock from the selling stockholders at the initial public offering price less the underwriting discount.

Common stock to be outstanding after this offering	305,083,908 shares.

Indications of Interest	One or more entities or accounts affiliated with or advised by an investor in our Series A preferred stock, Neuberger, have indicated a non-binding interest in purchasing up to an aggregate of $70 million of shares of our common stock being offered in this offering at the initial public offering price. Because Neuberger’s indication of interest is not an agreement or commitment by such entities or accounts to purchase shares, one or more of these entities or accounts may ultimately choose to purchase more, less or no shares in this offering. The underwriters will receive the same discount with respect to any of our shares of common stock purchased by one or more entities or accounts affiliated with or advised by Neuberger as they will from any other shares of common stock sold to the public in this offering.

Use of proceeds	We expect to receive net proceeds of approximately $315.3 million after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds we receive for general corporate purposes. See “Use of Proceeds.”

We will not receive any proceeds from the sale of shares by the selling stockholders in this offering. We will pay the expenses of this offering, other than the underwriters’ discounts and commissions with respect to the shares being sold by the selling stockholders.

Controlled company	After this offering, the Apax Funds will beneficially own approximately 67% of our common stock (or 65% of our common stock if the underwriters’ option to purchase additional shares is exercised in full). As a result, we expect to be a controlled company within the meaning of the corporate governance standards of Nasdaq. See “Management—Corporate Governance—Controlled Company Status.”

Dividend policy	We do not currently anticipate paying dividends on our common stock. Any declaration and payment of future dividends to holders of our common stock will be at the sole discretion of our board of directors (the “Board”) and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends, and other considerations that our Board deems relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from our available cash on hand and any funds we receive from our subsidiaries. Certain of our debt agreements limit the ability of certain of our subsidiaries to pay dividends. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends. See “Dividend Policy.”

Listing	Our common stock has been approved for listing on Nasdaq under the symbol “TWKS.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Unless we specifically state otherwise or the context otherwise requires, the share information in this prospectus is based on an aggregate of 6,598,603 shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Class A common stock, Class B common stock, and Class C common stock, outstanding as of June 30, 2021, and:

•

gives effect to the conversion of all shares of our Class A common stock, Class B common stock, Class C common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into shares of our common stock on a 1-for-1 basis before the closing of this offering;

•	gives effect to an approximately 43.6-for-1 stock split of our common stock, which will occur before the closing of this offering;

•	gives effect to the issuance and sale by us of 16,429,964 shares of common stock and the sale by selling stockholders of 20,412,142 shares of common stock;

•	assumes no exercise of the underwriters’ option to purchase up to an additional 5,526,315 shares of common stock from the selling stockholders in this offering;

•	does not reflect 24,193,897 shares of common stock issuable upon the exercise of outstanding options;

•

does not reflect 8,918,969 shares of common stock underlying Restricted Stock Units (“RSUs”) that will be issued in connection with the conversion of Stock Appreciation Rights (“SARs”) upon completion of this offering;

•

does not reflect 48,694,611 shares of common stock that are reserved for future grants or sale under our new omnibus equity incentive plan (the “2021 Omnibus Incentive Plan”), inclusive of the 8,918,969 shares of common stock underlying the RSUs that will be issued upon the conversion of SARs upon completion of this offering; and

•	assumes the filing of our Fourth Amended and Restated Certificate of Incorporation and the adoption of our Third Amended and Restated Bylaws, each in connection with the closing of this offering.

Summary Consolidated Financial and Other Data

The following tables summarize our consolidated financial and other data. We have derived the summary consolidated statements of operations and cash flows data for 2020 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary statement of operations and cash flow data for the six months ended June 30, 2021 and 2020 and the historical balance sheet data as of June 30, 2021 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

The unaudited condensed consolidated financial statements include all normal recurring adjustments necessary, in the opinion of management, to summarize the financial positions and results for the period presented. Our historical results are not necessarily indicative of our results to be expected in any future period, and the historical results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the full year. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and our condensed consolidated interim financial statements and the related notes, as well as the sections captioned “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

The following tables also include certain non-GAAP financial measures, including Revenue Growth Rate at Constant Currency, Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin. These non-GAAP financial measures are supplemental measures of operating performance monitored by management and should not be considered as alternatives to GAAP measures. Please see additional information following the tables below regarding the use and reconciliation of these non-GAAP measures to their most closely comparable GAAP measures.

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except share and per share data)	2021	2020	2020	2019
Consolidated Statements of Operations Data:
Revenues	$498,094	$400,533	$803,375	$772,191
Operating expenses:
Cost of revenues	287,102	236,901	475,560	476,631
Selling, general and administrative	135,347	97,425	189,497	203,886
Depreciation and amortization	8,834	8,244	17,479	15,776

Total operating expenses	431,283	342,570	682,536	696,293

Income from operations	66,811	57,963	120,839	75,898
Other (expense) income:
Interest expense	(13,582)	(13,817)	(25,767)	(26,428)
Net realized and unrealized foreign currency (loss) gain	(1,674)	1,431	7,190	(1,750)
Other income, net	144	127	185	117

Total other expense	(15,112)	(12,259)	(18,392)	(28,061)

Income before income taxes	51,699	45,704	102,447	47,837
Income tax expense	14,962	7,907	(23,164)	(19,417)

Net income	$36,737	$37,797	$79,283	$28,420

Net (loss) income per common share, basic	$(4.25)	$5.92	$11.45	$4.46
Net (loss) income per common share, diluted	$(4.25)	$5.80	$11.20	$4.40
Weighted-average shares used to compute net (loss) income per common share, basic	5,392,220	6,383,449	6,384,159	6,373,541
Weighted-average shares used to compute net (loss) income per common share, diluted	5,392,220	6,517,660	6,530,039	6,459,207

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except share and per share data)	2021	2020	2020	2019
Pro forma net income per common share, basic(1, 2) (unaudited)	$0.12		$0.11
Pro forma net income per common share, diluted(1, 2) (unaudited)	$0.11		$0.10
Weighted-average shares used to compute pro forma net income per common share, basic(1)(2)	306,237,601		349,466,824
Weighted-average shares used to compute pro forma net income per common share, diluted(1)(2)	335,207,367		378,860,544

(1)	Gives effect to the Offering Reorganization Transactions, as if each occurred on January 1, 2020.
(2)

In April 2021, the Company declared and paid a pro rata dividend of $325.0 million to the Company’s shareholders, including our then-principal stockholder Turing EquityCo. L.P., an affiliate of Turing EquityCo. II L.P., the investment vehicle through which the Apax Funds now hold their investment in the Company. Pro forma net income per common share, basic and diluted, assumes that an additional 11,751,869 shares of our common stock were outstanding in 2020 and the first half of 2021, which represents the number of shares of common stock that we would have been required to issue to fund the dividend in excess of our current year’s earnings. The number of shares of common stock that we would have been required to issue to fund the dividend was calculated by dividing the portion of the total $325.0 million dividend in excess of our current year’s earnings by the initial public offering price of $21.00 per share. Furthermore, we will accelerate vesting of all outstanding, unvested performance vesting options and convert all outstanding SARs to RSUs upon the completion of this offering. Accordingly, our calculations of pro forma net income per common share, basic and diluted, assume that (i) such acceleration and conversion occurred on January 1, 2020 and resulted in additional expense, reflected in our calculation of net income for the year ended December 31, 2020, of approximately $54.0 million based on a fair value of $21.00 per share, the initial public offering price and (ii) an additional 8,918,969 shares of our common stock were outstanding in 2020 and the first half of 2021, reflecting the replacement of SARs with RSUs and the vesting of our unvested performance vesting options.

The following is a reconciliation of both the numerator and denominator used in the pro forma per share calculations above (in thousands, except share and per share data).

	Six Months Ended June 30,		Year Ended December 31,
	2021		2020
Pro forma adjustments to the numerator, basic
Net income, as reported	$36,737		$79,283
Adjustments:
Stock-based compensation expense, net of tax benefit	—	(1)	41,789	(1)

Pro forma net income, basic	36,737		37,494
Pro forma adjustments to the denominator, basic
Weighted average common shares outstanding, as reported	5,392,220		6,384,159
Adjustments:
Preferred stock conversion to common shares	1,365,058	(2)	1,365,058	(2)
Dividend adjustment, shares to cover capital in excess of current year’s earnings	269,659	(4)	269,659	(4)
Stock split adjustment	299,210,664		341,447,949
Weighted-average shares used to compute pro forma net income per common share, basic	306,237,601		349,466,824
Pro forma net income per common share, basic	$0.12		$0.11

	Six Months Ended June 30,		Year Ended December 31,
	2021		2020
Pro forma net income, diluted	36,737		37,494
Pro forma adjustments to the denominator, diluted
Weighted-average shares used to compute pro forma net income per common share, basic	306,237,601		349,466,824
Adjustments:
Employee stock options	20,050,797	(5)	20,474,750	(5)
SARs to RSUs conversion	8,918,969		8,918,969	(6)
Weighted-average shares used to compute pro forma net income per common share, diluted	335,207,367		378,860,544
Pro forma net income per common share, diluted	$0.11		$0.10

(1)

Reflects additional stock-based compensation expense of $54.0 million related to the accelerated vesting of all outstanding, unvested performance vesting options, consisting of (a) $47.8 million related to the accelerated vesting of a number of unvested performance vesting options due to an achievement of sponsor return hurdles that are met upon completion of the initial public offering (calculated using the grant date fair value of such awards) and (b) $6.2 million related to the accelerated vesting of all remaining unvested performance vesting options upon completion of the initial public offering (calculated using a fair value of the initial public offering price of $21.00 per share), in each case, net of tax benefit. With respect to (a) above, a sponsor return of 2.8x sponsor investment is used in the disclosures and pro forma calculation above.

The additional stock-based compensation expense includes income tax effects for each applicable period, using an effective tax rate of 28.9% and 22.6% for June 30, 2021 and December 31, 2020, respectively.

(2)	Reflects conversion of preferred stock to common stock on a 1-to-1 basis upon the occurrence of the initial public offering.
(3)	Effects a preliminary stock split of approximately 43.6-for-1 upon the occurrence of the initial public offering.
(4)	Reflects the number of common shares that would have been required to cover the capital in excess of current year’s earnings.
(5)

Reflects the dilutive effects of applying the treasury stock method to the employee stock options, after effects of the approximately 43.6-for-1 stock split noted above. Dilutive options include time and performance vesting options. Performance vesting options represent the accelerated vesting of all performance vesting options upon the occurrence of the initial public offering, and are only reflected in the denominator of pro forma earnings per share, diluted, as the performance vesting options will be fully vested at the date of the initial public offering, and are not assumed to be exercised.

(6)

Reflects the dilutive effects of applying the treasury stock method to the conversion of all outstanding SARs to RSUs upon the occurrence of the initial public offering, after effects of the approximately 43.6-for-1 stock split noted above. Upon the completion of the initial public offering, RSUs granted in connection with the SARs conversion will vest after six months and twelve months at 50% at each vesting date, such that 100% of RSUs related to the SARs conversion are fully vested twelve months after the completion of the initial public offering.

In addition to the pro forma figures presented above and in recognition of our employees’ efforts, the Company expects to grant RSUs upon completion of the initial public offering, a portion of which will cliff vest twenty-six months after the completion of the initial public offering, and the remainder of which will vest after six months and twelve months at 50% at each vesting date, such that 100% are fully vested twelve months after the completion of the initial public offering, subject to approval by our Board of Directors.

	As of June 30, 2021
(in thousands)	Actual	As Adjusted(1)	As Further Adjusted(2)
Consolidated Balance Sheet Data:
Cash and cash equivalents(3)	$215,950	215,950	540,428
Total assets	1,298,766	1,298,766	1,616,563
Working capital(4)	321,276	321,276	651,126
Total stockholders’ (deficit) equity	(510,690)	315,332	645,182

(1)	The as adjusted column gives effect to the Offering Reorganization Transactions, each of which has occurred or will occur substantially concurrently with the completion of this offering.
(2)

The as further adjusted column gives effect to the adjustments set forth in note (1) above as well as the issuance and sale by us of 16,429,964 shares of common stock in this offering based on a fair value of $21.00 per share, the initial public offering price and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us (a portion of which offering expenses were paid prior to June 30, 2021). In addition, this column gives effect to receipt of cash by us in connection with the exercise of options underlying shares of common stock to be sold by certain of the selling stockholders in this offering.

(3)

In April 2021, the Company declared and paid a pro rata dividend of $325.0 million to the Company’s shareholders, including our then-principal shareholder, Turing EquityCo. L.P., an affiliate of Turing EquityCo. II L.P., the investment vehicle through which the Apax Funds now hold their investment in the Company.

(4)	We define working capital as current assets less current liabilities.

	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Statement of Cash Flows Data:
Net cash provided by operating activities	$60,296	$72,016	$125,296	$29,271
Net cash used in investing activities	(58,390)	(5,799)	(14,993)	(18,597)
Net cash (used in) provided by financing activities	(250,693)	26,696	318,197	(6,564)

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except percentages)	2021	2020	2020	2019
Other Financial Information (unaudited):
Net income	$36,737	$37,797	$79,283	$28,420
Net income margin	7.4%	9.4%	9.9%	3.7%
Revenue Growth Rate as reported	24.4%	8.9%	4.0%	19.3	%(2)
Revenue Growth Rate at Constant Currency(1)	18.2%	12.3%	5.1%	22.7	%(2)
Adjusted Net Income(3)	$59,425	$43,685	$86,383	$40,507
Adjusted EBITDA(3)	$105,055	$74,021	$153,193	$107,129
Adjusted EBITDA Margin(3)	21.1%	18.5%	19.1%	13.9%

(1)

Management regularly reviews our operating results on a “constant currency” basis, a non-GAAP financial measure. This measure excludes the effect of foreign currency exchange rate fluctuations by translating the fiscal period revenues into U.S. dollars at the weighted average exchange rates of the prior period of comparison.

(2)	Growth rates based on increase over 2018 revenue, which was prepared according to ASC 605. Our adoption of ASC 606 as of January 1, 2019 did not materially impact our revenues.
(3)

Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin are supplemental measures of operating performance monitored by management that are not defined under GAAP and that do not represent, and should not be considered as, alternatives to GAAP measures.

We calculate Adjusted Net Income as net income adjusted for unrealized gain (loss) on foreign currency exchange, stock-based compensation expense, amortization of acquisition-related intangibles, acquisition costs, executive compensation expenses considered one-time in nature, certain professional fees that are considered unrelated to our ongoing revenue-generating operations, tender offer compensation expense that is considered one-time in nature, certain costs related to business rationalization, IPO-related costs and income tax effects of adjustments.

We calculate Adjusted EBITDA as net income adjusted to exclude income tax expense, interest expense, other (expense) income, unrealized gain (loss) on foreign currency exchange, stock-based compensation expense, depreciation and amortization expense, acquisition costs, executive compensation expenses considered one-time in nature, certain professional fees that are considered unrelated to our ongoing revenue-generating operations, tender offer compensation expense that is considered one-time in nature, certain costs related to business rationalization and IPO-related costs. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenues.

Management uses these measures as supplemental measures of our operating performance and the operating leverage in our business. We believe that these non-GAAP financial measures are useful to investors for supplemental period-to-period comparisons of our business and in understanding and evaluating our operating results for the following reasons:

•

Our management uses Adjusted Net Income to assess our overall performance, without regard to items that are considered to be unique or non-recurring in nature or otherwise unrelated to our ongoing revenue-generating operations, net of the income tax effect of the adjusted items;

•

Adjusted EBITDA and Adjusted EBITDA Margin are widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, interest expense, other (income) expense, net, and income tax expense that can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired or costs that are unique or non-recurring in nature or otherwise unrelated to our ongoing revenue-generating operations;

•

Our management uses Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance; and

•

Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin provide consistency and comparability with our past financial performance, facilitate period-to-period comparisons of our core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin have limitations as analytical tools, and you should not consider these measures in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are, or may in the future be, as follows:

•

Although depreciation and amortization expense is a non-cash charge, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•

Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

•	Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin do not reflect changes in, or cash requirements for, our working capital needs;

•

Adjusted EBITDA and Adjusted EBITDA Margin do not reflect (i) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (ii) accruals or tax payments that may represent a reduction in cash available to us;

•	Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin do not reflect transaction costs related to acquisitions; and

•

The expenses and other items that we exclude in our calculations of Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin may differ from the expenses and other items, if any, that other companies may exclude from similarly-titled non-GAAP measures when they report their operating results, and we may, in the future, exclude other significant, unusual or non-recurring expenses or other items from these financial measures.

Because of these limitations, Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin should be considered along with other financial performance measures presented in accordance with GAAP.

The following tables present a reconciliation of Adjusted Net Income and Adjusted EBITDA to their most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Net income	$36,737	$37,797	$79,283	$28,420
Unrealized foreign exchange losses (gains)	2,519	68	(5,351)	703
Stock-based compensation	10,236	774	1,667	1,949
Amortization of acquisition-related intangibles	6,033	5,199	10,537	10,635
Acquisition costs(a)	7,486	—	633	158
Non-recurring executive compensation expense(b)	—	—	—	802
Certain professional fees(c)	1,846	56	56	1,512
Non-recurring tender offer compensation expense(d)	2,715	—	—	—
Business rationalization(e)	—	803	1,316	4,589
IPO-related costs(f)	1,075	220	315	—
Income tax effects of adjustments(g)	(9,222)	(1,232)	(2,073)	(8,261)

Adjusted Net Income	$59,425	$43,685	$86,383	$40,507

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except percentages)	2021	2020	2020	2019
Net income	$36,737	$37,797	$79,283	$28,420
Income tax expense	14,962	7,907	23,164	19,417
Interest expense	13,582	13,817	25,767	26,428
Other income, net	(144)	(127)	(185)	(117)
Unrealized foreign exchange losses (gains)	2,519	68	(5,351)	703
Stock-based compensation	10,236	774	1,667	1,949
Depreciation and amortization	14,041	12,706	26,528	23,268
Acquisition costs(a)	7,486	—	633	158
Non-recurring executive compensation expense(b)	—	—	—	802
Certain professional fees(c)	1,846	56	56	1,512
Non-recurring tender offer compensation expense(d)	2,715	—	—	—

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except percentages)	2021	2020	2020	2019
Business rationalization(e)	—	803	1,316	4,589
IPO-related costs(f)	1,075	220	315	—

Adjusted EBITDA	$105,055	$74,021	$153,193	$107,129

Net income margin	7.4%	9.4%	9.9%	3.7%
Adjusted EBITDA Margin	21.1%	18.5%	19.1%	13.9%

(a)	Reflects costs for certain professional fees and retention wage expenses related to certain acquisitions.
(b)	Reflects executive compensation expenses for certain roles that were eliminated in connection with our acquisition by the Apax Funds.
(c)	Adjusts for certain transaction expenses, non-recurring legal expenses, and one-time professional fees.
(d)	Adjusts for the additional compensation expense related to the tender offer completed in the first quarter of 2021.
(e)

Adjusts for business rationalization revenues and costs related to closing Thoughtworks Studios, which was completely shut down as of December 31, 2020. Thoughtworkers previously associated with Thoughtworks Studios have been transitioned to higher-revenue generating functions.

(f)	Adjusts for IPO-readiness costs and expenses that do not qualify as equity issuance costs.
(g)	Adjusts for the income tax effects of the foregoing adjusted items.

RISK FACTORS

Investing in our common stock involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks occur, it could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of our common stock could decline, and you could lose part or all of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See the section of this prospectus captioned “Special Note Regarding Forward-Looking Statements.”

Risks Related to COVID-19

Our results of operations have been adversely affected and could in the future be materially adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic has created widespread economic disruption and uncertainty, including as it relates to our operations, our people’s ability to work and demand for our services and solutions. For example, the majority of the COVID-19 impact on our business was seen in the second quarter of 2020, following a slowdown in our new business pipeline along with one-time pauses and select cancellations in projects as certain clients were addressing the initial challenges of the pandemic. We generally experienced a return to historical levels in the fourth quarter of 2020 with our daily average revenue increasing to $3.3 million as clients re-engaged with us, and in some cases accelerated, on their digital transformation projects.

The extent to which the COVID-19 pandemic will further impact our business, operations and financial results will depend on numerous factors that are frequently changing or unknown, and that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ responses or planned responses to the pandemic, including availability and administration rates of vaccines; the impact of the pandemic on economic activity and any interventions or government relief or stimulus intended to mitigate decreased economic activity; the global rollout and widespread adoption of COVID-19 vaccines; the effect on our clients and client demand for our services and solutions; our ability to sell and provide our services and solutions, including as a result of travel restrictions and social distancing; our ability to acquire new clients or deepen relationships with our existing clients due to budgetary constraints or changes in business strategy at our clients as a result of the COVID-19 pandemic; the ability of our clients to pay in a timely manner, if at all, for our services and solutions with or without discounts requested by our clients; bankruptcy or other insolvency procedures among our clients; and closures of our and our clients’ offices and facilities.

Certain clients, such as those in the brick-and-mortar retail and travel industries, have experienced broad disruptions in their businesses, which have disrupted, and continue to disrupt, the demand for our services and solutions. Among other things, we have experienced, and could continue to experience, reductions in work orders, delays or interruptions in the performance of contracts, losses of revenues and an increase in bad debt expense. Clients may also slow or halt decision-making, delay planned work, or suspend, terminate, fail to renew or reduce existing contracts or services. In contrast, certain clients have increased their work orders as those clients have accelerated or initiated digital transformation projects as a result of the COVID-19 pandemic. We cannot be certain that any increased levels of demands for our services will be sustained.

We have also experienced higher than normal employee absentee rates due to illness, family medical leave and bereavement leave. For example, we see more of our employees unable to work during a more localized surge of COVID-19 cases, such as in India or Brazil. Such a surge, if sufficiently widespread, could materially impact our operations.

Further, travel and immigration restrictions may delay or prevent our people from accessing worksites. Even as employees return to our worksites, we may be prevented from conducting business activities at full capacity for an indefinite period of time. Moreover, there may be additional costs that we will have to incur in connection with further changes to, or a return to, normal operating conditions. Further, implementing a hybrid remote/in-office workforce may exacerbate talent management issues and result in issues relating to the onboarding of new employees remotely, dilution of our culture, mismanagement of current employees by failing to identify high performers or misallocation of resources for projects. We may experience additional absenteeism in the future as travel restrictions are reduced and employees feel more comfortable traveling. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this section of this prospectus.

Risks Related to Our People and Growth

We may be unable to implement our growth strategy.

We have grown rapidly and significantly expanded our business over the past several years. Our growth has resulted in part from developing innovative solutions at the forefront of emerging technologies for our clients. However, this requires that we invest substantial amounts of cash in human capital and the infrastructure to support our growth, including training, administration and facilities. Our growth strategy places significant demands on our management and our administrative, operational and financial infrastructure, and our growth strategy creates challenges, including:

•	recruiting, training and retaining sufficiently skilled professionals and management personnel;

•	planning our staffing needs on a consistent basis and efficiently using on-site and off-site staffing;

•	maintaining close and effective relationships with a larger number of clients in a greater number of industries and locations;

•	controlling costs and minimizing cost overruns and project delays in delivery center and infrastructure expansion;

•	effectively maintaining productivity levels and implementing process improvements across geographies and business units; and

•	improving our internal administrative, operational and financial infrastructure.

We intend to continue our expansion and pursue available opportunities for the foreseeable future. As we introduce new services, enter into new markets, and take on increasingly innovative projects, often implementing or introducing new technologies to our clients, our business may face new risks and challenges. If our clients do not choose us for innovative projects or we do not effectively manage those projects, our reputation, business and financial goals may be damaged. We need to generate business and revenues to support new investments and infrastructure projects. The challenges associated with expansion could negatively impact our anticipated growth and margins. As a result, our business, prospects, financial condition and results of operations could be materially adversely affected.

Our ability to generate and retain business depends on our reputation in the marketplace.

Our services are marketed to clients and prospective clients based on a number of factors, including reputation. Our corporate reputation is a significant factor in our potential clients’ evaluation of whether to engage our services. Our clients’ perception of our ability to add value through our services is critical to the profitability of our engagements. We believe that the Thoughtworks brand name and our reputation are important corporate assets that help distinguish our services from those of our competitors and contribute to our efforts to recruit and retain talented employees.

Our corporate reputation is potentially susceptible to damage by actions or statements made by current or former clients and employees, competitors, vendors, adversaries in legal proceedings, government regulators, as well as members of the investment community and the media. We and our officers and directors are and may from time to time be subject to legal proceedings in the ordinary course of business or otherwise, which could adversely affect our reputation even if we or they ultimately prevail. There is a risk that negative information about us, even if untrue, could adversely affect our business, could cause damage to our reputation and be challenging to repair, could make potential or existing clients reluctant to select us for new engagements, could lead to a loss of revenue or litigation, and could adversely affect our recruitment and retention efforts. Damage to our reputation could also reduce the value and effectiveness of the Thoughtworks brand name and could reduce investor confidence in us.

If we cannot positively evolve our Thoughtworks culture as we grow and become a public company, we could lose the innovation, teamwork, passion and execution that we believe contribute to our success, and our business may be harmed.

We believe a critical component to our success has been our corporate culture. We have invested substantial time and resources in building our team and developing our leaders. Our culture has evolved over time and will likely continue to evolve as a result of this offering, including in ways that may be unforeseeable or unfavorable to us. As we develop the infrastructure of a public company, our operations may need to change to support that infrastructure. In particular, we are committed to a business culture that promotes intentional sharing of business information and decision-making processes so that our team members are engaged and invested in our mission and operational success. Due to certain operational changes needed to become a public company, we may find it difficult to maintain important aspects of our corporate culture. Further, if we are required to maintain work-from-home arrangements for a significant period of time due to the COVID-19 pandemic or otherwise, it may impact our ability to preserve our corporate culture. Any failure to preserve our culture could harm our future success, including our ability to retain and recruit our people and our leadership team, innovate and operate effectively, and execute on our business strategy.

We must successfully attract, hire, train and retain qualified professionals to service our clients’ projects and we must productively deploy our professionals to remain profitable.

Identifying, recruiting, hiring and retaining professionals with diverse skill sets across our broad geography of operations and consistent with our evolving client delivery model is critical to maintaining existing engagements and obtaining new business. If we are unable to recruit skilled professionals and if we do not deploy those professionals productively, our profitability will be significantly impacted. We must manage our professionals well and by planning and training for future needs effectively and staffing projects appropriately while accurately predicting the general economy and our clients’ need for our services. If we are unable to attract, hire, train and retain highly skilled professionals and productively deploy them on client projects, we will jeopardize our ability to meet our clients’ expectations and develop ongoing and future business, which could adversely affect our financial condition and results of operations.

Competition for highly skilled professionals is intense in the markets where we operate, and we may experience significant employee turnover rates due to such competition. If we are unable to retain professionals with specialized skills, our revenues, operating efficiency and profitability will decrease. Cost reductions, such as reducing headcount, or voluntary departures that result from our failure to retain the professionals we hire, could negatively affect our reputation as an employer and our ability to hire skilled professionals to meet our business requirements. Increased compensation to retain skilled professionals could lead to lower margins or to price increases that may in turn lead to a decline in demand for our services.

Any significant growth in the market for our services or solutions or our entry into new markets may require an expansion of our employee base for managerial, operational, financial and other purposes. During any period of growth, we may face problems related to our operational and financial systems and controls, including quality control and delivery and service capacities. We would also need to continue to expand, train and manage our employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate and motivate new employees.

We cannot assure you that we will be able to recruit and train a sufficient number of qualified professionals or that we will be successful in retaining current or future employees. Increased hiring by technology companies, particularly in Latin America, the United States, Asia and Europe, and increasing worldwide competition for skilled technology professionals may lead to a shortage in the availability of skilled professionals in the locations where we operate and hire. Failure to hire and train or retain qualified technology professionals in sufficient numbers could have a material adverse effect on our business, results of operations and financial condition.

Increases in wages, equity compensation and other compensation expenses could prevent us from sustaining our competitive advantage and increase our costs.

Wages for technology professionals in emerging countries where we have significant operations and delivery centers are lower than comparable wages in more developed countries. However, wages in the technology industry in these countries may increase at a faster rate than in the past, which may make us less competitive unless we are able to increase the efficiency and productivity of our employees. If we increase operations and hiring in more developed economies, our compensation expenses will increase because of the higher wages demanded by technology professionals in those markets. In all countries in which we operate, wage inflation, whether driven by competition for talent or ordinary course pay increases, may also increase our cost of providing services and reduce our profitability if we are not able to pass those costs on to our clients or charge premium prices when justified by market demand.

If we fail to integrate or manage acquired companies successfully, or if acquisitions do not perform to our expectations, our overall profitability, our culture and growth plans could be materially adversely affected.

As part of our growth strategy, we expect to acquire businesses that we believe are a strategic fit with ours, both culturally and operationally, to augment our organic growth or to keep us at the forefront of emerging technologies. However, we may not be able to find acquisition targets that meet our criteria, and there may be intense competition for acquisition targets that are attractive to us. In addition, we do not have extensive experience integrating and managing acquired businesses or assets. Such acquired businesses or assets may not advance our business strategy or achieve a satisfactory return on our investment; we may not be able to successfully integrate acquired employees into our culture, client relationships or operations; and acquisitions divert significant management attention and financial resources from our ongoing business. Historical practices, policies and controls of acquired companies may present reputation and business risks to us. Furthermore, contracts between our acquisition targets and their clients may lack terms and conditions that adequately protect us against the risks associated with the services we provide, which may increase our potential exposure to damages. If not effectively managed, the disruption of our ongoing business, increases in our expenses (including significant one-time expenses and write-offs) and the difficulty and complexity of effectively integrating acquired operations may adversely affect our overall growth and profitability.

Risks Related to Our Global Operations

Our global business exposes us to operational, geopolitical and economic risks.

Our operations and our clients are located throughout the world, and a significant part of our revenues comes from international sales. The global nature of our business creates operational and economic risks. Our results of operations may be affected by global, regional, and local economic developments, monetary policy, inflation, and recession, as well as political, trade and military disputes. In addition, our growth strategy includes certain markets, the developing nature of which presents several risks, including deterioration of social, political, labor, or economic conditions in a country or region, and difficulties in staffing and managing foreign operations. Emerging nationalist trends in specific countries may significantly alter the trade environment. Changes to trade policy or agreements as a result of populism, protectionism, or economic nationalism may result in higher tariffs, local sourcing initiatives, or other developments that make it more difficult to sell our services and solutions internationally. For example, the use or availability of certain work visas could limit our global delivery model.

Certain legal systems or policy decisions may make it more difficult to obtain, maintain, protect and enforce intellectual property, contractual or corporate rights. Disruptions of these kinds in developed or emerging markets could negatively impact demand for our services and solutions or increase our operating costs.

Our business, financial condition and results of operations may be adversely affected by fluctuations in foreign currency exchange rates.

Our functional currency is the U.S. dollar. However, we are exposed to foreign currency exchange transaction related to our non-U.S. operations. Our profit margins are subject to volatility as a result of changes in foreign exchange rates. In the six months ended June 30, 2021, approximately 65% of our $498.1 million of operating revenues were denominated in currencies other than the U.S. dollar. Any significant fluctuations in currency exchange rates may have a material impact on our business and results of operations. In some countries, we may be subject to regulatory or practical restrictions on the movement of cash and the exchange of foreign currencies, which would limit our ability to use cash across our global operations and increase our exposure to currency fluctuations. This risk could increase as we continue expanding our global operations, which may include entering emerging markets that may be more likely to impose these types of restrictions. Currency exchange volatility caused by political or economic instability or other factors could also materially impact our results. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Foreign Currency Risk.”

War, terrorism, other acts of violence or natural or manmade disasters may affect the markets in which we operate, our clients and our service delivery.

Our business may be negatively affected by instability, disruption or destruction in the many geographic regions where we operate. War, terrorism, riot, civil insurrection or social unrest; and natural or manmade disasters, including famine, flood, fire, earthquake, pandemics and other regional or global health crises, storm or disease may cause clients to delay their decisions on spending for the services we provide and give rise to sudden significant changes in regional and global economic conditions and cycles. Our crisis management procedures, business continuity plans and disaster recovery capabilities may not be effective at preventing or mitigating the effects of such disasters, particularly in the case of a catastrophic event. These events may pose significant security risks to our employees, the facilities where they work, our operations, electricity and other utilities, communications, travel and network services, and the disruption of any or all of them could materially adversely affect our financial results. Travel restrictions resulting from natural or manmade disruptions and political or social conflict increase the difficulty of obtaining and retaining highly-skilled and qualified professionals and could unexpectedly increase our labor costs and expenses, both of which could also adversely affect our ability to serve our clients.

Our effective tax rate could be materially adversely affected by several factors.

We conduct business globally and file income tax returns in multiple jurisdictions. Our effective tax rate could be materially adversely affected by several factors, including changes in the amount of income taxed by or allocated to the various jurisdictions in which we operate that have differing statutory tax rates; changing tax laws, regulations and interpretations of such tax laws in one or more jurisdictions; and the resolution of issues arising from tax audits or examinations and any related interest or penalties. The determination of our income tax expense and other tax liabilities requires estimation, judgment and calculations where the ultimate tax determination may not be certain. Our determination of tax liability is always subject to review or examination by authorities in various jurisdictions. If a tax authority in any jurisdiction reviews any of our tax returns and proposes an adjustment, including, but not limited to, a determination that the transfer prices and terms we have applied are not appropriate, such an adjustment could have a negative impact on our results of operations, business and profitability. In addition, any significant changes enacted by the new U.S. presidential administration to the Tax Cuts and Jobs Act (“U.S. Tax Act”) enacted in 2017, or to regulatory guidance associated with the U.S. Tax Act, could materially adversely affect our effective tax rate.

Risks Related to Our Industry

If we are unable to adapt to rapidly changing technologies, methodologies and evolving industry standards, we may lose clients and our business could be materially adversely affected.

Rapidly changing technologies, methodologies and evolving industry standards are inherent in the market for our services and solutions. Our ability to anticipate developments in our industry, enhance our existing services, develop and introduce new services or tools, provide enhancements and new features for our solutions and tools, and keep pace with changes and developments are critical to meeting changing client needs. Developing solutions for our clients is extremely complex and could become increasingly complex and expensive in the future due to the introduction of new platforms, operating systems, technologies and methodologies. Our ability to keep pace with, anticipate or respond to changes and developments is subject to a number of risks, including that:

•	we may not be able to develop new, or update existing, services, applications, tools and software quickly or inexpensively enough to meet our clients’ needs;

•	we may find it difficult or costly to make existing software and tools work effectively and securely over the internet or with new or changed operating systems;

•

we may find it challenging to develop new, or update existing, software, services and tools to keep pace with evolving industry standards, methodologies and regulatory developments in the industries where our clients operate at a pace and cost that is acceptable to our clients; and

•	we may find it difficult to maintain high quality levels of performance with new technologies and methodologies.

We may not be successful in anticipating or responding to these developments in a timely manner, or if we do respond, the services, tools, technologies or methodologies we develop or implement may not be successful in the marketplace. Further, services, tools, technologies or methodologies that our competitors develop may render our services or tools non-competitive or obsolete. Our failure to enhance our existing services and tools and to develop and introduce new services and tools to promptly address the needs of our clients could have a material adverse effect on our business.

We face intense competition from a range of technology and software services providers, and an increase in competition or our inability to compete successfully could materially adversely affect our business.

The market for technology services and solutions is intensely competitive, highly fragmented and subject to rapid change and evolving industry standards and we expect competition to intensify. Our success depends on creating software services and solutions that deeply connect our clients with consumers and employees. For example, if we are unable to anticipate technology developments, enhance our existing services or develop and introduce new services to keep pace with such changes and meet changing client needs, we may lose clients and our revenues and results of operations could suffer. Our results of operations would also suffer if our innovations are not responsive to the needs of our clients, are not appropriately timed with market opportunities, are not effectively brought to market or are commoditized. Our competitors may be able to offer engineering, design and innovation services that are, or that are perceived to be, substantially similar or better than those we offer, or they may offer such services at a discounted rate. In addition, our competitors may have greater financial, technical and other resources and greater name recognition than we do. Certain competitors may also have, or over time have, a stronger presence in certain geographic markets. We may also face competition from in-house development by our clients, academic and government institutions, and the open-source community who may offer similar solutions or an adequate substitute for our services and solutions. These factors may force us to compete on other fronts in addition to the quality of our services and to expend significant resources in order to remain competitive, which we may be unable to do.

Operating in a rapidly evolving industry, it is difficult to evaluate our future prospects, which may increase the risk that we will not continue to be successful and, accordingly, increases the risk of your investment.

Given that we operate in the technology services industry, which is competitive and continuously evolving, we are subject to rapidly changing demands and constant technological developments. As a result, success and performance metrics are difficult to predict and measure. Since services and technologies are rapidly evolving and each company within the industry can vary greatly in terms of the services it provides, its business model and its results of operations, it can be difficult to predict how any company’s services, including ours, will be received in the market. While enterprises have been willing to devote significant resources to incorporate emerging technologies and related market trends into their business models, enterprises may not continue to spend any significant portion of their budgets on our services in the future. Neither our past financial performance nor the past financial performance of any other company in the technology services industry is indicative of how our company will fare financially in the future. Our future profits may vary substantially from those of other companies, and those we have achieved in the past, making investment in our company risky and speculative. If our clients’ demand for our services declines, as a result of economic conditions, market factors or shifts in the technology industry, our business would suffer and our results of operations and financial condition would be adversely affected.

Risks Related to Our Client Relationships

We are dependent on our existing client base and our ability to retain and expand our relationships with such clients.

Historically, a significant percentage of our revenues has come from our existing client base. For example, during the fiscal year ended December 31, 2020, 92% of our revenues came from recurring clients (as defined elsewhere in this prospectus). However, the volume of work performed for a specific client is likely to vary from year to year, especially since we generally do not have long-term commitments from our clients and are often not our clients’ exclusive technology services provider. A client in one year may not provide the same level of revenue for us in any subsequent year. Further, one or more of our significant clients could be acquired, and there can be no assurance that the acquirer would choose to use our services in respect of such client to the same degree as previously, if at all. In particular, some of our clients are owned by private equity firms and are therefore inherently more likely to be sold at some point in the future.

In addition, the services we provide to our clients, and the revenues and income from those services, may decline or vary as the type and quantity of services we provide changes over time. In addition, our reliance on any individual client for a significant portion of our revenues may give that client a certain degree of pricing leverage against us when negotiating contracts and terms of service.

Our business model also depends on relationships our teams develop with our clients so that we can understand our clients’ needs and deliver solutions and services that are tailored to those needs. If a client is not satisfied with the quality of work performed by us, or with the type of services or solutions delivered, we could incur additional costs to address the situation, the profitability of that work might be impaired, and the client’s dissatisfaction with our services could damage our ability to obtain additional work from that client. In particular, clients that are not satisfied might seek to terminate existing contracts, which could mean that we could incur costs for the services performed with no associated revenue. This could also direct future business to our competitors.

Additionally, if our client base is adversely impacted by the ongoing COVID-19 pandemic, then we may experience a decrease in demand, delays in payment or postponement of projects, which could have a material adverse effect on our business, results of operations and financial condition.

We generally do not have long-term commitments from our clients, our clients may terminate contracts before completion or choose not to renew contracts, and we are not guaranteed payment for services performed under contract. A loss of business, non-payment or a decrease in the scope of business from significant clients could materially affect our results of operations.

We are generally not our clients’ exclusive IT services provider and we generally do not have long-term commitments from clients to purchase our services. Our clients’ ability to terminate engagements with or without cause and our clients’ inability or unwillingness to pay for services we performed makes our future revenues and profitability uncertain. Although a substantial majority of our revenues are typically generated from clients who also contributed to our revenues during the prior year, our engagements with our clients are typically for projects that are singular in nature. Therefore, we must seek to obtain new engagements when our current engagements end.

There are a number of factors relating to our clients that are outside of our control, which might lead them to terminate or decline to renew a contract or project with us, or be unable to pay us, including:

•	financial difficulties;

•	corporate restructuring, or mergers and acquisitions activity;

•	our inability to complete our contractual commitments and bill and collect our contracted revenues;

•	change in strategic or operational priorities or economic conditions, resulting in elimination of the project or a reduced level of technology-related spending;

•	change in outsourcing strategy resulting in moving more work to the client’s in-house technology departments or to our competitors;

•	replacement of existing software with packaged software supported by licensors; and

•	uncertainty and disruption to the global markets including due to public health pandemics, such as the ongoing COVID-19 pandemic.

Termination or non-renewal of a client contract could cause us to experience a higher-than-expected number of unassigned employees and thus compress our margins until we are able to reallocate our headcount. Clients that delay payment, request modifications to their payment arrangements, or fail to meet their payment obligations to us could increase our cash collection time, cause us to incur bad debt expense, or cause us to incur expenses in collections actions. The loss of clients, a significant decrease in the volume of work our clients outsource to us or the price they are willing or able to pay us, if not replaced by new service engagements and revenue, could materially adversely affect our revenues and results of operations.

Our cash flows and results of operations may be adversely affected if we are unable to collect on billed and unbilled receivables from clients.

Our business depends on our ability to successfully obtain payment from our clients of the amounts they owe us for work performed. We maintain provisions against receivables. Actual losses on client balances could differ from those that we currently anticipate and, as a result, we may need to adjust our provisions. We may not accurately assess the creditworthiness of our clients. Macroeconomic conditions, such as a potential credit crisis in the global financial system, including as a result of the COVID-19 pandemic, could also result in financial difficulties for our clients, including limited access to the credit markets, insolvency or bankruptcy. Such conditions could cause clients to delay payment, request modifications of their payment terms, or default on their payment obligations to us, all of which could increase our receivables balance. Timely collection of fees for client services also depends on our ability to complete our contractual commitments and subsequently bill for and collect our contractual service fees. If we are unable to meet our contractual obligations, we might experience delays in the collection of or be unable to collect our client balances, which would adversely affect our results of operations and could adversely affect our cash flows. In addition, if we experience an increase in the time required to bill and collect for our services, our cash flows could be adversely affected, which in turn could adversely affect our ability to make necessary investments and, therefore, our results of operations.

If our pricing structures are based on inaccurate expectations and assumptions regarding the cost of performing our work, or if we are not able to maintain favorable pricing for our services, then our contracts could be unprofitable.

We face a number of risks when pricing our contracts and setting terms with our clients. Our pricing is highly dependent on our internal forecasts, assumptions and predictions about our projects, the marketplace, global economic conditions (including foreign exchange volatility) and the coordination of operations and our people in multiple locations with different skill sets and competencies. If our pricing for a project includes dedicated professionals or facilities and the client were to slow or stop that project, we may not be able to reallocate resources to other clients. Our pricing and cost estimates for the work that we perform may include anticipated long-term cost savings that we expect to achieve and sustain over the life of the contract. Because of such inherent uncertainties, we may underprice our services, fail to accurately estimate the costs of performing the work, or fail to accurately assess the risks associated with potential contracts, such as defined performance goals, service levels and completion schedules. The risk of underpricing our services or underestimating the costs of performing the work is heightened in fixed-price contracts and other similar commercial contracting arrangements, which may become a larger portion of our revenues if our pricing structures change. If we fail to accurately estimate the resources, time or quality levels required to complete such engagements, or if the cost to us of employees, facilities, or technology unexpectedly increases, we could be exposed to cost overruns. Any increased or unexpected costs, delays or failures to achieve anticipated cost savings, or unexpected risks we encounter in connection with the performance of the services, including those caused by factors outside our control, could make these contracts less profitable or unprofitable.

Our industry is sensitive to the economic environment and the industry tends to decline during general economic downturns. For example, if the economies in North America, Europe or Asia are slow to recover from their current condition due to the COVID-19 pandemic, pricing for our services may be depressed and our clients may reduce or postpone their technology related spending significantly, which may in turn lower the demand for our services and negatively affect our revenues and profitability.

We face risks associated with having a long selling and implementation cycle for our services that require us to make significant resource commitments prior to realizing revenues for those services.

We have experienced, and may in the future experience, a long selling cycle for our services. Our sales cycle is defined as the elapsed time between the date of opening a qualified client opportunity and to the date the opportunity is closed with an agreement to provide services to the client, and is on average 71 days. Before potential clients commit to use our services, they require us to expend substantial time and resources educating them on the value of our services and our ability to meet their requirements. Therefore, our selling cycle is subject to many risks and delays over which we have little or no control, including our clients’ decision to select another service provider or in-house resources to perform the services, the timing of our clients’ budget cycles, and client procurement and approval processes. If our sales cycle unexpectedly lengthens for one or more large projects, it could negatively affect the timing of our revenues and our revenue growth. In certain cases, we may begin work and incur costs prior to executing a contract, which may cause fluctuations in recognizing revenues between periods or jeopardize our ability to collect payment from clients.

Implementing our services also involves a significant commitment of resources over an extended period of time from both our clients and us. Our current and future clients may not be willing or able to invest the time and resources necessary to implement our services, and we may fail to close sales with potential clients despite devoting significant time and resources to them. Any significant failure to generate revenues or delays in recognizing revenues after incurring costs related to our sales or services processes could have a material adverse effect on our business.

Additionally, we have experienced and may continue to experience longer sales and implementation cycles for current and future clients due to the worldwide economic impact of the COVID-19 pandemic and the restrictions and precautions that have been implemented by governments and companies, including ours, around the world. Notably, restrictions on face-to-face meetings with clients and our ability to work from client facilities could lengthen our selling and implementation cycles.

Risks Related to Our Services and Solutions

If we cause disruptions to our clients’ businesses, provide inadequate service, or breach contractual obligations, our clients may have claims for substantial damages against us and our reputation may be damaged. Our insurance coverage may be inadequate to protect us against such claims.

If our professionals make errors in the course of delivering services or we fail to meet contractual obligations to a client, these errors or failures could disrupt the client’s business or expose confidential or personally identifiable information. Any of these events could result in a reduction in our revenues, damage to our reputation, and could also result in a client terminating our engagement and making claims for substantial damages against us. Some of our client agreements do not limit our potential liability for occurrences such as breaches of confidentiality and indemnification relating to intellectual property infringement, misappropriation or other violations, and we cannot generally limit liability to third parties with which we do not have a contractual relationship. In some cases, breaches of confidentiality obligations, including obligations to protect personally identifiable information, may entitle the aggrieved party to equitable remedies, including injunctive relief.

Although we maintain professional liability insurance, product liability insurance, commercial general and property insurance, business interruption insurance, workers’ compensation coverage, cyber insurance and umbrella insurance for certain of our operations, our insurance coverage does not insure against all risks in our operations or all claims we may receive. Damage claims from clients or third parties brought against us or claims that we initiate due to the disruption of our business, litigation or natural disasters, may not be covered by our insurance, may exceed the limits of our insurance coverage, and may result in substantial costs and diversion of resources even if insured. Some types of insurance are not available on reasonable terms or at all in some countries in which we operate, and we cannot insure against damage to our reputation. The assertion of one or more large claims against us, whether or not successful and whether or not insured, could materially adversely affect our reputation, business, financial condition and results of operations.

Security breaches, cyber-attacks, employee and other internal misconduct, computer viruses, the mishandling of personal data and other disruptions to network security could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of business, we collect, use, store, process, transmit and view sensitive or confidential data, including intellectual property, proprietary business information or personally identifiable information belonging to us, our clients, respective employees and other end users. This information is stored on our networks or in the data centers and networks of third-party providers. Physical security and the secure processing, maintenance and transmission of this information is critical to our operations and business strategy. Some of our clients have sought, and may continue to seek, additional assurances for the protection of their sensitive information, including personally identifiable information, and attach greater liability in the event that their sensitive information is disclosed.

Despite security measures, information technology and infrastructure may be vulnerable to attacks by hackers, computer malware, viruses, social engineering (including phishing and ransomware attacks), or breached due to software bugs, human error, employee theft, misuse, misconduct or malfeasance, system failure or other disruptions. Any such breach could compromise our networks, or the networks of our third-party providers, and the information stored there could be accessed, held for ransom, publicly disclosed, misappropriated, lost or stolen. Some of our systems will not be fully redundant and any problems at our third-party providers’ data centers could result in lengthy interruptions in service. Such a breach, misappropriation or disruption could also disrupt our operations and the services we provide to clients, damage our reputation, and cause a loss of confidence in our tools and services, as well as require us to expend significant resources to protect against further breaches and to rectify problems caused by these events. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under applicable laws, and regulatory penalties and could adversely affect our business, revenues and competitive position.

The techniques utilized and planned by hackers, bad actors, and other unauthorized entrants are varied and constantly evolving and may not be detected until a breach has occurred. As a result, despite our efforts, it may be difficult or impossible for us to implement measures that fully prevent such attacks or react in a timely manner. Unauthorized parties may in the future attempt to gain access to our systems or facilities through various means, including, among others, hacking into our or our clients’ systems or facilities, or attempting to fraudulently induce our employees, clients or others into disclosing usernames, passwords, or other sensitive information, which may, in turn, be used to access our information technology systems and gain access to our data or other confidential, proprietary, or sensitive information. Such efforts may be state-sponsored and supported by significant financial and technological resources, making them even more difficult to detect and prevent. There can be no assurance that any security or other operational measures that we or our third-party providers have implemented will be effective against any of the foregoing threats or issues.

In addition, certain of our third-party providers may also be subject to such attempts, which then can be used to attempt to infiltrate our systems or to access our data or other confidential, proprietary, or sensitive information. Because we do not control our third-party service providers or the processing of data by such providers, other than through our contractual relationships, our ability to monitor our third-party providers’ data security may be very limited such that we cannot ensure the integrity or security of measures they take to protect and prevent the loss of our or our clients’ data. As a result, we are subject to the risk that cyber-attacks on, or other security incidents affecting, our third-party providers may adversely affect our business even if an attack or breach does not directly impact our systems. It is also possible that security breaches sustained by, or other security incidents affecting, our competitors could result in negative publicity for our entire industry that indirectly harms our reputation and diminishes demand for our services and solutions.

Furthermore, federal and state regulators and many federal and state laws and regulations require notice of certain data security breaches that involve personal information, which, if applicable, could lead to widespread negative publicity, which may cause our clients to lose confidence in the effectiveness of our data security measures. In addition, we may incur significant costs and operational consequences in connection with investigating, mitigating, remediating, eliminating, and putting in place additional measures designed to prevent future actual or perceived security incidents, as well as in connection with complying with any notification or other obligations resulting from any security incidents.

Our insurance policies may not be adequate to reimburse us for losses caused by security breaches, and we may not be able to collect fully, if at all, under these insurance policies. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our business. Furthermore, we cannot be certain that insurance coverage will continue to be available on acceptable terms or at all, or that the insurer will not deny coverage as to any future claim.

If we are unable to fully protect the security and privacy of our data, or if we or our third-party service providers are unable to prevent any data security breach, incident, unauthorized access, and/or misuse of our information by our clients, employees, service providers, or hackers, it could result in significant liability (including litigation and regulatory actions and fines), cause lasting harm to our brand and reputation and cause us to lose existing clients and fail to win new clients.

A significant failure in our systems, telecommunications or IT infrastructure could harm our service model, which could result in a reduction of our revenues and otherwise disrupt our business.

Our service model relies on maintaining well-functioning voice and data communications, online resource management, financial and operational record management, client service and data processing systems between our client sites and our client management locations. Our business activities may be materially disrupted in the event of a partial or complete failure of any of these technologies, which could be due to software malfunction, computer virus attacks, conversion errors due to system upgrades, damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry, demands placed on internet infrastructure by growing numbers of users and time spent online, increased bandwidth requirements or other events beyond our control. Such events could result in interruptions in service to our clients, damage to our reputation, harm to our client relationships, and reduced revenues and profitability. Further, because we rely on third-party service providers, we may be affected by security incidents that we can neither control nor mitigate, including their vulnerability to damage or interruption from physical theft, fire, natural disasters, acts of terrorism, power loss, war, telecommunications and other service failures, computer viruses, degradation of service attacks, ransomware, insider theft or misuse, break-ins, software bugs, human error, technical malfunctions and similar events.

Our crisis management procedures, business continuity plans and disaster recovery capabilities may not be effective at preventing or mitigating the effects of such disruptions, particularly in the case of a catastrophic event. Loss of all or part of the infrastructure or systems for a period of time could hinder our performance or our ability to complete client projects on time which, in turn, could lead to a reduction of our revenues or otherwise materially adversely affect our business and business reputation.

Risks Related to Regulation, Legislation and Legal Proceedings

Changes in privacy and data protection regulations could expose us to risks of noncompliance and costs associated with compliance.

We are subject to federal, state and international data privacy and data security regimes due to our global business. For example, among others, we are subject to the European Union’s General Data Protection Regulation (the “GDPR”), California’s Consumer Privacy Act (the “CCPA”), China’s PRC Cybersecurity Law and Brazil’s General Protection Data Law. Each regulatory regime imposes significant restrictions and requirements relating to the processing of personal data. These and other national and international data protection laws are more burdensome than historical privacy standards. Each regime has established complex legal obligations that organizations must follow with respect to the processing of personal data, including a limitation on the transfer of personal information to third parties or to other countries, and the imposition of additional notification, security and other control measures. Compliance with such regimes, including U.S. and foreign data protection laws and regulations, could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate.

In the United States, numerous federal and state laws and regulations, including state data breach notification laws and state consumer protection laws, which govern the collection, use, disclosure and protection of personal information could apply to our operations. Many state legislatures have adopted legislation that regulates how businesses operate online, including measures relating to privacy, data security and data breaches. Laws in all 50 states require businesses to provide notice to clients whose personally identifiable information has been disclosed as a result of a data breach. The laws are not consistent, and compliance in the event of a widespread data breach is costly. Furthermore, California recently enacted the CCPA, which became effective in January 2020. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches. Additionally, a new privacy law, the California Privacy Rights Act (the “CPRA”), was approved by California voters in the November 2020 election. The CPRA, which will take effect in most material respects in January 2023, modifies the CCPA significantly, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply.

Foreign data protection laws, including the GDPR, may also apply to other personal information obtained outside of the United States. The GDPR introduced new data protection requirements in the European Union (the “EU”), as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual global revenue. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EU and the United States remains uncertain. For example, in 2016, the EU and United States agreed to a transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the European Union.

Enforcement actions and decision notices taken by the European Union data protection authorities, in the case of GDPR, by individuals or the California regulatory authorities, in the case of the CCPA, or by other relevant supervisory bodies as well as audits or investigations by one or more individuals, organizations, or foreign government agencies could result in civil or criminal penalties and fines for non-compliance or direct claims against us in the event of any loss or damage as a result of a breach of these regulations. The burden of compliance with additional data protection requirements may result in significant additional costs, complexity and risk in our services. Clients may seek to shift the potential risks resulting from the implementation of data privacy legislation to us. We are required to establish processes and change certain operations in relation to the processing of personal data as a result of these many regulatory regimes, which may involve substantial expense and distraction from other aspects of our business. The rate of change in the privacy and data protection landscape compounds these risks. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend, could result in adverse publicity and could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are subject to laws and regulations in the U.S. and other countries in which we operate, including export restrictions, economic sanctions, the Foreign Corrupt Practices Act (the “FCPA”) and similar anti-corruption laws. Compliance with these laws requires significant resources and non-compliance may result in civil or criminal penalties and other remedial measures.

We are subject to many laws and regulations that restrict our international operations, including laws that prohibit activities involving restricted countries, organizations, entities and persons that have been identified as unlawful actors or that are subject to U.S. sanctions. The U.S. Office of Foreign Assets Control, or OFAC, and other international bodies have imposed sanctions that prohibit us from engaging in trade or financial transactions with certain countries, businesses, organizations and individuals. We are also subject to the FCPA and anti-bribery and anti-corruption laws in other countries, all of which prohibit companies and their intermediaries from bribing government officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment. We operate in many parts of the world that have experienced government corruption to some degree, and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices, although adherence to local customs and practices is generally not a defense under U.S. and other anti-bribery laws.

Our compliance program contains controls and procedures designed to ensure our compliance with the FCPA, OFAC and other sanctions, and laws and regulations. The continuing implementation and ongoing development and monitoring of our compliance program may be time consuming, expensive, and could result in the discovery of compliance issues or violations by us or our employees, independent contractors, subcontractors or agents of which we were previously unaware.

Any violations of these or other laws, regulations and procedures by our employees or agents, including third parties with whom we associate or companies we acquire, could expose us to administrative, civil or criminal penalties, fines or business restrictions, which could have a material adverse effect on our results of operations and financial condition and would adversely affect our reputation and the market for shares of our common stock and may require certain of our investors to disclose their investment in us under certain state laws.

We may become subject to disputes or legal or other proceedings that could involve significant expenditures by us, which could have a material adverse effect on us, including our financial results.

The nature of our business exposes us to the potential for disputes or legal or other proceedings from time to time relating to product liability, tax matters, personal injury, labor and employment matters, contract disputes, intellectual property, data privacy and data security, and other issues. These disputes, individually or collectively, could affect our business by distracting our management from the operation of our business or impacting our market reputation with our clients. If these disputes develop into proceedings or judgments, these proceedings or judgments, individually or collectively, could involve significant expenditures and any reserves relating thereto may ultimately prove to be inadequate.

Risks Related to Our Indebtedness

Our existing indebtedness could adversely affect our business and growth prospects.

As of June 30, 2021, we had $713.2 million outstanding under our Term Loan (as defined below) and $165.0 million of availability under our Revolver (as defined below). We expect our total debt service obligation for 2021 to be approximately $30.9 million (inclusive of interest). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Credit Facilities.” Our indebtedness, and any future indebtedness we may incur, could require us to divert funds identified for other purposes for debt service, which could adversely affect our business and growth prospects.

Our level of indebtedness may place us at a competitive disadvantage to our competitors that are not as highly leveraged. Fluctuations in interest rates can increase borrowing costs. Increases in interest rates may directly impact the amount of interest we are required to pay and reduce earnings accordingly. In addition, developments in tax policy, such as the disallowance of tax deductions for interest paid on outstanding indebtedness, could have an adverse effect on our liquidity and our business, financial conditions and results of operations.

The Credit Agreement governing our Term Loan and Revolver contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including our ability to incur additional debt, create or incur liens, engage in mergers or consolidations, sell, transfer or otherwise dispose of assets, make voluntary prepayments to subordinated debt, pay dividends or distributions, make investments, and enter into certain transactions with affiliates. In addition, the restrictive covenants in the Credit Agreement require us to satisfy a financial condition test for the benefit of our Revolver in the event our Revolver usage exceeds 35% of our available Revolver (subject to certain exclusions for letters of credit). Our ability to satisfy those tests can be affected by events beyond our control.

A breach of the covenants or restrictions under the Credit Agreement could result in an event of default, which could permit our creditors to accelerate our debt and terminate commitments to extend credit to us. In addition, if we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets or issue equity to obtain necessary funds, which we may not be able to do on favorable terms, or at all.

In addition, we typically use LIBOR, which is expected to be phased out at the end of 2021, as a reference rate for the Term Loan and Revolver. While our Credit Agreement includes LIBOR replacement provisions, it is impossible to predict the effect of LIBOR being phased out on our interest expense.

Risks Related to Our Intellectual Property

If we cannot protect our brand through our intellectual property rights, our business may be harmed.

We believe that developing and maintaining our brand is critical to achieving widespread acceptance of our services and solutions and is an important element in attracting new clients and retaining existing clients. We rely on our brand names, trademarks, trade names and service marks to distinguish our services and solutions from the services of our competitors. If we are unable to adequately protect our brand, trademarks and other intellectual property rights, third parties may use brand names or trademarks similar to ours in a manner that may cause confusion or dilute our brand or trademarks, which could decrease the value of our brand. From time to time, third parties may challenge our use of our trademarks. If we do enforce our trademarks and our other intellectual property rights through litigation, we may not be successful and the litigation may result in substantial costs and diversion of resources and management attention. In the event that our trademarks are successfully challenged, we could be forced to rebrand the affected services and solutions, which could result in loss of brand recognition and could have a material adverse impact on our business.

We may not be able to prevent unauthorized use of our or our clients’ intellectual property, and our business and competitive position may be damaged as a result.

We rely on a combination of copyright, trademark, patent and unfair competition laws, as well as intellectual property assignment and confidentiality agreements and other methods to protect our intellectual property rights. Protection of intellectual property rights and confidentiality in some countries, including China, India and Brazil, in which we operate may not be as effective as in other countries with more developed intellectual property protections.

We require our employees and independent contractors to assign to us all intellectual property and work product they create in connection with their employment or engagement. These assignment agreements also obligate our people to keep proprietary information confidential. While it is our policy to require our employees and independent contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. If these agreements are not enforceable in any of the jurisdictions in which we operate, we cannot ensure that we will own the intellectual property they create or that our clients’ proprietary information will not be disclosed. Reverse engineering, unauthorized copying or other misappropriation of our clients’ proprietary technologies, tools and applications could enable unauthorized parties to benefit from our clients’ technologies, tools and applications without payment and may make us liable to our clients for damages and compensation, which could harm our business and competitive position.

We may face intellectual property infringement, misappropriations or other violation claims that could be time-consuming and costly to defend. If we fail to defend ourselves against such claims, we may lose significant intellectual property rights, our reputation may be damaged, we may lose clients and our business could be materially adversely affected.

Our success largely depends on our ability to use and develop our technology, tools, code, methodologies, solutions and services for our clients without infringing, misappropriating or otherwise violating third parties’ intellectual property rights, including patents, copyrights, trade secrets and trademarks. We may be unaware of intellectual property rights relating to our solutions or services that could give rise to potential infringement, misappropriation or violation claims against us or our clients. If those intellectual property rights are potentially relevant to our service offerings, we may need to license those rights in order to continue to use the applicable technology, but the holders of those intellectual property rights may be unwilling to license those rights to us on commercially acceptable terms, if at all.

We typically indemnify clients who purchase our services and solutions against potential infringement of third-party intellectual property rights, which subjects us to the risk and cost of defending the underlying infringement claims. These claims may require us to initiate or defend protracted and costly litigation on behalf of our clients, regardless of the merits of these claims, and our indemnification obligations are often not subject to liability limits or exclusion of consequential, indirect or punitive damages. Intellectual property litigation could also divert our management’s attention from our business and existing or potential clients could defer or limit their purchase or use of our software product development services or solutions until we resolve such litigation. If any of these claims succeed, we may be forced to pay damages on behalf of our clients, redesign or cease offering our allegedly infringing tools, services or solutions to that client, or obtain a license for the intellectual property that such services or solutions allegedly infringe. If we cannot obtain all necessary licenses on commercially reasonable terms, the affected client may be forced to stop using our services or solutions.

Any of these actions, regardless of the outcome of litigation or merits of the claim, could damage our reputation and materially adversely affect our business, financial condition and results of operations.

Risks Related to Our Common Stock and This Offering

The Apax Funds control us, and their interests may conflict with ours or yours in the future.

Immediately following this offering, the Apax Funds will indirectly beneficially own approximately 67% of our common stock, or 65% if the underwriters exercise in full their option to purchase additional shares in this offering. As a result, the Apax Funds will be able to control the election and removal of directors on the Board and thereby determine our corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of our certificate of incorporation or bylaws, and other significant corporate transactions for so long as the Apax Funds and their affiliates retain significant ownership of us. This concentration of our ownership may delay or deter possible changes in control of the Company, which may reduce the value of an investment in our common stock. Even when the Apax Funds cease to own shares of our stock representing a majority of the total voting power, for so long as the Apax Funds continue to own a significant portion of our stock, the Apax Funds will still be able to significantly influence the composition of our Board and the approval of actions requiring shareholder approval. Accordingly, for such period of time, the Apax Funds will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers, decisions on whether to raise future capital, and amending our charter and bylaws, which govern the rights attached to our common stock. In particular, for so long as the Apax Funds continue to beneficially own a significant percentage of our stock, the Apax Funds could cause or prevent a change of control of the Company or a change in the composition of our Board and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of us and ultimately might affect the market price of our common stock.

In addition, in connection with this offering, we will enter into a director nomination agreement with the Apax Funds through their control of Turing EquityCo. II L.P. that provides the Apax Funds the right, but not the obligation, to nominate a number of individuals designated for election as our directors at any meeting of our stockholders (the “Apax Directors”), such that, upon the election of each such individual, and each other individual nominated by or at the direction of our board of directors or a duly-authorized committee of the board, as a director of our company, the number of Apax Directors serving as directors of our company will be equal to: (i) if the Apax Funds and their affiliates together continue to beneficially own at least 50% of the total voting power of the outstanding shares of our common stock, the lowest whole number that is greater than 50% of the total number of directors comprising our board of directors; (ii) if the Apax Funds and their affiliates together continue to beneficially own at least 40% (but less than 50%) of the total voting power of the outstanding shares of our common stock, the lowest whole number that is at least 40% of the total number of directors comprising our board of directors; (iii) if the Apax Funds and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the total voting power of the outstanding shares of our common stock, the lowest whole number that is at least 30% of the total number of directors comprising our board of directors; (iv) if the Apax Funds and their affiliates together continue to beneficially own at least 20% (but less than 30%) of the total voting power of the outstanding shares of our common stock, the lowest whole number that is at least 20% of the total number of directors comprising our board of directors; and (v) if the Apax Funds and their affiliates together continue to beneficially own at least 10% (but less than 20%) of the total voting power of the outstanding shares of our common stock, the lowest whole number that is at least 10% of the total number of directors comprising our board of directors. The Apax Funds may also assign such right to their affiliates. The Director Nomination Agreement will also provide for certain consent rights for the Apax Funds so long as they own at least 50% of the total voting power of the outstanding shares of our common stock. Additionally, the Director Nomination Agreement will also prohibit us from increasing or decreasing the size of our Board without the prior written consent of the Apax Funds for so long as the Apax Funds hold at least 40% of the total voting power of the outstanding shares of our common stock. See “Certain Relationships and Related Party Transactions—Director Nomination Agreement” for more details with respect to the Director Nomination Agreement.

Apax Partners, the Apax Funds and their affiliates engage in a broad spectrum of activities, including investments in the software industry and technology industry generally. In the ordinary course of their business activities, Apax Partners, the Apax Funds and their affiliates may engage in activities where their interests conflict with our interests or those of our other shareholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or clients of ours. Our certificate of incorporation to be effective in connection with the closing of this offering will provide that none of Apax Partners, the Apax Funds, any of their affiliates, or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Apax Partners and the Apax Funds also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, Apax Partners and the Apax Funds may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you.

Upon listing our shares on Nasdaq, we will be a “controlled company” within the meaning of Nasdaq rules and, as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.

After completion of this offering, the Apax Funds will continue to indirectly control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our Board consist of independent directors;

•

the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

Following this offering, we intend to utilize these exemptions. As a result, we may not have a majority of independent directors on our Board, our Compensation and Talent Committee and our Nominating & Governance Committee may not consist entirely of independent directors, and our Compensation and Nominating & Governance Committees may not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of other companies listed on Nasdaq.

An active, liquid trading market for our common stock may not develop, which may limit your ability to sell your shares.

Prior to this offering, there has been no public market for our common stock. Although our common stock has been approved for listing on Nasdaq under the symbol “TWKS,” an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price was determined by negotiations between us and the underwriters and may not be indicative of market prices of our common stock that will prevail in the open market after the offering. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our common stock. The market price of our common stock may decline below the initial public offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

We are an “emerging growth company” and we expect to elect to comply with reduced public company reporting requirements, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we are eligible for certain exemptions from various public company reporting requirements. These exemptions include, but are not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved, and (iv) not being required to provide audited financial statements for the fiscal year ended 2018 in this prospectus. We could be an emerging growth company for up to five years after the first sale of our common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which fifth anniversary will occur in 2026. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion, or we issue more than $1.0 billion of non-convertible debt securities in any three-year period, we would cease to be an emerging growth company prior to the end of such five-year period. We have made certain elections with regard to the reduced disclosure obligations regarding executive compensation in this prospectus and may elect to take advantage of other reduced disclosure obligations in future filings. As a result, the information that we provide to holders of our common stock may be different than you might receive from other public reporting companies in which you hold equity interests. We cannot predict if investors will find our common stock less attractive as a result of our reliance on these exemptions. If some investors find our common stock less attractive as a result of any choice we make to reduce disclosure, there may be a less active trading market for our common stock and the market price for our common stock may be more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act to delay adoption of new or revised accounting standards until such time as those standards apply to private companies. We have elected to “opt-in” to this extended transition period for complying with new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that comply with such new or revised accounting standards on a non-delayed basis. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices. We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act, which could result in sanctions or other penalties that would harm our business.

As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting, and other expenses that we did not incur as a private company, including costs resulting from public company reporting obligations under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the regulations regarding corporate governance practices. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules of the SEC, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. These requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

Pursuant to Sarbanes-Oxley Act Section 404, we will be required to furnish a report by our management on our internal control over financial reporting beginning with our second filing of an Annual Report on Form 10-K with the SEC after we become a public company. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Sarbanes-Oxley Act Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. There is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Sarbanes-Oxley Act Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Provisions of our corporate governance documents could make an acquisition of us more difficult and may prevent attempts by our shareholders to replace or remove our current management, even if beneficial to our shareholders.

In addition to the Apax Funds’ beneficial ownership of 67% of our common stock after this offering (or 65%, if the underwriters exercise in full their option to purchase additional shares in this offering), our certificate of incorporation and bylaws to be effective in connection with the closing of this offering and the Delaware General Corporation Law (the “DGCL”) contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. Among other things:

•

these provisions allow us to authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without shareholder approval, and which may include supermajority voting, special approval, dividend or other rights or preferences superior to the rights of shareholders;

•	these provisions provide for a classified Board with staggered three-year terms;

•

these provisions provide that, at any time when the Apax Funds beneficially own, in the aggregate, less than 50% in voting power of our stock entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class;

•

these provisions prohibit shareholder action by written consent from and after the date on which the Apax Funds beneficially own, in the aggregate, less than 50% in voting power of our stock entitled to vote generally in the election of directors;

•

these provisions provide that, for as long as the Apax Funds beneficially own, in the aggregate, at least 50% in voting power of our stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our shareholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock and at any time when the Apax Funds beneficially own, in the aggregate, less than 50% in voting power of all outstanding shares of our stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our shareholders will require the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class; and

•	these provisions establish advance notice requirements for nominations for elections to our Board or for proposing matters that can be acted upon by shareholders at shareholder meetings.

Our certificate of incorporation, to be effective in connection with the closing of this offering will contain a provision that provides us with protections similar to Section 203 of the DGCL and will prevent us from engaging in a business combination with a person (excluding the Apax Funds and any of their direct or indirect transferees and any group as to which such persons are a party) who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless board or shareholder approval is obtained prior to the acquisition. See “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws.” These provisions could discourage, delay or prevent a transaction involving a change in control of us. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take other corporate actions you desire, including actions that you may deem advantageous, or negatively affect the trading price of our common stock. In addition, because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our shareholders to replace current members of our management team.

These and other provisions in our certificate of incorporation, bylaws and Delaware law could make it more difficult for shareholders or potential acquirers to obtain control of our Board or initiate actions that are opposed by our then-current Board, including delay or impede a merger, tender offer or proxy contest involving our company. The existence of these provisions could negatively affect the price of our common stock and limit opportunities for you to realize value in a corporate transaction. For information regarding these and other provisions, see “Description of Capital Stock.”

Our certificate of incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our shareholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our certificate of incorporation to be effective in connection with the closing of this offering, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws, or (iv) any other action asserting a claim against us that is governed by the internal affairs doctrine; provided that, for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the U.S. shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder; accordingly, we cannot be certain that a court would enforce such a provision. Our certificate of incorporation will further provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the provisions of our certificate of incorporation described above; however, our shareholders will not be deemed to have waived (and cannot waive) compliance with the federal securities laws and the rules and regulations thereunder. See “Description of Capital Stock—Exclusive Forum.” The forum selection clause in our certificate of incorporation may have the effect of discouraging lawsuits against us or our directors and officers and may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us. If the enforceability of our forum selection provision were to be challenged, we may incur additional costs associated with resolving such a challenge. While we currently have no basis to expect that any such challenge would be successful, if a court were to find our forum selection provision to be inapplicable or unenforceable, we may incur additional costs associated with having to litigate in other jurisdictions, which could have an adverse effect on our business, financial condition and results of operations and result in a diversion of the time and resources of our employees, management and Board.

If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of your investment.

The initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our pro forma net tangible book value per share after this offering. Based on the initial public offering price of $21.00, you will experience immediate dilution of $(0.37) per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the initial public offering price. In addition, purchasers of common stock in this offering will have contributed 45% of the aggregate price paid by all purchasers of our common stock but will own only approximately 5% of our common stock outstanding after this offering. See “Dilution” for more detail.

Our management will have significant flexibility in using the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, capital expenditures, additions to working capital, investments in our subsidiaries, repayment of indebtedness and acquisitions. Depending on future developments and circumstances, we may use some of the proceeds for other purposes. We do not have more specific plans for the net proceeds from this offering. Therefore, our management will have significant flexibility in applying the net proceeds we receive from this offering. The net proceeds could be applied in ways that do not improve our operating results. The actual amounts and timing of these expenditures will vary significantly depending on a number of factors, including the amount of cash used in or generated by our operations.

Our operating results and stock price may be volatile, and the market price of our common stock after this offering may drop below the price you pay.

Our quarterly operating results are likely to fluctuate in the future. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. Our operating results and the trading price of our shares may fluctuate in response to various factors, including:

•	market conditions in our industry or the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new solutions or services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	sales, or anticipated sales, of large blocks of our stock;

•	additions or departures of key personnel;

•	regulatory or political developments;

•	litigation, litigation-related indemnification and governmental investigations;

•	changing economic conditions, including impacts from COVID-19;

•	investors’ perception of us;

•	events beyond our control, such as weather and war; and

•	any default on our indebtedness.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. Fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management away from our business, which could significantly harm our profitability and reputation.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After giving effect to the Offering Reorganization Transactions and the issuance and sale of shares of common stock in this offering, we will have 305,083,908 shares of common stock outstanding based on the number of shares outstanding as of June 30, 2021. This includes the shares that we are selling in this offering, which may be resold in the public market immediately. Following the consummation of this offering, approximately 87% of our outstanding shares (assuming the issuance and sale of 36,842,106 shares in this offering) will be subject to a 180-day lock-up period provided under lock-up agreements executed in connection with this offering described in “Underwriting” and restricted from immediate resale under the federal securities laws as described in “Shares Eligible for Future Sale.” In addition, we have agreed with the underwriters to (i) prohibit the transfer of all outstanding shares of common stock, options to acquire common stock and any similar securities held by our employees who are not subject to lock-up agreements, subject to certain exceptions, and (ii) not to modify or waive that restriction, in each for the same 180-day period. See “Underwriting.” All of these shares (including shares issuable upon the exercise of options) will, however, be able to be resold after the expiration of the lock-up period, as well as pursuant to customary exceptions thereto or upon the waiver of the lock-up agreement by on behalf of the underwriters, in each case, subject to the additional lock-up restrictions imposed under our 2017 Stock Option Plan, if applicable to such securities. We also intend to register shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements and the additional lock-up restrictions imposed under our 2017 Stock Option Plan, if applicable to such shares. As restrictions on resale end, the market price of our stock could decline if the holders of currently-restricted shares sell them or are perceived by the market as intending to sell them.

In addition, pursuant to the Registration Rights Agreement (as defined below), certain holders of shares of our common stock, including the Apax Funds, have the right, in certain circumstances, to require us to register shares of our common stock under the Securities Act for sale into the public markets. Upon the effectiveness of such a registration statement, all shares covered by the registration statement will be freely transferable. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Because we have no current plans to pay regular cash dividends on our common stock following this offering, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We do not anticipate paying any regular cash dividends on our common stock following this offering. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur, including under our credit agreement. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur. See “Dividend Policy” for more detail.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our certificate of incorporation will authorize us to issue one or more series of preferred stock. Our Board will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium to the market price, and materially adversely affect the market price and the voting and other rights of the holders of our common stock.

Future offerings of debt or equity securities by us may materially adversely affect the market price of our common stock.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our common stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. In addition, we may seek to expand operations in the future to other markets which we would expect to finance through a combination of additional issuances of equity, corporate indebtedness, and/or cash from operations.

Issuing additional shares of our common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their stockholdings in us. See “Description of Capital Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in the sections captioned “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, technology developments, financing and investment plans, dividend policy, competitive position, industry and regulatory environment, potential growth opportunities and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Important factors that could cause actual results to differ materially from our expectations include:

•	the COVID-19 pandemic has impacted our business and operations, and future business and operational challenges posed by the COVID-19 pandemic could materially adversely affect us;

•	we may be unable to implement our growth strategy;

•	our ability to generate and retain business depends on our reputation in the marketplace;

•	we must successfully attract, hire, train and retain skilled professionals to service our clients’ projects and we must productively deploy our professionals to remain profitable;

•	increases in wages and other compensation expenses could prevent us from sustaining our competitive advantage and could increase our costs;

•	our business and operations may be harmed if we cannot positively evolve and preserve our Thoughtworks culture;

•	our global business exposes us to operational, geopolitical, regulatory, legal and economic risks;

•	our business, financial condition and results of operations may be adversely affected by fluctuations in foreign currency exchange rates or changes in our effective tax rates;

•	if we fail to adequately innovate, adapt and/or remain at the forefront of emerging technologies and related client demands, we could be materially adversely affected;

•	we may not be successful at attracting new clients or retaining and expanding our relationships with our existing clients;

•	we face intense competition and operate in a rapidly evolving industry, which makes it difficult to evaluate our future prospects;

•	we generally do not have long-term commitments or contracts with our clients;

•	we face risks associated with having a long selling and implementation cycle for our services that require us to make significant resource commitments prior to realizing revenues for those services;

•

our profitability could suffer if we cannot accurately price our solutions and services, maintain favorable pricing for our solutions and services, are unable to collect on receivables from clients or fail to meet our contractual and other obligations to clients;

•	we face risks associated with security breaches as well as privacy and data protection regulations, and we may incur significant liabilities if we fail to manage those risks;

•	we may not be able to prevent unauthorized use of our intellectual property, and our intellectual property rights may not be adequate to protect our business and competitive position;

•	the Apax Funds control us, and such control may give rise to actual or perceived conflicts of interests; and

•

after the completion of this offering, our status as a “controlled company” will grant us exemptions from certain corporate governance requirements, and our status as an “emerging growth company” will allow us to comply with reduced public company reporting requirements.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $315.3 million after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock and enable access to the public equity markets for us and our shareholders.

We will have broad discretion over how to use the net proceeds to us from this offering. We intend to use the net proceeds that we will receive from this offering for general corporate purposes, which may include, among other things, capital expenditures, additions to working capital, investments in our subsidiaries, repayment of indebtedness and acquisitions. We may use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies. However, we do not have agreements or commitments to enter into any acquisitions or repay any indebtedness at this time. Pending use of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, investment-grade and interest-bearing instruments.

We will not receive any proceeds from the sale of our common stock by the selling stockholders. We will, however, bear the costs associated with the sale of shares of common stock by the selling stockholders, other than underwriting discounts and commissions. For more information, see “Principal and Selling Stockholders” and “Underwriting.”

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us, including as a result of the restrictions in our credit agreement. Any future determination to pay dividends will be at the discretion of our Board, subject to compliance with covenants in current and future agreements governing our and our subsidiaries’ indebtedness and requirements under Delaware law, and will depend on our results of operations, financial condition, capital requirements and other factors that our Board may deem relevant.

Because we are a holding company and have no direct operations, we will only be able to pay dividends from our available cash on hand and any funds we received from our subsidiaries.

Under Delaware law, dividends may be payable only out of surplus, which is calculated as our net assets less our liabilities and our capital, or, if we have no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

See “Risk Factors—Risks Related to Our Common Stock and This Offering—Because we have no current plans to pay regular cash dividends on our common stock following this offering, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2021:

•	on an actual basis;

•	on an as adjusted basis to give effect to the Offering Reorganization Transactions, each of which has occurred or will occur substantially concurrently with the completion of this offering; and

•

on an as further adjusted basis to give effect to (i) the adjustments set forth above, (ii) the proceeds received by us from the issuance and sale by us of 16,429,964 shares of common stock in this offering after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us (a portion of which were paid prior to June 30, 2021), and (iii) receipt of cash by us in connection with the exercise of options underlying shares of common stock to be sold by certain of the selling stockholders in this offering.

You should read this table together with the sections of this prospectus captioned “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Capital Stock” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2021
(in thousands, except per share data)	Actual	As Adjusted	As Further Adjusted
Cash and cash equivalents(a)	$215,950	$215,950	$540,428

Total long-term liabilities	$812,618	$812,618	$812,618
Redeemable, convertible preferred stock:
Series A Redeemable, Convertible Preferred Stock, $0.001 par value; 217,902,632 shares authorized and 51,258,628 issued and 51,258,628 outstanding, actual; and zero shares authorized, issued and outstanding, adjusted and as further adjusted	703,794	—	—
Series B Redeemable, Convertible Preferred Stock, $0.001 par value; 43,580,527 shares authorized and 8,231,330 issued and 8,231,330 outstanding, actual; and zero shares authorized, issued and outstanding, adjusted and as further adjusted	122,228	—	—
Stockholders’ (deficit) equity:
Class A common stock, $0.001 par value; 416,194,027 shares authorized, 272,054,182 shares issued and 222,436,118 shares outstanding, actual; and zero shares authorized, issued and outstanding, adjusted and as further adjusted	6	—	—
Class B common stock, $0.001 par value; 116,577,908 shares authorized, 5,135,801 shares issued and 4,042,205 shares outstanding, actual; zero shares authorized, issued and outstanding, adjusted and as further adjusted	—	—	—
Class C common stock, $0.001 par value; 55,565,172 shares authorized, 1,876,243 shares issued and 1,602,332 shares outstanding, actual; zero shares authorized, issued and outstanding, adjusted and as further adjusted	—	—	—
Common stock, $0.001 par value; zero shares authorized, zero shares issued and outstanding, actual; 1,000,000,000 shares authorized, 338,556,178 shares issued and 287,570,607 shares outstanding, as adjusted; 1,000,000,000 shares authorized, 356,069,479 shares issued and 305,083,908 shares outstanding, as further adjusted	—	288	305

Treasury stock, 1,169,916 shares, actual; 50,985,571 shares as adjusted and as further adjusted	(629,424)	(629,424)	(629,424)
Additional paid-in capital	104,058	929,798	1,301,629
Accumulated other comprehensive loss	$(3,482)	(3,482)	(3,482)
Retained earnings	18,152	18,152	(23,846	)(b)
Total stockholders’ (deficit) equity	(510,690)	315,332	645,182

Total liabilities, redeemable, convertible preferred stock and stockholders’ (deficit) equity	$1,298,766	$1,298,766	$1,616,563

(a)

In April 2021, the Company declared and paid a pro rata dividend of $325.0 million to the Company’s shareholders, including our then-principal shareholder, Turing EquityCo. L.P., an affiliate of Turing EquityCo. II L.P., the investment vehicle through which the Apax Funds now hold their investment in the Company and the principal selling shareholder in this offering. In addition, subsequent to June 30, 2021, the Company made a voluntary prepayment of $100.0 million on outstanding amounts owed on its outstanding term loan. See “—Note 14, Subsequent Events,” to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

(b)	Reflects increased stock-based compensation expense as a result of acceleration of performance-based vesting options in connection with the completion of this offering.

DILUTION

Investors purchasing our common stock in this offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of their shares of common stock. Dilution in pro forma as adjusted net tangible book value represents the difference between the initial public offering price of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after the offering.

Historical net tangible book value per share represents our total tangible assets (total assets excluding goodwill and other intangible assets, net) less total liabilities, divided by the number of shares of outstanding common stock. After giving effect to (i) the filing and effectiveness of our Fourth Amended and Restated Certificate of Incorporation immediately prior to the closing of this offering and (ii) the sale of shares of common stock in this offering by the Company and the selling stockholders at an initial public offering price of $21.00 per share after deducting $19.0 million in underwriting discounts and commissions and estimated offering expenses of $10.8 million, the pro forma as adjusted net tangible book value as of June 30, 2021 would have been approximately $(112.1) million, or $(0.37) per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.57 per share to our existing stockholders and an immediate dilution of $20.63 per share to new investors purchasing common stock in this offering.

The following table illustrates this dilution on a per share basis to new investors.

Initial public offering price per share		$21.00
Historical net tangible book value per share as of June 30, 2021	$(1.94)
Increase in as adjusted net tangible book value per share attributable to the investors in this offering(1)	$1.57
Pro forma net tangible book value per share after giving effect to this offering	$(0.37)
Dilution per share to new investors participating in this offering		$20.63

(1)	Gives effect to receipt of cash by us in connection with the exercise of options underlying shares of common stock to be sold by certain of the selling stockholders in this offering.

The following table summarizes on the pro forma as adjusted basis described above, as of June 30, 2021, the difference between the number of shares of common stock purchased from us, the total consideration paid or to be paid and the average price per share paid or to be paid by our existing stockholders and new investors in this offering at an initial public offering price of $21.00 per share before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing common stock issued by the Company in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	Shares Purchased			Total Consideration		Average Price Per Share
	Number		Percent	Amount	Percent
Existing stockholders.	288,653,944	(1)	95%	$428,654,982	55%	$1.49
New investors	16,429,964		5%	$345,029,244	45%	$21.00

Total	305,083,908		100%	$773,684,226	100%	$2.54

(1)	Reflects 20,412,142 shares owned by the selling stockholders that will be purchased by new investors as a result of this offering:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent of Total	Amount	Percent of Total
Selling stockholders	20,412,142	7%	$30,312,305	4%	$1.49

If the underwriters exercise their option to purchase additional shares of our common stock in full, the percentage of shares of common stock held by existing stockholders will decrease to approximately 92.9% of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will increase to 21,956,279, or approximately 7.1% of the total number of shares of our common stock outstanding after this offering.

To the extent that options are issued under our compensatory stock plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Our fiscal year ends on December 31, and our fiscal quarters end on March 31, June 30, September 30, and December 31. Our fiscal years ended December 31, 2018, 2019 and 2020 are referred to herein as fiscal 2018, fiscal 2019 and fiscal 2020, respectively. Quarterly results reflected herein are not necessarily indicative of our operating results for a full year or any future period.

Overview

We are a leading premium global technology consultancy that integrates strategy, design and software engineering to enable enterprises and technology disruptors across the globe to thrive as modern digital businesses. This is reflected in our average annual revenue per employee of over $100,000 in each of 2019 and 2020, which is higher than our public pure-play competitors and which we believe is meaningfully higher than all our pure-play competitors. See “Business—Competition.” With companies facing ongoing digital disruption, many lack the capabilities and talent necessary to keep pace with the accelerating rate of technological change. Thoughtworks is a digital native service provider that has been a thought leader at the forefront of technology innovation for the past 28 years. We leverage our vast experience to improve our clients’ ability to respond to change; utilize data assets to unlock new sources of value; create resilient technology platforms that move with business strategies; and rapidly design, deliver and evolve exceptional digital products and experiences at scale. We are a globally diversified business, with clients across all major verticals and geographies. Our global distributed agile delivery model operates where our clients are, with over 9,000 employees working across 17 countries on five continents. Further, our unique, diverse and cultivating culture, with a reputation for technology excellence and thought leadership, enables us to attract and retain what we believe is the best talent in the industry. That is why our clients trust Thoughtworks as their premium digital transformation partner.

Our Business Model

Our revenues are generated from providing professional services based on the mix and locations of delivery professionals involved, the pricing structure, which is predominantly time-and-materials, and the type of services, including: enterprise modernization, platforms & cloud; customer experience, product & design; data & AI; and digital transformation & operations.

We have established a consistent track record of growth, despite headwinds related to the COVID-19 pandemic. From 2017 through 2020, we grew revenue at a compound annual growth rate, or CAGR, of 14.4%.

Starting in the second quarter of 2020, we experienced a slowdown in new business generation, pauses in ongoing engagements and select project cancellations as certain of our clients focused on the immediate challenges linked to the COVID-19 pandemic. See “—Business Update Regarding COVID-19.” We returned to pre-COVID activity levels by the fourth quarter of 2020 and have continued to have positive growth trends in 2021, as reflected in our growth in the six months ended June 30, 2021, with revenues increasing 24.4%, or 18.2% on a constant currency basis, compared to the six months ended June 30, 2020. We believe that our pre-pandemic revenue growth, which amounted to a CAGR of 20.0% between 2017 and 2019, reflects the long-term success of our business model, though it is not necessarily indicative of our results for fiscal year 2021 or any future period. For important information about the comparability of financial information for periods preceding January 1, 2019, see “—Basis of Presentation.”

For the three months ended June 30, 2021 and June 30, 2020:

•	Our total revenues were $260.4 million and $185.6 million, respectively, reflecting year-over-year growth of 40.3%, or 32.1% on a constant currency basis.

For the six months ended June 30, 2021 and June 30, 2020:

•	Our total revenues were $498.1 million and $400.5 million, respectively, reflecting year-over-year growth of 24.4%, or 18.2% on a constant currency basis;

•	Our net income was $36.7 million and $37.8 million, respectively, representing net income margins of 7.4% and 9.4%, respectively;

•	Our Adjusted Net Income was $59.4 million and $43.7 million, respectively; and

•	Our Adjusted EBITDA was $105.1 million and $74.0 million, respectively, representing Adjusted EBITDA Margins of 21.1% and 18.5%, respectively.

For 2020 and 2019:

•	Our total revenues were $803.4 million and $772.2 million, respectively, reflecting year-over-year growth of 4.0%, or 5.1% on a constant currency basis;

•	Our net income was $79.3 million and $28.4 million, respectively, representing net income margins of 9.9% and 3.7%, respectively;

•	Our Adjusted Net Income was $86.4 million and $40.5 million, respectively; and

•	Our Adjusted EBITDA was $153.2 million and $107.1 million, respectively, representing Adjusted EBITDA Margins of 19.1% and 13.9%, respectively.

Our total revenues grew to $772.2 million in 2019 from $647.4 million in 2018, reflecting year-over-year growth of 19.3%, or 22.7% on a constant currency basis. We adopted ASC 606 as of January 1, 2019, but the impact of its adoption on our revenues was not material. See “Basis of Presentation.” For more information relating to the quarterly performance in our business, see the section titled “—Quarterly Results of Operations and Key Metrics.”

For a definition of Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin and information regarding our use and reconciliations of such non-GAAP financial measures to their respective most directly comparable GAAP measures, see the section titled “—Non-GAAP Financial Measures.”

Factors Affecting Our Performance

Our long-term financial trend is characterized by strong organic growth, strong client retention, a significant amount of revenues from recurring clients and substantial margin optimization with the support of onshore, nearshore and offshore delivery centers. Our performance for historical periods and future periods is driven by numerous factors discussed in this prospectus, including the following key factors.

Ability to retain and expand existing client relationships

We currently serve over 300 clients, many of whom we work with across multiple geographies. We actively manage our client portfolio and target clients where we believe there is opportunity to develop long-term relationships and drive significant growth, as reflected by our top ten clients by 2020 revenues who have been with us for an average of seven years. Accordingly, in 2020 and 2019, respectively, 92% and 90% of our revenues were derived from recurring clients, which we define as clients for whom we have done work and generated revenues in excess of $25,000 within the preceding fiscal year. In 2020, 24 clients generated between

$5 million and $10 million in revenues and 23 clients generated over $10 million in revenues. We have been able to drive organic growth with existing clients, as those clients increasingly come to understand the extraordinary value we provide.

Despite our expansion of our existing client relationships, we maintain relatively low client concentration. Our revenues from our top five and ten clients by 2020 revenues as a percentage of total revenues were 20% and 32%, respectively.

We also utilize the net dollar retention ratio to measure revenue growth from our clients. Net dollar retention rate provides visibility into the risks associated with our revenues and expected growth. We use this metric to appropriately manage resources and client retention and growth, such as account management and capability development of our account leadership teams. The net dollar retention rate may fluctuate as a result of a number of factors, including but not limited to, expansion of service offerings, client satisfaction, pricing, general economic conditions, length of sales cycle, delays in planned work and project cancellations. The net dollar retention ratio is calculated by dividing (a) the current period revenue from recurring clients as of the period one year prior by (b) the one year prior period. The net dollar retention ratio was approximately 127% for the six months ended June 30, 2021 and approximately 118% for the six months ended June 30, 2020. The net dollar retention ratio was approximately 102% for the twelve months ended December 31, 2020 and approximately 118% for the twelve months ended December 31, 2019.

The decrease in net dollar retention rate from 118% for fiscal 2019 to 102% for fiscal 2020 was largely driven by the impact of COVID-19. Starting in the second quarter of 2020, we experienced pauses in ongoing engagements and select project cancellations as certain of our clients focused on the immediate challenges linked to the COVID-19 pandemic. We believe that the financial challenges caused by COVID-19 contributed to lower technology spending by our existing customers concentrated in certain verticals, such as automotive, travel and transportation and retail and consumer. To partially offset the impact on revenue from the affected verticals, we pivoted our focus to companies that were increasing their spending on digital transformation in response to the COVID-19 pandemic. During this period, sector diversification enabled us to re-balance sales exposure to verticals that were spending incrementally through the pandemic, such as technology and business services and energy, public and health services. As a result, we were able to return to pre-COVID activity levels by the fourth quarter of 2020 and have continued to experience positive growth trends in 2021 resulting in the net dollar retention rate increasing to 127% for the first half of 2021. For more information regarding the business impacts of COVID-19 see “—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Update Regarding COVID-19.”

Ability to acquire new clients

We intend to continue to acquire new clients through programs designed to generate new business demand and position us as a trusted partner. Winning new business in existing and new geographies and industry verticals is a critical component of our growth strategy. Dedicated new business teams work with marketing using data-driven approaches to focus on client acquisition efforts. Commensurately, our total number of clients, which we define as clients with annual spend in excess of $25,000 in the relevant year, increased to 320 in 2020 from 289 in 2019, as we saw increased demand for our global services, including in North America, Europe, Asia-Pacific (“APAC”) and Latin America (“LATAM”). Going forward, we may also add new clients, including in new geographies and industry verticals, through selective strategic acquisitions.

Expanding our technical capabilities and client solutions

We combine strategy, design and software engineering expertise to offer premium, end-to-end solutions to our clients. Our value proposition is based on our thought leadership and expertise across innovative new technologies, differentiated client solutions across our service lines and local and nearshore capabilities (i.e., those delivered from nearby countries in similar time zones) and offshore capabilities (i.e., those delivered from distant countries in different time zones). Our premium positioning enabled us to drive average revenue per employee of approximately $108,000 in 2020 and $120,000 in 2019. We define average revenue per employee as total revenues for the period divided by the average number of employees in such period. The year-over-year decline reflected the impact of the COVID-19 pandemic, particularly in the second quarter of 2020, and our ramp up in hiring in the fourth quarter of 2020, to meet the anticipated increase in demand for our services driven by economic recovery from the pandemic. Our ability to continue delivering premium and innovative services to our clients depends on evolving our technical and engineering capabilities.

Ability to recruit and retain talent

To provide services to our clients, we must efficiently hire, train and retain skilled professionals without compromising on the high standards we set for our people. We believe our ability to attract and retain top talent drives high client satisfaction and enables us to deliver on strong client demand to generate growth. Apart from driving high client satisfaction, lower attrition leads to lower hiring and training costs and increased productivity. In 2020, our voluntary attrition rate was 11.5%. Meanwhile, we increased our total number of employees to 7,976 as of December 31, 2020 from 7,126 as of December 31, 2019, an 11.9% increase. Additionally, we will accelerate vesting of all outstanding, unvested performance vesting options and convert all outstanding SARs to RSUs upon the completion of this offering. We expect this to result in an additional charge of approximately $54.0 million (based on a fair value of $21.00 per share, the initial public offering price) in the period in which we complete this offering. For more information, please refer to the section titled “Summary Consolidated Financial and Other Data.”

Ability to optimize our global delivery

We have a global footprint with the ability to deliver services from multiple geographic regions. During 2020, nine of our top ten clients relied on Thoughtworks’ delivery from more than one region. We utilize a blended delivery model, which means we are able to offer a combination of local talent with nearshore/offshore talent, allowing us to maintain close proximity to our clients for context and local market knowledge, while driving rapid and high-quality delivery at scale.

Business Update Regarding COVID-19

Since early 2020, the COVID-19 pandemic has caused general business disruption worldwide. As a result of the COVID-19 pandemic, we took precautionary measures to minimize the risk of the virus to our personnel, our clients and the communities in which we operate, including the temporary suspension of all non-essential business travel of personnel and the temporary closure of all of our major offices. Although a significant portion of our workforce has worked remotely through the COVID-19 pandemic, there has been minimal disruption in our ability to effectively provide our service offerings, as our employees are accustomed to operating in remote and distributed environments. Going forward, we will continue to monitor working conditions and adapt as needed.

The majority of the COVID-19 impact on our business was seen in the second quarter of 2020, following a slowdown in new business pipeline, one-time pauses and select cancellations in projects as certain clients were addressing the initial challenges of the pandemic. This impact was concentrated in affected verticals, such as automotive, travel and transportation and retail and consumer. In 2020, our average revenue per day, which we define as a weekday that is not a local public holiday, declined from $3.4 million in the first quarter to approximately $3.0 million in the second and third quarters. We began to experience a return to historical activity levels in the fourth quarter of 2020 with our average revenue per day increasing to $3.3 million, driven by increased demand for digital services from both new and existing clients. We also pivoted offerings to leverage market tailwinds as some companies increased their focus on digital transformation in response to the COVID-19 pandemic. During this period, sector diversification enabled us to re-balance sales exposure to verticals that were spending incrementally through the pandemic, such as technology and business services and energy, public and health services. The positive trend continued in the first and second quarters of 2021 with our average revenue per day increasing to $3.8 million and $4.2 million, respectively. For the six months ended June 30, 2021, our revenue by employee was approximately $59,000, or $118,000 annualized, compared to approximately $54,000, or $108,000 annualized, for the six months ended June 30, 2020. During 2020, we were able to accelerate certain strategic operational efficiency initiatives. Accordingly, these initiatives helped increase our gross margins (i.e., revenues minus cost of revenues) to 40.8% in 2020, from 38.3% in 2019, and decrease our selling, general and administrative expenses as a percentage of revenues to 23.6% in 2020, from 26.4% in 2019.

In 2020, we experienced, and we may continue to experience, a modest adverse impact on certain parts of our business, including a lengthening of the sales cycle for some prospective clients and delays in the delivery of professional services and trainings to our clients. We also experienced, and we may continue to experience, a modest positive impact on other aspects of our business, such as slower growth in certain operating expenses due to reduced business travel and the virtualization or cancellation of in-person client and workforce events.

The COVID-19 pandemic has caused substantial global public health and economic challenges. Our employees, communities and business operations, particularly in India and Brazil, and the global economy and financial markets continue to be affected. We cannot accurately predict the extent to which the COVID-19 pandemic will continue to directly and indirectly impact our business, results of operations and financial condition. Future developments and actions to contain the public health and economic impact of the COVID-19 pandemic in the markets we serve are rapidly evolving and highly uncertain.

Key Operational and Business Metrics

In addition to the measures presented in our consolidated financial statements, we use the following key operational and business metrics to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions:

	Six Months Ended June 30,		Years Ended December 31,
(in thousands, except percentages)	2021	2020	2020	2019(1)
Revenue Growth Rate as reported	24.4%	8.9%	4.0%	19.3%
Revenue Growth Rate at Constant Currency	18.2%	12.3%	5.1%	22.7%
Net income	$36,737	$37,797	$79,283	$28,420
Net income margin	7.4%	9.4%	9.9%	3.7%
Adjusted Net Income(2)	$59,425	$43,685	$86,383	$40,507
Adjusted EBITDA(2)	$105,055	$74,021	$153,193	$107,129
Adjusted EBITDA Margin(2)	21.1%	18.5%	19.1%	13.9%

(1)

Growth rates based on increase over 2018 revenue, which was prepared according to ASC 605. Our adoption of ASC 606 as of January 1, 2019 did not materially impact our revenues. See “Revenue Growth Rate and Revenue Growth Rate at Constant Currency.”

(2)

For a definition of Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin and information regarding our use and reconciliations of such non-GAAP financial measures to their respective most directly comparable GAAP measures, see the section titled “—Non-GAAP Financial Measures.”

Revenue Growth Rate and Revenue Growth Rate at Constant Currency

Certain of our subsidiaries use functional currencies other than the U.S. dollar and the translation of these foreign currency amounts into the U.S. dollars can impact the comparability of our revenues between periods. Accordingly, we use Revenue Growth at Constant Currency as an important indicator of our underlying performance. Revenue Growth at Constant Currency is calculated by applying the average exchange rates in effect during the earlier comparative fiscal period to the later fiscal period.

During the six months ended June 30, 2021, we reported revenue growth of 24.4% over the prior period, which includes the impact of decreased reimbursable travel costs. Had our consolidated revenues been expressed in constant currency terms using the exchange rates in effect during the six months ended June 30, 2020, we would have reported revenue growth of 18.2%. During the six months ended June 30, 2021, revenues were positively impacted by the depreciation of the U.S. dollar relative to certain principal functional currencies of our subsidiaries.

During the six months ended June 30, 2020, we reported slower revenue growth of 8.9% over the prior period due to the adverse impact of the global COVID-19 pandemic. The COVID-19 impact to our business was concentrated in affected verticals, such as automotive, travel and transportation and retail and consumer. Had our consolidated revenues been expressed in constant currency terms using the exchange rates in effect during the six months ended June 30, 2019, we would have reported revenue growth of 12.3%. During the six months ended June 30, 2020, revenues were negatively impacted by the appreciation of the U.S. dollar relative to certain principal functional currencies of our subsidiaries.

During the year ended December 31, 2020, we reported revenue growth of 4.0% over the prior year, which includes the impact of decreased reimbursable travel costs. Had our consolidated revenues been expressed in constant currency terms using the exchange rates in effect during 2019, we would have reported revenue growth of 5.1%. During 2020, revenues were negatively impacted by the appreciation of the U.S. dollar relative to certain principal functional currencies of our subsidiaries.

During the year ended December 31, 2019, we reported revenue growth of 19.3% over the prior year. Had our consolidated revenues been expressed in constant currency terms using the exchange rates in effect during 2018, we would have reported revenue growth of 22.7%. During 2019, revenues were negatively impacted by the appreciation of the U.S. dollar relative to certain principal functional currencies of our subsidiaries.

For more detail regarding our exposure to foreign currency rate fluctuations, see Note 2, Revenue Recognition, to our audited consolidated financial statements included elsewhere in this prospectus and “—Quantitative and Qualitative Disclosure about Market Risk.”

Net Income, Net Income Margin and Adjusted Net Income

We use Adjusted Net Income as an important indicator of our performance. We calculate Adjusted Net Income as net income adjusted for unrealized gain (loss) on foreign currency exchange, stock-based compensation expense, amortization of acquisition-related intangibles, acquisition costs, executive compensation expenses considered one-time in nature, certain professional fees that are considered unrelated to our ongoing revenue-generating operations, tender offer compensation expense that is considered one-time in nature, certain costs related to business rationalization, IPO-related costs and income tax effects of adjustments. See “—Non-GAAP Financial Measures” below for a reconciliation of Adjusted Net Income to net income, the most directly comparable GAAP measure, how we use this measure and an explanation of why we consider this non-GAAP measure to be helpful for investors.

During the six months ended June 30, 2021, we reported net income of $36.7 million, a decrease of $1.1 million, or approximately 2.8%, compared to $37.8 million during the six months ended June 30, 2020. Net income decreased due to the inclusion of certain acquisition related costs, increased stock-based compensation expenses, and increased income taxes, offset by continued strong demand for our services and improvements in our gross margin.

Our net income margin was 7.4%, a decrease of approximately 2%, compared to 9.4% for the prior period. Net income margin decreased due to increased income taxes and certain acquisition related expenses. We consider net income margin as the most directly comparable GAAP measure to Adjusted EBITDA Margin.

During the six months ended June 30, 2021, we reported Adjusted Net Income of $59.4 million, an increase of $15.7 million, or approximately 36.0%, compared to $43.7 million during the six months ended June 30, 2020. Adjusted Net Income increased due to higher revenues as a result of strong demand for our services and lower travel expenses of $11.6 million due to COVID-19 restrictions and remote working. This was partially offset by increased payroll expenses (excluding stock-based compensation) of $73.5 million which were incurred because we hired more employees to support revenue growth.

During the year ended December 31, 2020, we reported net income of $79.3 million, an increase of $50.9 million, or 179.0%, compared to $28.4 million in 2019. Net income increased due to higher revenues as demand for our services increased, a foreign exchange gain of $7.2 million (compared to a foreign exchange loss of $1.8 million in 2019) and decreased operating expenses, particularly non-payroll costs due, in part, to lower travel expense related to COVID-19 restrictions and remote working.

During the year ended December 31, 2020, our net income margin was 9.9%, an increase of approximately 6.2%, compared to 3.7% in 2019. Net income margin increased due to higher demand for our services, lower travel expenses as a percentage of revenues combined with improved efficiencies in the cost of delivering the general and administrative activities of our business, as well as favorable changes in foreign exchange. We consider net income margin as the most directly comparable GAAP measure to Adjusted EBITDA Margin.

During the year ended December 2020, we reported Adjusted Net Income of $86.4 million, an increase of $45.9 million, or 113.3%, compared to $40.5 million in 2019. Adjusted Net Income increased due to higher revenues and lower operating expenses as noted above.

Adjusted EBITDA and Adjusted EBITDA Margin

We also use Adjusted EBITDA and Adjusted EBITDA Margin as important indicators of our performance. We calculate Adjusted EBITDA as net income adjusted to exclude income tax expense, interest expense, other (expense) income, unrealized gain (loss) on foreign currency exchange, stock-based compensation expense, depreciation and amortization expense, acquisition costs, executive compensation expenses considered one-time in nature, certain professional fees that are considered unrelated to our ongoing revenue-generating operations, tender offer compensation expense that is considered one-time in nature, certain costs related to business rationalization and IPO-related costs. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenues. See “—Non-GAAP Financial Measures” below for a definition of and a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, how we use Adjusted EBITDA and Adjusted EBITDA Margin and an explanation of why we consider these non-GAAP measures to be helpful for investors.

During the six months ended June 30, 2021, we reported Adjusted EBITDA of $105.1 million, an increase of $31.0 million, or approximately 41.9%, compared to $74.0 million during the six months ended June 30, 2020. Adjusted EBITDA increased due to higher revenues as demand for our services increased offset partially by higher operating expenses as certain costs, such as payroll, increased to support increased levels of demand.

During the six months ended June 30, 2021, we reported an Adjusted EBITDA Margin of

21.1%, an increase of approximately 2.6%, compared to 18.5% during the six months ended June 30, 2020. Adjusted EBITDA Margin increased primarily due to increased demand for our services, which outpaced the growth in our number of employees, and lower travel costs as a percentage of revenues.

During the year ended December 31, 2020, we reported Adjusted EBITDA of $153.2 million, an increase of $46.1 million, or 43.0%, compared to $107.1 million in 2019. Adjusted EBITDA increased due to higher revenues as demand for services increased, combined with decreased operating expenses, driven by lower travel expenses as travel activity was impacted by COVID-19 restrictions.

During the year ended December 31, 2020, we reported an Adjusted EBITDA Margin of

19.1%, an increase of 5.2%, compared to 13.9% in 2019. Adjusted EBITDA Margin increased due to lower travel expenses as a percentage of revenues combined with improved efficiencies in the cost of delivering the general and administrative activities of our business.

Components of Our Operating Results

We operate and manage our business as one reportable segment. While the Company has offerings in multiple market segments and operates in multiple countries, the Company’s business operates as one operating segment. Almost all of the Company’s service offerings are delivered and supported on a global basis. Additionally, most of the Company’s service offerings are deployed in a nearly identical way and the Company’s chief operating decision maker evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated basis.

Revenues

Time-and-Materials Revenues. We generate the majority of our revenues under time-and-materials contracts, which are billed using hourly, daily or monthly rates to determine the amounts to be charged to the client. Revenue from time-and-material contracts is based on the number of hours worked and at contractually agreed-upon hourly rates and is recognized as those services are rendered as control of the services passes to the customer over time.

Fixed-Price Revenues. Fixed-price contracts include application development arrangements, where progress towards satisfaction of the performance obligation is measured using input methods as there is a direct correlation between hours incurred and the end product delivered to the client. Assumptions, risks and uncertainties inherent in the estimates used to measure progress could affect the amount of revenues, receivables and deferred revenues at each reporting period. Revenues under these contracts are recognized using costs incurred to date relative to total estimated costs at completion to measure progress toward satisfying performance obligations.

For a detailed discussion of our revenue recognition policy, refer to our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Cost of Revenues

Cost of revenues consists primarily of personnel and related costs directly associated with professional services, including salaries, bonuses, stock-based compensation, fringe benefits, projected related travel costs and costs of contracted third-party vendors. Also included in cost of revenues is the portion of depreciation attributable to the portion of our property and equipment utilized in the delivery of services to our clients.

Selling, General and Administrative

Selling, general and administrative expenses represent expenses associated with promoting and selling our services and general and administrative functions of our business. These expenses include the costs of salaries, bonuses, fringe benefits, stock-based compensation, severance, bad debt, travel, legal and accounting services, insurance, facilities (including operating leases), advertising and other promotional activities. We expect our selling, general and administrative expenses to continue to increase in absolute terms as our business expands but generally to remain steady as a percentage of our revenues for the foreseeable future.

Depreciation and Amortization

Depreciation and amortization consist primarily of depreciation of fixed assets, amortization of capitalized software development costs (internal-use software) and amortization of acquisition-related intangible assets.

Other Income (Expense), net

Other income (expense), net consists of interest expense impacts from foreign exchange transactions and gains (losses) on the sale of assets.

Income Tax Expense

Determining the consolidated income tax expense, deferred income tax assets and liabilities and any potential related valuation allowances involves judgment. We consider factors that may contribute, favorably or unfavorably, to the overall annual effective tax rate in the current year as well as the future. These factors include statutory tax rates and tax law changes in the countries where we operate as well as consideration of any significant or unusual items. Our income tax expense includes the impact of provisions established for uncertain income tax positions, as well as any related interest and penalties. These reserves are adjusted given changing facts and circumstances, such as the closing of a tax audit, statute of limitation lapse or the refinement of an estimate. To the extent the final outcome of an uncertain income tax position differs from the amounts recorded, such differences will impact our income tax expense in the period in which such determination is made.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except percentages)	2021	2020	2020	2019
Revenues	$498,094	$400,533	$803,375	$772,191
Operating expenses:
Cost of revenues	287,102	236,901	475,560	476,631
Selling, general and administrative expenses	135,347	97,425	189,497	203,886
Depreciation and amortization	8,834	8,244	17,479	15,776

Income from operations	66,811	57,963	120,839	75,898
Other (expense) income:
Interest expense	(13,582)	(13,817)	(25,767)	(26,428)
Net realized and unrealized foreign currency (loss) gain	(1,674)	1,431	7,190	(1,750)
Other income, net	144	127	185	117

Total other expense	(15,112)	(12,259)	(18,392)	(28,061)

Income before income taxes	51,699	45,704	102,447	47,837
Income tax expense	14,962	7,907	23,164	19,417

Net income	$36,737	$37,797	$79,283	$28,420

Effective tax rate	28.9%	17.3%	22.6%	40.6%

Summary Comparison of Six Months Ended June 30, 2021 with the Six Months Ended June 30, 2020

Revenues for the six months ended June 30, 2021 increased $97.6 million, or 24.4%, to $498.1 million, compared to $400.5 million for the six months ended June 30, 2020, despite decreased reimbursable travel costs. The increase in revenues was driven by higher demand for services as certain clients accelerated their digital transformation projects. The majority of our revenues are generated from recurring clients or those expanding their usage of our services. Revenue recognized from our recurring client base was approximately 90.4% for the six months ended June 30, 2021 and approximately 96.4% for the six months ended June 30, 2020. Revenue growth from our recurring client base for the six months ended June 30, 2021 was $94.7 million and $2.9 million of revenue growth came from new clients.

Our revenue growth depends on our ability to retain and drive growth from existing clients. Our net dollar retention ratio was approximately 127% for the six months ended June 30, 2021 and approximately 118% for the six months ended June 30, 2020.

Income from operations for the six months ended June 30, 2021 increased $8.8 million, or approximately 15.3%, to $66.8 million compared to $58.0 million for the six months ended June 30, 2020. Income from operations as a percentage of revenues for the six months ended June 30, 2021 was 13.4%, compared to 14.5% for the six months ended June 30, 2020, and decreased because of additional stock-based compensation of $9.5 million recorded in the period ending June 30, 2021. The six months ended June 30, 2021 benefited from a reduction in travel related expenses of $9.4 million reported in cost of revenues combined with a reduction in travel-related expenses and bad debt of $9.5 million reported in selling, general and administrative expenses compared to the six months ended June 30, 2020.

Our effective tax rate for the six months ended June 30, 2021 and June 30, 2020 was 28.9% and 17.3%, respectively. The effective tax rate in each period differed from the U.S. statutory tax rate of 21% principally due to U.S. corporate state income taxation and the effect of foreign operations which reflects the impact of different income tax rates in locations outside the United States. The increase in the effective tax rate for the six months ended June 30, 2021 over the prior year was principally due to the favorable impact of a U.S. federal net operating loss carryback refund claim pursuant to the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act filed in the six months ended June 30, 2020, combined with the impact of remeasuring deferred tax liabilities to account for the UK corporate income tax rate increase enacted in the six months ended June 30, 2021.

Net income for the six months ended June 30, 2021 decreased by approximately $1.1 million, or approximately 2.8%, to $36.7 million compared to $37.8 million for the six months ended June 30, 2020.

Summary Comparison of 2020 with 2019

Revenues for the year ended December 31, 2020 increased $31.2 million, or 4.0%, to $803.4 million, compared to $772.2 million for the year ended December 31, 2019. Revenue growth was lower than anticipated in 2020 primarily due to stunted revenue growth in the automotive, travel and transportation industry and the retail and consumer industry, largely driven by the impact of COVID-19, including temporary discounts extended to certain clients, combined with foreign currency impacts. Revenue growth was further impacted by decreased reimbursable travel expenses as travel activity declined in 2020 compared to 2019. The majority of our revenues are generated from recurring clients or those expanding their usage of our services. Revenue recognized from our recurring client base was approximately 92% for the year ended December 31, 2020 and approximately 90% for the year ended December 31, 2019. Revenue growth from our recurring client base for the twelve months ended December 31, 2020 was $17.4 million and $13.8 million of revenue growth came from new clients.

Our revenue growth depends on our ability to retain and drive growth from existing clients. Our net dollar retention ratio was approximately 102% for the twelve months ended December 31, 2020 and approximately 118% for the twelve months ended December 31, 2019.

Income from operations for the year ended December 31, 2020 increased $44.9 million, or 59.2%, to $120.8 million compared to the year ended December 31, 2019. 2020 income from operations as a percentage of revenues was 15.0%, compared to 9.8% for the year ended December 31, 2019, and benefited from a reduction in travel-related expenses reported in cost of revenues combined with a reduction in travel-related and facilities expenses reported in selling, general and administrative expenses. In addition, certain cost savings were realized in salaries and benefits expenses, reported in cost of revenues and selling, general and administrative expenses, as a result of government-supported furlough programs combined with improved efficiencies in the cost of delivering the general and administrative activities of our business.

Our effective tax rate for the twelve months ended December 31, 2020 and December 31, 2019 was 22.6% and 40.6%, respectively. The effective tax rate in each period differed from the U.S. statutory rate of 21% principally due to U.S. corporate state income taxation and the effect of foreign operations which reflects the impact of higher income tax rates in locations outside the United States. The decrease in the effective tax rate for the twelve months ended December 31, 2020 over the prior year was principally due to the beneficial tax impact of increased U.S. earnings allowing for a reduction in the U.S. corporate federal income tax on certain foreign sourced earnings, changes in the Company’s taxable earnings among jurisdictions and the favorable impact of a U.S. federal net operating loss carryback refund claim pursuant to the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

Net income for the year ended December 31, 2020 increased $50.9 million, or 179.0%, to $79.3 million compared to $28.4 million for the year ended December 31, 2019.

Revenues

We continue to expand our international presence and nearshore capabilities in different geographies. During the six months ended June 30, 2021, total revenues grew 24.4% over the same period in the prior year to $498.1 million. The increase in revenues was attributable to strong demand for our services, including the impact of accelerated digital transformation projects by certain clients, despite a reduction in reimbursable travel costs.

During 2020, our total revenue grew 4.0% over the previous year to $803.4 million. This growth resulted from our ability to retain existing clients and increase the level of services we provide to them and our ability to produce revenues from new client relationships. Revenue growth in 2020 was negatively impacted by the decline in reimbursable travel costs. We discuss below the breakdown of our revenues by industry vertical and by geography.

Our total revenues grew to $772.2 million in 2019 from $647.4 million in 2018, reflecting year-over-year growth of 19.3%, or 22.7% on a constant currency basis. We adopted ASC 606 as of January 1, 2019, but the impact of its adoption on the comparability of our 2018 and 2019 revenues was not material. See “—Basis of Presentation.”

Revenues by Industry Vertical

The following table presents our revenues by industry vertical and revenues as a percentage of total revenues by industry vertical for the periods indicated:

	Six Months Ended June 30,				Year Ended December 31,
(in thousands, except percentages)	2021		2020		2020		2019
Technology and business services	$136,140	27.3%	$106,342	26.6%	$228,514	28.6%	$174,049	22.5%
Energy, public and health services	133,909	26.9%	96,068	24.0%	200,785	25.0%	152,238	19.7%
Retail and consumer	88,923	17.9%	71,968	18.0%	141,729	17.6%	149,739	19.4%
Financial services and insurance	75,109	15.0%	70,980	17.7%	123,291	15.3%	152,419	19.7%
Automotive, travel and transportation	64,013	12.9%	54,958	13.7%	108,656	13.5%	142,061	18.4%
Other	—	0%	217	0.1%	400	0.0%	1,685	0.3%

Total Revenues	$498,094	100%	$400,533	100%	$803,375	100%	$772,191	100%

During the six months ended June 30, 2021, we continued to sustain revenue growth across technology and business services, energy, public and health services, as well as experienced a recovery in the retail and consumer, financial services and insurance, and automotive, travel and transportation verticals compared to the six months ended June 30, 2020.

During the year ended December 31, 2020, we pivoted our offerings to leverage market tailwinds as some companies increased their focus on digital transformation in response to the COVID-19 pandemic. We experienced significant year-over-year growth, driven by increased revenue from software and technology infrastructure clients of 133.1%, in our technology and business services industry vertical. In addition, we rebalanced our strategy into obtaining new client acquisitions and revenue from contract expansion from government and federal agency clients, which grew 79.7%, followed by healthcare, which grew 39.4%, in our energy, public and health services vertical. This was offset by declines in the automotive, travel and transportation industry vertical of $33.4 million, financial services and insurance industry vertical of $29.1 million, and retail and consumer industry vertical of $8.0 million, in each case due to the adverse impacts resulting from the global COVID-19 pandemic.

Revenues by Client Location

Our revenues are sourced from four geographic markets: North America, APAC, Europe and LATAM. We present and discuss our revenues by the geographic location where the revenues are under client contract; however, the delivery of those client contracts could be supported by offshore delivery locations.

	Six Months Ended June 30,				Year Ended December 31,
(in thousands, except percentages)	2021		2020		2020		2019
Customer Location:
North America	$187,185	37.6%	$167,148	41.7%	$321,237	40.0%	$296,534	38.4%
APAC	162,171	32.5%	117,281	29.3%	248,776	31.0%	241,765	31.3%
Europe	126,955	25.5%	97,050	24.2%	195,372	24.3%	191,237	24.8%
LATAM	21,783	4.4%	19,054	4.8%	37,990	4.7%	42,655	5.5%

Revenues	$498,094	100.0%	$400,533	100.0%	$803,375	100.0%	$772,191	100.0%

During the six months ended June 30, 2021, the United States contributed $178.5 million of our North America revenues, compared to $160.1 million for the same period in 2020, with the largest client demand coming from the technology and business services industry vertical. During the year ended December 31, 2020, the United States contributed revenues of $307.2 million compared to $282.5 million for 2019 due to increased focus on digital transformation resulting from the impact of the COVID-19 pandemic.

During the six months ended June 30, 2021, the top three revenue contributing customer location countries in APAC were Australia, China and India generating revenues of $52.7 million, $45.9 million and $25.5 million, respectively, compared to $33.0 million, $35.4 million and $17.5 million, respectively, for the same period in 2020. The increase in revenues for APAC during this period was driven by increased client demand in the technology and business services industry vertical. During the year ended December 31, 2020, the top three revenue contributing customer location countries in APAC were China, Australia and Singapore generating revenues of $83.5 million, $65.2 million and $39.1 million, respectively, compared to $91.5 million, $68.1 million and $36.8 million, respectively, for 2019, with the largest driver of client demand in 2020 coming from our technology and business services industry vertical.

During the six months ended June 30, 2021, the top two revenue contributing customer location countries in Europe were Germany and the United Kingdom generating revenues of $54.1 million and $53.5 million, respectively, compared to $40.1 million and $45.0 million, respectively, for the same period in 2020, with the largest driver of client demand coming from our automotive, travel and transportation industry vertical. During the year ended December 31, 2020, the top two revenue contributing customer location countries in Europe were the United Kingdom and Germany generating revenues of $89.2 million and $81.5 million, respectively, compared to $97.2 million and $77.1 million, respectively, for 2019, with the largest driver of client demand coming from our automotive, travel and transportation industry vertical.

During the six months ended June 30, 2021, Brazil was our largest customer location in LATAM contributing revenues of $13.4 million compared to $6.9 million for the same period in 2020, with the largest driver of client demand coming from our technology and business services industry vertical. During the year ended December 31, 2020, Brazil contributed revenues of $16.4 million compared to $12.7 million for 2019, with the largest driver of client demand in 2020 coming from our technology and business services industry vertical.

Revenues by Client Concentration

We have long-standing relationships with many of our clients. We seek to grow revenues from our existing clients by continually increasing the value we provide and expanding the scope and size of our engagements. Revenues derived from these clients may fluctuate as these accounts mature or upon beginning or completion of multi-year projects. We believe there is a significant potential for future growth as we expand our capabilities and offerings within existing clients. In addition, we remain committed to diversifying our client base and adding more clients to our client mix.

The following table presents revenues contributed by our clients by amount and as a percentage of total revenues for the periods indicated:

	Six Months Ended June 30,				Year Ended December 31,
(in thousands, except percentages)	2021		2020		2020		2019
Top five clients	$90,804	18.2%	$81,808	20.4%	$158,679	19.8%	$162,396	21.0%
Top ten clients	$145,388	29.2%	$131,561	32.8%	$256,825	32.0%	$262,558	34.0%

Cost of Revenues

	Six Months Ended June 30,
(in thousands, except percentages)	2021	2020	Change	% Change
Cost of revenues	$287,102	$236,901	$50,201	21.2%

During the six months ended June 30, 2021, cost of revenues increased by $50.2 million, or 21.2%, compared to the six months ended June 30, 2020. This increase was primarily driven by an increase in payroll and benefit expenses (including stock-based compensation) of $50.4 million due to higher headcount as we hired more employees to support increased revenues and an increase in professional fees of $5.3 million and stock-based compensation of $3.3 million, partially offset by reduced travel costs of $9.4 million due to the COVID-19 pandemic.

	Year Ended December 31,
(in thousands, except percentages)	2020	2019	Change	% Change
Cost of revenues	$475,560	$476,631	$(1,071)	(0.2)%

During 2020, cost of revenues decreased by $1.1 million, or 0.2%, compared to 2019. This decrease was driven by reduced travel expenses of $42.7 million costs owing to the restrictions by governments on travel and group gatherings and due to the actions taken to protect our people’s health and safety, such as adopting remote work in all our offices, canceling non-essential international business travel and shifting our events and global trainee programs from face-to-face to virtual in response to the global COVID-19 pandemic which was partially offset by an increase in stock-based compensation, payroll (excluding stock-based compensation), and contractor expenses of $40.3 million due to higher headcount as we hired more employees to support increased revenues.

Gross Profit and Gross Margin

	Six Months Ended June 30,
(in thousands, except percentages)	2021	2020	Change	% Change
Gross profit	$210,992	$163,632	$47,360	28.9%
Gross margin	42.4%	40.9%

Our gross margin increased by 151 basis points for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, primarily due to increased demand for our services, which outpaced the growth in our number of employees, and lower travel costs as a percentage of revenues.

	Year Ended December 31,
(in thousands, except percentages)	2020	2019	Change	% Change
Gross profit	$327,815	$295,560	$32,255	10.9%
Gross margin	40.8%	38.3%

Our gross margin increased by 253 basis points for 2020 compared to 2019, primarily driven by reduced travel costs that resulted from the impact of the COVID-19 pandemic.

Selling, General and Administrative Expenses

	Six Months Ended June 30,
(in thousands, except percentages)	2021	2020	Change	% Change
Selling, general and administrative expenses	$135,347	$97,425	$37,922	38.9%

For the six months ended June 30, 2021, selling, general and administrative expenses were $135.3 million, representing an increase of approximately 38.9% as compared to $97.4 million reported in the same period in the prior year. Our selling, general and administrative expenses have increased due to increases in payroll expenses (excluding stock-based compensation), which include acquisition-related retention payments, of $31.5 million, stock-based compensation expenses of $6.2 million, facility expenses of $2.3 million and professional fees of $4.3 million, offset by a decrease in bad debt expense of $7.2 million.

	Year Ended December 31,
(in thousands, except percentages)	2020	2019	Change	% Change
Selling, general and administrative expenses	$189,497	$203,886	$(14,389)	(7.1)%

During 2020, selling, general and administrative expenses were $189.5 million, representing a decrease of approximately 7.1% as compared to $203.9 million reported in the prior year. Our selling, general and administrative expenses in 2020 decreased due to reduced travel of $12.1 million, advertising and recruiting expenses of $3.7 million combined with reduced office expenses of $2.0 million due to stay-at-home orders as a result of COVID-19 partially offset by an increase in our reserve for bad debt of $3.9 million (and an expense in the same amount). Further, we also focused on accelerating long-term operational efficiencies, which also supported the year-on-year decline in selling, general and administrative expenses as a percentage of revenues.

Depreciation and Amortization

	Six Months Ended June 30,
(in thousands, except percentages)	2021	2020	Change	% Change
Depreciation and amortization	$8,834	$8,244	$590	7.2%

During the six months ended June 30, 2021, depreciation and amortization expense increased by $0.6 million, or 7.2%, compared to the six months ended June 30, 2020. The increase in depreciation and amortization expense was due to a decrease in capitalized software amortization expense and an increase in amortization related to our acquired intangibles of $0.8 million as a result of our acquisitions of Fourkind and Gemini. For more detail regarding the Gemini and Fourkind transactions, see “—Note 3, Acquisitions, to our unaudited consolidated financial statements included elsewhere in this prospectus.

	Year Ended December 31,
(in thousands, except percentages)	2020	2019	Change	% Change
Depreciation and amortization	$17,479	$15,776	$1,703	10.8%

During 2020, depreciation and amortization expense increased by $1.7 million, or 10.8%, compared to 2019. The increase in depreciation and amortization expense was primarily due to an increase in capitalized software development costs, and the corresponding amortization expense; an increase in leasehold improvements, and the corresponding amortization expense; and an increase in global headcount, which is driving an increase in laptops and other computer equipment purchases to support the increased personnel.

Interest Expense

	Six Months Ended June 30,
(in thousands, except percentages)	2021	2020	Change	% Change
Interest expense	$(13,582)	$(13,817)	$235	(1.7)%

Interest expense is primarily related to our term loan and revolving credit facilities. There were no material changes in interest expense in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020.

	Year Ended December 31,
(in thousands, except percentages)	2020	2019	Change	% Change
Interest expense	$(25,767)	$(26,428)	$661	(2.5)%

There were no material changes in interest expense in 2020 as compared to 2019.

Income Tax Expense

	Six Months Ended June 30,
(in thousands, except percentages)	2021	2020	Change	% Change
Income tax expense	$14,962	$7,907	$7,055	89.2%

The Company’s income tax expense increased by $7.1 million for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 primarily due to the favorable impact of a U.S. federal net operating loss carryback refund claim pursuant to the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act filed in the six months ended June 30, 2020, combined with the impact of remeasuring deferred tax liabilities to account for the UK corporate income tax rate increase enacted in the six months ended June 30, 2020.

	Year Ended December 31,
(in thousands, except percentages)	2020	2019	Change	% Change
Income tax expense	$23,164	$19,417	$3,747	19.3%

The Company’s income tax expense increased by $3.7 million for the twelve months ended December 31, 2020 as compared to 2019, primarily due to the increase in income before taxes compared with the prior period, reduced by the beneficial tax impact of increased U.S. earnings allowing for a reduction in the U.S. corporate federal income tax on certain foreign sourced earnings.

Net Income

	Six Months Ended June 30,
(in thousands, except percentages)	2021	2020	Change	% Change
Net income	$36,737	$37,797	$(1,060)	(2.8)%

During the six months ended June 30, 2021, Net income was $36.7 million, representing a decrease of approximately 2.8% as compared to $37.8 million in the same period in the prior year. See “—Summary Comparison of Six Months ended June 30, 2021 with the Six Months ended June 30, 2020” above.

	Year Ended December 31,
(in thousands, except percentages)	2020	2019	Change	% Change
Net income	$79,283	$28,420	$50,863	179.0%

During the year ended December 31, 2020, net income was $79.3 million, representing an increase of 179.0% as compared to $28.4 million reported for the prior year. See “—Summary Comparison of 2020 with 2019” above.

Foreign Currency Exchange Gains and Losses

See “—Quantitative and Qualitative Disclosure About Market Risk—Foreign Currency Risk” and “Risk Factors—Risks Related to Our Global Operations—Our business, financial condition and results of operations may be adversely affected by fluctuations in foreign currency exchange rates.”

Quarterly Results of Operations and Key Metrics

The following table sets forth our unaudited quarterly condensed consolidated statements of operations data for each of the ten quarters in the period ended June 30, 2021. The information for each of these quarters has been prepared on a basis consistent with our audited annual consolidated financial statements appearing elsewhere in this prospectus and, in our opinion, include all normal recurring adjustments necessary for the fair statement of the financial information contained in those statements. The following unaudited consolidated quarterly financial data should be read in conjunction with our annual consolidated financial statements and the related notes included elsewhere in this prospectus. These quarterly results are not necessarily indicative of our operating results for a full year or any future period.

	Three Months Ended
	Mar. 31, 2019	June 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	June 30, 2020	Sep. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	June 30, 2021
					(in thousands)
Revenue	$182,986	$184,907	$199,384	$204,914	$214,905	$185,628	$196,549	$206,293	$237,662	$260,432
Operating Expenses:
Cost of revenues	108,803	118,633	122,631	126,564	127,169	109,732	114,849	123,810	134,791	152,311
Selling, general, and administrative	46,283	54,988	51,114	51,501	50,268	47,157	42,073	49,999	66,516	68,831
Depreciation and amortization	3,712	3,827	4,133	4,104	4,077	4,167	4,343	4,892	4,346	4,488

Total operating expenses	158,798	177,448	177,878	182,169	181,514	161,056	161,265	178,701	205,653	225,630

Income from operations	24,188	7,459	21,506	22,745	33,391	24,572	35,284	27,592	32,009	34,802
Other (expense) income:
Interest expense	(4,733)	(6,399)	(7,735)	(7,561)	(7,101)	(6,716)	(6,016)	(5,934)	(6,194)	(7,388)
Net realized and unrealized foreign currency (loss) gain	(417)	97	(2,096)	666	(2,717)	4,148	938	4,821	(2,668)	994
Other income (expense), net	4	681	35	(603)	101	26	12	46	61	83

Income before income taxes	19,042	1,838	11,710	15,247	23,674	22,030	30,218	26,525	23,208	28,491
Income tax expense	7,258	845	4,765	6,549	6,042	1,865	8,336	6,921	4,623	10,339

Net income	$11,784	$993	$6,945	$8,698	$17,632	$20,165	$21,882	$19,604	$18,585	$18,152

The following table sets forth our results of operations for the last ten quarterly periods presented as a percentage of our total revenue for those periods:

	Three Months Ended
	Mar. 31, 2019	June 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	June 30, 2020	Sep. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	June 30, 2021
		(% of Revenues)
Operating Expenses:
Cost of revenues	59.5%	64.2%	61.5%	61.8%	59.2%	59.1%	58.4%	60.0%	56.7%	58.5%
Selling, general, and administrative	25.3%	29.7%	25.6%	25.1%	23.4%	25.4%	21.4%	24.2%	28.0%	26.4%
Depreciation and amortization	2.0%	2.1%	2.1%	2.0%	1.9%	2.2%	2.2%	2.4%	1.8%	1.7%

Total operating expenses	86.8%	96.0%	89.2%	88.9%	84.5%	86.8%	82.0%	86.6%	86.5%	86.6%

Income from operations	13.2%	4.0%	10.8%	11.1%	15.5%	13.2%	18.0%	13.4%	13.5%	13.4%
Other (expense) income:
Interest (expense) income, net	(2.6)%	(3.5)%	(3.9)%	(3.7)%	(3.3)%	(3.6)%	(3.1)%	(2.9)%	(2.6)%	(2.8)%
Net realized and unrealized foreign currency (loss) gain	(0.2)%	0.1%	(1.1)%	0.3%	(1.3)%	2.2%	0.5%	2.3%	(1.1)%	0.4%
Other income (expense), net	0.0%	0.4%	0.0%	(0.3)%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Income before income taxes	10.4%	1.0%	5.9%	7.4%	11.0%	11.9%	15.4%	12.9%	9.8%	10.9%
Income tax expense	4.0%	0.5%	2.4%	3.2%	2.8%	1.0%	4.2%	3.4%	1.9%	4.0%

Net income	6.4%	0.5%	3.5%	4.2%	8.2%	10.9%	11.1%	9.5%	7.8%	7.0%

The following table sets forth our key operational and business metrics to evaluate our business for the last ten quarterly periods (in thousands, except percentages):

	Three Months Ended
	Mar. 31, 2019	June 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	June 30, 2020	Sep. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	June 30, 2021
		(in thousands, except percentages)
Gross profit	$74,183	$66,274	$76,753	$78,350	$87,736	$75,896	$81,700	$82,483	$102,871	$108,121
Gross margin	40.5%	35.8%	38.5%	38.2%	40.8%	40.9%	41.6%	40.0%	43.3%	41.5%
Net income	$11,784	$993	$6,945	$8,698	$17,632	$20,165	$21,882	$19,604	$18,585	$18,152
Net income margin	6.4%	0.5%	3.5%	4.2%	8.2%	10.9%	11.1%	9.5%	7.8%	7.0%
Adjusted EBITDA	$31,397	$15,870	$29,325	$30,537	$40,862	$33,159	$43,551	$35,621	$53,836	$51,219
Adjusted EBITDA Margin	17.2%	8.6%	14.7%	14.9%	19.0%	17.9%	22.2%	17.3%	22.7%	19.7%
Adjusted net income	$13,636	$4,174	$10,557	$12,140	$22,454	$21,231	$24,231	$18,467	$35,079	$24,346
Revenue growth rate as reported	21.4%	15.4%	20.7%	19.6%	17.4%	0.4%	(1.4)%	0.7%	10.6%	40.3%
Revenue growth rate at constant currency	27.4%	19.9%	23.5%	21.3%	20.9%	3.9%	(1.8)%	(0.9)%	6.1%	32.1%
Quarter to quarter revenue growth	6.8%	1.0%	7.8%	2.8%	4.9%	(13.6)%	5.9%	5.0%	15.2%	9.6%

The following table sets forth our unaudited condensed consolidated statements of operations data for the year-to-date interim and annual periods, as the context requires, ending with each of the ten quarters in the period ended June 30, 2021:

	Year to Date Ended
	Mar. 31, 2019	June 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	June 30, 2020	Sep. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	June 30, 2021
		(in thousands)
Revenue	$182,986	$367,893	$567,277	$772,191	$214,905	$400,533	$597,082	$803,375	$237,662	$498,094
Operating Expenses:
Cost of revenues	108,803	227,436	350,067	476,631	127,169	236,901	351,750	475,560	134,791	287,102
Selling, general, and administrative	46,283	101,271	152,385	203,886	50,268	97,425	139,498	189,497	66,516	135,347
Depreciation and amortization	3,712	7,539	11,672	15,776	4,077	8,244	12,587	17,479	4,346	8,834

Total operating expenses	158,798	336,246	514,124	696,293	181,514	342,570	503,835	682,536	205,653	431,283

Income from operations	24,188	31,647	53,153	75,898	33,391	57,963	93,247	120,839	32,009	66,811
Other (expense) income:
Interest expense	(4,733)	(11,132)	(18,867)	(26,428)	(7,101)	(13,817)	(19,833)	(25,767)	(6,194)	(13,582)
Net realized and unrealized foreign currency (loss) gain	(417)	(320)	(2,416)	(1,750)	(2,717)	1,431	2,369	7,190	(2,668)	(1,674)
Other income, net	4	685	720	117	101	127	139	185	61	144

Income before income taxes	19,042	20,880	32,590	47,837	23,674	45,704	75,922	102,447	23,208	51,699
Income tax expense	7,258	8,103	12,868	19,417	6,042	7,907	16,243	23,164	4,623	14,962

Net income	$11,784	$12,777	$19,722	$28,420	$17,632	$37,797	$59,679	$79,283	$18,585	$36,737

The following table sets forth our key operational and business metrics to evaluate our business for the year-to-date interim and annual periods, as the context requires, ending with each of the last ten quarterly periods (in thousands, except percentages):

	Year to Date Ended
	Mar. 31, 2019	June 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	June 30, 2020	Sep. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	June 30, 2021
		(in thousands, except percentages)
Gross profit	$74,183	$140,457	$217,210	$295,560	$87,736	$163,632	$245,332	$327,815	$102,871	$210,992
Gross margin	40.5%	38.2%	38.3%	38.3%	40.8%	40.9%	41.1%	40.8%	43.3%	42.4%
Net income	$11,784	$12,777	$19,722	$28,420	$17,632	$37,797	$59,679	$79,283	$18,585	$36,737
Net income margin	6.4%	3.5%	3.5%	3.7%	8.2%	9.4%	10.0%	9.9%	7.8%	7.4%
Adjusted EBITDA	$31,397	$47,267	$76,592	$107,129	$40,862	$74,021	$117,572	$153,193	$53,836	$105,055
Adjusted EBITDA Margin	17.2%	12.8%	13.5%	13.9%	19.0%	18.5%	19.7%	19.1%	22.7%	21.1%
Adjusted net income	$13,636	$17,810	$28,367	$40,507	$22,454	$43,685	$67,916	$86,383	$35,079	$59,425
Revenue growth rate as reported	21.4%	18.3%	19.1%	19.3%	17.4%	8.9%	5.3%	4.0%	10.6%	24.4%
Revenue growth rate at constant currency	27.4%	23.4%	23.4%	22.7%	20.9%	12.3%	7.3%	5.1%	6.1%	18.2%

Quarterly Trends

Summary Comparison of Three Months Ended June 30, 2021 with the Three Months Ended June 30, 2020

Revenues for the three months ended June 30, 2021, increased $74.8 million, or 40.3%, compared to the prior three months ended June 30, 2020. Had our consolidated revenues been expressed in constant currency terms using the exchange rates in effect during the three months ended June 30, 2020, we would have reported revenue growth of 32.1% for the three months ended June 30, 2021 compared to 3.9% for the prior comparable period ended June 30, 2020. The increase in revenues was driven by higher demand for services as certain clients accelerated their digital transformation projects, combined with continued spend in the technology, business services and energy, public and health services sectors.

Income from operations for the three months ended June 30, 2021 increased $10.2 million, or approximately 41.6%, to $34.8 million compared the prior three months ended June 30, 2020. Income from operations as a percentage of revenues for the three months ended June 30, 2021 was 13.4% compared to 13.2% for the three months ended June 30, 2020. The increase in income from operations was attributable to strong utilization and robust demand combined with reduced travel and bad debt expenses. Operating expenses increased in absolute dollars during the period attributable to higher payroll expenses (including stock-based compensation) as we hired more employees to support revenue growth. Operating expenses as a percent of revenue remained consistent compared to strong revenue growth trends.

During the three months ended June 30, 2021, net income decreased $2.0 million, or 10.0%, compared to the three months ended June 30, 2020 driven by higher income taxes and certain acquisition related costs. During the same period, Adjusted Net Income increased $3.1 million, or 14.7%, compared to the prior three months ended June 30, 2020 attributable to higher revenues. Net income margin for the three months ended June 30, 2021 was 7.0% compared to 10.9% for the three months ended June 30, 2020. Net income margin decreased due to increased income taxes and certain acquisition related expenses.

Adjusted EBITDA for the three months ended June 30, 2021, increased $18.1 million, or

54.5%, compared to the prior three months ended June 30, 2020. Adjusted EBITDA increased due to higher revenues as demand for our services increased offset partially by higher operating expenses as certain costs, such as payroll, increased to support increased levels of demand. Adjusted EBITDA margin for the three months ended June 30, 2021 was 19.7% compared to 17.9% for the three months ended June 30, 2020. Adjusted EBITDA Margin increased primarily due to higher revenues, which outpaced the growth in our number of employees, and lower travel costs as a percentage of revenues.

Revenue

We have primarily seen sustained revenue growth quarter-over-quarter, driven by our ability to retain and enhance project delivery for existing clients combined with new client acquisition. During the second half of 2021, we sustained revenue growth of 32.1% and 18.2%, respectively, at constant currency compared to the three and six months ended June 30, 2020, respectively, driven by a recovery in the financial services and insurance, automotive, travel, and transportation verticals, as well as robust demand for digital services from both new and existing clients, the strategic acquisitions of Gemini and Fourkind. We also pivoted our offerings to leverage market tailwinds as companies increased their focus on digital transformation in response to the COVID-19 pandemic. During this period, sector diversification enabled us to re-balance sales exposure to verticals that were spending incrementally throughout the pandemic, such as technology and business services and energy, public and health services.

Revenues have increased year-over-year in each period between 3.9% and 23.5% at constant currency for each quarter in the trailing twelve months ended June 30, 2020. The second quarter of 2020 was an exception, at a slower growth rate of 3.9%, where most of the COVID-19 impact on our business was seen, following a slowdown in our new business pipeline, one-time pauses and select cancellations in existing customer projects as certain clients were addressing the initial challenges of the pandemic. The COVID-19 impact to our business was concentrated in affected verticals, such as automotive, travel and transportation and retail and consumer. On a quarter-to-quarter basis, we began to experience a recovery to historical revenue growth levels in the third and fourth quarters of 2020 at 5.9% and 5.0%, respectively.

Cost of Revenue

Cost of revenue has historically fluctuated in line with revenue for all periods presented. During the second quarter of 2021, payroll and benefits expenses (excluding stock-based compensation) increased by $35.5 million driven by higher headcount as we hired more employees to support increased revenues, increased stock-based compensation expenses of $2.5 million, increased travel expenses of $0.8 million, and increased professional fees of $3.3 million compared to the prior three months ended June 30, 2020.

During the first quarter of 2021, cost of revenue decreased as a percentage of revenue compared to all of the previous eight quarters due to a continued focus on driving efficiencies in gross margin. The gross margin improvement was driven by strong utilization and robust demand as revenues grew 15.2% outpacing cost of revenue growth at 8.9%.

During 2020, the historic quarterly trend in absolute dollars was not consistent due to the adverse impacts of the global COVID-19 pandemic and subsequent recovery in our business. During the second quarter of 2020, payroll (excluding stock-based compensation) and travel related expenses decreased $6.7 million and $9.8 million, respectively. The decrease in expenses were driven by temporary country specific reductions in our headcount mainly associated with effects of the global COVID-19 pandemic and due to the actions taken to protect our people’s health and safety, such as adopting remote work in all our offices, canceling non-essential international business travel and shifting our events and global trainee programs from face-to-face to virtual. The countries that experienced reductions in payroll expenses (excluding stock-based compensation) for the quarter ended June 30, 2020 were the United States, United Kingdom, Brazil, China and Germany with reduced payroll related costs of $2.2 million, $1.1 million, $1.1 million, $0.8 million and $0.7 million compared to the preceding quarter ended March 31, 2020, respectively. During the fourth quarter of 2020, payroll and travel related expenses increased from the preceding quarter by $6.8 million and $0.6 million, respectively, due to the easing of hiring and travel restrictions and a general recovery in our business.

Selling, General, and Administrative

Selling, general and administrative costs have fluctuated in line with revenue for all periods presented. For the three months ended June 30, 2021, selling, general and administrative expenses were $68.8 million, representing an increase of approximately 46.0% as compared to $47.2 million reported in the previous period. Our selling, general and administrative expenses have increased primarily due to increases in payroll and stock-based compensation expenses of $21.4 million, professional fees of $1.7 million, facility expenses of $2.4 million, offset by a decrease in bad debt expense of $6.8 million. For the three months ended March 31, 2021, selling, general and administrative expenses were $66.5 million, representing an increase of approximately 32.2% as compared to $50.3 million reported in the previous period. Our selling, general and administrative expenses have increased primarily due to acquisition related retention payments of $6.1 million, payroll expenses (excluding stock-based compensation) of $8.3 million and professional fees of $2.4 million.

During 2020, the historic quarterly trend in absolute dollars was not consistent due to the adverse impacts of the global COVID-19 pandemic and subsequent recovery in our business. During the second quarter of 2020, selling, general and administrative expenses decreased due to reduced travel expenses of $2.2 million, combined with reduced office expenses due to stay-at-home orders of $1.4 million, and reduced payroll related expenses of $5.2 million partially offset by an increase in bad debt expense of $6.1 million. In the third quarter of 2020, selling, general and administrative expenses continued to decrease due to a decrease in bad debt expense of $6.4 million partially offset by an increase in payroll expenses (excluding stock-based compensation) of

$3.1 million. During the fourth quarter of 2020, selling general and administrative expenses increased due to additional office and facilities expenses of $1.2 million as offices prepared to reopen for business, professional fees of $1.6 million, travel related expense of $0.4 million, as well as payroll and benefit (excluding stock-based compensation) related expenses of $2.9 million due to the easing of hiring restrictions, partial easing of travel restrictions and overall recovery from the COVID-19 pandemic.

Depreciation and Amortization

Depreciation and amortization costs have fluctuated in line with revenue for all periods presented and generally increased in absolute dollars on a quarterly basis due to increased capitalized software development costs, and the corresponding amortization expense; an increase in leasehold improvements, and the corresponding amortization expense; and an increase in global headcount, which is driving an increase in laptops and other computer equipment purchases to support the increased personnel.

Net Income, Net Income Margin and Adjusted Net Income

We continue focusing on our margin expansion initiatives, including efficiencies in our implementation and operational processes and controlling general and administrative expenses as described above. On a quarterly basis, we have sustained organic and inorganic net income, net income margin and adjusted net income growth quarter-over-quarter, driven by increased utilization and robust demand for our services, as well as lower operating expenses related to COVID-19 restrictions and remote working. For all of the historic periods presented, we experienced a general uptrend in our net income, net income margin and adjusted net income. On a year to date basis, net income margin ranged between 3.5% and 6.4% for the year ended 2019, 8.2% to 10.0% for 2020, and 7.0% to 7.8% for the quarterly periods ending 2021.

During the six months ended June 30, 2021, net income decreased $1.1 million, or 2.8%, compared to the six months ended June 30, 2020 due to higher net income taxes and certain acquisition-related expense. During the same period, adjusted net income increased $15.7 million, or 36.0%.

In 2020, we reported quarterly net income growth over the comparable quarter of 2019 of between 50% and 1,931%.

Adjusted EBITDA and Adjusted EBITDA Margin

We have demonstrated continued strong quarterly performance in Adjusted EBITDA and Adjusted EBITDA margin. Our adjusted EBITDA margin has improved across the periods demonstrating the leverage in our operating model as we have been able to grow revenue and gross profit at a faster pace than operating expenses.

Revenue Growth Rate at Constant Currency

During the three months ended June 30, 2021, we reported revenue growth of 40.3% compared to the prior three months ended June 30, 2020. Had our consolidated revenues been expressed in constant currency terms using the exchange rates in effect during the three months ended June 30, 2020, we would have reported revenue growth of 32.1%.

During the three months ended March 31, 2021, we reported revenue growth of 10.6% compared to the prior three months ended March 31, 2020, which includes the impact of decreased reimbursable travel costs. Had our consolidated revenues been expressed in constant currency terms using the exchange rates in effect during the three months ended March 31, 2020, we would have reported revenue growth of 6.1%.

Excluding the effects of foreign currency rate fluctuations, our total revenues increased sequentially on a historical basis until the second quarter of 2020. Had our consolidated revenues been expressed in constant currency terms using the exchange rates in effect during the three months ended June 30, 2019, we would have reported revenue growth of 3.9% compared to 0.4%. Revenues were negatively impacted by the appreciation of the U.S. dollar relative to certain principal functional currencies of our subsidiaries.

Non-GAAP Financial Measures

We use Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income as measures of operating performance and the operating leverage in our business. We believe that these non-GAAP financial measures are useful to investors for supplemental period-to-period comparisons of our business and in understanding and evaluating our operating results for the following reasons:

•

Our management uses Adjusted Net Income to assess our overall performance, without regard to items that are considered to be unique or non-recurring in nature or otherwise unrelated to our ongoing revenue-generating operations, net of the income tax effect of the adjusted items;

•

Adjusted EBITDA and Adjusted EBITDA Margin are widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, interest expense, other (income) expense, net, and income tax expense that can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired or costs that are unique or non-recurring in nature or otherwise unrelated to our ongoing revenue-generating operations;

•

Our management uses Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance; and

•

Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin provide consistency and comparability with our past financial performance, facilitate period-to-period comparisons of our core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin have limitations as analytical tools, and you should not consider these measures in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are, or may in the future be, as follows:

•

Although depreciation and amortization expense is a non-cash charge, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•

Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

•	Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin do not reflect changes in, or cash requirements for, our working capital needs;

•

Adjusted EBITDA and Adjusted EBITDA Margin do not reflect (i) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (ii) accruals or tax payments that may represent a reduction in cash available to us;

•	Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin do not reflect transaction costs related to acquisitions; and

•	The expenses and other items that we exclude in our calculations of Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin may differ from the expenses and other items, if any, that other companies may exclude from similarly-titled non-GAAP measures when they report their operating results, and we may, in the future, exclude other significant, unusual or non-recurring expenses or other items from these financial measures.

Because of these limitations, Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin should be considered along with other financial performance measures presented in accordance with GAAP.

The following tables present a reconciliation of Adjusted Net Income and Adjusted EBITDA to their most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated.

	Six Months Ended June 30,		Years Ended December 31,
(in thousands)	2021	2020	2020	2019
Net income	$36,737	$37,797	$79,283	$28,420
Unrealized foreign exchange losses (gains)	2,519	68	(5,351)	703
Stock-based compensation	10,236	774	1,667	1,949
Amortization of acquisition-related intangibles	6,033	5,199	10,537	10,635
Acquisition costs(a)	7,486	—	633	158
Non-recurring executive compensation expense(b)	—	—	—	802
Certain professional fees(c)	1,846	56	56	1,512
Non-recurring tender offer compensation expense(d)	2,715	—	—	—
Business rationalization(e)	—	803	1,316	4,589
IPO-related costs(f)	1,075	220	315	—
Income tax effects of adjustments(g)	(9,222)	(1,232)	(2,073)	(8,261)

Adjusted Net Income	$59,425	$43,685	$86,383	$40,507

	Six Months Ended June 30,		Years Ended December 31,
(in thousands, except percentages)	2021	2020	2020	2019
Net income	$36,737	$37,797	$79,283	$28,420
Income tax expense	14,962	7,907	23,164	19,417
Interest expense	13,582	13,817	25,767	26,428
Other income, net	(144)	(127)	(185)	(117)
Unrealized foreign exchange losses (gains)	2,519	68	(5,351)	703
Stock-based compensation	10,236	774	1,667	1,949
Depreciation and amortization	14,041	12,706	26,528	23,268
Acquisition costs(a)	7,486	—	633	158
Non-recurring executive compensation expense(b)	—	—	—	802
Certain professional fees(c)	1,846	56	56	1,512
Non-recurring tender offer compensation expense(d)	2,715	—	—	—
Business rationalization(e)	—	803	1,316	4,589
IPO-related costs(f)	1,075	220	315	—

Adjusted EBITDA	$105,055	$74,021	$153,193	$107,129

Net income margin	7.4%	9.4%	9.9%	3.7%

Adjusted EBITDA Margin	21.1%	18.5%	19.1%	13.9%

(a)	Reflects costs for certain professional fees and retention wage expenses related to certain acquisitions.
(b)	Reflects executive compensation expenses for certain roles that were eliminated in connection with our acquisition by the Apax Funds.
(c)	Adjusts for certain transaction expenses, non-recurring legal expenses, and one-time professional fees.

(d)	Adjusts for the additional compensation expense related to the tender offer completed in the first quarter of 2021.
(e)

Adjusts for business rationalization revenues and costs related to closing Thoughtworks Studios, which was completely shut down as of December 31, 2020. Thoughtworkers previously associated with Thoughtworks Studios have been transitioned to higher-revenue generating functions.

(f)	Adjusts for IPO-readiness costs and expenses that do not qualify as equity issuance costs.
(g)	Adjusts for the income tax effects of the foregoing adjusted items.

The following tables present a reconciliation of Adjusted Net Income and Adjusted EBITDA to their most directly comparable financial measures prepared in accordance with GAAP, for each of the periods indicated.

	Three Months Ended
	Mar. 31, 2019	June 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	June 30, 2020	Sep. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	June 30, 2021
(in thousands)
Net Income	$11,784	$993	$6,945	$8,698	$17,632	$20,165	$21,882	$19,604	$18,585	$18,152
Unrealized foreign exchange (gains) losses	(190)	(901)	1,949	(155)	2,817	(2,749)	97	(5,516)	3,929	(1,410)
Stock-based compensation	820	353	417	359	419	355	292	601	1,874	8,362
Amortization of acquisition-related-intangibles	841	2,664	2,644	4,486	2,618	2,581	2,652	2,686	2,981	3,052
Acquisition costs(a)	23	135	—	—	—	—	—	633	6,403	1,083
Non-recurring executive compensation expense(b)	—	687	—	115	—	—	—	—	—	—
Certain professional fees(c)	464	826	217	5	—	56	—	—	1,648	198
Non-recurring tender offer compensation expense(d)	—	—	—	—	—	—	—	—	2,714	1
Business rationalization(e)	1,034	1,468	1,301	786	415	388	305	208	—	—
IPO-related costs(f)	—	—	—	—	203	17	14	81	1,043	32
Income tax effects of adjustments(g)	(1,140)	(2,051)	(2,916)	(2,154)	(1,650)	418	(1,011)	170	(4,098)	(5,124)

Adjusted Net Income	$13,636	$4,174	$10,557	$12,140	$22,454	$21,231	$24,231	$18,467	$35,079	$24,346

(a)	Reflects costs for certain professional fees and retention wage expenses related to certain acquisitions.
(b)	Reflects executive compensation expenses for certain roles that were eliminated in connection with our acquisition by the Apax Funds.
(c)	Adjusts for certain transaction expenses, non-recurring legal expenses, and one-time professional fees.
(d)	Adjusts for the additional compensation expense related to the tender offer completed in the first quarter of 2021.
(e)

Adjusts for business rationalization revenues and costs related to closing Thoughtworks Studios, which was completely shut down as of December 31, 2020. Thoughtworkers previously associated with Thoughtworks Studios have been transitioned to higher-revenue generating functions.

(f)	Adjusts for IPO-readiness costs and expenses that do not qualify as equity issuance costs.
(g)	Adjusts for the income tax effects of the foregoing adjusted items.

	Three Months Ended
	Mar. 31, 2019	June 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	June 30, 2020	Sep. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	June 30, 2021
(in thousands, except percentages)
Net Income	$11,784	$993	$6,945	$8,698	$17,632	$20,165	$21,882	$19,604	$18,585	$18,152
Income tax expense	7,258	845	4,765	6,549	6,042	1,865	8,336	6,921	4,623	10,339
Interest expense	4,733	6,399	7,735	7,561	7,101	6,716	6,016	5,934	6,194	7,388
Other (income) expense, net	(4)	(681)	(35)	603	(101)	(26)	(12)	(46)	(61)	(83)
Unrealized foreign exchange (gains) losses	(190)	(901)	1,949	(155)	2,817	(2,749)	97	(5,516)	3,929	(1,410)
Stock-based compensation	820	353	417	359	419	355	292	601	1,874	8,362
Depreciation and amortization	5,475	5,746	6,031	6,016	6,334	6,372	6,621	7,201	6,884	7,157
Acquisition costs(a)	23	135	—	—	—	—	—	633	6,403	1,083
Non-recurring executive compensation expense(b)	—	687	—	115	—	—	—	—	—	—
Certain professional fees(c)	464	826	217	5	—	56	—	—	1,648	198
Non-recurring tender offer compensation expense(d)	—	—	—	—	—	—	—	—	2,714	1
Business rationalization(e)	1,034	1,468	1,301	786	415	388	305	208	—	—
IPO-related costs(f)	—	—	—	—	203	17	14	81	1,043	32

Adjusted EBITDA	$31,397	$15,870	$29,325	$30,537	$40,862	$33,159	$43,551	$35,621	$53,836	$51,219

Net income margin	6.4%	0.5%	3.5%	4.2%	8.2%	10.9%	11.1%	9.5%	7.8%	7.0%

Adjusted EBITDA Margin	17.2%	8.6%	14.7%	14.9%	19.0%	17.9%	22.2%	17.3%	22.7%	19.7%

(a)	Reflects costs for certain professional fees and retention wage expenses related to certain acquisitions.
(b)	Reflects executive compensation expenses for certain roles that were eliminated in connection with our acquisition by the Apax Funds.
(c)	Adjusts for certain transaction expenses, non-recurring legal expenses, and one-time professional fees.
(d)	Adjusts for the additional compensation expense related to the tender offer completed in the first quarter of 2021.
(e)

Adjusts for business rationalization revenues and costs related to closing Thoughtworks Studios, which was completely shut down as of December 31, 2020. Thoughtworkers previously associated with Thoughtworks Studios have been transitioned to higher-revenue generating functions.

(f)	Adjusts for IPO-readiness costs and expenses that do not qualify as equity issuance costs.

Liquidity and Capital Resources

The following table summarizes certain key measures of our liquidity and capital resources:

	As of June 30,		As of December 31,
(in thousands)	2021	2020	2020	2019
Cash and cash equivalents	$215,950	$146,442	$490,841	$55,973
Availability under revolving credit facility	165,000	56,000	85,000	85,000
Borrowings under revolving credit facility	—	29,000	—	—
Long-term debt, including current portion(1)	705,725	441,236	439,757	442,503

(1)

Balance includes deferred financing fees. Reconciliation of gross to net amounts are presented in “—Note 12, Credit Agreements.” Subsequent to June 30, 2021, the Company made a voluntary prepayment of $100.0 million on outstanding amounts owed on the term loan. See “—Note 14, Subsequent Events,” to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Our cash generated from operations and financing activities has been our primary source of liquidity to fund operations and investments. Our capital sources are focused on investments in our technology solutions, corporate infrastructure and strategic acquisitions to further expand into new business sectors and/or expand sales in existing sectors. The Company generates sufficient cash flows for working capital and expects to do so for the foreseeable future.

As of December 31, 2020, our principal sources of liquidity were cash and cash equivalents totaling $490.8 million and $85.0 million of available borrowings under our revolving credit facility. Cash and cash equivalents as of December 31, 2020 included proceeds from the issuance of preferred stock in the amount of $322.8 million, net of equity issuance costs of $7.2 million, which proceeds were subsequently used to repurchase equity from existing shareholders. Refer to the notes to our consolidated financial statements in this prospectus for more information.

In the future, we may enter into arrangements to acquire or invest in complementary businesses, services and technologies, or intellectual property rights. To fund these acquisitions or investments, we may seek to access the debt or capital markets. Our ability to obtain additional funding will be subject to various factors, including general market conditions, our operating performance, the market’s perception of our growth potential, lender sentiment and our ability to incur additional debt in compliance with our contractual restrictions, including those in our Credit Agreement (as defined below).

Our Credit Facilities

Our subsidiaries are party to an amended and restated credit agreement, dated as of March 26, 2021 (as amended, the “Credit Agreement”), among Thoughtworks, Inc., Turing Acquisition LLC and Turing Midco LLC (collectively, the “Borrowers”), Turing Topco LLC (“Holdings”), Credit Suisse AG, Cayman Islands Branch, as administrative agent, the lenders party thereto and the other parties from time-to-time party thereto. The Credit Agreement provides for a senior secured term loan in the amount of $715.0 million (the “Term Loan”) and a senior secured revolving credit facility of up to $165.0 million (the “Revolver”). As of June 30, 2021, we had $713.2 million outstanding under our Term Loan with an interest rate of 3.75%, with no borrowings outstanding under the Revolver.

Borrowings under the Credit Agreement are guaranteed by substantially all the Borrowers’ direct and indirect wholly owned material domestic subsidiaries subject to customary exceptions (the “Guarantors” and together with the Borrowers and Holdings, the “Loan Parties”). The obligations under the Credit Agreement and the guarantees of the Guarantors are secured by substantially all of the Loan Parties’ assets, subject to customary exceptions and thresholds.

Borrowings under the Term Loan bear interest at a rate per annum equal to an applicable margin plus either (a) a base rate or (b) a LIBOR rate, at our option, subject to interest rate floors. Borrowings under the Revolver bear interest at a rate per annum equal to an applicable margin plus either (x) a base rate or (y) a LIBOR rate at our option. In addition to paying interest on outstanding borrowings under the Revolver, we are required to pay a commitment fee to the lenders under the Revolver in respect of unutilized commitments thereunder and customary letter of credit fees. The applicable margins in respect of both the Term Loan and the Revolver are subject to adjustments based on our first lien leverage ratios and corporate family ratings plus a permanent reduction by 25 basis points of the interest rate applicable to our Term Loan and our Revolver upon the consummation of a qualifying public offering, including this offering.

The Credit Agreement requires compliance with various covenants customary for agreements of this type, including a springing financial covenant (solely for the benefit of the Revolver), a passive holdings covenant with respect to Holdings and negative covenants that limit, among other things, the Borrowers’ and their restricted subsidiaries’ ability to incur additional debt, create or incur liens, engage in mergers or consolidations, sell, transfer or otherwise dispose of assets, make voluntary prepayments to subordinated debt, pay dividends or distributions, make investments, and enter into certain transactions with affiliates. We are currently in compliance with all covenants contained in our Credit Agreement. The Credit Agreement also includes events of default customary for agreements of this type. Further, as it relates to restricted subsidiaries, as of June 30, 2021, none of our consolidated net assets were subject to dividend restrictions under the Credit Agreement.

Cash Flows

The following table shows a summary of our cash flows for the periods presented:

	Six Months Ended June 30,		Years Ended December 31,
(in thousands)	2021	2020	2020	2019
Net cash provided by (used in):
Operating activities	$60,296	$72,016	$125,296	$29,271
Investing activities	(58,390)	(5,799)	(14,993)	(18,597)
Financing activities	(250,693)	26,696	318,197	(6,564)
Effect of exchange rate changes on cash and cash equivalents	(662)	(2,321)	6,543	944

Net (decrease) increase in cash and cash equivalents	$(249,449)	$90,592	$435,043	$5,054

Operating Activities

Net cash provided by operating activities during the six months ended June 30, 2021 and year ended December 31, 2020 decreased $11.7 million and increased $96.0 million, respectively, as compared to the comparable periods in 2020 and 2019, respectively. The decrease in 2021 was primarily driven by slower revenue growth in 2020 which had a positive impact on operating cash flows due to the impact on sales outstanding compared to 2021, and in 2020, a significant increase in deferred issuance costs for professional fees incurred as a result of the preferred shareholder issuance.

Investing Activities

Net cash used in investing activities during the six months ended June 30, 2021 and year ended December 31, 2020 was $58.4 million and $15.0 million, respectively, compared to $5.8 million and $18.6 million used in the same period in 2020 and 2019, respectively. The increase for the quarter ended June 30, 2021 was primarily attributable to the acquisition of Gemini and Fourkind and purchases of property and equipment. The increase for the year ended December 31, 2020 was primarily attributable to $15.1 million of purchases of property and equipment.

Financing Activities

Net cash used in financing activities during the six months ended June 30, 2021 was $250.7 million compared to net cash provided by financing activities of $26.7 million in the same period in 2020. Net cash provided by financing activities during the year ended December 31, 2020 was $318.2 million compared to net cash used in financing activities of $6.6 million in the same period in 2019. The increase in cash used in financing activities for the six months ended June 30, 2021 was primarily attributable to the repurchase of shares and vested options from our securityholders using the proceeds from the issuance of $720.0 million of preferred stock, partially offset by proceeds from an increase in our term loan (which were subsequently used to pay a dividend to our securityholders in April 2021). The increase in cash provided by financing activities for the year ended December 31, 2020 is primarily due to the proceeds from the issuance of preferred stock. See the notes to our consolidated financial statements included elsewhere in this prospectus for additional information.

Contractual Obligations and Future Capital Requirements

Contractual Obligations

As of June 30, 2021, the future annual minimum lease payments for the Company were comprised of the following:

Year Ended December 31 (in thousands)	Total
2021 (excluding six months ended June 30, 2021)	$8,087
2022	16,561
2023	14,305
2024	13,253
2025	11,658
Thereafter	9,928

Total future minimum lease payments	$73,792

Except as disclosed in the foregoing table and “—Our Credit Facilities” above, we did not have other material contractual obligations for cash expenditures.

Future Capital Requirements

We believe that our existing cash and cash equivalents combined with our expected cash flow from operations will be sufficient to meet our projected operating and capital expenditure requirements for at least the next twelve months and that we possess the financial flexibility to execute our strategic objectives, including the ability to make acquisitions and strategic investments in the foreseeable future. However, our ability to generate cash is subject to our performance, general economic conditions, industry trends and other factors. To the extent that existing cash and cash equivalents and operating cash flow are insufficient to fund our future activities and requirements, we may need to raise additional funds through public or private equity or debt financing. If we incur new debt, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity or convertible debt securities, existing stockholders may experience dilution, and such new securities could have rights senior to those of our common stock. These factors may make the timing, amount, terms and conditions of additional financings unattractive. Our inability to raise capital could impede our growth or otherwise require us to forego growth opportunities and could materially adversely affect our business, financial condition and results of operations. There is no assurance that we would be able to raise additional funds on favorable terms or at all.

Commitments and Contingencies

Certain conditions may exist as of the date of the consolidated financial statements which may result in a loss to the Company but will only be resolved when one or more future events occur or fail to occur. Such liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources, are recorded when the Company assesses that it is probable that a future liability has been incurred and the amount can be reasonably estimated. Recoveries of costs from third parties, which the Company assesses as being probable of realization, are recorded to the extent of related contingent liabilities accrued. Legal costs incurred in connection with matters relating to contingencies are expensed in the period incurred. The Company records gain contingencies when realized.

Recent Accounting Pronouncements

See the notes to our consolidated financial statements included elsewhere in this prospectus for information regarding recent accounting pronouncements affecting us.

Concentration of Credit and Other Credit Risks

Revenues generated from the Company’s operations outside the United States for the six months ended June 30, 2021 and 2020 were approximately 65% and 59%, respectively. See “—Note 2, Revenue Recognition,” to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

As of June 30, 2021 and December 31, 2020, approximately 72% and 74%, respectively, of trade accounts receivable and unbilled accounts receivable were due from customers located outside the United States. At June 30, 2021 and December 31, 2020, the Company had net fixed assets of $26.4 million and $21.8 million, respectively, outside the United States.

Revenues generated from the Company’s operations outside the United States for the years ended December 31, 2020 and 2019 were 61% and 64%, respectively.

As of December 31, 2020 and 2019, approximately 74% and 70%, respectively, of trade accounts receivable and unbilled accounts receivable were due from clients located outside the United States. As of December 31, 2020 and 2019, the Company had net fixed assets of $21.8 million and $22.8 million, respectively, outside the United States.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

We are primarily exposed to changes in interest rates with respect to our cost of borrowing under our Credit Agreement. We monitor our cost of borrowing under our credit facilities, taking into account our funding requirements and our expectations for interest rates in the future. In 2020, a 100 basis point increase in the average LIBOR/base rate applicable to our borrowings would have resulted in a $4.2 million increase in our interest expense, while a 100 basis point decrease in the average LIBOR/base rate would have resulted in a $2.6 million decrease in our interest expense reflecting a LIBOR/base rate floor under our credit facilities of 1.0%.

Foreign Currency Risk

We operate in several countries across the world. Our international sales are primarily denominated in foreign currencies, and any unfavorable movement in the exchange rate between U.S. dollars and the currencies in which we conduct sales in foreign countries could have an adverse impact on our revenues. A portion of our operating expenses are incurred outside the United States and are denominated in foreign currencies, which are also subject to fluctuations due to changes in foreign currency exchange rates. In addition, our suppliers incur many costs, including labor and supply costs, in other currencies. While we are not currently contractually obligated to pay increased costs due to changes in exchange rates, to the extent that exchange rates move unfavorably for our suppliers, they may seek to pass these additional costs on to us, which could have a material impact on our gross margins. Our operating results and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates. However, we believe that the exposure to foreign currency fluctuation from operating expenses is relatively small at this time as the related costs do not constitute a significant portion of our total expenses. We have generally not entered into derivatives or hedging transactions, as our exposure to foreign currency exchange rates has historically been partially hedged as our foreign currency denominated inflows have covered our foreign currency denominated expenses. However, we may enter into derivative or hedging transactions in the future if our exposure to foreign currency should become more significant.

In 2020, our revenues denominated and recorded in currencies other than U.S. dollars amounted to 61% of our total revenues. A 10% increase or decrease in the value of the U.S. dollar against the principal foreign currencies in which our revenues are measured (namely, the Australian dollar, Chilean Peso, Chinese Yuan, British Pound, Euro, Indian Rupee and Brazilian Real) would have caused our revenues to decrease or increase, respectively, by approximately $42.8 million.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and operating results.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. In preparing the consolidated financial statements, we make estimates and judgments that affect the reported amounts of assets, liabilities, stockholders’ equity/deficit, revenues, expenses and related disclosures. We re-evaluate our estimates on an on-going basis. Our estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Because of the uncertainty inherent in these matters, actual results may differ from these estimates and could differ based upon other assumptions or conditions. The critical accounting policies that reflect our more significant judgments and estimates used in the preparation of our consolidated financial statements include those noted below.

Revenue Recognition

We generate revenues by providing professional services in software development and consulting services to companies across the globe.

We determine revenue recognition through the following steps in accordance with Topic 606:

•	identification of the contract, or contracts, with a client;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenues when, or as, we satisfy a performance obligation.

We adopted ASC 606 as of January 1, 2019. Our 2018 revenues were prepared according to ASC 605. However, our adoption of ASC 606 in 2019 did not materially impact our revenues.

Revenue is recognized when control of services or licenses is passed to a client in an amount of revenue that reflects the consideration the Company expects to be entitled to in exchange for those services or licenses. Such control may be transferred over time or at a point in time, depending on satisfaction of obligations stipulated by the contract. The Company records sales and other taxes collected from clients and remitted to governmental authorities on a net basis.

The Company generates revenues from a variety of professional service arrangements. Fees for these contracts may be in the form of time-and-materials, fixed price, and licensing arrangements. The Company also reports gross reimbursable expenses incurred as both revenues and cost of revenues in the consolidated statements of income and comprehensive income.

Revenues are measured based on consideration specified in a contract with a client, which may consist of both fixed and variable components, and the consideration expected to be received is allocated to each separately identifiable performance obligation based on the performance obligation’s relative stand-alone selling price. The standalone selling prices are generally determined based on the prices at which the Company separately sells the services or licenses.

Stock-Based Compensation

Performance Vesting and Time Vesting Options

On September 5, 2021, the Company’s Board of Directors approved the acceleration of vesting of all outstanding, unvested performance vesting options upon the completion of an initial public offering, regardless of the sponsor return or 18-month continuous service criteria being met. This will result in all performance vesting options becoming fully vested as of the completion of the initial public offering. Unless otherwise prohibited by law in local jurisdictions, time vesting options will continue to vest according to the Plan. For more information regarding the impact on stock-based compensation expense that will result from the accelerated vesting of performance vesting options, see Note 14, Subsequent Events—Board Approval of Equity Modification, to our condensed consolidated financial statements included elsewhere in this prospectus.

Stock Appreciation Rights (“SARs”)

Upon the completion of an initial public offering, all outstanding SARs will be converted to restricted stock units, subject to a graded vesting schedule. This conversion is not included in the Company’s Stock Appreciation Rights Plan, but instead, on September 5, 2021, the Company’s Board of Directors approved the conversion and grant of restricted stock units as of the date of the initial public offering. See Note 11, Stock-Based Compensation, to our consolidated financial statements included elsewhere in this prospectus for additional information.

Valuation Methodologies, Assumptions and Estimates

In 2021, the fair value of the common stock underlying the time and performance vesting options and the stock appreciation rights was estimated using a hybrid of the Probability-Weighted Expected Return Method (“PWERM”) and the Option-Pricing Model (“OPM”).

Under a PWERM allocation method, the value of a company’s common stock is estimated based upon an analysis of future values for the entire enterprise assuming various future outcomes. Share value is based upon the probability-weighted present value of these expected outcomes, as well as the rights of each class of preferred stock, common stock, and options. Assumptions required to perform the PWERM allocation method include:

•

Liquidity Events: Expected future liquidity outcomes were identified based on discussions with management and external research. One potential future liquidity event that management identified was the possibility of an initial public offering (“IPO”), which assumes that the preferred shares will convert to common stock upon a liquidity event.

•

Future Equity Values: When considering the possibility of an IPO, management considered discrete IPO scenarios, such as the scenario in which an IPO is least and most likely, and an estimated range of future equity values was utilized for the equity allocation. This range of equity values was derived using the Backsolve Method. The Backsolve Method “backsolves” to a value of the Company based on the Company’s shares sold in a recent, arm’s length priced equity round of financing.

•	Probabilities: Estimates of the probability for each discrete IPO scenario were estimated based upon discussions with management and consideration of market conditions.

•	Discount Rate: A risk-adjusted discount rate was selected for the discrete IPO scenarios, taking into consideration the risks and stage of development of the Company as of the valuation date.

OPM Assumptions: Given the utilization of the OPM within the PWERM allocation method, additional assumptions were required. The OPM is based on a binomial option pricing model. Critical assumptions used by the Company in the OPM include the following:

•

Underlying Asset Value: The value of the underlying asset (the present equity value of the Company), considering both the price recently paid for preferred shares and the preference, was estimated using the back-solve method discussed above.

•	Term: The expected date of a liquidity event was estimated based upon discussions with the Company’s management and analysis of market conditions.

•

Discount rate: An option pricing model is based on risk-neutral probabilities; therefore, the discount rate reflects only the time value of money. The selected risk-free rate was based on observed yields on U.S. Treasury securities, consistent with the selected term of the OPM, as of the valuation date.

•

Expected Volatility: The estimate of expected volatility, over the estimated time to a liquidity event, was based upon an analysis of the historical volatility of comparable, guideline public companies, which the Company considers to be the publicly-traded cohort group aligning most closely with the Company. The selected guideline public companies were chosen based on discussions with management and review of publicly traded companies within the Company’s industry and with similar revenue models as the Company.

•	Dividend Yield: The expected annual dividend per share was based on the Company’s expected dividend rate.

As previously discussed, the indication of value under each scenario within the PWERM is probability weighted to arrive at an estimated present value for each scenario. Based on certain considerations and discussions with management regarding the likelihood of an IPO in the near future, an aggregate probability of 95.0 percent was selected to apply to the discrete IPO scenarios (with 20.0 percent placed on the low IPO scenario, 55.0 percent placed on the midpoint IPO scenario, and 20.0 percent placed on the high IPO scenario) with the residual probability of 5.0 percent being applied to the OPM scenario. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. Such estimates will not be necessary upon completion of this offering as we will be using the fair value of our publicly traded shares.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the aggregate of the consideration transferred and the fair value of any non-controlling interest recognized, if any, over the fair value of identifiable assets acquired and liabilities assumed in a business combination.

Intangible assets other than goodwill are comprised of finite-lived intangibles and indefinite-lived intangibles. At initial recognition, intangible assets acquired in a business combination are recognized at their fair value as of the date of acquisition. Following initial recognition, finite-lived intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows. We review goodwill for impairment annually or whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. In conducting our annual goodwill impairment test, we first review qualitative factors to determine whether it is more likely than not that the fair value of the asset is less than its carrying amount. If factors indicate that the fair value of the asset is less than its carrying amount, we perform a quantitative impairment assessment of the asset, analyzing the expected present value of future cash flows to quantify the amount of impairment, if any. We perform our annual impairment tests in the fourth quarter of each fiscal year. We assess the impairment of intangible assets whenever events or changing circumstances indicate that the carrying amount may not be recoverable.

For the six months ended June 30, 2021, there were no events or changes in circumstances to indicate that goodwill or intangible assets are impaired.

Income Taxes

The Company is subject to both U.S. and foreign income taxes. A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year.

Deferred income taxes are recorded to reflect the tax consequences on future years of the difference between the tax bases of assets and liabilities for income taxes and for financial reporting purposes using enacted tax rates in effect for the year in which differences are expected to reverse. The Company nets the deferred tax assets and deferred tax liabilities from temporary differences arising within the same tax jurisdiction and presents the net asset or liability as long term.

The Company assesses the need to account for deferred taxes on unremitted earnings of its foreign subsidiaries on an individual country basis according to management’s assertions regarding repatriation or permanent investment of each country’s accumulated earnings.

A valuation allowance is established when necessary to reduce deferred income tax assets to the amounts expected to be realized.

The Company classifies interest and penalties associated with tax liabilities as income tax expense in the accompanying consolidated financial statements.

A LETTER FROM OUR CEO

Back in 1999, as a 26-year-old software developer fresh out of school with a passion for learning and technology, I was looking to join a firm with like-minded individuals. I wanted to be empowered and challenged by my work.

I remember walking around at a campus job fair at Northwestern University. I stopped at Thoughtworks’ booth, and asked a representative “What do you do?” He answered, “We solve the most complex problems with the latest technology.” I was hooked.

The more I learned about Thoughtworks, the more I realized that this was all that I was searching for, and more. What truly inspired me about Thoughtworks was the passion for technology excellence, the culture and values that were deeply embedded into the fibers of the organization.

All these things are evident, just as strongly, today.

From day one, Thoughtworks has been focused on impacting society, not just clients or employees, and it’s been a privilege to see how the organization — and the amazing “Thoughtworkers” who make it what it is — has evolved over the past three decades.

Hired as a graduate, my initial goal at Thoughtworks was to become a good software engineer. The culture of learning and growth encouraged me to explore and expand my skill set into many new frontiers in the early 2000s — from agile software development to Java, .Net, Open Source Software, Mobile, Web 2.0 and so on.

I was empowered to work closely with our clients using the latest technology to experiment and innovate. One of the first continuous integration open-source tools, CruiseControl, was based on the project my colleagues and I worked on in 2000 and 2001. It was the first of its kind and was widely adopted by the Agile software development community.

As the years went by, I was privileged to be given opportunities to grow personally and professionally just as Thoughtworks was growing geographically — working in North America, then in Europe and Asia. The ‘global first’ value that I have today comes from living and working in many different countries and seeing this value demonstrated every day in the work we do for our clients.

In 2004, I went to Xi’an to establish our local business in China and later took on the Managing Director role for the Asia Pacific region. Starting a new business from the ground up as an entrepreneur helped me to appreciate what it took to shape, nurture and protect the Thoughtworks culture while under constant pressure to meet our clients’ expectations and grow the business. It was a daunting, but hugely rewarding experience.

Little did I know what was around the corner!

By the beginning of 2013, Thoughtworks had grown organically to a 2,000-people organization with offices in 10 countries, and it was at this time that I was asked to take the global CEO role. I was honored.

We had worked hard to cultivate our culture by only recruiting people who shared our ‘special sauce’: passionate technologists with a zeal for positive social impact. While this growth was inspiring to witness, it is a tremendous responsibility to lead such a vibrant, global community of experts through the challenges of an ever-increasing client base and expanding geographies.

In 2017, our company, with 4,000 people in 14 countries at the time, reached another historic milestone when we were acquired by funds controlled by Apax Partners. As we embarked on a new journey with Apax, with bold plans to grow and strengthen Thoughtworks, we had to ask ourselves: could we maintain the same passion, culture and values we had developed over more than two decades while continuing to fulfill the responsibility to our new shareholders?

To answer this existential question, we spoke with thousands of Thoughtworkers. It was refreshing and reinvigorated all of us to recommit ourselves to our shared beliefs about what we can all achieve, together. Now known as The Thoughtworks Why, this belief is virtually identical to the ethos that attracted me to Thoughtworks over two decades earlier:

We fervently believe in technology’s potential to improve everyone’s lives and all of our decisions and behaviors are driven by our purpose: to create an extraordinary impact on the world through our culture and technology excellence.

As part of our Why, we realized that we needed to consider five distinct ‘lenses’ to be sure we see every problem we tackle from multiple perspectives. We use these lenses as statements of intent that we apply to everything we do for our clients, each other and society. Living up to our Why is the ultimate measure against which we continuously measure ourselves.

Lens one: revolutionize the technology industry. Our founding ethos was to improve the software industry as a whole and drive out waste by contributing extensively to open source, so this really is our passion both through our culture of technology excellence and innovation; from being pioneers of agile development to laying the groundwork for continuous integration, microservices, evolutionary architecture and data mesh. These are concepts incubated at Thoughtworks as evidenced by nearly 100 seminal books Thoughtworkers have authored.

At a personal level, I have had the pleasure and privilege to work with my two colleagues, Gary O’Brien and Mike Mason, to publish a book in 2019, “Digital Transformation Game Plan — 34 tenets for masterfully merging technology and business.”

Where we have pioneered, the rest of the technology industry has followed. As early as 2011, Industry Analyst Forrester was recommending the market to apply Thoughtworks’ best practices to speed up distributed, agile projects. In 2020, the Open Source Contributor Index ranked Thoughtworks in the top 25 of all open source contributors to GitHub, and we were the highest ranking services firm of our kind.

Lens two: be an awesome partner for clients and their ambitious missions. Working with us can help clients radically improve their capabilities and question their old assumptions. We do this by working in close proximity to them so that we can see the big picture, understand local context and innovate effectively. This allows us to work towards creating a tipping point for them, enabling a culture of cultivation based on a diversity of views, curiosity and experimentation. With our ability to deliver holistic, digital transformation through a combination of strategy, design, software engineering and organizational transformation services, we help enable our clients to solve their most complex challenges and to strategically position themselves for future success. Because we operate in the geographies where our clients work, we are able to foster deep relationships with them — and it is why they keep engaging us. In fact, our 10 largest clients by revenue in 2020 have been clients with us for an average of seven years.

Lens three: foster a community of diverse and passionate technologists. To our way of thinking, revolutionizing the technology industry goes beyond pure technical innovation. We strongly believe that enriching our organizational culture, by working with people from all walks of life — and being inclusive of their backgrounds, experiences and perspectives — enables us to attract and retain the best talent, which benefits Thoughtworks, our clients and the industry.

We are one of the most diverse technology organizations in the world today, having received numerous accolades for our culture, including the AnitaB.org award for “Top Companies for Women Technologists in each of the past four years. Additionally, 60% of our executive officers are women, and approximately 37% of our technologists are women, key data points that we have tracked and included in our annual strategy since 2018.

And we are constantly looking to learn and improve: in 2020, we conducted our first global employee engagement survey using Peakon’s employee NPS method, eNPS*.

•	Our overall engagement score — the likelihood for our employees to recommend Thoughtworks as a place of work — was 8.4 against a benchmark 7.8.

•	And, Thoughtworker’s satisfaction with our efforts to support diversity and inclusion score was an 8.5 against a benchmark of 8.1, affirming that our actions are working.

* Peakon’s engagement benchmark for Professional Services contains data from ~120 global companies of varying sizes and locations. Its Diversity & Inclusion (“D&I”) benchmark, ‘The Include Benchmark,’ is currently based on data from all of the Peakon customers who have run a D&I survey using 820,000 data points from 44 countries, ~100 companies and 11 industries.

Lens four: amplify positive social change. Our commitment to social justice and our belief in solidarity over charity means that many Thoughtworkers are passionately involved in initiatives to better society. We have used our talents in many different ways for social change since our founding. The 2016 UN Sustainable Development Goals, though recent, align well with how we describe our efforts. A few highlights include:

•	Good Health and Well-being: Healthcare as a human right

We develop technology-based approaches to extend health information and care to communities grappling with health service shortages. We created Bahmni, a hospital management system and electronic medical record for low resource environments, and is now used by over 500 hospitals across 50 countries serving millions of people. It is now an official Digital Public Good endorsed by the United Nations.

•	Gender Equality: Striving for equity in tech

We extend opportunities to all, providing career pathways that increase the representation and advancement of women and underrepresented gender minorities in technology. Through programs like Vapasi in India, which encourages experienced women technologists who have left the field to return, and Limitless in Europe, a program to create community for women leaders, we look for creative solutions to gender inequity.

•	Industry, Innovation, Infrastructure: Responsible tech and innovation

We seek to ensure the benefits, risks and social implications of technology are understood. Thoughtworks Arts works with artists to explore the far-reaching impacts of technology on society. To help software development teams deal with the societal implications of their choices, we have summarized practical methods for responsible and ethical tech in our Responsible Tech Playbook.

•	Reduced Inequalities: Inclusivity, social justice and equity

In 2012, Thoughtworks became the first company to partner with the non-profit group, Black Girls Code, enabling it to establish itself as a technology education provider for African-American girls. In partnership with the Invisible Institute, we are using data to help communities with police accountability.

•	Climate action: Science Based Targets initiative (SBTi) and sustainability

We actively work to reduce our own carbon footprint through our commitment to SBTi, and we leverage technology to identify and mitigate the negative impacts of climate change from our industry and our clients. We do this through our Green Cloud open source projects and the Green Software Foundation.

In addition, we recently launched Citizen Chain, an experience that gives individual citizens a voice to drive action and accountability to the global community working towards sustainability development goals.

This unwavering commitment to social justice and positive social change is strongly intertwined with our culture and values. It is also why a lot of passionate technologists join and stay at Thoughtworks. The broad social awareness also enables our people to think more holistically for our clients when coming up with innovative solutions.

Lens five: achieving enduring commercial success and sustained growth: We want to be a technological force for good today and in the future, which is why delivering strong financial results is critical. From 2017 to 2019, we grew revenue at a 20.0% capitalized annual growth rate while improving our profitability each year to reach, in 2020, more than $803 million in revenue, a 9.9% net income margin, and a 19.1% Adjusted EBITDA Margin.

We have the opportunity to continue to capture market share by enriching our culture and improving our client experience. We are committed to delivering against the United Nations Sustainable Development Goals (“SDGs”) to achieve a better and more sustainable future for all. In fact, in 2020, Thoughtworks partnered with the U.S. Coalition on Sustainability, a nonprofit organization established in collaboration with the UN, and our technologists developed SustainChain, a peer-to-peer platform to help the world to achieve the UN SDGs together.

The ThoughtWorks Why — with our ‘extraordinary impact’ purpose at its heart, the lenses and our values — are not slogans tacked on a wall. They define who we are, why we exist and what brings us together. Through them we attract and retain exceptional people, as reflected by our relatively low voluntary employee attrition rate of 11.5% in 2020, and they are integral to our success as an organization.

In May 2021, our business reached yet another milestone by becoming a 9,000-people global organization with a stellar track record of client delivery success and financial performance. Our senior leaders have been building our business together with me for an average of 15 years, and I am immensely proud that as we have grown in scale, we have only seen our passion for technology excellence, culture and values become stronger than ever before.

Like most businesses, we faced many challenges during the pandemic. We prioritized protecting our people and our clients, sharing a “Remote Working Playbook” as early as March 2020 to help our clients rapidly transition and continue to deliver seamlessly by following our Distributed Agile Development approach. I am proud that, throughout it all, we have stayed true to our values, dealing with everything we have faced collectively. And while COVID is still raging in some countries, our business has rebounded and is now thriving in the ‘new normal’ of rapid digital transformations.

Twenty two years ago I clearly had no idea that I would ultimately become the CEO of Thoughtworks. I am beyond thankful to my fellow Thoughtworkers, clients, mentors and investors who have given me the guidance and support throughout this incredible journey, and I remain extremely humbled by the opportunity to lead this incredible organization as we enter the next stage in our journey. We are excited for you to join us.

Thank you,

Guo Xiao

BUSINESS

Overview

We are a leading premium global technology consultancy that integrates strategy, design and software engineering to enable enterprises and technology disruptors across the globe to thrive as modern digital businesses. This is reflected in our average annual revenue per employee of over $100,000 in each of 2019 and 2020, which is higher than our public pure-play competitors and which we believe is meaningfully higher than all our pure-play competitors. See “Business—Competition.” With companies facing ongoing digital disruption, many lack the capabilities and talent necessary to keep pace with the accelerating rate of technological change. Thoughtworks is a digital native service provider that has been a thought leader at the forefront of technology innovation for the past 28 years. We leverage our vast experience to improve our clients’ ability to respond to change; utilize data assets to unlock new sources of value; create resilient technology platforms that move with business strategies; and rapidly design, deliver and evolve exceptional digital products and experiences at scale. We are a globally diversified business, with clients across all major verticals and geographies. Our global distributed agile delivery model operates where our clients are, with over 9,000 employees working across 17 countries on five continents. Further, our unique, diverse and cultivating culture, with a reputation for technology excellence and thought leadership, enables us to attract and retain what we believe is the best talent in the industry. That is why our clients trust Thoughtworks as their premium digital transformation partner.

Consumer expectations and next-generation technologies are constantly evolving, requiring companies to reevaluate their business models and undergo end-to-end digital transformations. This trend has only accelerated due to the COVID-19 pandemic. Yet most companies do not have access to the expertise they need to keep pace. This is why digital transformation services spending is expected to more than double to $1 trillion by 2025, according to MarketsandMarkets. At the same time, many other service providers lack the deep expertise, premium capabilities, proximity to clients and global presence required to innovate and deliver cutting-edge technology solutions rapidly and at scale.

Founded in 1993, Thoughtworks provides premium, end-to-end digital strategy, design and engineering services to enable companies across the globe to successfully and rapidly navigate their digital transformation journeys. We connect strategy to execution, using cross-functional teams of strategists, designers, software engineers, data scientists and other specialists to deliver value to our clients at scale. Our four global service lines provide specialized capabilities and thought leadership to drive digital transformation:

•	Enterprise Modernization, Platforms & Cloud. We modernize complex operations, platforms, development and delivery practices to rapidly unleash business value.

•	Customer Experience, Product & Design. We accelerate value creation through extraordinary digital products and customer experiences powered by integrated technology and design.

•	Data & AI. We enable data-driven intelligent products and business insights with pragmatic data strategies, governance, engineering, predictive AI, automation and ML capabilities.

•

Digital Transformation & Operations. We augment our other services by providing organizations with executable digital strategies, frictionless operating models and transformation services that increase our clients’ agility, resilience and ability to compete for business and retain talent.

Since our inception, we have been pioneers in trends, such as agile software development, continuous integration, continuous delivery, microservices, evolutionary architecture and data mesh, that now underpin many modern digital businesses. As an example, Thoughtworks was among the first to develop Agile for complex software projects. Further, in 2001, we developed CruiseControl, one of the first continuous integration open-source tools, which was widely adopted by the agile software development community, and in 2004, we developed Selenium, which we believe is one of the most well-known platforms in the industry for test automation of web applications. As an early visionary helping shape and define many of the leading digital trends today, we have established ourselves as a thought leader and are continually advancing the state-of-the-art of the technology industry with our innovations. This is reflected by our range of open source contributions and publications, including approximately 100 books authored by our employees, reinforcing our premium brand positioning. We believe our approach enables us to deliver cutting-edge innovation for our clients before new technologies reach mass adoption, allowing them to compete and become disruptors themselves.

With over 9,000 employees working across 17 countries on five continents, including North America, South America, Europe, Asia and Australia, we utilize a distributed agile delivery model, leveraging a broad base of high-quality global talent consistently trained as poly-skilled technologists. This enables us to quickly mobilize talent across a broad set of capabilities to respond to clients’ needs. Rather than solely relying on offshore talent for delivery or centers of excellence for expertise, our professionals seamlessly work with clients both where they are located and nearshore/offshore. Our local presence allows us to develop deeper client intimacy and assimilate market context and knowledge. Blended with our nearshore/offshore capabilities, this allows us to innovate rapidly at scale. Our differentiated delivery model and thought leadership enabled us to generate an average annual revenue per employee of over $100,000 in each of 2019 and 2020 (based on the average number of employees for the relevant year). For more information regarding our average annual revenue per employee in historical periods, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Performance—Expanding our technical capabilities and client solutions.”

Our differentiated approach is rooted in a unique culture that is championed by our executive leadership team, which has an average tenure of 15 years. Our reputation for technology excellence, thought leadership and advocacy for social change enables us to attract what we believe is the best talent in the industry. In addition, Thoughtworks is widely recognized for leading the technology industry for our efforts on diversity and inclusion. For example, 50% of our top management are women. Our Thoughtworkers are incredibly engaged and loyal, as evidenced by our employee engagement-eNPS score of 8.4 and relatively low voluntary attrition rate of 11.5% in 2020.

Our unique service offerings, differentiated delivery, global talent and culture have enabled us to attract over 300 current clients, including global enterprises and technology disruptors. Our clients are highly diversified across both industry verticals—including technology and business services; energy, public and health services; retail and consumer; financial services and insurance; and automotive, travel and transportation—and geographies, including North America, Asia Pacific, Europe and Latin America. We have relatively low client concentration, with only 32% of our revenues coming from our top ten clients in 2020. Our deep client integration and senior executive relationships have enabled us to drive long-standing partnerships with our clients, as demonstrated by an average tenure of seven years across our top ten clients by revenue in 2020. As a result, 92% of our revenues in 2020 were generated from recurring clients (as defined elsewhere in this prospectus).

We believe the Thoughtworks value proposition is sustainable and difficult to replicate. The core elements form a virtuous cycle: clients know they can trust us to deliver on their most complex and business-critical projects; those experiences allow us to explore cutting edge technologies and expand our thought leadership; this enables us to continuously attract, develop and retain the very best global talent; which gives us the ability to meet and exceed our clients’ needs.

Our approach has enabled us to consistently grow our revenues and profits. From 2017 through 2020, we grew revenues at a compound annual growth rate, or CAGR, of 14.4%. Starting in the second quarter of 2020, we experienced a slowdown in new business generation, pauses in ongoing engagements and select project cancellations as certain of our clients focused on the immediate challenges linked to the COVID-19 pandemic. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Update Regarding COVID-19.” We returned to pre-COVID activity levels in the fourth quarter of 2020 and have continued to have positive growth trends in 2021, as reflected in our growth in the six months ended June 30, 2021, with revenues increasing 24.4%, or 18.2% on a constant currency basis, compared to the six months ended June 30, 2020. We believe that our pre-pandemic revenue growth, which amounted to a CAGR of 20.0% between 2017 and 2019, reflects the long-term success of our business model, though it is not necessarily indicative of our results for fiscal year 2021 or any future period. For important information about the comparability of financial information for periods preceding January 1, 2019, see “—Basis of Presentation.”

For the six months ended June 30, 2021, we generated net income of $36.7 million compared to $37.8 million for the six months ended June 30, 2020, representing net income margins of 7.4% and 9.4%, respectively. We generated net income of $79.3 million in 2020 compared to $28.4 million in 2019. For the six months ended June 30, 2021, we also generated Adjusted Net Income of $59.4 million compared to $43.7 million for the six months ended June 30, 2020. We generated Adjusted Net Income of $86.4 million in 2020 compared to $40.5 million in 2019. For the six months ended June 30, 2021, we generated Adjusted EBITDA of $105.1 million compared to $74.0 million for the six months ended June 30, 2020, representing an Adjusted EBITDA Margin of 21.1% and 18.5%, respectively. We generated Adjusted EBITDA of $153.2 million in 2020 compared to $107.1 million in 2019, representing an Adjusted EBITDA Margin of 19.1% and 13.9%, respectively.

For more information, see the sections captioned “Prospectus Summary—Summary Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

1990s 2000-2004 2005-2009 2010-2014 2015-2019 2020-2021 1993 Thoughtworks was founded. 1999 Guo Xiao and Dr. Rebecca Parsons joined Thoughtworks. 2000 Opened first offices in Australia and the United Kingdom. Led the industry in adopting a distributed agile development approach. 2001 Opened first offices in India and Canada. A 27-year-old Guo Xiao is featured in The Economist as an early adopter of Extreme Programming (XP), an agile software development framework. Manifesto for Agile Software Development is published (co-authored by our Chief Scientist Martin Fowler). Released CruiseControl open source software. 2004 Opened first offices in China. Selenium, the leading web application testing framework today, is developed based on work started internally at Thoughtworks. Company surpassed 500 Thoughtworkers. 1Unaudited financial information. 2005 Established Thoughtworks University. 2009 Opened first offices in Brazil. Surpassed 1,000 Thoughtworkers. 2010 Opened first offices in Germany. Published Continuous Delivery: Reliable Software Releases through Build, Test, and Deployment Automation. 2011 Published first edition of Thoughtworks Technology Radar, tracking the new developments in technology across techniques, tools, platforms, languages and frameworks. 2012 Opened first offices in Singapore. Started building Bahmni. 2013 Opened first offices in Ecuador.2014 Opened first offices in Italy. Published the seminal article Microservices. Surpassed $300mm1 in annual revenues and 3,000 Thoughtworkers. 2015 Collaborated with Save the Children in the fight against Ebola, including developing an open-source and adaptable electronic medical record system that was used in Sierra Leone. Published Building Microservices. 2016 Opened first offices in Spain and Chile. First awarded the winner of the AnitaB.org Institutes Top Companies for Women Technologists, winning again in 2017 and 2018, and recognized as a leader in 2019 and 2020. 2017 The Apax Funds acquired Thoughtworks. Surpassed $500mm1 in annual revenues. 2018 Awarded Daimler Supplier of the Year for Innovation for 2017. Surpassed 5,000 Thoughtworkers. 2019 Published The Digital Transformation Game Plan: 34 Tenets for Masterfully Merging Technology and Business and How to Move Beyond a Monolithic Data Lake to a Distributed Data Mesh, introducing a radical new paradigm for data platforms that can enable enterprises to realize value from their data investments. Surpassed $700mm1 in annual revenues. 2020 Named strong performer in digital product development by Forrester Research Inc. Committed to the Valuable 500, the global movement putting disability on the business leadership agenda. Awarded IT Vendor of the Year 2020 at the UK IT Industry Awards. 2021 Added GIC, Siemens AG, Fidelity Management and Research LLC, Mubadala Investment Company, Whale Rock and Neuberger Berman as new investors. Acquired Gemini and Fourkind. Key milestones

Our Industry

Modern, next generation technologies have spawned a digital revolution, advancing the global economy towards a digital age driven by seamless connectivity, efficient cloud computing and advanced data analytics. Marc Andreessen noted in his Wall Street Journal op-ed in 2011: “software is eating the world.” The advancements in software and technology have redefined business models, disrupted the competitive landscape and increased consumer expectations. To survive and enable growth, companies across all industries and geographies need to adapt to the accelerated pace of technological change by undergoing holistic and continuous digital transformations.

Key Technology Industry Trends Driving Digital Transformation

A number of key industry trends are driving spending for digital transformation:

•

Expansion of computing boundaries. Rapid development of platforms, cloud and internet of things are pushing the technology industry to new heights. This is made possible by the expanding boundaries of computing, pushing the edges of what is possible for enterprises.

•

Rapid advancement of AI- and ML-based tools. As artificial intelligence and machine learning gain more industry adoption, they enhance productivity and drive digital transformation by making predictions to assist humans in making decisions, and in some cases, by automating decision-making and tasks completely. The benefits of rapid advancement in AI- and ML-based tools can be applied across the entire value chain of business processes, from manufacturing and maintenance to marketing and customer service.

•

Enhanced consumer experiences. The pervasiveness of technology has enhanced modern consumer experiences with the integration of digital and physical worlds, such as augmented reality, virtual reality and mixed reality. Consumers are not just demanding availability and accessibility — they expect experiences to be personalized and interactions to be seamless and rich. Enterprises are moving quickly to deliver an omni-channel experience across platforms with evolving interfaces that blend speech, touch and visuals.

•

Accelerating towards sustainability. Consumers increasingly factor sustainability into their decision-making when choosing a brand or supplier. This requires businesses to examine the environmental impact of their products and operations, including their carbon footprint, and to adopt more sustainable strategies and technologies, such as green cloud optimization.

•

Growing impact of hostile tech and increased focus on information privacy. The increased complexity of technology presents a heightened risk of cyberattacks, computer malware, viruses, social engineering, employee misuse as well as data and security breaches. Privacy is also a key priority for consumers, with increased focus on data sharing and growing awareness of the impact of AI and algorithmic bias.

Key Challenges Our Clients are Facing

As much as digital transformation is considered an imperative, companies face several key challenges in their digital transformation journeys, including the ability to:

•

Keep up with the latest technological innovations. Most companies are aware of the importance of digital transformation. However, as the rate of change accelerates, they often lack the ability to synthesize and prioritize the latest technology to drive value and to compete.

•

Embrace digital to drive sustainable change across the enterprise. Undergoing digital transformation requires change management and stakeholder buy-in from multiple constituents, including finance, operations and business leaders. Often, companies are unable to align on competing priorities between business and technology.

•

Deliver digital products and experiences rapidly and at scale. The fast pace of competitive innovation has forced companies to rethink their business models, leverage next-generation digital products and continuously innovate. As a result, they lack the ability to respond to shrinking product life cycles and rising consumer expectations.

•

Adopt platform thinking. Companies strive to bring solutions to their customers faster but also need to build strategic, scalable and long-term digital platforms. Successful delivery requires significant investments in modern architecture approaches, technology strategy and governance, a product-centric operating model and engineering culture.

•

Recruit and retain high-quality talent. While companies recognize the need to drive digital transformation, they struggle to find and train the talent they need to drive this change. According to a 2019 iCIMS study, it took an average of 66 days to fill a technology role, 50% longer than other roles. We believe the majority of firms are understaffed in terms of technology human capital due in part to the intense competition for technologists. Meanwhile, Korn Ferry estimates that there will be approximately $450 billion worth of unrealized output by 2030 due to the massive shortage of skilled digital workers.

Our Market Opportunity

As companies struggle to keep pace with this accelerating rate of technological innovation, they need to rely on service providers to drive digital transformation, creating a massive market opportunity. In fact, according to MarketsandMarkets, global spending on digital transformation is expected to grow from $470 billion in 2020 to more than $1 trillion by 2025.

The COVID-19 pandemic not only accelerated the need for digital transformation but also confirmed its criticality. IDC predicts that by 2022, 70% of all organizations will have accelerated use of digital technologies, and by 2023, 75% of organizations will have comprehensive digital transformation implementation roadmaps, up from 27% today, resulting in true transformation across all facets of business and society.

Limitations of Other Digital Service Providers

While the market for digital transformation services is large and growing rapidly with a range of quality providers, many face some key limitations, including:

•

Inability to deliver new technological innovations ahead of mass adoption. Many service providers offer expertise around digital innovations only after such innovations reach mass adoption. As a result, they struggle to innovate and adopt newer technologies earlier to differentiate their clients’ digital products and experiences.

•

Lack of expertise to provide early stage strategy for complex digital transformations. Many service providers are optimized to execute once a template for scaling is designed, but often lack early stage strategy expertise. If technology expertise is absent from strategic decision-making, then the resulting solution may be ineffective or undifferentiated.

•

Employees focused on narrower specialties. Many service providers train their employees in narrower specialties, resulting in both siloed development and solutions. By taking this approach, employees often lack the full context needed to identify potential problems and opportunities, limiting the speed and depth of innovation.

•

Limited onshore talent. Many service providers have a high concentration of employees offshore, but offer limited onshore talent. As a result, they may lack important local market context, client intimacy to drive innovation and the ability to influence culture, transfer knowledge and enable sustained organizational change.

•

Concentration of talent in fewer offshore geographies. Many service providers rely on a limited number of international geographies to recruit their offshore talent. As a result, they may miss out on broader pools of high-quality talent to support demand and are unable to consistently provide talent in the client’s preferred location.

Thoughtworks’ Differentiation

Thoughtworks was founded in Chicago in 1993 by a small team with a unified purpose. At that time, information technology functions were largely regarded as ineffective cost centers. As a digital native business, Thoughtworks aspired to change this through experimenting and learning to drive continuous improvement, and the pursuit of excellence in the craft of software development.

Today, we believe our clients benefit from our differentiation, including our:

•

Ability to digitally transform global enterprises at scale by applying strategic consulting and cutting edge technologies. Digital transformation requires alignment across the entire organization. Thoughtworks has a unique and consistent global approach and end-to-end capabilities spanning strategy, design, software engineering and organizational transformation that we believe allow clients to react and realize value swiftly. That is why our clients rely on Thoughtworks to solve their most complex problems. We influence our clients’ strategy at an early-stage, co-creating strategic frameworks, developing digital platforms, exploiting leading technologies and delivering solutions, enabling them to thrive in a next-generation digital world.

•

Deep agile and technical expertise coupled with a history of thought leadership. Thoughtworks was an early visionary behind some of today’s leading technologies, as reflected by our range of publications, including approximately 100 software engineering and technology books Thoughtworkers have collectively authored. We are known for many technological advancements, especially our leadership in distributed agile software development and contributions to open source. We have been delivering software, and subsequently digital transformation, in an agile manner for over 20 years, long before it was a mainstream practice. Building on our past accomplishments, we continue to learn and develop new strategies and practices, such as our digital strategy frameworks, microservices-based platforms, evolutionary architecture, continuous delivery for machine learning and data mesh.

•

Poly-skilled, transformational and global talent. Digital transformation is a culture and mindset shift. We believe we deliver transformational change to our clients through our differentiated and diversified talent base of over 9,000 Thoughtworkers across five continents. We have built our exceptional and talented team by seeking out not only those with top-notch technical skills, but also those individuals with high aptitude and the ability to learn new skills quickly. What all Thoughtworkers have in common is a deep desire to learn, grow and share that knowledge with our clients. Our seven-week Thoughtworks University training program nurtures that mindset and develops a deep cultural immersion, a strong foundation in Thoughtworks’ methodologies and technical skill sets. In turn, our people bring that mentality and technical know-how to our clients to evolve their organizations and help them drive change.

•

Global and distributed agile delivery with a strong local presence. We believe we have pioneered and championed the use of highly skilled, distributed teams to deliver bespoke software projects more effectively and to give our over 300 clients access to the diverse talent they need across five continents. Our collaborative culture enables us to leverage best practices and industry expertise from Thoughtworkers around the world. Our global delivery ensures our ability to meet our clients’ global demands, while our local presence provides us with specialized knowledge of the local market and culture, enabling us to work side-by-side with our clients in their time zones and languages on innovative and effective solutions.

•

Award-winning and cultivating culture. Since our founding, we have relentlessly focused on evolving our culture, creating a differentiated brand that Thoughtworkers are proud to be a part of. In June 2021, we had a cumulative Glassdoor rating of 4.4 and a Diversity and Inclusion rating of 4.8. We have been recognized by AnitaB.org as a winner of the Top Companies for Women Technologists program in each of the past five years. We believe our culture not only drives higher quality work but also enables us to efficiently recruit and retain Thoughtworkers to drive growth. In 2020, over 316,000 candidates applied for approximately 3,700 roles and our voluntary attrition rate was 11.5%.

•

Experienced management team with a long history of working together. Our management team has an average tenure of 15 years at Thoughtworks and the majority have been working together as a team for over a decade. Most of the team members have worked across multiple functions and geographies, giving the group a diverse and well-rounded experience-base on all facets of our business. We have built a strong foundation of trust and collaboration across both our clients and our employees. This enables us to make well-informed decisions in an expedient manner.

As a result of our competitive advantages, we have created a virtuous cycle that is difficult to replicate. We earn our clients’ trust to deliver on their most complex and business-critical projects. Our demonstrated track record of success encourages us to further develop cutting edge technology solutions and expand our thought leadership. As a result, we continuously attract, develop and retain what we believe is the very best talent across the globe, enabling us to meet and exceed our clients’ needs. The reputation we have built as the go-to partner for digital transformation allows us to command premium bill rates as evidenced by our average annual revenue per employee of approximately $108,000 in 2020 and $120,000 in 2019 (based on the average number of employees for the year).

Our Growth Strategies

We are focused on continuing to differentiate ourselves as a leading global technology consultancy that drives digital innovation by leveraging the following key growth strategies:

•

Deepen our relationships with existing clients. We have a successful track record of expanding our deeply-embedded relationships with our existing clients. This is reflected in our total percentage of revenues from recurring clients, which represented 92% in 2020. In addition, in 2020, we had 24 clients generating between $5.0 million and $10.0 million in revenues and 23 clients generating over $10.0 million. We will continue to focus on larger, higher value projects leveraging our market proximity to our clients, service line strategy and credibility with critical decision-makers through our thought leadership and client context. Major client relationships are managed by a senior cross-functional team, enabling us to drive client satisfaction and identify opportunities to grow the business. We believe we have a substantial opportunity to cross-sell additional services to our existing clients. For example, in 2020, a majority of our revenues earned from 20 of our top 25 clients (by revenue) came from one Thoughtworks service line.

•

Establish new client relationships. Establishing new client relationships is a critical component of our growth strategy, and we believe there are significant untapped opportunities to win new clients across current and adjacent industry verticals as well as geographies. Our dedicated new business teams work with marketing using targeted campaigns to increase brand recall, backed by data-driven approaches, including lead scoring and client lifecycle management, to focus our client acquisition efforts. As a result, we increased the total number of clients to 320 in 2020 from 289 in 2019. Adding new clients has also enabled us to maintain relatively low client concentration with only 20% and 32% of our revenues coming from our top five and ten clients, respectively, in 2020. We will continue to grow our network of key decision makers to attract new clients and drive growth.

•

Develop new technical capabilities and client solutions. For 28 years, we have been at the forefront of innovation, pioneering numerous innovative trends such as agile development, continuous integration, continuous delivery, microservices, evolutionary architecture and data mesh. As a result, we have built a thought leadership engine that we believe is consistently pioneering technology-driven business change. We accomplish this by giving our teams, who work in close proximity to our clients, autonomy to experiment with new technologies while solving complex client problems. When they discover new innovations, we give them resources to develop and harvest them, then scale them through our global delivery model. This is reflected in the numerous awards we have won from our own clients, such as the 2020 STAR Award for our technology from Pizza Hut and the Daimler Supplier of the Year for Innovation award in 2017. We believe this will allow us to continue to expand our service offerings and grow our addressable market.

•

Develop and grow our strategic partnerships. While we remain technologically agnostic and able to work with the appropriate technologies for our clients, we have expanded our relationships with hyperscale cloud providers, including Amazon, Google, Microsoft and Alibaba, among others. This enables us to deepen our capabilities, target new clients and drive meaningful growth as a preferred partner for enterprise modernization. We partner with other third-party product and service companies to expand our delivery capabilities as well as identify additional client opportunities. We will continue to engage and expand our network of partners where we can build mutually beneficial relationships, collaborating on high-value, digital transformation projects for clients.

•

Pursue strategic, targeted acquisitions. Our historical growth has been predominantly organic and we expect this to continue. Going forward, we believe there is opportunity to augment this growth by selectively pursuing acquisitions that broaden our service offerings, add leading talent, expand our client base and addressable market and enhance the depth of our capabilities in all of our verticals and geographies. For example, in the first quarter of 2021, we made two strategic acquisitions: (i) Gemini in Romania to increase our nearshore European presence and (ii) Fourkind in Finland and the Netherlands to enhance our advisory, digital transformation and AI consulting capabilities.

Our Differentiated Service Offerings

We are passionate about creating exceptional customer experiences and helping clients achieve their unique business goals. As our clients continuously evolve and grow their modern digital business capabilities, they capitalize on our end-to-end services that combine strategy, innovative experience design and world-class software engineering. Our four global service lines influence thought leadership, capability development, community building and client work to reinforce our premium brand position. In addition, we have an emerging technology focus led by our Chief Technology Officer, Dr. Rebecca Parsons, to ensure we remain at the forefront of innovation.

Enterprise Modernization, Platforms & Cloud

Our Enterprise Modernization, Platforms & Cloud service line focuses on evolving clients’ platforms, processes and talent to deliver business value quickly, and enables continuous innovation and development. The portfolio of services we provide through this service line includes:

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Modernization strategy and execution. We create executable modernization strategies for clients based on decades of implementation experience, providing plans and execution capability to help organizations retire, replatform, rebuild or remediate their systems.

•

Digital platform strategy and engineering organization transformation. Our platform teams, using cutting-edge technology practices and tooling, create scalable, long-term digital business models and processes and expose core capabilities. Our digital platform strategy allows clients to scale to hundreds of digital products and thousands of updates per year with enhanced developer productivity.

•

Cloud modernization. We deliver large-scale modernization programs, providing vendor-agnostic recommendations, strategies and solutions to maximize the benefit of the cloud, including both the technology and platform, as well as the organizational structure improvements.

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Cloud-native application support and evolution. We support and evolve clients’ existing applications, closing the capability gap between a client’s existing support team and the new skills needed to support and run cloud-native applications.

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Platform assessment and remediation. We help clients rapidly course correct when core systems or key strategic initiatives are destabilizing the enterprise. By surfacing key challenges and current state assessments, we work side-by-side with our clients to develop an executable plan to fix systems that are currently failing to deliver.

Customer Experience, Product & Design

Our Customer Experience, Product & Design service line brings together design and product thinking with software engineering excellence, integrating product and platform strategies to help our clients build quality, digital products and deliver differentiated customer experiences. This service line delivers the following:

•

Idea to market. Our clients need innovative products and business models that generate new digital revenue streams. We partner with them from insights to ideas to concepts, de-risking the path to market and defining the go-to-market approach to discover new opportunities and product revenue channels, design and launch new products or services, reimagine existing products or experiences or disrupt a saturated or declining market with fresh product ideas.

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Customer experience strategy. We help clients realize their business strategy by designing differentiated customer experiences and journeys, combining the digital and physical, redefining the experience across departments, products and services. Working closely with our clients, we articulate the business value of their designed customer experience, turn their customer experience strategy into digital strategy and help them build and evolve digital platforms and products rooted in human-centered design.

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Product management transformation. We help clients grow, scale and sustain product management capabilities by enabling them to become customer-centered through organizational design, evaluate existing products, identify strategic repositioning opportunities and elevate and measure product experience. To support enterprises’ models, practices and people required to start or scale a digital product business, we create the organizational design that will enable them to become a customer-centric product organization—one with a sustainable culture of resilient customer-driven innovation—and the systems and processes that support it.

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Product design and delivery. Our product design and delivery teams help organizations scale a proven product idea or minimum viable product using a lean product development approach. We support and evolve products we have already built and reinvent new digital product experiences through the evaluation of existing products, strategic repositioning, product experience upgrade, redefinition of visual style and experience measurement.

Data & AI

Our Data & AI service line combines best-in-class data and software engineering practices, product thinking and data science expertise to help our clients extract value, insights and information from their data assets, connect data silos and create effective predictive analysis tools. This service line delivers the following:

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Data strategy. We partner with clients to create lean and flexible plans to exploit business opportunities using data and build data literacy into the clients’ strategy and processes so that they can leverage existing data infrastructure investments, aligning them to business outcomes.

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Intelligent products. We help our clients build machine learning-driven software systems for new products, personalization, forecasting and planning applications using an incremental and business-case-driven approach to quickly and continually deliver value to the organization and their customers.

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Data platforms and data mesh. Our data platform teams support the construction of intelligent, data-rich products. Applying a product mindset and modern software engineering methods to the challenges of data, we have created data mesh, a new data analytics approach, to help organizations unlock the potential of their enterprise data assets. Principles like these enable organizations to accelerate the enterprise intelligence cycle by democratizing data while maintaining control over data with decentralized governance.

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CD4ML. We developed an approach to machine learning operations that adapts the principles, practices and tools from continuous delivery (CD4ML) to help our clients create the infrastructure and processes needed to quickly deploy, and continuously improve, machine learning models and systems.

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Data governance. We help our clients implement governance solutions for effective data enforcement policies. Starting with the concept of treating data as a product, we work to understand the policies and capabilities required to enable users to confidently consume and utilize data, and partner with technology teams to incrementally deliver solutions.

Digital Transformation & Operations

Our Digital Transformation & Operations service line complements our other digital transformation service offerings by connecting strategic understanding with software and platform expertise to deliver fast, effective organizational transformation, enabling enterprises to respond to ever-changing market expectations. This service line delivers the following:

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Delivery transformation. We help clients enhance and evolve the skills, practices, team culture, structures and behaviors required to operate a modern, high-performing, agile software delivery environment. This includes the development of agile capabilities such as iterative delivery and iteration planning and engineering practices such as automated testing, continuous integration and DevOps; the building of collaborative skill-sets; the adoption of lean thinking; and the seeding of core engineering culture practices.

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Digital fluency. We provide clients with a framework to define their digital aspirations in alignment with their business vision, detailing the necessary strategic outcomes via an actionable roadmap to enable and sustain business transformation outcomes.

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Organization transformation. We help each client evolve their organization’s culture, operating model and ways of working to rapidly unlock customer value and accelerate business growth. To build enterprise-wide visibility and transparency of measures and strategic alignment, we deliver alignment workshops and reshape change management programs, culture impact maps, value stream and process maps, operating model development and communications plans.

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Value-driven portfolio management. We partner with clients to align their investments and work to execute strategic outcomes for better decision-making and faster returns. We create visibility and transparency into the portfolio of work and the measures of progress toward outcomes, understand how investments are or are not delivering business value and align and integrate technology strategy with the clients’ portfolios to help them deal with ambiguity and change.

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Technology strategy. We help clients define their technology roadmap and align on the technology investments necessary to enable their business strategy, deliver new business capabilities and ultimately deliver greater business value.

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Executive advisory services. We help transformational leaders navigate through ambiguity and implement transparent leadership practices. We provide support for the challenges many leadership teams face, such as ad-hoc scaling patterns, operating model friction where scale meets speed and a lack of visibility for adaptive decision-making and investment.

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Digital foundations training. We offer training to introduce and help organizations build a strong foundation and a collective knowledge base of modern digital business capabilities, including agile essentials (processes and practices), product mindset and modern engineering practices.

Our Methodology

As a pioneer of agile software development, Thoughtworks’ approach values individuals and interactions over processes and tools and responding to change over following a plan. We are well-versed in agile methodologies, practices and ways of working, but we do not blindly apply any of them. Instead, we work closely with our clients, firmly grounded in the agile principles and values, to identify the best way to deliver value for them.

These principles include the following:

•	Frequent and fast feedback loops, through practices such as continuous integration, pairing and pair programming and frequent deployment to production;

•	Built-in security, where threat models developed early and updated often inform security requirements that are continuously tested throughout the entire development cycle;

•	Autonomous, cross-functional teams, so that decision-making occurs close to the information about and the consequences for the decision and so that a broad perspective applies to decisions;

•	Automation, of as many aspects of the delivery as possible, including builds, infrastructure setup, deployment and testing at all levels from unit to acceptance;

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Visibility and transparency to actual progress, through the use of information radiators, an unambiguous definition of done with acceptance testing, monitoring and observability built-in from the start and standups and visible card walls to document blockers;

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Management and prioritization of technical debt, requiring monitoring of the overall code-quality and adherence to architectural and cross-functional requirements, to enhance resilience and keep technology assets ready to respond to requirements changes swiftly and safely; and

•	Incremental delivery at all stages, to allow for easy re-prioritization as requirements change and as a means of demonstrating business value early and often.

Our Global Distributed Agile Delivery Model

Thoughtworks is a global business, operating as a single organization, with consistent global capabilities, regardless of country. We have a broad geographical presence with proven capabilities in critical regions, with 9% of our employees in North America, 15% in Europe, 15% in LATAM, 30% in India, 24% in China, 4% in Australia, and 3% in Southeast Asia as of December 31, 2020.

Thoughtworks has been working on large scale distributed agile projects since the early 2000s—a time when most of our competitors had only just worked out how to deliver co-located agile services. Many of the practices and mechanisms that are used in distributed agile today were developed at Thoughtworks. Our commitment to global-first ensures that clients get high-quality services from highly skilled teams wherever the individuals are located.

We have established a collaborative environment to promote knowledge-sharing across all teams in all countries in which we operate. This culture of continuous collaboration within Thoughtworks allows for stronger market awareness, as local teams are able to share insights and leverage best practices with offices in other regions of the world in real-time.

Our blended delivery model means we are able to partner with our clients in ways that suit them. For instance, when we are delivering advisory services, clients—COVID-19 restrictions notwithstanding—typically expect to have in-person consultations. By offering a combination of onshore and nearshore/offshore talent, we are able to deliver the services our clients need, while balancing costs and proximity considerations. Meanwhile, we are a global organization and have significant local expertise. Our regional offices are able to deliver high-quality, high-value engagements with our clients.

As a result of COVID-19, we took precautionary measures to minimize the risk of the virus to Thoughtworkers, our clients and the communities in which we operate, including the suspension of all non-essential business travel of personnel and the temporary closure of all of our major offices. Although a significant portion of our workforce has worked remotely through COVID-19, there has been minimal disruption in our ability to effectively continue to provide our service offerings, as our employees are accustomed to operating in distributed environments. Going forward, we will continue to monitor working conditions and adapt as needed.

Our Culture & People

Since inception, revolutionizing the technology industry has been a core part of Thoughtworks’ mission. We are driven by a desire to “create an extraordinary impact on the world through our culture and technology excellence.” Our people relentlessly pursue our values of integrity, excellence, global-first, cultivation, curiosity, autonomy, inclusivity and courage.

Diversity & Inclusion

Diversity and inclusion has been a core guiding principle since we were founded. Sixty percent of our executive officers are women and approximately 37% of our technologists are women. In North America, approximately 12% of our professional services team identify as Black or African American, 24% as Asian and 7% as Hispanic or Latinx.

Thoughtworks proudly and actively seeks to make itself and the technology industry more reflective and inclusive of the society that we serve. We abhor and reject discrimination and inequality, and promote diversity in all its forms. We encourage and support each other; we value honesty and transparency. We believe that our flat organizational structure means that every voice can be heard, as evidenced by our 2020 employee engagement diversity and inclusion survey conducted by Peakon. From an engagement perspective, we scored 8.4 as an aggregated average across Thoughtworks, which puts us in the top 25% of technology companies.

Our Recognition

Our differentiated culture has been widely recognized by the industry, earning us numerous awards, including:

•	The AnitaB.org award as a Top Company for Women Technologists in the U.S. in each of the last five years;

•	The Diversity Council Australia’s list of ‘Inclusive Employers’ for 2019-2020;

•	The KelpHRin Exemplary Award in 2019 for overall best practices in creating a diverse, safe and inclusive organization;

•	NASSCOM’s Excellence in Gender Inclusivity in India;

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HR Asia Best Companies to Work, Helga-Stödter-Preis for small business and the ‘WomenTech Awards 2020’ in the category Diversity in Tech in Germany, India Workplace Equality Index (IWEI) recognition as a ‘gold’ employer, Stonewall Top 100 Employers in the UK and the UN Women WEP Award for Leadership Commitment in China in 2020;

•	Great Place to Work–Certified for the U.S., UK, Australia, Brazil and Thailand with trust scores of 93%, 87%, 90%, 92% and 97%, respectively; and

•	DivHERsity award for most innovative practices and ASSOCHAM’s Diversity & Inclusion Excellence Awards for policies on D&I and best employer for women in India in 2021.

In addition, in June 2021, we had a cumulative rating of 4.4 and a Diversity and Inclusion rating of 4.8 on Glassdoor. Meanwhile, our CEO score has an approval rating of 100%, Thoughtworkers’ recommendation to a friend rating is 92% and Thoughtworkers’ business outlook rating is 86%.

Attracting Talent

Our employee brand is strong in the market and in 2020, we had 316,000 applications for 3,700 roles, implying a 1.2% success rate. Our recruitment capability is a source of key differentiation, with 99.99% of all hires being recruited internally through our recruitment and recruitment marketing teams on a 30/30/30 model— with a goal of 30% referrals, 30% direct applicants and 30% sourced, with the help of channels like Access Thoughtworks, our online community for career development and job opportunities.

Thoughtworkers come from a variety of traditional and non-traditional technology backgrounds and include career changers and/or self-taught technologists, valuing transferable skills, adaptability and continuous learning. Our blended delivery approach gives us a clear advantage when it comes to attracting talent. Candidates have the opportunity to work on in-region service line projects, as well as in distributed agile teams—either as part of a nearshore or far-shore delivery team. We believe this is extremely attractive from a career development perspective, and it ensures that clients can access in-region expertise.

Training Talent

As a pioneer of agile and extreme programming practices, in 2005 we set up Thoughtworks University, our immersive entry-level program for new hires. This seven-week program introduces our newly hired graduates and career changers to the principles, practices and skills required to build working software. It also provides guidance on career coaching and progression, ensuring our newest Thoughtworkers have the full toolset required for them to build long-term careers at Thoughtworks. As of April 2021, approximately 3,200 have graduated from Thoughtworks University since our inception, including 49% women and under-represented gender minorities in 2020.

Retaining Talent

Cultivation and empowerment is a core part of our culture; we call this Empowering Thoughtworkers Growth—enabling Thoughtworkers to have a personalized, integrated journey of cultivation and growth. We developed tools, including Pathways for career planning and growth paths and Summit for self-assessment, expectation-setting and feedback, as well as offering Thoughtworkers extensive online training opportunities. As a result of our efforts, our voluntary employee attrition rate was only 11.5% in 2020.

Social Impact

Striving for positive social change has always been at the heart of Thoughtworks’ purpose, culture and work. Thoughtworkers believe in solidarity over charity, taking a systems approach to change that is sustainable and understanding that we have a unique role to play in ensuring technology benefits all of society, moving us all towards a more equitable future.

Social impact is a board-level priority and the Thoughtworks Office of Diversity, Equity and Inclusion, Sustainability and Social Change is led by a member of the senior leadership team and exists to ensure that diversity, equity and inclusion, sustainability and social change have a consistent focus in our strategic direction and are resourced accordingly.

Thoughtworks constantly questions technology’s impact on society, and specifically on people who are systematically marginalized and oppressed. This involves helping our clients develop policies, frameworks and strategies that promote equity and inclusion, educating technologists about privilege and bias, and actually building in the values of privacy, empathy, equity and inclusion in the technology we create. Some examples of this work include:

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Named after a village in India, Bahmni began in 2012 with a single hospital, Jan Swathya Sahyog, and since then has developed into a full open source hospital information system, customized for use in low-resource areas with limited bandwidth and infrastructure. In 2020, in response to the global COVID-19 pandemic, the platform was extended to support immunization records and vaccine certificates. In 2021 Bahmni was recognized as one of only 23 projects worldwide as a Digital Public Good within the Digital Product Goods Alliance endorsed by the United Nations Secretary General.

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Our work with the Invisible Institute since 2017, which is part of our stand in solidarity against racism and police violence and the critical work of independent police monitors. Our work together has helped make police misconduct more visible by gathering and sharing data.

Sustainability

Thoughtworks is a passionate advocate for sustainability and the environment. As pioneers in technology, we recognize the carbon impact of our industry and the requirement of the United Nations Framework Convention on Climate Change Paris Agreement’s goal for the information communications technology industry to reduce greenhouse gas emissions by 45% by 2030. We have published thought leadership for the industry and developed services for Green Cloud working with our clients. Thoughtworks Cloud Carbon Footprint tools for Amazon AWS, Google Cloud Platform and Microsoft Azure provide cloud emission measurements and analysis. We have also made certain portions of our source code available under an open source license to enable the whole industry to collaborate in supporting the Paris Agreement target. In May 2021, we co-founded the Green Software Foundation, along with Microsoft, GitHub, Accenture and the Linux Foundation.

In 2020 alone, we worked with communities around the world on over 70 initiatives, making significant contributions to the UN Sustainability goals. In 2021, we also set a company goal to measure and establish a baseline for Thoughtworks’ carbon footprint using SBTi, Science Based Targets, the joint initiative of the Carbon Disclosure Project, the U.N. Global Compact, World Resources Institute and World Wide Fund for Nature.

Revolutionizing the Technology Industry

Alongside our commitment to diversity and inclusion in the technology industry, Thoughtworks has been at the forefront of revolutionizing the technology industry and ThoughtLeadership and Authorship are part of our DNA.

Books

Thoughtworkers have published approximately 100 books on a wide variety of topics. These books have been central in cementing Thoughtworks’ industry-leading ideas around distributed agile, lean thinking, microservices and evolutionary architecture. Through nurturing talent and supporting would-be authors, Thoughtworks has established a reputation as an attractive place to work for top talent.

Select publications include:

•	Infrastructure as Code (2nd edition) by Kief Morris, 2021;

•	Fundamentals of Software Architecture by Neal Ford (co-author), 2020;

•	Digital Transformation Game Plan by Gary O’Brien, Guo Xiao & Mike Mason, 2019;

•	Enterprise Agility: Being Agile in a Changing World by Sunil Mundra, 2019;

•	EDGE: Value-Driven Digital Transformation by Jim Highsmith, Linda Luu & David Robinson, 2019;

•	Building Evolutionary Architectures by Neal Ford, Rebecca Parsons & Pat Kua, 2017;

•	Agile IT Organisation Design by Sriram Narayan, 2015;

•	Building Microservices by Sam Newman, 2015;

•	Fluent Python by Luciano Ramalho, 2015;

•	Lean Enterprise: How High Performance Organizations Innovate at Scale by Jez Humble, Joanne Molesky & Barry O’Reilly, 2014;

•	Lean Software Metrics by Zhang Song, 2013;

•	NoSQL Distilled by Pramod Sadalage and Martin Fowler, 2012;

•	Continuous Delivery: Reliable Software Releases through Build, Test, and Deployment Automation by Jez Humble and David Farley, 2010;

•	Thoughtworks Anthology edited by Rebecca Parsons, 2009;

•	Apprenticeship Patterns: Guidance for the Aspiring Software Craftsman by Adewale Oshineye (co-author), 2009;

•	No Fluff Just Stuff Two edited by Neal Ford, 2007;

•	Practical JRuby on Rails Web 2.0 Projects: Bringing Ruby on Rails to the Java Platform by Ola Bini, 2007;

•	No Fluff Just Stuff: Thoughtworks Anthology edited by Neal Ford, 2006;

•	Refactoring Databases: Evolutionary Database Design by Pramod Sadalage, 2006;

•	Test-Driven Development in Microsoft .NET by Alexei Vorontsov, 2004;

•	Enterprise Integration Patterns by Gregor Hohpe, 2003; and

•	Patterns of Enterprise Application Architecture by Martin Fowler, 2002.

Thoughtworks Technology Radar

Published twice a year over the past 12 years and now in its 24th edition, Thoughtworks Technology Radar has become the go-to guide for software developers. It helps technologists keep up with the rapid innovation and the ever-evolving technology landscape.

First published in 2010, Thoughtworks Technology Radar is informed by Thoughtworks’ observations, conversations and frontline experience solving our clients’ toughest business challenges. It is regularly cited as the definitive guide to what matters in the world of software development. A 2020 reader survey found that 92% of the respondents said they would recommend the Radar to their friends and colleagues and the publication received endorsements from Porsche, Redgate and REA Group.

Open Source

Thoughtworks has always been an ardent supporter of open source software. This support stems from a philosophical perspective on how the best software is created, and from a practical perspective, in that many of the software tools and products we have developed have been created through the use of open source licenses; many Thoughtworkers are dedicated contributors to a wide variety of open source projects, with Thoughtworks rated in the top 25 contributors to GitHub in 2020.

We believe that software quality is driven by open communication, review and collaboration. Open source enables us to build superior solutions to those solutions based on proprietary software in terms of cost, freedom, privacy, security, quality and community. Building open source software allows us to pay it forward, share new ways of working and learn from the wider community.

Notable open source contributions from Thoughtworks include:

•	CD4ML: Scenarios. A great starter kit for bringing machine learning projects into production;

•	EmoPy. A deep neural net toolkit for facial expression analysis;

•	TWallet. A next-generation digital wallet that supports general payment, digital currency transfer and duplex-offline payment;

•	Bahmni. An easy-to-use electronic medical record and hospital management system for resource-constrained environments;

•	Selenium. The leading web application testing framework;

•	EpiRust. A fast agent-based simulation framework to model epidemics in large cities;

•	Gauge. A test automation framework that takes the pain out of acceptance testing;

•	Montebank. The first tool to provide cross-platform, multiprotocol test doubles over the wire; and

•	GoCD. This tool enables modeling and visualization of complex workflows from end-to-end, simplifying continuous delivery.

Our Clients

During 2020, we served over 300 clients ranging from large, global enterprises to technology disruptors, all of whom utilize our services and talent to help them evolve the digital capabilities within their organizations. We have a diversified client base spanning a range of geographies and industry verticals. In 2020, our revenues as a percentage of total revenues were as follows across geographies: 40.0% North America; 31.0% APAC; 24.3% Europe; and 4.7% LATAM. In addition, in 2020, our revenues as a percentage of total revenues were as follows across industry verticals: 28.4% technology and business services; 25.0% energy, public and health services; 17.6% retail and consumer; 15.3% financial services and insurance; and 13.5% automotive, travel and transportation. Additionally, our top five and ten clients in 2020 represented just 20% and 32%, respectively, of our revenues.

We have long-term and trusted relationships with our clients. In 2020, 92% of our revenues came from recurring clients, and our 10 largest clients in 2020 have been clients with us for an average of seven years. We look to partner with clients who recognize the importance of technology as a central component of their business strategy. With that shared understanding, we engrain ourselves in their organizations and collaborate with them to translate that strategy into higher business value over the long term.

The following are examples of our clients across our different industry verticals:

Technology & Business Services	Energy, Public & Health Services	Retail & Consumer	Financial Services & Insurance	Automotive, Travel & Transportation
Ambevtech Arkose Labs Authority Brands Chemonics EZ-Link Hipages MYOB Paypal REA Group Siemens Simon & Schuster Xero	Bayer MCG Health Telus U.K. Government Department of Works and Pensions (DWP) U.K. Government National Health Service (NHS) U.S. Department of Veteran’s Affairs VAKT	84.51°, a wholly owned subsidiary of The Kroger Co. Falabella Mackmyra Metro Natura Otto Sephora Sonic	Axis Bank Bank of Ayudhya (Krungsri) Credit Suisse InfoArmor Nimble Saxo Bank	AutoScout24 Daimler Finavia ImmoScout24 Jungheinrich Porsche SHARE NOW

Client Stories

The examples below illustrate the benefits our clients have experienced as a result of choosing Thoughtworks as their digital transformation partner:

Natura

Natura is a leading Brazilian cosmetics, fragrance and toiletries company, part of Natura &Co, among the largest beauty and cosmetics groups worldwide, which also comprises Avon, The Body Shop and Aesop.

Situation: Digital transformation is a core pillar of Natura’s strategy as the company continues to deliver strong revenue growth despite the volatility of the retail sector over the past year. Implementing improved digital capabilities to drive operating efficiency as well as mobilizing their sales force are key priorities to help Natura deliver on its strategic and financial goals.

Solution: Thoughtworks Brazil has worked with Natura since 2019 to deliver solutions that address operational efficiency and respond to the needs of its Beauty Consultants. Drawing upon our core engineering, platform and product capabilities, we built an evolutionary, stable event source platform that is 100% serverless to act as a single source to replace the various financial partners that were responsible for payment transactions on digital channels.

Continuing the partnership, Thoughtworks built a new application, &Co Pay, to create a more seamless registration and onboarding process for Natura Beauty Consultants. The previous website experienced large user drop-offs in the initial steps of a user’s registration, resulting in registrations being handled primarily by a call center instead of a self-service solution. Thus, we designed and built a new user experience along with a micro front-end report application to enable monitoring of any potential bottlenecks directly within the application.

Benefit: According to Natura, the new &Co Pay solution reduced payment cycle time from two to zero days, reduced the number of external contracts and decreased the development time for any new user journeys that depend on the payment gateway. Natura also reported that the registration and onboarding application of Natura Beauty Consultants experienced a record number of conversions for the company, averaging 350,000 per month in Brazil, an increase of 141% when comparing the year ended 2020 to the year ended 2019.

TELUS

TELUS is a Canadian communications and information technology company that provides a wide range of products and services spanning wireless, data, IP, voice, television, entertainment, video and security, healthcare and agriculture.

Situation: TELUS, Canada’s fastest-growing telecommunications company, wanted to increase the speed and responsiveness of its enterprise-blending teams, technology and culture in a way that would allow them to accelerate even as they grow and continue to enable them to deliver on their mission of enabling customers and team members to do what they want to do, easily.

Solution: TELUS partnered with Thoughtworks starting in 2016 to build a vision for a new way of working characterized by ease and driven by our digital platform strategy and value-driven portfolio capabilities. The result is platform-combining technology, systems and processes that power better customer experiences. Platform thinking helped to create a suite of tools that empower the whole business. We worked together with TELUS to align technology and process, implement value-based prioritization and adopt nimble architecture in order to deliver on their goals of ease, speed and flexibility.

Benefit: Since introducing the changes, TELUS’ customer advocacy increased and its app store rating improved notably. TELUS’ teams now deploy in a matter of hours, compared with a matter of days before, and ship hundreds of changes every day, up from a few changes several times a week. A standardized approach to capturing and storing data makes it easier for team members to report and make data-based decisions.

EZ-Link

EZ-Link is the predominant transport payment card in Singapore. To date, it has issued more than 40 million EZ-link cards, which can be used across all public transport systems in the country. EZ-Link cards are also used for shopping, dining, private transport, government services and community services at more than 30,000 acceptance points (as of June 30, 2021) across the island.

Situation: EZ-Link wanted to transform other stages of a customer’s travelling experience and was looking towards future business growth, as well as international adoption of its e-payment service.

Solution: Together, over the past four years with teams from Singapore and China, Thoughtworks and EZ-Link created a transformation roadmap that put the user at the center of its ecosystem. Applying our customer experience and product development capabilities, we worked with EZ-Link to craft a multiyear journey focused on building a unified mobile app and ewallet with integrations to multiple payment platforms. The mobile app consolidates all of EZ-Link’s payment services onto a digital platform, enabling users to view transaction histories and add money to the card’s balance via top-ups on demand or through the auto top-up with the application— services that were previously only accessible through ticketing machines at train stations.

Benefit: The customer reaction to the e-wallet resulted in: ranking within the top five e-wallets in Singapore; having over one million iOS and Android downloads; being the first e-wallet in Singapore to launch global payments facility with AliPay; being recognized by the Singapore Business Review in June 2020; and took home two SBR Technology Excellence Awards in 2020 for success in enhancing user experience and for the success of EZ-Link Motoring, the company’s first postpaid cardless payment service.

The United States Department of Veterans Affairs

The United States Department of Veterans Affairs (the “VA”) is the department of the federal government charged with providing lifelong benefits and healthcare services to eligible military veterans at the approximately 1,300 VA medical centers and outpatient clinics throughout the U.S.

Situation: The VA has a frequent need to provide personalized digital communications to its users regarding their health benefits and other services the VA provides. Previously, the VA did not have a consistent way to deliver these types of digital communications and frequently relied solely on paper mail.

Solution: In partnership with the VA since 2019, Thoughtworks, utilizing our software engineering and platform strategy and development capabilities, helped the VA launch a centralized customer notification platform known as VANotify. The platform was based on the open source Notify project, originally published by the UK government and further enhanced by the Canadian government. VANotify and its corresponding application programming interface (API) enables VA business lines and development teams to provide digital notifications to veterans, families and other stakeholders.

Benefit: The VA now uses the platform that Thoughtworks built to send emails and texts that can provide a range of functions, including confirming veterans’ receipt of benefits applications, notifying veterans of changes to their VA accounts, and helping veterans track their VA Pharmacy deliveries. The VA also used the feature as part of the overall communications plan for COVID-19 vaccinations. Based on information provided to us by the VA, over 200,000 veterans received communications around vaccination planning through VANotify. Since its launch, VANotify has sent more than 1.5 million digital notifications with an open rate of about 70%, improving the lives of U.S. veterans through modernized communications.

REA Group

REA Group (“REA”) runs one of the largest property marketplaces in the world, helping millions of people to buy, sell or lease properties every year.

Situation: As a digital native, REA was focused on enabling growth through new product capabilities and expansion to new parts of the property value stream. However, scaling its technology resources to keep pace with the executive team’s ambitions was proving challenging and the business began to look for a strategic partner that could help resource and grow alongside the business as its plans became more expansive.

Solution: We began our partnership with REA many years ago. Teams from Australia, China and Southeast Asia worked together with the REA leadership team to scale the technology teams in aid of transforming their organization and building resilient, innovative property marketplaces in Australia and Southeast Asia.

This began with a large re-platforming project for their Australian site and led to developing technology that enabled a real estate agent to upload photographs and description for a property, all the way to the consumer using the website and mobile applications to search for listings. Thoughtworks brought its core capabilities from engineering practices, platform knowledge and ability to scale talent to help REA realize its strategic vision in building a world-leading property marketplace.

Benefit: The partnership evolved to increase REA’s product delivery throughput, working alongside as true partners integrated into REA’s collaborative culture and agile ways of working across the core enterprise. Based on information provided to us by REA, this increased market development throughput by more than double and helped REA deliver market-leading experiences for its customers.

Axis Bank

Axis Bank is among the largest private sector banks in India offering the entire spectrum of financial services for personal and corporate banking.

Situation: Axis Bank has an ambitious transformation agenda to support their growth goals and evolve their digital capabilities in an increasingly fragmented and competitive market in order to become India’s leading enterprise fintech company. A core part of this journey is the digitization and expansion of their consumer lending business and the creation of a digital-first platform capability in order to offer seamless customer experiences and end-to-end digital solutions for their customers.

Solution: To help accelerate their transformation efforts, in 2018, Axis Bank began partnering with Thoughtworks teams in India to reimagine their consumer lending business and to begin the platform build to enhance their customers’ experience and expand the suite of products and services they can offer. Thoughtworks, working together with Axis Bank, custom built a customer engagement and back-office platform for omni-channel digital experience. The platform has allowed Axis to transition from traditional, physical applications to fully digital and real-time processes with a unified view of customer data.

Benefit: With the ability to digitize manual, back-office processes, the new platform has enabled Axis to expedite customer acquisition and onboarding and improve loan application and approval processes. According to Axis Bank, since the rollout of the new platform, Axis has achieved a 40% year-over-year topline growth in the implemented product segment, 50% improvement in back office efficiency and 15% reduction in loan application drop-offs.

Kroger

Situation: With the landscape of retail and grocery continuing to evolve and change at a rapid pace, Kroger understands the importance of technology playing a key role in helping them to deliver on their mission to be a leader in the distribution and merchandising of food, pharmacy, health, and personal care items, seasonal merchandise, and related products and services.

Solution: Thoughtworks has supported Kroger over the past 9 years, across 5 business units on over 30 initiatives. Utilizing our software engineering, product development / product management and innovation capabilities in North America and India, we have supported Kroger in its effort to create a strong omni-channel presence with programs such as e-commerce Pick-up, Delivery, and Ship to Home. We’ve also worked closely with their retail analytics business, 84.51° to support the build out of their product organization and development of two of their core consumer packaged goods analytics products, 84.51° Stratum and 84.51° Prism, enabling them to deliver insights and media solutions to their customers. Additionally, we’ve also paired with Kroger to support their merchandising organization with new digital pricing, forecasting, item location and promotion communications, support the digital acceleration of their pharmacy operations with retail online pharmacy, mail order pharmacy and appointment scheduling for The Little Clinic along with our talent supporting the development and implementation of numerous initiatives to drive customer engagement such as the personalized savings center, accounts and coupons modernization, content management and banner websites.

Benefit: Kroger reported that the technology investments Kroger have made have led to core revenue growth across all of their ecommerce modalities and in addition 84.51° Stratum and 84.51° Prism remain core components of their alternative profit product portfolio.

AvidXchange

AvidXchange is the industry leader in automating invoice and payment processes for mid-market businesses.

Situation: As a growing business, AvidXchange’s acquisitions had begun to increase the complexity of their enterprise architecture and infrastructure and they wanted to reduce the complexity and adopt a microservices architecture in order support their growth goals and to deliver additional value to their customer network.

Solution: AvidXchange began partnering with Thoughtworks in 2019. Utilizing our Digital Platform Strategy blueprint, we worked together to evolve and accelerate a number of programs, including: a unified invoicing system, an agile transformation office, enabling continuous delivery by implementing core product practices, instituting leading tools and practices to increase developer effectiveness, establishing a delivery infrastructure, restructuring their engineering practices and architectures to host a microservices approach in order to create a strong, functional delivery infrastructure and bring alignment to their technology and product roadmaps.

Benefit: AvidXchange reported that the efforts have increased the capability, speed and efficiency of AvidXchange’s production ability and technology operations with the creation of a unified invoice management service that in 2020, increased average domain releases by 250% versus the prior year and reduced solution architecture work cycle times by 65%.

German multinational automotive manufacturer

A German multinational automotive manufacturer, known for their high-quality and luxury vehicles.

Situation: In today’s world, customer expectations require that every aspect of an interaction with a brand be seamless, pleasant and timely. With decades of experience delivering excellent driving experiences, Daimler wanted to ensure that their sales process also provided that same level of quality and ease to customers as well as employees.

Solution: Thoughtworks has partnered with the company since 2017, with teams in China and Germany to develop a digital service platform known as One Touch Retail. Utilizing our platform and product capabilities, we worked together to create a new front-end for their marketing and sales organization and provide sellers with vital information on inventory, promotions and customer relationship management.

Benefit: The One Touch Retail platform has enabled the manufacturer to expand their relationship with the customer beyond dealerships and traditional sales channels. The faster access of information and enhanced functionality such as, in-car demo features and check order statuses have meant increased satisfaction for their customers throughout the sales experience. One Touch Retail made the first order in October 2018 and within two quarters printing of order contracts using the system had increased exponentially.

Sales & Marketing

Our sales and marketing strategy is focused on increasing revenues from existing clients, generating revenues from new clients and continuing to maintain our brand to appeal to current and prospective clients and employees.

Sales

Our sales strategy emphasizes a team-based approach involving client partners, account managers, delivery professionals, country heads and senior leaders. We have created a three-prong model for our demand teams. One group targets new client acquisition, a second looks after existing accounts and the third builds on growing our partner business.

We are also seeing longer engagements with clients as software becomes embedded in all aspects of businesses and products and services evolve in the market. Thoughtworks’ deep domain expertise in evolutionary architecture enables us to work long-term with clients, continuously improving their business-critical systems in ways that continue to deliver business value.

Excellence in Client Services Initiative

We designed our approach to client relationships many years ago with the understanding that tech and delivery are as important as sales. Each of our clients has a Client Leadership Team (“CLT”), whose mission is to always seek to increase our positive impact on our client’s business and create long-lasting partnerships by leveling up our leadership and executive relationships. The CLT consists of three senior leaders—the client principal, technology principal and delivery principal—and from the start of the client relationship, this group of three forms a cross-functional, well-rounded leadership team that works to meet the needs of our clients, with a shared level of accountability and people stewardship while executing to drive commercial success.

Our CLTs are supported by the Excellence in Client Services program which enables the CLTs to execute strategic change with their clients. We provide this support through masterclasses, workshops and tools, and help the teams to work with their country or regional leadership to set up governance to ensure nothing gets in the way of execution.

This has been an effective model for us because it allows us to stay close to not only the client, but also the work we deliver and how we deliver it.

Marketing

Our reputation as a leading digital transformation services provider helps us generate new business opportunities. In addition to the flagship Thoughtworks’ Technology Radar, now in its 24th edition, we have a portfolio of high impact publications, thought leadership events, and channels to help drive brand awareness and engagement. These include:

•	Our quarterly digital thought leadership magazine Perspectives, which we have produced since 2018 in four languages to challenge and inform business leaders about key technologies;

•	Thoughtworks Decoder, which provides business executives an “A to Z” reference of technologies, terms and their potential impact;

•	Thoughtworks Looking Glass, which we launched in 2021 to help clients and business leaders understand what technology trends mean for their businesses and how they should prepare;

•

Thoughtworks XConf event series, which we have hosted across all five continents since 2014 to showcase the latest thinking from Thoughtworks’ technology community and provide a platform for our passionate technologists to network with peers and engage with clients;

•

Paradigm Shift, an invitation-only program we have hosted for major clients since 2014, which includes in-person annual global events, building community with our clients to forge new connections and exchange ideas in unique settings; and

•	Social media, including LinkedIn with over 326,000 followers, Twitter with over 177,000 followers and Facebook with over 137,000 followers.

In September 2019, we hired Julie Woods-Moss as our Chief Marketing Officer to reinforce our strategy, continue to build brand awareness as a premium brand, enhance our data-driven decision making and develop our digital go-to-market channels, demand generation capabilities and employer brand differentiation. To achieve this growth and support business priorities, we have focused on a number of key areas, which will help grow our existing clients, continue to diversify our portfolio across industries and service lines, target new clients and differentiate ourselves as an employer of choice. Our impact in the market is such that the Thoughtworks brand has been evaluated as an AA rated by Brand Finance plc, a leading brand valuation consultancy, as of January 1, 2021.

Competition

We operate in a global, dynamic and rapidly evolving market and, as a result, face competition from a wide number of organizations and service providers, both global as well as local, including:

•	Pure-play software engineering specialists, such as Globant S.A., EPAM Systems and Slalom;

•	Large global consulting and outsourcing firms, such as Accenture and Deloitte Digital;

•	Strategic consulting firms, such as McKinsey and BCG, and design firms, such as Ideo;

•	Traditional technology outsourcing IT services providers, such as Cognizant Technology Solutions and Capgemini; and

•	The in-house development teams of our clients.

Some of our present and potential competitors may have greater financial and marketing resources, may be larger-scale and may have the resources to make strategic acquisitions to quickly ramp up their capabilities and geographical presence.

We believe that our thought leadership, excellence in modern software engineering capabilities, end-to-end solutions that we are able to deliver to our clients rapidly and at scale, differentiated global delivery model and unique culture with a focus on diversity and inclusion provide us with strong, sustained differentiation from our competition.

Facilities

Our corporate headquarters are leased and located at 200 E. Randolph Street, in Chicago, Illinois. We also lease additional office space domestically in Atlanta, Georgia; Chicago, Illinois; Dallas, Texas; Denver, Colorado; New York, New York; and San Francisco, California. In addition, we lease office space in various international locations, including offices in Australia, Brazil, Canada, Chile, China, Ecuador, Finland, Germany, India, Italy, Netherlands, Romania, Singapore, Spain, Thailand and the United Kingdom.

We may procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.

Intellectual Property

Our intellectual property rights are important to our business. We rely on a combination of intellectual property laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. We require our employees, independent contractors, vendors and clients to enter into written confidentiality agreements upon the commencement of their relationships with us. These agreements generally provide that any confidential or proprietary information disclosed or otherwise made available by us be kept confidential.

We customarily enter into non-disclosure agreements with our clients with respect to the use of their software systems and platforms. Our clients usually own the intellectual property in the software or systems we develop for them. Furthermore, we usually grant a perpetual, worldwide, royalty-free, nonexclusive, transferable and non-revocable license to our clients to use our preexisting intellectual property, but only to the extent necessary to use the software or systems we developed for them.

Protecting our intellectual property rights is critical to our business. We have invested, and plan to continue to invest, in research and development to enhance our domain knowledge and create complex, specialized solutions for our clients. We have registered (or applied for registration of) the trademark “Thoughtworks” in over fifteen jurisdictions, including the United States, the European Union and the United Kingdom, as of June 30, 2021. We have developed several tools, including consulting frameworks and software applications, that we use to deliver digital services to our clients. We protect these tools through trademark and copyright registrations in various jurisdictions throughout the world. We have also secured patent protection for certain internal asset tracking and human machine interaction designs. In addition, to ensure we maintain the ability to engage with our clients, employees, and the public, we have registered and maintain dozens of domain names.

We do not believe that any individual intellectual property right, other than our rights in our name and logo, is material to our business. See “Risk Factors—Risks Related to Our Intellectual Property” for more information.

Regulations & Legal Proceedings

Due to the industry and geographic diversity of our operations and services, our operations are subject to a variety of rules and regulations. Several foreign and U.S. federal and state agencies regulate various aspects of our business. We are subject to laws and regulations in the United States and other countries in which we operate, including export restrictions, economic sanctions, like the California Consumer Privacy Act (CCPA), the California Privacy Rights Act (CPRA) and the General Data Protection Regulation (GDPR), among others. Compliance with these laws requires significant resources and non-compliance may result in civil or criminal penalties and other remedial measures. See “Risk Factors” for additional information.

From time to time, we may be involved in litigation relating to claims arising out of our operations and businesses that cover a wide range of matters, including, among others, intellectual property, data privacy and cybersecurity, contract and employment, personal injury, product liability and warranty. Currently, there are no claims or proceedings against us that we believe will have a material adverse effect on our business, financial condition, results of operations or cash flows. However, the results of any current or future litigation cannot be predicted with certainty and, regardless of the outcome, we may incur significant costs and experience a diversion of management resources as a result of litigation.

MANAGEMENT

Below is a list of the names, ages (as of September 7, 2021), positions and a brief account of the business experience of the individuals who serve as (i) our executive officers, (ii) our directors and (iii) persons who are expected to become directors prior to completion of this offering.

Name	Age	Position
Guo Xiao	47	Chief Executive Officer and Director
Erin Cummins	42	Chief Financial Officer
Ange Ferguson	44	Chief Transformation Officer
Sai Mandapaty	55	Chief Commercial Officer
Ramona Mateiu	43	Chief Legal Officer & Chief Compliance Officer
Christopher Murphy	49	Chief Executive Officer of Thoughtworks North America
Joanna Parke	43	Chief Talent Officer
Dr. Rebecca Parsons	61	Chief Technology Officer
Chad-Affonso Wathington	43	Chief Strategy Officer
Julie Woods-Moss	56	Chief Marketing Officer
Ian Davis	70	Director, Chair
Robert Brennan	62	Director
Jane Chwick	59	Director
Rohan Haldea	42	Director
Gina Loften	55	Director
Salim Nathoo	50	Director
William Parrett	76	Director
Roxanne Taylor	65	Director

Guo Xiao has served as our Chief Executive Officer since 2013 and as a member of our Board since 2017. Prior to that, Mr. Guo was Managing Director of Thoughtworks China from 2007 to 2013 and served as Head of Technology of Thoughtworks China from 2004 to 2007. Mr. Guo worked as a Senior Agile Software Developer for Thoughtworks United Kingdom from 2002 to 2004. At the beginning of his career, from 1999 to 2002, Mr. Guo worked as an Agile Software Developer for Thoughtworks US. Mr. Guo earned a Bachelor of Science in Chemistry from Peking University; a Master of Science in Chemistry from Northwestern University, where he also completed the Executive Development Program at the Kellogg School of Management; and a Master of Science in Computer Science from Loyola University Chicago. We believe Mr. Guo is qualified to serve on our Board due to his management experience, operational expertise and historical insight into our business.

Erin Cummins has served as our Chief Financial Officer since 2014. Prior to that, Ms. Cummins was Head of Operations and Finance for Thoughtworks Europe. Ms. Cummins has served in various leadership roles in the organization spanning across multiple countries, with both financial and operational responsibilities. Prior to joining Thoughtworks in 2004, Ms. Cummins was an auditor for Plante Moran from 2001 to 2004. Ms. Cummins earned her Bachelor of Arts and Master of Science (Professional Accounting) degrees from Michigan State University.

Ange Ferguson has served as our Chief Transformation Officer since 2018. Prior to that, Ms. Ferguson was Group Managing Director of Thoughtworks Asia Pacific from 2015 to 2018 and Managing Director of Thoughtworks Australia from 2013 to 2015, and she performed management roles in both Australia and India from 2010 to 2013. Ms. Ferguson joined Thoughtworks in 2006 as a Principal Consultant in Australia. Prior to joining Thoughtworks, Ms. Ferguson worked in program management and analyst roles at ColesMyer Group, Tenix Toll Defence Logistics, ANZ and Sapient in Australia, and the Financial Services Authority in the United Kingdom. Ms. Ferguson also serves as an advisory board member for Hitnet and the Ai Group in Australia. Ms. Ferguson earned a Bachelor of Computing with a minor in Philosophy from Monash University.

Sai Krishna Mandapaty has served as our Chief Commercial Officer since 2017. Prior to that, Mr. Mandapaty was Global Head of Strategy from 2015 to 2017, Global Head of Strategic Clients from 2014 to 2015 and Global Head of Demand from 2010 to 2015. Prior to joining Thoughtworks in 2010, Mr. Mandapaty worked at Satyam Computer Services (later acquired by Tech Mahindra) in various capacities, including leading the Financial Services business unit. Mr. Mandapaty’s earlier employment was with Bosch India and Wipro Technologies. Mr. Mandapaty earned a Bachelor of Engineering (Mechanical) from Visvesvaraya National Institute of Technology and a Post Graduate Diploma in Management from Indian Institute of Management Bangalore.

Ramona Mateiu has served as our Chief Legal Officer since 2017 and as our Chief Compliance Officer since 2018. Prior to that, Ms. Mateiu served as Thoughtworks Deputy General Counsel in 2017 and as Head of Legal for Thoughtworks North America from 2009 to 2017. Ms. Mateiu previously served as Associate General Counsel at PrivateBancorp (now part of CIBC). Before joining PrivateBancorp, Ms. Mateiu served in a legal role at Thoughtworks from 2008 to 2009 and was a corporate associate at Schiff Hardin LLP. Ms. Mateiu earned a Juris Doctor from the University of California at Berkeley School of Law and a Bachelor of Arts in Economics from the University of Illinois at Urbana-Champaign.

Christopher Murphy has served as our Chief Executive Officer for Thoughtworks North America since 2018. Prior to that, Mr. Murphy was Group Managing Director of Europe, Middle East and South Asia from 2015 to 2018, Chief Strategy Officer and Global Head of Marketing from 2012 to 2015, Managing Director of Asia Pacific from 2008 to 2012 and Associate General Counsel from 2004 and 2007. Prior to joining Thoughtworks, Mr. Murphy was a Senior Solicitor in the Intellectual Property and Information Technology Group at Mayer Brown and a Senior Associate in the Intellectual Property and Information Technology Group at Corrs Chambers Westgarth. Mr. Murphy earned a Bachelor of Science in computer science from the University of Melbourne, a Bachelor of Laws from the University of Melbourne, a Master of Laws (Intellectual Property) from Monash University and a Master of Information Technology from Monash University.

Joanna Parke has served as our Chief Talent Officer since 2018. Prior to that, Ms. Parke was Group Managing Director for North America from 2013 to 2018. Ms. Parke led the central region of North America as Market Principal from 2011 to 2013. From 2010 to 2011, Ms. Parke led the creation of the entry-level graduate development program in the United States. Ms. Parke worked as a Thoughtworks consultant in roles including Agile Software Developer and Project Manager from 2003 to 2010. Prior to joining Thoughtworks, Ms. Parke was an engineer at Epicentric and Sapient. Ms. Parke earned a Bachelor of Science in Electrical Engineering with a minor in Computer Science from the University of Illinois at Urbana-Champaign.

Dr. Rebecca J. Parsons has served as our Chief Technology Officer since 2006. Prior to that, Dr. Parsons was Vice President of Innovation and also worked as a developer and architect for many of our clients. Prior to joining Thoughtworks in 1999, Dr. Parsons was an Assistant Professor of Computer Science at the University of Central Florida, a Director’s Postdoctoral Fellow at Los Alamos National Laboratory and an IBM Fellow at Rice University. Prior to her work as a graduate student at Rice University, Dr. Parsons held technology positions at Caterpillar Tractor Company, United Technologies Mostek, and Amdahl Communications. Dr. Parsons earned a Bachelor of Science in both Computer Science and Economics from Bradley University and both a Master of Science and a Ph.D. in Computer Science from Rice University.

Chad-Affonso Wathington has served as our Chief Strategy Officer since 2018. Prior to that, Mr. Wathington served as our Chief Capability Officer from 2015 to 2018, where he focused on scaling Thoughtworks’ service offerings. From 2011 to 2015, Mr. Wathington was Managing Director of ThoughtWorks Studios, a product division focused on tooling for agile software development and continuous delivery. Mr. Wathington assumed this role after being Head of Product for ThoughtWorks Studios from its inception in 2007. Prior to joining Thoughtworks, Mr. Wathington was a strategy consultant at the Boston Consulting Group (BCG), specializing in industrial goods, pharmaceutical and technology areas. Mr. Wathington held various positions in Chicago’s technology startup ecosystem before joining BCG. Mr. Wathington earned a Bachelor of Arts from Harvard University with a foreign language citation in Japanese.

Julie Woods-Moss has served as our Chief Marketing Officer since 2019. Prior to that, Ms. Woods-Moss was a Senior Advisor to McKinsey & Company from March 2019 to September 2019. Ms. Woods-Moss was

President at Tata Communications from 2012 to 2018 and held the leadership positions of Chief Marketing Officer, Chief Innovation Officer and CEO of Tata’s Nextgen Business. Prior to that, Ms. Woods-Moss held the leadership positions of President of Marketing, Strategy and Propositions at BT Group Plc (BT Global Services), Vice President at Liberty Global (UPC) and Director at IBM. Ms. Woods-Moss is a Non-Executive Director at Grosvenor Group (Liverpool One Fund) and the chair of the board of dunnhumby, a subsidiary of Tesco Plc. Ms. Woods-Moss earned a Bachelor of Engineering degree in Telecommunication Engineering from Plymouth University.

Ian Davis has served as a member of our Board since June 2021 and is currently our Board’s Chairperson. From 2010 to 2020, Mr. Davis was the Non-Executive Director of BP plc, where he was also a Senior Independent and (Lead) Director. Mr. Davis served as Chairman and Worldwide Managing Director of McKinsey & Company from 2003 until 2009, retiring in 2010 as a Senior Partner. Prior to that, Mr. Davis was Managing Partner of McKinsey’s practice in the United Kingdom and Ireland. Mr. Davis currently serves on the boards of directors of Rolls-Royce Holdings plc as the non-executive Chairman and Johnson & Johnson as a non-executive director. Mr. Davis currently serves as Senior Advisor to Apax Partners. From 2011 to 2017, Mr. Davis was a non-executive director of the United Kingdom Cabinet Office and of Teach for All, a not-for-profit educational foundation. Mr. Davis earned a Bachelor of Arts and Master of Arts in Politics, Philosophy and Economics from Balliol College, University of Oxford. We believe that Mr. Davis is qualified to serve on our Board due to his significant leadership experience; deep understanding of global business trends; and expertise in finance, strategy and business transformation.

Robert Brennan has served as a member of our Board since July 2021. Mr. Brennan has been an advisor and mentor at Entrepreneurship for All Roxbury (EforAll) since 2019. Previously, Mr. Brennan served as the executive director of Computer Associates from 2017 to 2018. Prior to that, Mr. Brennan was chair and chief executive officer of Veracode from 2011 to 2018. Prior to Veracode, Mr. Brennan was a director and the president and chief executive officer at Iron Mountain, a publicly traded data protection and information management services company, from 2004 to 2011. Mr. Brennan was also previously chair and chief executive officer of Connected Corporation from 2000 to 2004. Mr. Brennan was also general manager for Network and Service Management at Cisco after being chief executive officer for American Internet. Mr. Brennan has also served on the boards of directors for several private technology companies. We believe that Mr. Brennan is qualified to serve on our Board due to his extensive executive experience, prior board service for emerging technology companies and leadership skills.

Jane Chwick has served as a member of our Board since December 2017. Ms. Chwick spent 30 years at Goldman Sachs, most recently as Partner and Co-Chief Operating Officer of its Technology Division, until her retirement in 2013. During her career at Goldman Sachs, Ms. Chwick held a number of senior positions, including Global Head of Technology of the Securities Division and Global Head of Derivatives Technology. Ms. Chwick was the Co-Founder and Co-Chief Executive Officer of Trewtec, a technology advisory firm, from 2014 to 2017. Ms. Chwick currently serves on the boards of directors of MarketAxess, Voya Financial, People’s United Financial and Essent Group Ltd. Ms. Chwick currently serves on the Executive Board of Trustees of the Queens College Foundation and has served on the boards of directors of Girls Who Code and of the Berkshire School. Ms. Chwick earned a Bachelor of Arts in mathematics from Queens College and a Master in Business Administration from St. John’s University with a concentration in management information systems and quantitative analysis. We believe that Ms. Chwick is qualified to serve on our Board due to her extensive technology leadership experience, which brings valuable skills and strategic perspective to the board.

Rohan Haldea has served as a member of our Board since October 2017. Mr. Haldea joined Apax Partners in 2007 and is currently a Partner in the Tech & Telco team. Mr. Haldea currently serves on the board of directors of TietoEVRY. Mr. Haldea also serves as co-Chief Executive Officer of the Apax Foundation, a non-profit organization affiliated with Apax Partners, and as a Trustee of Impetus. Prior to joining Apax Partners, Mr. Haldea worked at Bain Capital in New York, where he focused on the Industrial, Distribution and Retail sectors. Prior to that, Mr. Haldea was a consultant at McKinsey & Company. Mr. Haldea earned a Master of

Business Administration from Harvard Business School and a Bachelor of Technology from the Indian Institute of Technology, Delhi. We believe that Mr. Haldea is qualified to serve on our Board due to his expertise in investment strategies, prior experience as a director for several technology companies and insight into the technology solutions sector.

Gina Loften has served as a member of our Board since July 2021. From 2019 to July 2021, Ms. Loften served as the Chief Technology Officer for Microsoft US (a branch of Microsoft Corporation). Prior to Microsoft, for over 15 years, Ms. Loften served in roles of growing responsibility with IBM, including global consulting leader in cloud application innovation for IBM Global Business Services, chief innovation officer for IBM Research, and global public sector leader for IBM Watson Group. Ms. Loften currently serves on the board of directors of TTEC Holdings, Inc. Ms. Loften also serves on the board of the Museum of Life and Science in Durham, North Carolina. Ms. Loften has previously served on the boards of George Mason Research Foundation, Rise Against Hunger and the advisory council for the Institute of Nuclear Power Operations. Ms. Loften earned a Bachelor of Science degree in electrical engineering from North Carolina Agricultural and Technical State University. We believe that Ms. Loften is qualified to serve on our Board due to her extensive technological leadership experience and her prior service as a director on for-profit and not-for-profit boards.

Salim Nathoo has served as a member of our Board since October 2017. Mr. Nathoo joined Apax Partners in 1999 and is currently a Partner in the Tech & Telco team. Mr. Nathoo is also a member of the Investment Committees for the Apax Buyout Funds, Apax Digital Fund and Apax Global Alpha. Mr. Nathoo currently serves on the board of directors of TietoEVRY. Mr. Nathoo has served as an advisor or board member to a number of Apax Partners portfolio companies, including Syneron Candela, GlobalLogic, iGATE, Orange Switzerland, Sophos, SMART Technologies, Weather Investments, Tim Hellas and Promethean. Prior to joining Apax Partners, Mr. Nathoo was an Engagement Manager with McKinsey & Company, where he specialized in advising clients in the telecom sector. Mr. Nathoo earned a Master in Business Administration from INSEAD and a Master of Arts in Mathematics from the University of Cambridge. We believe that Mr. Nathoo is qualified to serve on our Board due to his expertise in investment strategies, prior experience as a public company director and insight into the technology solutions sector.

William Parrett has served as a member of our Board since December 2017. Mr. Parrett joined Deloitte& Touche USA LLP in 1967 and served in a series of roles of increasing responsibility, including as Senior Partner, before retiring in 2007. From 2003 to 2007, Mr. Parrett served as the Chief Executive Officer of Deloitte Touche Tohmatsu. From 1999 to 2003, Mr. Parrett was Managing Partner of Deloitte & Touche USA. Mr. Parrett currently serves on the boards of directors of Oracle Corporation and The Blackstone Group. Mr. Parrett previously served on the boards of directors of Eastman Kodak Company, Conduent, Thermo Fisher Scientific, UBS Group AG and iGate. Additionally, Mr. Parrett is a past Chairman of the board of trustees of United Way Worldwide and of the board of directors of the United States Council for International Business. Mr. Parrett earned a Bachelor of Arts in accounting from St. Francis College. We believe that Mr. Parrett is qualified to serve on our Board due to his significant corporate leadership experience, public company experience and accounting and financial expertise.

Roxanne Taylor has served as a member of our Board since June 2021. Ms. Taylor has served as the Chief Marketing and Communications Officer of Memorial Sloan Kettering Cancer Center since February 2020. From 2007 until September 2018, Ms. Taylor served as Chief Marketing and Communications Officer at Accenture, a global professional services company. From 1995 to 2007, Ms. Taylor served in various marketing positions at Accenture, including Managing Director Corporate and Financial Communications and Director of Marketing and Communications for the Financial Services practice. Before joining Accenture, Ms. Taylor served in corporate communications, investor relations and senior marketing positions at Reuters and Quotron (now part of Citicorp) from 1993 to 1995 and 1989 to 1993, respectively. Ms. Taylor currently serves on the board of directors of Pure Storage. Ms. Taylor earned a Bachelor of Arts from the University of Maryland in College Park. We believe that Ms. Taylor is qualified to serve on our Board due to her extensive marketing experience, as well as her technology industry knowledge.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Corporate Governance

Board Composition and Director Independence

Our business and affairs are managed under the direction of our Board. In connection with this offering, we will amend and restate our certificate of incorporation and bylaws, and following completion of this offering, our Board will be composed of nine directors. Our certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of our Board and with the prior written consent of the Apax Funds prior to the date that the Apax Funds cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the of our outstanding shares of stock entitled to vote thereon.

Our certificate of incorporation will also provide that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. Each class will serve for three-year periods with staggered elections. Class I will next be elected in 2022, Class II in 2023, and Class III in 2024. Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation and bylaws:

•	our Class I directors will be Jane Chwick, Ian Davis and Rohan Haldea, each of whom will serve until the first annual meeting of shareholders following the completion of this offering;

•	our Class II directors will be Gina Loften, William Parrett and Salim Nathoo, each of whom will serve until the second annual meeting of shareholders following the completion of this offering; and

•	our Class III directors will be Robert Brennan, Xiao Guo and Roxanne Taylor, each of whom will serve until the third annual meeting of shareholders following the completion of this offering.

Upon completion of this offering, we expect that each of our directors will serve in the classes as indicated above. In addition, our certificate of incorporation will provide that our directors nominated or designated by the Apax Funds may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon, voting together as a single class for so long as the Apax Funds beneficially own 50% or more of the total number of shares of our common stock then outstanding. If the Apax Funds’ beneficial ownership falls below 50% of the total number of shares of our common stock outstanding, then all of our directors may be removed only for cause upon the affirmative vote of at least 66 2⁄3% of the voting power of our outstanding shares of stock entitled to vote thereon. Following this offering, Ian Davis will be the Chair of our Board. In addition, we will enter into a Director Nomination Agreement with the Apax Funds that provides the Apax Funds the right to designate nominees for election to our Board for so long as the Apax Funds beneficially own 10% or more of the outstanding shares of our common stock. See “Certain Relationships and Related Party Transactions—Director Nomination Agreement” for more details with respect to the Director Nomination Agreement.

We anticipate that, prior to our completion of this offering, the Board will determine that all of our directors with the exception of Xiao Guo meet Nasdaq’s requirements to be independent directors. In making this determination, our Board considered the relationships that each such non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining their independence.

Controlled Company Status

After completion of this offering, the Apax Funds will continue to control a majority of our outstanding common stock. As a result, we will be a “controlled company.” Under Nasdaq rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:

•	we have a board that is composed of a majority of “independent directors,” as defined under the rules of such exchange;

•	we have a compensation committee that is composed entirely of independent directors;

•	we have a nominating and corporate governance committee that is composed entirely of independent directors; and

•	we have an annual performance evaluation of the nominating and corporate governance and compensation committees.

Following this offering, we intend to rely on this exemption. As a result, we may not have a majority of independent directors on our Board. In addition, our Compensation and Talent and Nominating & Governance Committees may not consist entirely of independent directors and/or may not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Board Committees

Upon completion of this offering, our Board will have an Audit Committee, a Compensation and Talent Committee and a Nominating & Governance Committee. The composition, duties and responsibilities of these committees will be as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation and Talent Committee	Nominating & Governance Committee
Ian Davis			X
Robert Brennan		X	X
Jane Chwick		X	X
Xiao Guo
Rohan Haldea	X	X
Gina Loften	X	X
Salim Nathoo			X
William Parrett	X		X
Roxanne Taylor	X	X

Audit Committee

Following this offering, our Audit Committee will be composed of Rohan Haldea, Gina Loften, William Parrett and Roxanne Taylor, with William Parrett serving as chair of the committee. We intend to comply with the audit committee requirements of the SEC and Nasdaq, which require that the Audit Committee be composed of at least one independent director at the closing of this offering, a majority of independent directors within 90 days following this offering and all independent directors within one year following this offering. We anticipate that, prior to the completion of this offering, our Board will determine that Gina Loften, Roxanne Taylor and William Parrett meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. We anticipate that, prior to our completion of this offering, our Board will determine that William Parrett is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of Nasdaq. The Audit Committee’s responsibilities upon completion of this offering will include:

•	appointing, approving the compensation of, and assessing the qualifications, performance, and independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing our policies on risk assessment and risk management;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing and discussing with management and our independent registered public accounting firm our earnings releases and guidance.

Compensation and Talent Committee

Following this offering, our Compensation and Talent Committee will be composed of Robert Brennan, Jane Chwick, Rohan Haldea, Gina Loften and Roxanne Taylor, with Robert Brennan serving as chair of the committee. The Compensation and Talent Committee’s responsibilities upon completion of this offering will include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•	reviewing and approving the compensation of our other executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel, or other advisor retained by the Compensation and Talent Committee;

•	conducting the independence assessment outlined in rules with respect to any compensation consultant, legal counsel, or other advisor retained by the Compensation and Talent Committee;

•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of Nasdaq;

•	reviewing and establishing our leadership compensation, philosophy and guidelines;

•	overseeing and administering our equity compensation plans;

•	overseeing our diversity and inclusion programs and planning for human capital management;

•	overseeing management succession planning;

•	reviewing and making recommendations to our Board with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

Nominating & Governance Committee

Following this offering, our Nominating and Governance Committee will be composed of Robert Brennan, Jane Chwick, Ian Davis, Salim Nathoo and William Parrett, with Ian Davis serving as chair of the committee. The Nominating and Governance Committee’s responsibilities upon completion of this offering will include:

•	developing and recommending to our Board criteria for board and committee membership;

•	developing and recommending to our Board best practices and corporate governance principles;

•

subject to the rights of the Apax Funds under the Director Nomination Agreement as described in “Certain Relationships and Related Party Transactions—Director Nomination Agreement,” identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

•	overseeing our “Environmental, Social and Governance” program;

•	developing and recommending to our Board a set of corporate governance guidelines; and

•	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.

Compensation and Talent Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation and Talent Committee.

Risk Oversight

Our Board will oversee the risk management activities designed and implemented by our management. Our Board will execute its oversight responsibility for risk management both directly and through its committees. The full Board will also consider specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, our Board will receive detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our Board will delegate to the Audit Committee oversight of our risk management process. Our other committees of our Board will also consider and address risk as they perform their respective committee responsibilities. All committees will report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Code of Business Conduct and Ethics

Prior to completion of this offering, we intend to adopt a code of conduct that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. Upon the closing of this offering, our code of conduct will be available on our website. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

EXECUTIVE COMPENSATION

Introduction

For purposes of the SEC’s executive compensation disclosure rules, we qualify as an “emerging growth company” within the meaning of the Securities Act, and as such, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section discusses the material components of the executive compensation program for our Chief Executive Officer and our two other most highly compensated executive officers, whom we collectively refer to as our “Named Executive Officers.” For our fiscal year ended December 31, 2020 (“fiscal year 2020”), our Named Executive Officers were Guo Xiao (our President and Chief Executive Officer), Dr. Rebecca Parsons (our Chief Technology Officer) and Christopher Murphy (our Chief Executive Officer of Thoughtworks North America).

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Guo Xiao (President and Chief Executive Officer)	2020	633,131	198,657	262,106	4,571	1,098,465
Dr. Rebecca Parsons (Chief Technology Officer)	2020	676,776	198,657	194,849	4,666	1,074,948
Christopher Murphy (Chief Executive Officer of Thoughtworks North America)	2020	580,324	180,597	245,700	5,483	1,012,104

(1)

Amounts in this column reflect the actual base salaries paid to our Named Executive Officers during fiscal year 2020. For fiscal year 2020, the base salary rates for Mr. Guo, Dr. Parsons and Mr. Murphy were $650,000, $694,500 and $595,000, respectively. However, during the COVID-19 pandemic, our executive officers, including our Named Executive Officers, voluntarily reduced their base salaries by 5% each during the period from March 23, 2020 to September 20, 2020.

(2)	Amounts in this column reflect the aggregate grant date fair value of Option awards, computed in accordance with FASB ASC 718, granted to the Named Executive Officers on September 15, 2020.
(3)	Amounts in this column represent performance-based annual cash bonuses paid to our Named Executive Officers in March 2021 in respect of fiscal year 2020 performance.
(4)

Amounts in this column represent (i) $4,500 in 401(k) plan matching contributions made by us on behalf of each Named Executive Officer’s account in respect of fiscal year 2020, (ii) life insurance premiums paid by us for each Named Executive Officer’s benefit ($71, $166 and $43 for Mr. Guo, Dr. Parsons and Mr. Murphy, respectively) and (iii) $940 in tax equalization payments paid to Mr. Murphy.

Narrative to Summary Compensation Table

The compensation of our Named Executive Officers generally consists of base salaries, performance-based annual cash bonus opportunities, long-term incentive compensation in the form of stock options (“Options”) and stock appreciation rights (“SARs”) and other benefits, as described below.

Base Salary

Each of our Named Executive Officers is paid a base salary commensurate with his or her position, experience, skills, duties and responsibilities. For fiscal year 2020, the base salary rates for Mr. Guo, Dr. Parsons and Mr. Murphy were $650,000, $694,500 and $595,000, respectively. However, during the COVID-19 pandemic, our executive officers, including our Named Executive Officers, voluntarily reduced their base salaries by 5% each during the period from March 23, 2020 to September 20, 2020.

Non-Equity Incentive Compensation – Performance-Based Annual Cash Bonuses

Each of our Named Executive Officers has a performance-based annual cash bonus opportunity that pays out upon the Company meeting predetermined corporate performance objectives. For fiscal year 2020, the target annual cash bonus opportunities for Mr. Guo, Dr. Parsons and Mr. Murphy were 40.8%, 28.4% and 27.5%, respectively, of their annual base salaries.

Executive Employment Agreements

In 2017, the Company entered into an employment agreement with each Named Executive Officer (together, the “Executive Employment Agreements”) that memorialized the Named Executive Officer’s base salary, performance-based annual cash bonus opportunity and eligibility to receive reimbursement of reasonable business expenses and participate in the Company’s benefit plans generally.

Each Executive Employment Agreement also provides for an initial three-year term, subject to successive one-year extensions thereafter, unless either party elects not to permit such automatic non-renewal with at least 30 days’ prior written notice. In addition, each Executive Employment Agreement provides for certain severance benefits upon a resignation by such Named Executive Officer for “good reason” or upon a termination by the Company without “cause,” each as defined therein, subject to the Named Executive Officer’s execution, delivery and non-revocation of a release of claims in favor of the Company (or, in the case of Mr. Murphy, his execution and delivery of a valid settlement agreement). Please see “—Severance, Change in Control and Equity Arrangements” below for more details regarding the severance benefits each Named Executive Officer is eligible to receive.

Each Executive Employment Agreement also subjects the Named Executive Officer to (i) a non-competition covenant during employment and for 12 months thereafter (or such longer period (not to exceed 18 months) that such Named Executive Officer is receiving severance benefits), (ii) non-interference, non-solicitation and non-hire covenants during employment and for 12 months (in the case of Mr. Murphy) or 18 months (in the case of Mr. Guo and Dr. Parsons) thereafter, and (iii) assignment of inventions and perpetual confidentiality and non-disparagement covenants.

The above summary is qualified by reference to the actual text of the employment agreements, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Health and Welfare Plans and Retirement Plans

Our Named Executive Officers are eligible to participate in employee benefit plans, including plans providing for medical, dental, disability, vision and life insurance benefits. We maintain a tax-qualified retirement plan that provides all regular employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Internal Revenue Code. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employee elective deferrals are 100% vested at all times. We have the ability to make discretionary matching and profit sharing contributions to the

401(k) plan, and such match is issued on a quarterly basis and currently capped at $4,500 per employee per year. As a U.S. tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Outstanding Equity Awards At 2020 Fiscal Year End

The following tables summarize the outstanding equity awards held as of December 31, 2020, the last day of fiscal year 2020, by each of the Named Executive Officers.

Option / SAR Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options / SARs (#) Exercisable(2)(3)	Number of Securities Underlying Unexercised Options / SARs(#) Unexercisable(2)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options / SARs (#)(2)(3)	Option Exercise Price / SAR Base Price ($)	Option / SAR Expiration Date(4)
Guo Xiao	10/12/2017	13,421.80	8,947.86	46,810.57	$100.00	10/12/2027
	1/1/2018	—	—	46	$100.00	—
	12/19/2018	3,228.09	3,228.08	8,443.83	$108.00	12/19/2028
	9/15/2020	—	285.98	374.02	$225.00	9/15/2030
Dr. Rebecca Parsons	10/12/2017	6,171.64	3,473.87	18,173.51	$100.00	10/12/2027
	1/1/2018	—	—	46	$100.00	—
	12/19/2018	1,039.92	1,039.92	2,720.16	$108.00	12/19/2028
	9/15/2020	—	285.98	374.02	$225.00	9/15/2030
Christopher Murphy	10/12/2017	3,947.59	2,631.73	13,767.82	$100.00	10/12/2027
	1/1/2018	—	—	46	$100.00	—
	6/8/2018	677.04	406.21	1,416.75	$100.00	6/8/2028
	12/19/2018	866.60	866.60	2,266.80	$108.00	12/19/2028
	9/15/2020	—	259.98	340.02	$225.00	9/15/2030

(1)

These tables reflect information regarding the Options and SARs granted to the Named Executive Officers that were outstanding as of December 31, 2020. For more information on these Options, see “—Severance, Change in Control and Equity Arrangements—Outstanding Equity Awards” below.

(2)

The Options are partially subject to time vesting (43.33% of each grant) and partially subject to performance vesting (56.67% of each grant). The time-vesting Options vest over a four-year period, with 37.5% of the time-vesting Options vesting on the 18-month anniversary of the grant date, and an additional 6.25% of the time-vesting Options vesting on each of the 21-month, 24-month, 27-month, 30-month, 33-month, 36-month, 39-month, 42-month, 45-month and 48-month anniversaries of the grant date, subject to (i) the Option holder’s continuous service with us through the applicable vesting date and (ii) full acceleration upon the consummation of a “change in control” (as defined in the Option Plan).

The performance-vesting Options vest upon the Apax Funds’ achievement of certain multiples on invested capital (“MOIC”) return thresholds, subject to the Option holder’s continuous service with us, for a minimum of 18 months from the grant date of the Option award, through the applicable vesting date, with the total percentage of the performance-vesting Options that vests determined as follows: (i) 50% upon achievement of a 2.0x MOIC, (ii) 75% upon achievement of a 2.5x MOIC, (iii) 100% upon achievement of a 3.0x MOIC and (iv) a percentage, determined on a straight-line interpolation basis, for MOIC achievement between the foregoing MOIC return thresholds. It is expected that our Board will approve acceleration of vesting of all outstanding, unvested performance-vesting Options upon the completion of this offering, regardless of the MOIC return or 18-month continuous service criteria being met. This would result in all performance-vesting Options becoming fully vested as of the completion of this offering.

(3)

The SARs vest 100% upon the occurrence of a “liquidity event” (as defined in the SAR Plan), subject to the SAR holder’s continuous service with us through the applicable vesting date, and unless otherwise determined by the Board, payments in respect of such vested SARs are made in cash shortly thereafter, with the payout amount for each SAR equal to the excess of the fair market value of one share of our common stock on the date of the liquidity event over the base price of the SAR. Upon the completion of this offering, it is expected that our Board will approve the conversion of all outstanding SARs into restricted stock units, subject to a graded vesting schedule.
(4)	The SARs do not provide for an exercise feature and, accordingly, do not have an expiration date prior to which they would otherwise have to be exercised.

Severance, Change in Control and Equity Arrangements

Severance Benefits.

Under the Executive Employment Agreements, each of our Named Executive Officers is entitled to severance (the “Severance Benefits”) following a termination of their employment by the Company without “cause” or by the Named Executive Officer with “good reason” (a “Qualifying Termination”), each as defined in the Executive Employment Agreements and provided below, subject to their execution of a fully effective release of claims in favor of the Company and continued compliance with applicable restrictive covenants. Generally, in addition to any accrued amounts owed as of the date of termination, the Severance Benefits consist of 18 months of continued base salary payments.

For each Executive Employment Agreement, “cause” generally means the Named Executive Officer’s (i) material and repeated failure (or, for Mr. Murphy, his serious and repeated deliberate failure) to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) material and repeated failure to comply with any valid and legal directive of the board of directors of the Company or the person to whom the Named Executive Officer reports; (iii) engagement in dishonesty, illegal conduct or gross misconduct, or acts of gross negligence, which in each case would reasonably be expected to be materially injurious to the Company or its subsidiaries or controlled affiliates; (iv) embezzlement, misappropriation or fraud, whether or not related to the Named Executive Officer’s employment with the Company; (v) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude (or, for Mr. Murphy, his receiving a criminal conviction, other than for a traffic offense which results in a non-custodial sentence); (vi) violation of a material policy of the Company, which in each case would reasonably be expected to be materially injurious to the Company or its subsidiaries or controlled affiliates; or (vii) violation of the restrictive covenants set forth in the Executive Employment Agreement or any other applicable restrictive covenants between the Named Executive Officer and the Company or any of its subsidiaries or controlled affiliates, or the Executive Employment Agreement. With respect to any acts otherwise constituting “cause” under subparagraph (i), (ii) or (vi) above, the Named Executive Officer will have 30 days from the delivery of written notice by the Company within which to cure such acts.

For each Executive Employment Agreement, “good reason” generally means, during the period following the effective date of the employment agreement and prior to a change in control, either (i) a change to the Named Executive Officer’s principal work location without the Named Executive Officer’s written consent to a location more than 50 miles from the Named Executive Officer’s principal work location prior to the change; or (ii) a material reduction in the Named Executive Officer’s target cash compensation (including both base salary and incentive compensation), provided that neither changes in the allocation between base salary and incentive compensation as contemplated by the Executive Employment Agreement nor any failure to achieve “target” bonus levels shall be deemed a material reduction or otherwise constitute good reason for any reason in connection with the Executive Employment Agreement. A reduction in the Named Executive Officer’s target cash compensation shall be “material” for purposes of the Executive Employment Agreement if the sum of base salary plus target incentive compensation is less than 80% of the Named Executive Officer’s target cash compensation for the immediately prior calendar year. Any such reduction shall constitute good reason effective on the date the Named Executive Officer is notified that his or her target cash compensation has been reduced below such 80% level. Notwithstanding the foregoing, the Named Executive Officer cannot terminate his or her employment for good reason unless he or she has provided written notice to the Company explaining in sufficient detail the existence and grounds constituting good reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances, if curable. If the Named Executive Officer does not terminate his or her employment for good reason within 90 days after the first occurrence of the applicable grounds, then the Named Executive Officer will be deemed to have waived his or her right to terminate for good reason with respect to such grounds.

Prior to the consummation of this offering, we anticipate that our Board will approve a new Executive Severance Plan (the “Executive Severance Plan”), under which each of our Named Executive Officers will be entitled to severance (the “New Severance Benefits”) following a termination of their employment by the Company without “cause” or by the Named Executive Officer with “good reason” (a “Qualifying Termination”), each as defined in the Executive Severance Plan and summarized below, subject to their execution of a fully effective release of claims in favor of the Company and continued compliance with applicable restrictive covenants. Generally, the New Severance Benefits consist of 18 months of continued base salary payments (“Salary Severance”), a pro-rated portion of the Named Executive Officer’s target bonus for the year in which the Qualifying Termination occurred, and up to 12 months of continued healthcare coverage at active employee rates (“Healthcare Severance”).

In addition, if the Qualifying Termination occurs within three months prior to or 12 months following (18 months following, in the case of our Chief Executive Officer) a change in control (as defined in the 2021 Plan described below), (i) the Salary Severance will consist of one and one-half times (or two times, in the case of our Chief Executive Officer) the sum of the Named Executive Officer’s base salary and target bonus, payable in a single lump sum, (ii) the Healthcare Severance will consist of up to 18 months of continued healthcare coverage at active employee rates (or 24 months, in the case of our Chief Executive Officer) and (iii) if the Qualifying Termination occurs within two years following the change of control, the New Severance Benefits will also include full acceleration of outstanding equity awards (at the greater of target and actual performance, in the case of performance-based awards) that are assumed or substituted by the successor in the change in control, provided that such equity awards that are not so assumed or substituted in the change of control will immediately become fully vested upon consummation of the change in control.

Under the Executive Severance Plan, with respect to each Named Executive Officer, “cause” and “good reason” have the meaning set forth in the Named Executive Officer’s Executive Employment Agreement, provided that a material diminution of the Named Executive Officer’s duties or responsibilities, taken as a whole, without the Named Executive Officer’s consent, will also constitute a basis for “good reason.”

The Executive Severance Plan includes a “best-net” provision pursuant to which any “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) that become payable to a participant, including a Named Executive Officer, will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Internal Revenue Code, whichever results in the better after-tax treatment to the participant.

The foregoing description of the Executive Severance Plan is qualified in its entirety by reference to the full text of the Executive Severance Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Outstanding Equity Awards

The Named Executive Officers have been granted long-term incentives in the form of Options and SARs under the Company’s 2017 Stock Option Plan (the “Option Plan”), 2017 Stock Appreciation Rights Plan (the “SAR Plan”) and underlying award agreements. The Options are partially subject to time-vesting (43.33% of each grant) and partially subject to performance-vesting (56.67% of each grant), while the SARs vest 100% upon the occurrence of a “liquidity event” (as defined in the SAR Plan), subject to the SAR holder’s continuous service with us through the applicable vesting date, and, unless otherwise determined by the Board, payments in respect of such vested SARs are made in cash shortly thereafter in an amount for each SAR equal to the excess of the fair market value of one share of our common stock on the date of the liquidity event over the base price of the SAR. The SARs do not provide for an exercise feature and, accordingly, do not have an expiration date prior to which they would otherwise have to be exercised. Upon the completion of this offering, it is expected that our Board will approve the conversion of all outstanding SARs into restricted stock units, subject to a graded vesting schedule.

The time-vesting Options vest over a four-year period, with 37.5% of the time-vesting Options vesting on the 18-month anniversary of the grant date, and an additional 6.25% of the time-vesting Options vesting on each of the 21-month, 24-month, 27-month, 30-month, 33-month, 36-month, 39-month, 42-month, 45-month, and 48-month anniversaries of the grant date, subject to (i) the Option holder’s continuous service with us through the applicable vesting date and (ii) full acceleration upon the consummation of a “change in control” (as defined in the Option Plan). The performance-vesting Options vest upon the Apax Funds’ achievement of certain MOIC return thresholds, subject to the Option holder’s continuous service with us, for a minimum of 18 months from the grant date of the Option award, through the applicable vesting date, with the total percentage of the performance-vesting Options that vests determined as follows: (i) 50% upon achievement of a 2.0x MOIC, (ii) 75% upon achievement of a 2.5x MOIC, (iii) 100% upon achievement of a 3.0x MOIC and (iv) a percentage, determined on a straight-line interpolation basis, for MOIC achievement between the foregoing MOIC return thresholds. It is expected that our Board will approve acceleration of vesting of all outstanding, unvested performance-vesting Options upon the completion of this offering, regardless of the MOIC return or 18-month continuous service criteria being met. This would result in all performance-vesting Options becoming fully vested as of the completion of this offering.

Emerging Growth Company Status

As an emerging growth company, we will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Summary of the 2021 Omnibus Incentive Plan (the “2021 Plan”)

Prior to the consummation of this offering, we anticipate that our Board will adopt, and our shareholders will approve, the 2021 Plan, pursuant to which employees, consultants and directors of our company and our affiliates performing services for us, including our executive officers, will be eligible to receive awards. We anticipate that the 2021 Plan will provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards, substitute awards, annual incentive awards and performance awards intended to align the interests of participants with those of our shareholders. The following description of the 2021 Plan is qualified in its entirety by reference to the full text of the 2021 Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Share Reserve

In connection with its approval by the Board and adoption by our shareholders, we will reserve                  shares of our common stock for issuance under the 2021 Plan. The number of shares of our common stock reserved for issuance under the 2021 Plan will be subject to an annual increase on the first day of each calendar year beginning January 1, 2022, and ending and including January 1, 2031, equal to the lesser of (i) 5% of the total number of shares of our common stock outstanding on the final day of the immediately preceding calendar year and (ii) any such smaller number of shares of our common stock as is determined by the Board. In addition, the following shares of our common stock will again be available for grant or issuance under the 2021 Plan:

•	shares subject to awards granted under the 2021 Plan that are subsequently forfeited or cancelled;

•	shares subject to awards granted under the 2021 Plan that otherwise terminate without shares being issued; and

•	shares surrendered, cancelled or exchanged for cash (including shares surrendered to pay the exercise price or withholding taxes associated with the award).

Administration

The 2021 Plan will be administered by our Compensation and Talent Committee. The Compensation and Talent Committee has the authority to construe and interpret the 2021 Plan, grant awards and make all other determinations necessary or advisable for the administration of the 2021 Plan. Awards under the 2021 Plan may be made subject to “performance conditions” and other terms.

Eligibility

Our employees, consultants and directors, and employees, consultants and directors of our affiliates, will be eligible to receive awards under the 2021 Plan. The Compensation and Talent Committee will determine who will receive awards, and the terms and conditions associated with such award.

Term

The 2021 Plan will terminate ten years from the date our Board approves the 2021 Plan, unless it is terminated earlier by our Board.

Award Forms and Limitations

The 2021 Plan authorizes the award of stock awards, performance awards and other cash-based awards. An aggregate of 48,694,611 shares of common stock will be available for issuance under awards granted pursuant to the 2021 Plan. For stock options that are intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code, the maximum number of shares subject to ISO awards shall be 97,389,222.

Stock Options

The 2021 Plan provides for the grant of ISOs only to our employees. Nonqualified options may be granted to our employees, directors and consultants. The exercise price of each option to purchase stock must be at least equal to the fair market value of our common stock on the grant date. The exercise price of ISOs granted to 10% or more shareholders must be at least equal to 110% of that value. Options granted under the 2021 Plan may be exercisable at such times and subject to such terms and conditions as the Compensation and Talent Committee determines. The maximum term of options granted under the 2021 Plan is ten years (five years in the case of ISOs granted to 10% or more shareholders).

Stock Appreciation Rights

Stock appreciation rights provide for a payment, or payments, in cash or common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price of the stock appreciation right. The exercise price must be at least equal to the fair market value of our common stock on the date the stock appreciation right is granted. Stock appreciation rights may vest based on time or achievement of performance conditions, as determined by the Compensation and Talent Committee in its discretion.

Restricted Stock

The Compensation and Talent Committee may grant awards consisting of shares of our common stock subject to restrictions on sale and transfer. The price (if any) paid by a participant for a restricted stock award will be determined by the Compensation and Talent Committee. Unless otherwise determined by the Compensation and Talent Committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us. The Compensation and Talent Committee may condition the grant or vesting of shares of restricted stock on the achievement of performance conditions and/or the satisfaction of a time-based vesting schedule.

Restricted Stock Units

A restricted stock unit (“RSUs”) is a right to receive cash, shares of our common stock or a combination of cash and shares of our common stock at the end of a specified period equal to the fair market value of one share of our common stock on the date of settlement. RSUs may be subject to the restrictions, including a risk of forfeiture, imposed by the Compensation and Talent Committee.

Performance Awards

A performance award is an award that becomes payable upon the attainment of specific performance goals. A performance award may become payable in cash or in shares of our common stock. These awards are subject to forfeiture prior to settlement due to termination of a participant’s employment or failure to achieve the performance conditions.

Other Cash-Based Awards

The Compensation and Talent Committee may grant other cash-based awards to participants in amounts and on terms and conditions determined by the Compensation and Talent Committee in its discretion. Cash-based awards may be granted subject to vesting conditions or awarded without being subject to conditions or restrictions.

Additional Provisions

Awards granted under the 2021 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, or as determined by the Compensation and Talent Committee. Unless otherwise restricted by our Compensation and Talent Committee, awards that are non-ISOs or SARs may be exercised during the lifetime of the participant only by the participant, the participant’s guardian or legal representative or a family member of the participant who has acquired the non-ISOs or SARs by a permitted transfer. Awards that are ISOs may be exercised during the lifetime of the participant only by the participant or the participant’s guardian or legal representative. In the event of a change of control (as defined in the 2021 Plan), the Compensation and Talent Committee may, in its discretion, provide for any or all of the following actions: (i) awards may be continued, assumed or substituted with new rights, (ii) awards may be purchased for cash equal to the excess (if any) of the price per share of common stock paid in the change in control transaction over the aggregate exercise price of such awards, (iii) outstanding and unexercised stock options and stock appreciation rights may be terminated prior to the change in control (in which case holders of such unvested awards would be given notice and the opportunity to exercise such awards), or (iv) vesting or lapse of restrictions may be accelerated. All awards will be equitably adjusted in the case of the division of stock and similar transactions.

Director Compensation for 2020

The following table presents the total compensation for each person who served as a non-employee director of our Board, other than those affiliated with Apax Partners, during fiscal year 2020. Our non-employee directors who are affiliated with Apax Partners were not compensated by the Company for their Board service during fiscal year 2020. We also reimbursed our non-employee directors for their business expenses incurred in connection with their performance of services.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Anita Sands	65,625	233,678	—	—	299,303
Jane Chwick	65,625	233,678	—	—	299,303
William Parrett	65,625	233,678	—	—	299,303

(1)

Amounts in this column reflect the actual annual fees paid to our non-employee directors for fiscal year 2020. For fiscal year 2020, the annual fee rate for our non-employee directors was $75,000. However, during the COVID-19 pandemic, our non-employee directors voluntarily reduced their annual fees by 25% each during the period from April 1, 2020 to September 30, 2020.

(2)

Amounts in this column reflect the aggregate grant date fair value of Option awards, computed in accordance with FASB ASC 718, granted to the directors on September 15, 2020. The Option awards are subject to time-vesting only and vest over a four-year period, with 37.5% of the Options vesting on the 18-month anniversary of the grant date, and an additional 6.25% of the Options vesting on each of the 21-month, 24-month, 27-month, 30-month, 33-month, 36-month, 39-month, 42-month, 45-month and 48-month anniversaries of the grant date, subject to (i) the Option holder’s continuous service with us through the applicable vesting date and (ii) full acceleration upon the consummation of a “change in control” (as defined in the Option Plan).

Post-IPO Director Compensation Program

Following the completion of this offering, we anticipate that our non-employee directors will be eligible to receive compensation for their service on our Board pursuant to a new non-employee director compensation policy, which will provide for: (i) an annual cash retainer of $100,000, payable in four equal quarterly installments and prorated for any partial year of service on our Board; and (ii) an annual equity grant in the form of restricted stock units with an aggregate grant date fair value of $150,000 (plus an additional $60,000 for the Non-Executive Board Chair, an additional $20,000 for each of the chair of the Audit Committee and the chair of the Compensation and Talent Committee and an additional $10,000 for the chair of the Nominating & Governance Committee), to be granted on the date of our annual stockholders meeting, subject to the terms of the 2021 Plan and the award agreement pursuant to which such award is granted, including a one-year vesting term, subject to continued service on our Board. We will also reimburse our non-employee directors for their business expenses incurred in connection with their performance of services.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 31, 2021, after giving effect to the Offering Reorganization Transactions, with respect to:

•	each person known by us to beneficially own 5% or more of the outstanding shares of our common stock;

•	each member of our Board upon the consummation of this offering and each named executive officer;

•	the members of our Board upon the consummation of this offering and our executive officers as a group; and

•	each of the selling stockholders.

Applicable percentage of beneficial ownership prior to this offering is based on shares of common stock that would be outstanding as of August 31, 2021, after giving effect to the Offering Reorganization Transactions.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each person or entity named in the table below has sole voting and investment power with respect to all shares of common stock that he, she or it beneficially owns, subject to applicable community property laws.

Except as otherwise noted below, the address of each beneficial owner listed in the table below is c/o Thoughtworks Holding, Inc., 200 East Randolph Street, 25th Floor, Chicago, IL 60601. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned Before Offering		Shares Beneficially Owned After Offering Assuming No Exercise of the Underwriters’ Option		Shares Beneficially Owned After Offering Assuming Full Exercise of the Underwriters’ Option
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%
5% Stockholders
Turing EquityCo II L.P.(1)	222,436,118	77%	203,276,453	67%	197,750,138	65%
Siemens AG(2)	24,152,051	8%	24,152,051	8%	24,152,051	8%
Gamnat PTE LTD(3)	18,456,646	6%	18,456,646	6%	18,456,646	6%

Directors and Named Executive Officers
Guo Xiao	2,839,812	1%	2,709,070	1%	2,709,070	1%
Dr. Rebecca Parsons	1,653,826	1%	1,653,826	1%	1,653,826	1%
Christopher Murphy	984,613	*	898,018	*	898,018	*
Ian Davis	—	*	—	*	—	*
Robert Brennan	—	*	—	*	—	*
Jane Chwick	121,030	*	121,030	*	121,030	*
Rohan Haldea	—	*	—	*	—	*
Gina Loften	—	*	—	*	—	*
Salim Nathoo	—	*	—	*	—	*
William Parrett	181,975	*	116,604	*	116,604	*
Roxanne Taylor	—	*	—	*	—	*
All directors and executive officers as a group (18 individuals)	9,607,140	3%	8,966,201	3%	8,966,201	3%

Additional Selling Stockholders
Alexey Antonio Vilas Boas	34,415	*	21,340	*	21,340	*
Angela Ferguson	454,547	*	336,879	*	336,879	*
Anita M. Sands	473,832	*	414,126	*	414,126	*
Anne Katharina Rhode	50,110	*	41,393	*	41,393	*
Antonio de Padua Paes Jr.	16,089	*	13,474	*	13,474	*
Caroline Carbonell Cintra	97,622	*	75,831	*	75,831	*
Chad Wathington	718,517	*	659,683	*	659,683	*
Erik Dörnenburg	287,546	*	265,755	*	265,755	*
Erin Cummins	649,380	*	545,004	*	545,004	*
Jie Xia	57,818	*	44,743	*	44,743	*
Joanna Parke	455,020	*	411,439	*	411,439	*
Julie Woods-Moss	237,191	*	224,116	*	224,116	*
Karin Yvonne Verloop	84,987	*	29,334	*	29,334	*
Kishore Rachapudi	405,370	*	379,221	*	379,221	*
Marta Saft	47,519	*	25,597	*	25,597	*
Matheus Tait Lima	24,235	*	11,596	*	11,596	*
Patrick Sarnacke	51,344	*	40,448	*	40,448	*
Peter Buhrmann	443,070	*	399,489	*	399,489	*
Rachel Laycock	279,003	*	205,308	*	205,308	*
Ramona Mateiu	312,021	*	291,320	*	291,320	*
Ruth Harrison	431,664	*	244,311	*	244,311	*
Sagar Paul	61,827	*	57,468	*	57,468	*
Sameer Soman	82,920	*	65,139	*	65,139	*
Sudhir Tiwari	398,910	*	392,372	*	392,372	*
Wen Shun Wong	23,364	*	13,166	*	13,166	*

(1)

Turing GP Co. Limited is the general partner of Turing EquityCo II L.P. and, as a result, may be deemed to beneficially own the reported shares held by Turing EquityCo II L.P. 100% of the outstanding shares of Turing GP Co. Limited are held by Apax IX GP Co. Limited (“Apax IX GP”). Apax IX GP is responsible for investment management for, and making of investment decisions on behalf of, the Apax IX funds. The directors of Apax IX GP are Simon Cresswell, Andrew Guille, Martin Halusa, Paul Meader and

David Staples, who have shared voting power with respect to such investment management and decisions. Each of these directors disclaims beneficial ownership of these shares. The business address of this shareholder is PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3PP.
(2)

The ultimate power to vote and the ultimate power to dispose of these shares is held jointly by the members of the Managing Board and Supervisory Board of Siemens AG. Each member of the Managing Board and the Supervisory Board disclaims beneficial ownership of these shares. The business address of this shareholder is Werner-von-Siemens-Str. 1, 80333 München, Germany.

(3)

Gamnat Pte Ltd. shares the power to vote and the power to dispose of these shares with GIC Asset Management Pte. Ltd. (“GAM”) and GIC Pte. Ltd. (“GIC”), both of which are private limited companies incorporated in Singapore. GAM is wholly owned by GIC and is the public equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address of this shareholder is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(4)	Includes 918,742 shares of common stock held by Xiao Guo Trust 2020.
(5)	Includes 121,926 shares of common stock held by Family Leisure Properties, LLC - Series E.
(6)	Includes 181,731 shares of common stock held by The Wathington Trust, dated March 10, 2020.
(7)	Includes 136,903 shares of common stock held by Ramona Mateiu Declaration of Trust, dated

February 26, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

The audit committee of our Board will have primary responsibility for reviewing and approving transactions with related parties. Our audit committee charter will provide that the audit committee shall review and approve in advance any related party transactions. We will adopt, effective upon the consummation of this offering, a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our audit committee is expected to determine that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

Registration Rights Agreement

We are party to a registration rights agreement with the Apax Funds and certain other pre-IPO stockholders, which provides customary demand and piggyback registration rights. The registration rights agreement also provides that we will pay customary expenses relating to such registrations and indemnify the Apax Funds and the other pre-IPO stockholders against certain liabilities that may arise under the Securities Act.

Stockholders Agreement

We are party to a stockholders agreement with the Apax Funds and certain other pre-IPO stockholders setting forth certain board rights, assuring continuity in management and ownership and limiting the terms by which our shares may be transferred. We and the parties to the stockholders agreement expect to terminate the stockholders agreement in connection with the consummation of this offering.

Director Nomination Agreement

In connection with this offering, we will enter into a Director Nomination Agreement with the Apax Funds. Specifically, the Director Nomination Agreement will provide the Apax Funds through their control of Turing EquityCo II L.P. the right, but not the obligation, to nominate a number of individuals designated for election as our directors at any meeting of our stockholders (the “Apax Directors”), such that, upon the election of each such individual, and each other individual nominated by or at the direction of our board of directors or a duly-authorized committee of the board, as a director of our company, the number of Apax Directors serving as directors of our company will be equal to: (i) if the Apax Funds and their affiliates together continue to beneficially own at least 50% of the total voting power of the outstanding shares of our common stock, the lowest whole number that is greater than 50% of the total number of directors comprising our board of directors; (ii) if the Apax Funds and their affiliates together continue to beneficially own at least 40% (but less than 50%) of the total voting power of the outstanding shares of our common stock, the lowest whole number that is at least 40% of the total number of directors comprising our board of directors; (iii) if the Apax Funds and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the total voting power of the outstanding shares of our common stock, the lowest whole number that is at least 30% of the total number of directors comprising our board of directors; (iv) if the Apax Funds and their affiliates together continue to beneficially own at least 20% (but less than 30%) of the total voting power of the outstanding shares of our common stock, the lowest whole number that is at least 20% of the total number of directors comprising our board of directors; and (v) if the Apax Funds and their affiliates together continue to beneficially own at least 10% (but less than 20%) of the total voting power of the outstanding shares of our common stock, the lowest whole number that is at least 10% of the total number of directors comprising our board of directors. The Apax Funds’ nominees must comply with applicable law and stock exchange rules. The Apax Funds will agree in the Director Nomination Agreement to vote any shares of our common stock and any other securities held by it in favor of the election to our Board of the directors so designated. At any time when the Apax Funds have the right to designate at least 40% of the total number of directors comprising our board of directors for election to our Board, the Apax Funds will also have the right to have one of their nominated directors hold one seat on each Board committee, subject to satisfying any applicable stock exchange rules or regulations regarding the independence of Board committee members. In addition, the Apax Funds shall be entitled to designate the replacement for any of their Board designees whose Board service terminates prior to the end of the director’s term regardless of the Apax Funds’ beneficial ownership at such time. The Director Nomination Agreement will also provide for certain consent rights for the Apax Funds so long as they own at least 50% of the total voting power of the outstanding shares of our common stock. Additionally, the Director Nomination Agreement will also prohibit us from increasing or decreasing the size of our Board without the prior written consent of the Apax Funds for so long as the Apax Funds hold at least 40% of the total outstanding voting power. This agreement will terminate at such time as the Apax Funds own less than 10% of the total voting power of the outstanding shares of our common stock.

Dividend

In April 2021, the Company declared and paid a pro rata dividend of $325.0 million to the Company’s shareholders, including our then-principal stockholder Turing EquityCo L.P., an affiliate of Turing EquityCo. II L.P., the investment vehicle through which the Apax Funds now hold their investment in the Company. See the section entitled “Principal and Selling Stockholders” for more information on our principal stockholder’s ownership in our Company.

Family Relationship

We currently employ Penelope Morrow, who is married to Christopher Murphy, our Chief Executive Officer of Thoughtworks North America. Ms. Morrow received total annual compensation from Thoughtworks of approximately $110,000 during 2020 and is expected to receive in excess of $120,000 in 2021. Ms. Morrow’s compensation and other benefits are comparable to those of other employees of the Company in similar positions and determined by the Company consistent with its compensation practices applicable to other similarly situated employees.

Limitation of Liability and Indemnification of Officers and Directors

As discussed elsewhere in this prospectus, our certificate of incorporation and bylaws, each as expected to be in effect upon the consummation of this offering, will provide that we shall indemnify each of our directors and officers to the fullest extent permitted by the DGCL. For further information, see the section entitled “Description of Capital Stock—Liability and Indemnification of Officers and Directors.” We intend to enter into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

DESCRIPTION OF CAPITAL STOCK

General

Upon completion of this offering, our authorized capital stock will consist of 1,000,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of undesignated preferred stock, par value $0.001 per share. As of June 30, 2021, after giving effect to the Offering Reorganization Transactions, we had 5,233,545 shares of common stock outstanding and 1,365,058 shares of preferred stock outstanding. As of the same date, after giving effect to the Offering Reorganization Transactions and consummation of this offering, we expect to have 305,083,908 shares of our common stock outstanding, and no shares of preferred stock outstanding. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws to be in effect at the closing of this offering, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law (“DGCL”).

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock will be entitled to receive dividends out of assets legally available at the times and in the amounts as our Board may determine from time to time.

Voting Rights

Each outstanding share of common stock will be entitled to one vote on all matters submitted to a vote of shareholders. Holders of shares of our common stock shall have no cumulative voting rights.

Preemptive Rights

Our common stock will not be entitled to preemptive or other similar subscription rights to purchase any of our securities.

Conversion or Redemption Rights

Our common stock will be neither convertible nor redeemable.

Liquidation Rights

Upon our liquidation, the holders of our common stock will be entitled to receive pro rata our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

Our Board may, without further action by our shareholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our Board, without shareholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock.

Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws

Our certificate of incorporation, bylaws and the DGCL will contain provisions, which are summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control, and enhance the ability of our Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by shareholders.

These provisions include the following:

Classified Board

Our certificate of incorporation will provide that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our Board. Our certificate of incorporation will also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board. Upon completion of this offering, we expect that our Board will have nine (9) members.

Shareholder Action by Written Consent

Our certificate of incorporation will preclude shareholder action by written consent at any time when the Apax Funds beneficially own, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors.

Special Meetings of Shareholders

Our certificate of incorporation and bylaws will provide that, except as required by law, special meetings of our shareholders may be called at any time only by or at the direction of our Board or the chairperson of our Board; provided, however, at any time when the Apax Funds beneficially own, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, special meetings of our shareholders shall also be called by our Board or the chairperson of our Board at the request of the Apax Funds. Our bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control or management of the Company.

Advance Notice Procedures

Our bylaws will establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to our Board. Shareholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting, and who has given our Secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Although the bylaws will not give our Board the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company. These provisions do not apply to nominations by the Apax Funds pursuant to the Director Nomination Agreement. See “Certain Relationships and Related Party Transactions—Director Nomination Agreement” for more details with respect to the Director Nomination Agreement.

Removal of Directors; Vacancies

Our certificate of incorporation will provide that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when the Apax Funds beneficially own, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. In addition, our certificate of incorporation will provide that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director, or by the shareholders; provided, however, at any time when the Apax Funds beneficially own, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorship on our Board that results from an increase in the number of directors and any vacancy occurring on our Board may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the shareholders).

Supermajority Approval Requirements

Our certificate of incorporation and bylaws will provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind, or repeal, in whole or in part, our bylaws without a shareholder vote in any matter not inconsistent with the laws of the State of Delaware and our certificate of incorporation. For as long as the Apax Funds beneficially own, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission, or repeal of our bylaws by our shareholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission, or repeal. At any time when the Apax Funds beneficially own, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission, or repeal of our bylaws by our shareholders will require the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our certificate of incorporation will provide that at any time when the Apax Funds beneficially own, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our certificate of incorporation may be amended, altered, repealed, or rescinded only by the affirmative vote of the holders of at least 66 2⁄3% (as opposed to a majority threshold that would apply if the Apax Funds beneficially own, in the aggregate, 50% or more) in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:

•	The provision requiring a 66 2⁄3% supermajority vote for shareholders to amend our bylaws.

•	The provisions providing for a classified Board (the election and term of our directors).

•	The provisions regarding resignation and removal of directors.

•	The provisions regarding entering into business combinations with interested shareholders.

•	The provisions regarding shareholder action by written consent.

•	The provisions regarding calling special meetings of shareholders.

•	The provisions regarding filling vacancies on our Board and newly created directorships.

•	The provisions eliminating monetary damages for breaches of fiduciary duty by a director.

•	The amendment provision requiring that the above provisions be amended only with a 66 2⁄3% supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting, and the supermajority voting requirements will make it more difficult for our existing shareholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of our management and possibly deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Business Combinations

Upon completion of this offering, we will not be subject to the provisions of Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that the person becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset, or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions: (i) before the shareholder became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (iii) at or after the time the shareholder became an interested shareholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a shareholders’ amendment approved by at least a majority of the outstanding voting shares.

We will opt out of Section 203; however, our certificate of incorporation will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested shareholder” for a three-year period following the time that the shareholder became an interested shareholder, unless:

•	Prior to such time, our Board approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

•

Upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares.

•

At or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2⁄3% of our outstanding voting stock that is not owned by the interested shareholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested shareholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our Board because the shareholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the shareholder becoming an interested shareholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

Our certificate of incorporation will provide that the Apax Funds, and any of their direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested shareholders” for purposes of this provision.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our shareholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, shareholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Shareholders’ Derivative Actions

Under the DGCL, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such shareholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our shareholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, our certificate of incorporation, or our bylaws or (4) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law or the Securities Act, as applicable, for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find any of the forum selection provisions contained in our certificate of incorporation to be inapplicable or unenforceable, we may incur additional costs associated with having to litigate such action in other jurisdictions, which could have an adverse effect on our business, financial condition, results of operations, cash flows, and prospects and result in a diversion of the time and resources of our employees, management, and Board.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or shareholders. Our certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors, or shareholders or their respective affiliates, other than those officers, directors, shareholders, or affiliates who are our or our subsidiaries’ employees. Our certificate of incorporation will provide that, to the fullest extent permitted by law, none of Apax Partners, the Apax Funds or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Apax Partners, the Apax Funds or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have sufficient financial resources to undertake the opportunity, and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper benefit from his or her actions as a director.

Our bylaws will provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification, and advancement provisions that will be included in our certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219 and its phone number is (718) 921-8200.

Listing

Our common stock has been approved for listing on Nasdaq under the symbol “TWKS.”

SHARES AVAILABLE FOR FUTURE SALE

Before this offering, there has been no public market for our common stock. As described below, only a limited number of shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, future sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise capital through sales of our equity securities.

Upon the closing of this offering, based on the number of shares of our common stock outstanding as of June 30, 2021, we will have 305,083,908 outstanding shares of our common stock after giving effect to the Offering Reorganization Transactions and issuance of shares of our common stock in this offering.

Of the shares that will be outstanding immediately after the closing of this offering, we expect that the shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates may not be resold except pursuant to an effective registration statement or an exemption from registration, including the safe harbor under Rule 144 of the Securities Act described below.

The remaining shares of our common stock outstanding after this offering will be “restricted securities,” as that term is defined in Rule 144 of the Securities Act, and we expect that substantially all of these restricted securities will be subject to the lock-up agreements described below. These restricted securities may be sold in the public market only if the sale is registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 of the Securities Act, which are summarized below.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of common stock reserved for issuance under our 2021 Omnibus Incentive Plan. Such registration statement is expected to be filed and become effective as soon as practicable after completion of this offering. Upon effectiveness, the shares of common stock covered by this registration statement will generally be eligible for sale in the public market, subject to certain contractual and legal restrictions summarized below.

Lock-up Agreements

We, each of our directors and executive officers and other shareholders owning substantially all of our common stock (after giving effect to the Offering Reorganization Transactions but before giving effect to the sale of common stock in this offering), have agreed that, without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, subject to limited exceptions, directly or indirectly sell or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days after the date of this prospectus. In addition, we have agreed with the underwriters to (i) prohibit the transfer of all outstanding shares of common stock, options to acquire common stock and any similar securities held by our employees who are not subject to lock-up agreements and (ii) not to modify or waive that restriction, in each case, for the same 180-day period. The lock-up restrictions are described in more detail under “Underwriting.”

Prior to the consummation of the offering, certain of our employees, including our executive officers, and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.

Following the lock-up periods set forth in the agreements described above and below, and assuming that the representatives of the underwriters do not release any parties from these agreements, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Lock-up Under Stock Option Plan

Our 2017 Stock Option Plan permits us to impose lock-up restrictions on participants in connection with our initial public offering. Pursuant to the 2017 Stock Option Plan, we intend to impose a lock-up restriction, subject to limited exceptions, on selling, transferring or otherwise disposing of options and shares of our common stock issuable pursuant to the exercise of options, for a period of one year following the consummation of the offering, provided that such restriction will lapse as to 50% of such options and shares after six months following the consummation of the offering.

Registration Rights Agreement

Pursuant to the registration rights agreement, we have granted the Apax Funds and certain other pre-IPO stockholders the right to cause us, in certain instances, at our expense, to file a registration statement or to piggyback on registered offerings initiated by us in certain circumstances. Further, so long as the Company is then-eligible to use any applicable short-form registration, the Company will use its best efforts to cause such a shelf registration statement to be filed and declared effective under the Securities Act for the sale or distribution by the parties to the registration rights agreement, and any other holders approved by the Apax Funds, of the Registrable Securities. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Rule 144

In general, under Rule 144, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, any person who is not our affiliate, who was not our affiliate at any time during the preceding three months, and who has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us and subject to applicable lock-up restrictions. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

Beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act and subject to applicable lock-up restrictions, a person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of: (i) 1% of the number of shares of our common stock outstanding, which will equal approximately 3.0 million shares immediately after this offering; and (ii) the average weekly trading volume of our common stock on during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions, notice requirements, and to the availability of current public information about us.

Rule 701

In general, under Rule 701, any of our employees, directors, or officers who acquired shares from us in connection with a compensatory stock or option plan or other compensatory written agreement before the effective date of this offering are, subject to applicable lock-up restrictions, eligible to resell such shares in reliance upon Rule 144 beginning 90 days after the date of this prospectus. If such person is not an affiliate and was not our affiliate at any time during the preceding three months, the sale may be made subject only to the manner-of-sale restrictions of Rule 144. If such a person is an affiliate, the sale may be made under Rule 144 without compliance with the holding period requirements under Rule 144, but subject to the other Rule 144 restrictions described above.

Equity Incentive Plans

Following this offering, we intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock that are subject to outstanding options and other awards issuable pursuant to our 2021 Omnibus Incentive Plan. Shares covered by such registration statement will be available for sale in the open market following its effective date, subject to certain Rule 144 limitations applicable to affiliates and the terms of lock-up agreements described above, if applicable to those shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of shares of our common stock acquired pursuant to this offering. All prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. In general, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not or is not treated as, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Internal Revenue Code, as amended (the “Code”)) have the authority to control all of the trust’s substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus.

We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any non-income tax consequences, such as estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxation. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, including, but not limited to, holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, “qualified foreign pension funds” as defined in Section 897(1)(2) of the Code and entities in which all of the interests of which are held by qualified foreign pension funds or U.S. expatriates and former long-term residents of the United States, holders subject to the Medicare equivalent tax on net investment income or the alternative minimum tax, holders that are subject to the special tax accounting rules of Section 451(b) of the Code, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our common stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock.

Distributions on Our Common Stock

As described above in the section titled “Dividend Policy,” we do not anticipate declaring cash dividends on our common stock for the foreseeable future. If we do make distributions of cash or property on our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “—Gain on Sale, Exchange or other Disposition of Our Common Stock.” Any such distribution will also be subject to the discussion below regarding effectively connected income, backup withholding and FATCA withholding.

Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate of the gross amount of dividends or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the U.S. and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the U.S., are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same regular U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected earnings and profits of a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder’s country of residence.

To claim a reduction or exemption from withholding, a non-U.S. holder of our common stock generally will be required to provide (i) a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form), as applicable, and satisfy applicable certification and other requirements to claim the benefit of an applicable income tax treaty between the U.S. and such holder’s country of residence, or (ii) a properly executed IRS Form W-8ECI stating that dividends are not subject to withholding because they are effectively connected with such non-U.S. holder’s conduct of a trade or business within the U.S. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and FATCA withholding, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

•

The gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the U.S. by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the regular U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and be required to file a U.S. federal income tax return. If the non-U.S. holder is treated as a foreign corporation for U.S. federal income tax purposes, the branch profits tax described above in “—Distributions on Our Common Stock” also may apply;

•

The non-U.S. holder is an individual who is treated as present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the U.S.); or

•

Our common stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period ending on the date of such disposition (or the non-U.S. holder’s holding period of our common stock, if shorter) a “United States real property holding corporation” for U.S. federal income tax purposes. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. Even if we are or become a U.S. real property holding corporation, provided that our common stock is regularly traded, as defined by applicable Treasury Regulations, on an established securities market during the calendar year in which the disposition occurs, only a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock will be subject to U.S. federal income tax on the disposition of our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the regular U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our common stock paid to such holder and the tax withheld, if any, with respect to such dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. A non-U.S. holder will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate (currently 24%) with respect to dividends on our common stock. A non-U.S. holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on our common stock if such holder establishes an exemption by certifying his, her or its non-U.S. status by providing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form); provided we do not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person (as defined in the Code).

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder establishes an exemption by certifying his, her or its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund from the IRS, provided that the required information is timely furnished to the IRS.

FATCA Withholding

Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and other administrative guidance issued thereunder, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on dividends on, and, subject to the proposed Treasury regulations discussed below, the gross proceeds from a sale or other disposition of, stock in a U.S. corporation paid to (i) a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules, or (ii) a “non-financial foreign entity” (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any direct or indirect “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying, and information regarding, such substantial United States owners, or otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the U.S. and the non-U.S. holder’s country of residence may modify the requirements described in this paragraph.

U.S. Treasury Regulations proposed in December 2018 eliminate possible FATCA withholding on the gross proceeds from a sale or other disposition of our common stock, and may be relied upon by taxpayers until final regulations are issued.

We will not pay additional amounts or “gross up” payments to holders as a result of any withholding or deduction for taxes imposed under FATCA. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Investors are encouraged to consult with their tax advisors regarding the implications of FATCA to their particular circumstances.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

UNDERWRITING

We and the selling stockholders are offering the shares of common stock described in this prospectus through a number of underwriters. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Goldman Sachs & Co. LLC	9,553,158
J.P. Morgan Securities LLC	9,553,158
Credit Suisse Securities (USA) LLC	4,052,631
BofA Securities, Inc.	1,908,421
Citigroup Global Markets Inc.	1,908,421
RBC Capital Markets, LLC	1,908,421
HSBC Securities (USA) Inc.	1,591,578
Cowen and Company, LLC	954,211
Nomura Securities International, Inc.	954,211
Piper Sandler & Co.	954,211
Robert W. Baird & Co. Incorporated	954,211
Wedbush Securities Inc.	954,211
William Blair & Company, L.L.C.	954,211
CastleOak Securities, L.P.	213,684
Mischler Financial Group, Inc.	213,684
Siebert Williams Shank & Co., LLC	213,684

Total	36,842,106

The underwriters are committed to purchase all the shares of common stock offered by us and the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. Certain of the underwriters may offer and sell the shares to the public through one or more of their respective affiliates or other registered broker-dealers or selling agents.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.693 per share. After the initial offering of the shares to the public, if all of the shares of common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have an option to buy up to 5,526,315 additional shares of common stock from the selling stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares from the selling stockholders. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased from the selling stockholders, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us and the selling stockholders per share of common stock. The underwriting fee is $1.155 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$1.155	$1.155
Total	$42,552,632	$48,935,526

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $10.8 million. The underwriters have agreed to reimburse certain of our expenses in connection with this offering. We have agreed to pay for certain expenses of the underwriters relating to clearance of this offering with the Financial Industry Regulatory Authority in an amount up to $50,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering. The restrictions on our actions, as described above, will be subject to customary exceptions and do not apply to certain transactions.

Our directors, executive officers, and certain of our stockholders (including the selling stockholders) holding an aggregate of approximately 99% of our outstanding shares of common stock, after giving effect to the Offering Reorganization Transactions, immediately prior to this offering (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, for a period of 180 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (ii) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of lock-up securities, in cash or otherwise, (iii) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (iv) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise. In addition, we have agreed with the underwriters to (i) prohibit the transfer of all outstanding shares of common stock, options to acquire common stock and any similar securities held by our employees who are not subject to lock-up agreements, subject to certain exceptions, and (ii) not to modify or waive that restriction, in each for the same 180-day period.

Notwithstanding the foregoing, our directors, executive officers and other shareholders may generally transfer the lock-up securities during the restricted period:

(i)

the shares of common stock to be sold by the lock-up party in connection with the offering and any reclassification, conversion or exchange in connection with such sale of common stock, including the Offering Reorganization Transactions;

(ii)

as a bona fide gift or gifts, or as charitable contributions, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth in the lock-up agreements, and provided further that no filing under the Exchange Act (other than a required Form 5), reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period;

(iii)

to any trust, partnership, limited liability company or any other entity for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that no filing under Section 16(a) of the Exchange Act (other than a required Form 5), reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period;

(iv)

to any beneficiary of or estate of a beneficiary of a lock-up party pursuant to a trust, will, other testamentary document or intestate succession or applicable laws of descent, provided that the beneficiary or the estate of a beneficiary thereof agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transaction shall not involve a disposition for value and that no filing under Section 16(a) of the Exchange Act (other than a required Form 5), reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period;

(v)

to a partnership, limited liability company or other entity of which a lock-up party and the immediate family of such lock-up party are the legal and beneficial owner of all the outstanding equity securities or similar interests, provided that such partnership, limited liability company or other entity agrees to be bound in writing by the restrictions set forth herein, and provided further that no filing under Section 16(a) of the Exchange Act (other than a required Form 5), reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period;

(vi)

by operation of law, such as pursuant to a qualified domestic order of a court (including a divorce settlement, divorce decree or separation agreement) or regulatory agency, provided that the transferee or transferees thereof agree to be bound in writing by the restrictions set forth herein, and provided further that no filing under Section 16(a) of the Exchange Act (other than a required Form 5), reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period;

(vii)

in transactions relating to shares of common stock in open market transactions after the completion of the public offering, provided that no filing under Section 16(a) of the Exchange Act (other than a required Form 5), reporting a reduction in beneficial ownership of such shares of common stock, shall be required or shall be voluntarily made during the restricted period;

(viii)

by (A) the exercise of stock options solely for cash granted pursuant to equity incentive plans described in this prospectus, and the receipt by the lock-up party from us of shares of common stock upon such exercise; (B) transfers of shares of common stock to us upon the “net” or “cashless” exercise of stock options or other equity awards granted pursuant to equity incentive plans described in the Registration Statement; (C) transfers of shares of our common stock for the primary purpose of satisfying any tax or other governmental withholding obligation with respect to any award of equity-based compensation granted pursuant to our equity incentive plans; or (D) forfeitures of shares of common stock to us to satisfy tax withholding requirements of us or the lock-up party upon the vesting, during the restricted period, of equity based awards granted under equity incentive plans or pursuant to other stock purchase arrangements, in each case described in this prospectus; provided that, in each case, the underlying shares of common stock shall continue to be subject to the restrictions on transfer set forth in the lock-up agreements, and provided further that, if required, any public report or filing under Section 16(a) of the Exchange Act shall indicate in the footnotes thereto the nature of the transaction;

(ix)

pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our capital stock after the consummation of the public offering, involving a change of control of us, or group of persons, shall become, after the closing of the transaction, the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of our voting securities), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the lock-up party’s shares of common stock shall remain subject to the provisions of the lock-up agreements;

(x)

to us in connection with the repurchase by us from the lock-up party of lock-up securities pursuant to a repurchase right arising upon the termination of the lock-up party’s employment with us; provided that such repurchase right is pursuant to contractual agreements with us; and provided further that, if required, any public report or filing under Section 16(a) of the Exchange Act shall indicate in the footnotes thereto the nature of the transaction;

(xi)

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock; provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) no public announcement or filing under the Exchange Act shall be made by or on behalf of us or the lock-up party regarding the establishment of such plan during the restricted period;

(xii)

if the lock-up party is a corporation, partnership, limited liability company or other business entity, by (A) distributions of lockup securities to limited partners, general partners, members, stockholders holders of similar interests of the lock-up party (or in each case its nominee or custodian) or to any investment holding company controlled or managed by the lock-up party or (B) transfers of shares of common stock or any Derivative Instrument to affiliates (as defined in Rule 405 of the Securities Act of 1933, as amended) or other entities controlled or managed by the lock-up party or any of its affiliates (other than us and our subsidiaries); provided that each distributee and transferee agrees to be bound in writing by the restrictions set forth herein, and provided further that no filing under Section 16(a) of the Exchange Act (other than a required Form 5), reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period; or

(xiii)

in the case of certain shareholders only, to any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangements between such third parties (or their affiliates or designees) and the lock-up party and/or its affiliates or any similar arrangement relating to a financing arrangement for the benefit of the lock-up party and/or its affiliates, subject to certain restrictions with respect to such shareholders.

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

Our common stock has been approved for listing on Nasdaq under the symbol “TWKS.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations among us, the selling stockholders and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of common stock or that the shares will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and nonfinancial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

An affiliate of Credit Suisse Securities (USA) LLC serves as administrative agent and collateral agent and affiliates of Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, HSBC Securities (USA) Inc. and RBC Capital Markets, LLC are joint lead arrangers and bookrunners under our credit agreement.

Indications of Interest

One or more entities or accounts affiliated with or advised by an investor in our Series A preferred stock, Neuberger, have indicated a non-binding interest in purchasing up to an aggregate of $70 million of shares of our common stock being offered in this offering at the initial public offering price. Because Neuberger’s indication of interest is not an agreement or commitment by such entities or accounts to purchase shares, one or more of these entities or accounts may ultimately choose to purchase more, less or no shares in this offering. The underwriters will receive the same discount with respect to any of our shares of common stock purchased by one or more entities or accounts affiliated with or advised by Neuberger as they will from any other shares of common stock sold to the public in this offering.

Selling Restrictions

European Economic Area (EEA)

If the final terms of the offer to the public of our shares of common stock specifies “Prohibition of Sales to EEA” as “Not Applicable,” in relation to each Member State of the EEA (each, a “Relevant State”), each underwriter has represented and agreed, and each further underwriter appointed under the offering will be required to represent and agree, that it has not made and will not make an offer of our shares of common stock which are the subject of the offering contemplated by this offering as completed by the final terms in relation thereto to the public in that Relevant State except that it may make an offer of such shares of common stock to the public in that Relevant State:

(i)	at any time to any legal entity that is a qualified investor as defined in the Prospectus Regulation;

(ii)

at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

(iii)	at any time in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of the shares of common stock referred to in (A) to (C) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision the expression an offer of shares of common stock to the public in relation to the common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of common stock and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

Each underwriter has represented and agreed, and each further underwriter appointed under the offering will be required to represent and agree, that no shares of common stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that it may make an offer of such shares of Class A common stock to the public in the United Kingdom under the UK Prospectus Regulation:

(i)	at any time to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

(ii)	at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation); or

(iii)

at any time in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (“FSMA”), provided that no such offer of shares of common stock shall require us or any of our representatives to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an offer of shares of common stock to the public in relation to the common stock in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

We have not authorized and do not authorize the making of any offer of shares of common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the securities in the United Kingdom within the meaning of the FSMA.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Canada

The shares of common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or that do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”); (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder; or (iii) in other circumstances that do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person that is a corporation (that is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person that is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275 (2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Australia

This prospectus:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”) as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issuance and sale of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under, and does not constitute a prospectus within the meaning of, art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Davis Polk & Wardwell LLP, New York, New York, is acting as counsel to the underwriters.

EXPERTS

The consolidated financial statements of Turing Holding Corp. at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

From March 2019 to April 2021, a member firm of Ernst & Young Global Limited in India (“EY-India”) provided legal representation and expert services in relation to a tax court matter to a subsidiary of the Company, which is inconsistent with SEC and Public Company Accounting Oversight Board (United States) independence rules. The service, which has been terminated, did not involve EY-India making management decisions on behalf of the subsidiary. The tax matter for which the services related is not and will not be material to the consolidated financial statements of the Company. The total fee received by EY-India for this service was not material to the respective parties.

After careful consideration of the facts and circumstances and the applicable independence rules, EY has concluded that (i) the aforementioned matter does not impact EY’s ability to exercise objective and impartial judgment in connection with its audit of the Company’s consolidated financial statements and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion. After considering this matter, management and the Board concurred with EY’s conclusions.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.thoughtworks.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

Turing Holding Corp. and Subsidiaries

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Turing Holding Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Turing Holding Corp (“the Company”) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in redeemable convertible preferred stock and stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst and Young

We have served as the Company’s auditor since 2017.

Chicago, Illinois

June 12, 2021

TURING HOLDING CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31, 2020	As of December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$490,841	$55,973
Trade receivables, net of allowance for doubtful accounts of $10,385 and $2,733, respectively	113,183	121,711
Unbilled receivables	88,340	68,583
Prepaid expenses and other current assets	19,402	16,878

Total current assets	711,766	263,145
Property and equipment, net	26,347	28,216
Intangibles and other assets:
Goodwill	318,151	314,037
Intangible assets, net	402,055	409,575
Other non-current assets	16,904	13,675

Total assets	$1,475,223	$1,028,648

Liabilities, redeemable convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$4,349	$5,073
Long-term debt - current	4,565	4,565
Income taxes payable	11,032	5,400
Accrued compensation	49,896	44,781
Deferred revenue	11,720	9,266
Value-added tax and sales tax payable	6,846	3,693
Accrued expenses	29,749	16,183

Total current liabilities	118,157	88,961
Long-term debt	435,192	437,938
Deferred tax liabilities	98,310	93,277
Other long-term liabilities	16,052	13,484

Total liabilities	667,711	633,660
Commitments and contingencies (See Note 12)
Redeemable, convertible preferred stock:
Series A Redeemable Convertible Preferred Stock, $0.001 par value; 5,000,000 and zero shares authorized, 539,084 and zero issued and outstanding at December 31, 2020 and December 31, 2019, respectively	322,800	—
Stockholders’ equity:
Class A Common Stock, $0.001 par value; 9,550,000 and 7,050,000 authorized, 6,242,563 and 6,242,563 shares issued, 6,242,563 and 6,242,563 shares outstanding at December 31, 2020 and December 31, 2019, respectively	6	6
Class B Common Stock, $0.001 par value; 2,675,000 and 175,000 authorized, 114,787 and 114,787 shares issued, 102,672 and 102,672 shares outstanding at December 31, 2020 and December 31, 2019, respectively	—	—
Class C Common Stock, $0.001 par value; 1,275,000 and 1,275,000 authorized, 42,192 and 39,232 shares issued, 41,166 and 38,206 shares outstanding at December 31, 2020 and December 31, 2019, respectively	—	—
Treasury stock, 13,141 shares at December 31, 2020 and 2019	(1,608)	(1,608)
Additional paid-in capital	381,445	379,482
Accumulated other comprehensive loss	(1,589)	(10,067)
Retained earnings	106,458	27,175

Total stockholders’ equity	484,712	394,988

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$1,475,223	$1,028,648

The accompanying notes form an integral part of the consolidated financial statements.

TURING HOLDING CORP.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

	For the Year Ended December 31,
	2020	2019
Revenues	$803,375	$772,191
Operating expenses:
Cost of revenues	475,560	476,631
Selling, general, and administrative expenses	189,497	203,886
Depreciation and amortization	17,479	15,776

Total operating expenses	682,536	696,293

Income from operations	120,839	75,898
Other (expense) income:
Interest expense	(25,767)	(26,428)
Net realized and unrealized foreign currency gain (loss)	7,190	(1,750)
Other income (expense), net	185	117

Total other expense	(18,392)	(28,061)

Income before income taxes	102,447	47,837
Income tax expense	23,164	19,417

Net income	$79,283	$28,420

Net income per common share:
Basic net income per common share	$11.45	$4.46
Diluted net income per common share	$11.20	$4.40
Weighted average shares outstanding:
Basic	6,384,159	6,373,541
Diluted	6,530,039	6,459,207

Net income	$79,283	$28,420
Other comprehensive income, net of tax:
Foreign currency translation adjustments	8,478	2,894

Comprehensive income	$87,761	$31,314

The accompanying notes form an integral part of the consolidated financial statements.

TURING HOLDING CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Redeemable, Convertible Preferred Stock		Common Stock		Treasury		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	—	$—	6,352,080	$6	5,270	$(565)	$562,597	$(12,961)	$(1,245)	$547,832

Net income	—	—	—	—	—	—	—	—	28,420	28,420
Other comprehensive income, net of tax	—	—	—	—	—	—	—	2,894	—	2,894
Issuance of common stock on exercise	—	—	39,232	—	—	—	3,936	—	—	3,936
Repurchase of common stock	—	—	(7,871)	—	7,871	(1,043)	—	—	—	(1,043)
Dividends paid	—	—	—	—	—	—	(189,000)	—	—	(189,000)
Stock-based compensation expense	—	—	—	—	—	—	1,949	—	—	1,949

Balance as of December 31, 2019	—	—	6,383,441	6	13,141	(1,608)	379,482	(10,067)	27,175	394,988

Net income	—	—	—	—	—	—	—	—	79,283	79,283
Other comprehensive income, net of tax	—	—	—	—	—	—	—	8,478	—	8,478
Issuance of common stock on exercise	—	—	2,960	—	—	—	296	—	—	296
Issuance of Series A Redeemable Convertible Preferred Stock, net of issuance costs of $7,200	539,084	322,800	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	1,667	—	—	1,667

Balance as of December 31, 2020	539,084	$322,800	6,386,401	$6	13,141	$(1,608)	$381,445	$(1,589)	$106,458	$484,712

The accompanying notes form an integral part of the consolidated financial statements.

TURING HOLDING CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income	$79,283	$28,420
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	26,528	23,268
Bad debt expense	7,685	3,762
Deferred income tax expense	3,709	4,165
Stock-based compensation expense	1,667	1,949
Unrealized foreign currency exchange (gain) loss	(5,351)	703
Other operating activities, net	1,831	1,863
Changes in assets and liabilities:
Trade receivables	3,977	(26,240)
Unbilled receivables	(16,794)	(19,437)
Prepaid expenses and other assets	(5,434)	(1,804)
Accounts payable	(700)	(27)
Accrued expenses and other liabilities	28,895	12,649

Net cash provided by operating activities	125,296	29,271

Cash flows from investing activities:
Purchases of property and equipment	(15,125)	(18,696)
Proceeds from sale of property and equipment	132	99

Net cash used in investing activities	(14,993)	(18,597)

Cash flows from financing activities:
Proceeds from issuance of Series A Redeemable Convertible Preferred Stock, net of issuance costs of $7,200	322,800	—
Proceeds from term loan	—	185,000
Payments on term loan	(4,565)	(4,099)
Payments of debt issuance costs	(111)	(1,606)
Proceeds from revolving credit facility	29,000	—
Payments on revolving credit facility	(29,000)	—
Repurchases of common stock	—	(1,043)
Dividends paid	—	(189,000)
Proceeds from exercise of stock options	296	3,936
Other financing activities, net	(223)	248

Net cash provided by (used in) financing activities	318,197	(6,564)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	6,543	944

Net increase in cash, cash equivalents and restricted cash	435,043	5,054

Cash, cash equivalents and restricted cash at beginning of the year	57,156	52,102

Cash, cash equivalents and restricted cash at end of the year	$492,199	$57,156

Supplemental disclosure of cash flow information:
Interest paid	$23,861	$24,626
Income taxes paid	$13,909	$8,198

The accompanying notes form an integral part of the consolidated financial statements.

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

Note 1 – Description of the Business

Turing Holding Corp. (together with its subsidiaries, the “Company” or “Turing Holding Corp.”) through its subsidiaries develops, implements, and services complex enterprise application software, provides business technology consulting, and licenses technology practitioner tools which are used for software development. The Company conducts business in the United States, Canada, the United Kingdom, Australia, China, Brazil, Germany, India, Singapore, Ecuador, Italy, Hong Kong, Chile, Spain and Thailand. Turing Holding Corp. is the ultimate parent holding company of Thoughtworks, Inc.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of Turing Holding Corp. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Segments

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), in deciding how to allocate resources and assess performance.

While the Company has offerings in multiple modern digital businesses and operates in multiple countries, the Company’s business operates as one operating segment because most of the Company’s service offerings are delivered and supported on a global basis, the Company’s service offerings are deployed in a nearly identical way, and the Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated basis.

Long-Lived Assets

The North America geographic region encompasses the Company’s country of domicile (United States) and Canada, of which long-lived assets including property and equipment, net of depreciation, are principally held within the United States. The United States comprised $4.6 million or 17.4%, and $5.4 million or 19.1%, of the Company’s long-lived assets as of December 31, 2020 and December 31, 2019, respectively. Canadian long-lived assets were determined to be immaterial given property, and equipment was less than 10% of Company’s long-lived assets as of December 31, 2020 and December 31, 2019.

The Company holds material long-lived assets in the foreign geographic locations of Brazil, China, and India of $2.8 million, $7.6 million, and $5.3 million as of December 31, 2020, compared to $3.7 million, $6.4 million, and $6.5 million as of December 31, 2019, respectively.

Long-lived assets in all other foreign geographic locations, including Canada, totaled $6.0 million and $6.3 million as of December 31, 2020 and December 31, 2019, respectively.

Preparation of Financial Statements and Use of Estimates

The preparation of the consolidated financial statements is in conformity with generally accepted accounting principles in the United States (“GAAP”). GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates, including those related to allowance for doubtful accounts, valuation and impairment of goodwill and long-lived assets, income taxes, accrued bonus, contingencies, stock-based compensation, and litigation claims. The Company bases its estimates on historical experience and on

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

other assumptions that its management believes are reasonable under the circumstances. These estimates form the basis for making judgments about the carrying value of assets and liabilities when those values are not readily apparent from other sources. Actual results can differ from those estimates.

As a result of a change in presentation, certain prior year amounts have been reclassified to conform to the current year presentation for the purpose of consistency of the consolidated financial statements. These reclassifications did not impact the Company’s results from operations or cash flows.

Revenue Recognition

The Company recognizes revenues when control of services or licenses is passed to a customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or licenses. Such control may be transferred over time or at a point in time, depending on satisfaction of obligations stipulated by the contract. The Company records sales and other taxes collected from customers and remitted to governmental authorities on a net basis.

The Company generates revenue from a variety of professional service arrangements. Fees for these contracts may be in the form of time-and-materials, fixed price, and licensing arrangements. The Company also reports gross reimbursable expenses incurred as both revenue and cost of revenues in the consolidated statements of income and comprehensive income.

Revenue is measured based on consideration specified in a contract with a customer, which may consist of both fixed and variable components, and the consideration expected to be received is allocated to each separately identifiable performance obligation based on the performance obligation’s relative stand-alone selling price. The standalone selling prices are generally determined based on the prices at which the Company separately sells the services and licenses.

Contracts may include variable consideration, which usually takes the form of volume-based discounts, service level credits, price concessions, or incentives. To the extent that variable consideration is not constrained, the Company includes the expected amount within the total transaction price and updates its assumptions over the duration of the contract. Determining the estimated amount of such variable consideration involves assumptions and judgment that can have an impact on the amount of revenues reported. The amount of variable consideration is estimated utilizing the expected value or most likely amount method, depending on the facts and circumstances relative to the contract.

Time-and-Material Revenue

The Company generates the majority of its revenues under time-and-material contracts, which are billed using hourly, daily, or monthly rates to determine the amounts to be charged directly to the customer. Revenue from time-and-material contracts is based on the number of hours worked and at contractually agreed-upon hourly rates and is recognized as those services are rendered as control of the services passes to the customer over time.

Fixed-Price Revenue

Fixed-price contracts include application development arrangements, where progress towards satisfaction of the performance obligation is measured using input methods as there is a direct correlation between hours incurred and the end product delivered to the customer. Assumptions, risks, and uncertainties inherent in the estimates used to measure progress could affect the amount of revenues, receivables, and deferred revenues at each reporting period. Revenues under these contracts are recognized using costs incurred to date relative to total estimated costs at completion to measure progress toward satisfying performance obligations.

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

Licensing Revenue

Revenues from licenses which have significant stand-alone functionality are recognized at a point in time when control of the license is transferred to the customer. Revenues from licenses which do not have stand-alone functionality are recognized over time.

Principal vs Agent Consideration

From time to time, the Company may enter into arrangements with third-party suppliers to sell services or licenses. In such cases, the Company evaluates whether it is the principal (i.e., reports revenues on a gross basis) or the agent (i.e., reports revenues on a net basis). In doing so, the Company first evaluates whether it has control of the service or license before it is transferred to the customer. If the Company controls the service or license before it is transferred to the customer, the Company is the principal; if not, the Company is the agent. Determining whether the Company controls the service or license before it is transferred to the customer may require judgment.

Contract Balances

A contract asset is a right to consideration that is conditional upon factors other than the passage of time. Contract assets primarily relate to unbilled amounts on fixed-price contracts. Contract assets are recorded when services have been provided but the Company does not have an unconditional right to receive consideration. Professional services performed on or prior to the balance sheet date, but invoiced thereafter, are reflected in unbilled receivables.

Contract liabilities, or deferred revenue, consist of advance payments from clients and billings in excess of revenues recognized. The Company classifies deferred revenue as current on the consolidated balance sheet and is recognized as revenue as the Company performs under the contract. These balances are generally recognized as revenue within one year and are short-term in nature.

Costs to Obtain a Customer Contract

The Company incurs certain incremental costs to obtain a contract that the Company expects to recover. The Company applies a practical expedient and recognizes the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less. These costs would primarily relate to commissions paid to our account executives and are included in selling, general and administrative expenses.

Cost of Revenues

Consists primarily of personnel and related costs directly associated with the professional services, including salaries, bonuses, fringe benefits, share-based compensation, project related travel costs; and costs of contracted third-party vendors. Also included in cost of revenues is the portion of depreciation attributable to the portion of our property and equipment utilized in the delivery of services to our clients.

Selling, General and Administrative Expenses

Consists of expenses associated with promoting and selling the Company’s services and general and administrative functions of the business. These expenses include the costs of salaries, bonuses, fringe benefits, commissions, stock-based compensation, severance, bad debt, travel, legal and accounting services, insurance, facilities including operating leases, advertising and other promotional activities.

Advertising costs consist of marketing, advertising through print and other media, professional event sponsorship, and public relations. These costs are expensed as incurred. Advertising costs totaled $0.9 million, and $1.8 million for the years ended December 31, 2020 and 2019, respectively, and are included in Selling general and administrative expenses on the Consolidated Statements of Comprehensive Income.

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

Cash and Cash Equivalents

Cash equivalents are short-term, highly liquid investments and deposits that are readily converted into cash, with maturities of three months or less.

Restricted Cash

Restricted cash is included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Restricted cash is restricted as to withdrawal or use. The Company has restricted cash held on deposit at various financial institutions. The amounts are held to secure bank guarantees of amounts related to government requirements and collateral for a corporate credit card. A reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet is as follows:

	As of December 31, 2020	As of December 31, 2019
Cash and cash equivalents	$490,841	$55,973
Restricted cash included in other non-current assets	1,358	1,183

Total cash, cash equivalents, and restricted cash	$492,199	$57,156

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are uncollateralized customer obligations due under normal trade terms. Payment terms with customers are generally 30 to 90 days from the invoice date. Accounts receivable are recorded at the invoiced amount net of an allowance for doubtful accounts. The allowance for doubtful accounts is based on our assessment of the collectability of customer accounts. Interest is not generally accrued on outstanding balances as the balances are considered short-term in nature.

The carrying amount of accounts receivable is reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected. The Company estimates the collectability of its accounts receivable based on a combination of factors including, but not limited to, customer credit ratings, age of the accounts receivable balances, and current and historical experience. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations to the Company (e.g., bankruptcy filings or substantial downgrading of credit ratings), the Company provides allowances for doubtful accounts against amounts due to reduce the net recognized receivable to the amount it reasonably believes will be collected. Accounts receivable deemed uncollectible are charged against the allowance once collection efforts have been exhausted.

Activity related to the Company’s allowance for doubtful accounts is as follows (in thousands):

Total
Balance at December 31, 2019	$(2,733)
Charged to expense	(8,305)
Uncollectible accounts written off, net of recoveries	620
Changes due to exchange rates	33

Balance at December 31, 2020	$(10,385)

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

Property and Equipment, net

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives, by asset class, are as follows:

Office furniture and equipment	3 to 7 years
Computer equipment	2 to 3 years
Software, including internal-use software	3 to 5 years
Automobiles	4 years

Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the terms of the related leases.

The Company reviews long-lived assets, including property and equipment and finite-lived intangible assets, for realizability on an ongoing basis. Changes in depreciation, generally accelerated depreciation, are determined and recorded when estimates of the remaining useful lives or residual values of long-term assets change. The Company also reviews for impairment when conditions exist that indicate the carrying amount of the asset group may not be fully recoverable. In those circumstances, the Company performs undiscounted operating cash flow analyses to determine if an impairment exists. When testing for asset impairment, the Company groups assets and liabilities at the lowest level for which cash flows are separately identifiable. Any impairment loss is calculated as the excess of the asset’s carrying value over its estimated fair value. Fair value is estimated based on the discounted cash flows for the asset group over the remaining useful life or based on the expected cash proceeds for the asset less costs of disposal.

Internal-Use Software

In accordance with ASC 350-40, Internal-Use Software, certain costs incurred in the planning and evaluation stage of internal-use computer software are expensed as incurred. Certain costs incurred during the application development stage are capitalized and included in property and equipment. Capitalized costs are depreciated over the expected economic useful life of three to five years using the straight-line method.

Capitalized internal-use software asset depreciation expense for the years ended December 31, 2020 and 2019 was $3.5 million, and $1.5 million, respectively, and is included in total depreciation expense. As of December 31, 2020 and 2019, the net book value of internal-use software was $2 million and $2.6 million, respectively.

Goodwill

Goodwill represents the excess of cost over the fair value of the net assets acquired in a business combination. The Company performs an annual impairment review of goodwill in its fiscal fourth quarter and additional impairment reviews when events and circumstances indicate it is more likely than not that an impairment may have occurred. The Company assesses goodwill for impairment at the reporting unit level.

In evaluating goodwill for impairment, the Company has the option to first perform a qualitative assessment to determine whether further impairment testing is necessary or to perform a quantitative assessment by comparing the fair value of the reporting units to their carrying amount, including goodwill. Under the qualitative assessment, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. Qualitative factors include macroeconomic conditions, industry and market conditions, cost factors, and overall financial performance, among others.

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

Under a quantitative assessment, fair value of the Company’s reporting units are estimated using a weighted methodology considering the output from both the income and market approaches. The income approach incorporates the use of a discounted cash flow (DCF) analysis. A number of judgments are involved in the application of the DCF model, including projections of business performance, weighted average cost of capital, and terminal values. The market approach is performed using the Guideline Public Companies method which is based on earnings multiple data derived from publicly traded peer group companies. The Company elected to perform a quantitative assessment during fiscal 2020 and a qualitative assessment during fiscal 2019 and determined for both periods that the fair value of the Company’s respective reporting units exceeded their carrying amounts.

Intangible Assets, net

In accordance with ASC 350, Intangibles – Goodwill and Other, the Company amortizes its finite-lived intangible assets over their respective estimated useful lives. The Company reviews both indefinite-lived intangibles and finite-lived intangibles for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that they may be impaired. Impairment indicators could include significant under-performance relative to the historical or projected future operating results, significant changes in the manner of use of assets, significant negative industry or economic trends or significant changes in the Company’s market capitalization relative to net book value. Any changes in key assumptions used by the Company, including those set forth above, could result in an impairment charge and such a charge could have a material adverse effect on the Company’s consolidated statements of income and comprehensive income. The Company’s intangible assets consist of indefinite-lived trademarks and finite-lived customer relationships. Customer relationships have an estimated useful life of 15 years and are being amortized using the straight-line method.

Income Taxes

The Company is subject to both the United States of America (U.S.) and foreign income taxes. A current tax asset or liability is recognized for the estimated taxes payable or refundable on tax returns for the year.

Deferred income taxes are recorded to reflect the tax consequences on future years of the difference between the tax bases of assets and liabilities for income taxes and for financial reporting purposes using enacted tax rates in effect for the year in which differences are expected to reverse. The Company nets the deferred tax assets and deferred tax liabilities from temporary differences arising within the same tax jurisdiction and presents the net asset or liability as long term.

The Company assesses the need to account for deferred taxes on unremitted earnings of its foreign subsidiaries on an individual country basis according to management’s assertions regarding repatriation or permanent investment of each country’s accumulated earnings.

A valuation allowance is established when necessary to reduce deferred income tax assets to the amounts expected to be realized.

The Company classifies interest and penalties associated with tax liabilities as income tax expense in the accompanying consolidated financial statements.

The Company’s provision for income taxes includes the impact of provisions established for uncertain income tax positions, as well as any related interest and penalties. These reserves are adjusted given changing facts and circumstances, such as the closing of a tax audit, statute of limitation lapse or the refinement of an estimate. To the extent the final outcome of an uncertain income tax position differs from the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made.

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

Accumulated Other Comprehensive Income

Accumulated comprehensive income consists solely of foreign currency translation adjustments.

Foreign Currency

Assets and liabilities of consolidated foreign subsidiaries whose functional currency is not the U.S. dollar are translated into U.S. dollars at period-end exchange rates and revenues and expenses are translated into U.S. dollars at average exchange rates for the applicable period. The adjustment resulting from translating the financial statements of such foreign subsidiaries into U.S. dollars is reflected as a cumulative translation adjustment and reported as a component of accumulated other comprehensive income.

For consolidated foreign subsidiaries whose functional currency is the U.S. dollar, transactions and balances denominated in the local currency are foreign currency transactions. Foreign currency transactions and balances related to non-monetary assets and liabilities are remeasured to the functional currency of the subsidiary at historical exchange rates while monetary assets and liabilities are remeasured to the functional currency of the subsidiary at period-end exchange rates. Foreign currency exchange gains or losses from remeasurement are included in income in the period in which they occur.

Commitments and Contingencies

Certain conditions may exist as of the date of the consolidated financial statements which may result in a loss to the Company but will only be resolved when one or more future events occur or fail to occur. Such liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources, are recorded when the Company assesses that it is probable that a future liability has been incurred and the amount can be reasonably estimated. Recoveries of costs from third parties, which the Company assesses as being probable of realization, are recorded to the extent of related contingent liabilities accrued. Legal costs incurred in connection with matters relating to contingencies are expensed in the period incurred. The Company records gain contingencies when realized.

Deferred Financing Fees

Deferred financing fees represent third-party debt issuance costs associated with the related debt facility. Deferred financing fees associated with the Company’s debt agreements are treated as a discount on the outstanding debt balance and amortized over the term of the respective debt facility, using the effective interest rate method and reported as a component of interest expense. Debt discounts on the Company’s debt are reflected as a direct deduction from the carrying amount of the long-term portion of the related debt liability.

The Company recorded interest expense, as it relates to deferred financing fees, of $1.8 million and $1.9 million for the years ended December 31, 2020 and 2019, respectively.

Fair Value Measurements

The Company determines the fair values of its financial instruments based on the fair value hierarchy. ASC 820, Fair Value Measurement, includes a fair value hierarchy that is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on observable or unobservable inputs to valuation techniques that are used to measure fair value. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon its own market assumptions.

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

The fair value hierarchy consists of the following three levels:

•	Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

•

Level 2: Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs other than quoted prices that are observable and market-corroborated inputs, which are derived principally from or corroborated by observable market data.

•	Level 3: Inputs that are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

The fair value of certain assets, such as nonfinancial assets, primarily long-lived assets, goodwill, intangible assets and certain other assets, are recognized or disclosed in connection with impairment evaluations. All non-recurring valuations use significant unobservable inputs and therefore fall under Level 3 of the fair value hierarchy.

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, and accounts payable approximated fair value as of December 31, 2020 and 2019, because of the relatively short maturity of these instruments. Additionally, the Company estimates the fair value of the Term Loan, discussed in Note 8, Credit Agreements, using current market yields. These current market yields are considered Level 2 inputs. The fair value of the Term Loan was $468.0 million and $442.0 million at December 31, 2020 and December 31, 2019, respectively.

Stock-Based Compensation

The Company accounts for employee equity-based compensation in accordance with ASC 718, Compensation – Stock Compensation. Accordingly, compensation expense for employee services received in exchange for equity awards is based on the grant date fair value of those awards and is recognized over the requisite service period for the respective award.

The Company’s equity-based awards issued to employees include stock option awards and stock appreciation rights issued by the Company, which vest based on either time or the achievement of certain performance and market conditions. The Company records forfeitures as they occur. Compensation expense resulting from time vesting based awards will be recognized in the Company’s consolidated statement of operations and comprehensive income (loss), primarily within general and administrative expenses, at the grant date fair value over the requisite service period (typically four years on an accelerated basis for time vested awards). Compensation expense resulting from performance awards will be recognized over the requisite service period when it is probable that the performance condition will be met. The calculated compensation expense for performance awards is adjusted based on an estimate of awards ultimately expected to vest. The Company estimates grant date fair value using a binominal option pricing model that uses assumptions including expected volatility, expected term, and the expected risk-free rate of return. The Company has determined that the binominal option pricing model, as well as the underlying assumptions used in its application, is appropriate in estimating the fair value of its award grants.

Recently Adopted Accounting Standards

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which amends ASC 820, Fair Value Measurement. This ASU modifies the disclosure

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

requirements for fair value measurements by removing, modifying, or adding certain disclosures. The effective date is the first quarter of fiscal year 2020, with early adoption permitted for the removed disclosures and delayed adoption until fiscal year 2020 permitted for the new disclosures. The removed and modified disclosures are adopted on a retrospective basis and the new disclosures are adopted on a prospective basis. The adoption of ASU 2018-13 did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which amends existing accounting standards for lease accounting and requires lessees to recognize virtually all their leases on the balance sheet by recording a right-of-use asset and a lease liability (for other than short term leases). The Company is in the preliminary stages of gathering data and assessing the impact of the new lease standard. The Company anticipates that the adoption of this standard will materially affect the consolidated balance sheet and may require changes to the processes used to account for leases. The Company is currently in the process of evaluating the impact of the adoption of Topic 842 on the consolidated financial statements and will adopt this new standard in the fiscal year beginning January 1, 2022 based on its status as an emerging growth company.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the current accounting guidance and requires the measurement of all expected losses based on historical experience, current conditions, and reasonable and supportable forecasts, or a current expected credit loss (“CECL”) model. For trade receivables, loans, and other financial instruments, companies will be required to use a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses which reflects losses that are probable. In November 2019, the FASB issued ASU 2019-10 which delayed the effective date for the CECL standard. For non-public business entities, this guidance and related amendments is effective for annual reporting periods beginning after December 15, 2022. The Company is currently assessing the impact of this ASU on the consolidated financial statements and will adopt this new standard in the fiscal year beginning January 1, 2023 based on its status as an emerging growth company.

In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customers Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. ASU 2018-15 is intended to help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement (hosting arrangement) by providing guidance for determining when the arrangement includes a software license. The ASU is effective for annual reporting periods beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the impact of this ASU on the consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, as part of its simplification initiative to reduce the cost and complexity in accounting for income taxes. ASU 2019-12 removes certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of GAAP. The guidance is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The Company is currently in the process of evaluating the impact of adoption of this ASU on the consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides temporary optional expedients and

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions to ease the financial reporting burdens related to the expected market transition from LIBOR and other interbank offered rates to alternative reference rates. The optional amendments are effective as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the impacts the adoption of this guidance will have on the consolidated financial statements.

Concentration of Credit Risk and Other Risks and Uncertainties

Revenue generated from the Company’s operations outside of the United States for the year ended December 31, 2020 and 2019 was approximately 61% and 64%, respectively.

As of December 31, 2020 and 2019, approximately 74% and 70%, respectively, of trade accounts receivable and unbilled accounts receivable was due from customers located outside the United States. At December 31, 2020 and 2019, the Company had net fixed assets of $21.8 million and $22.8 million, respectively, outside the United States.

Note 3 – Goodwill and Other Intangible Assets

The following is a summary of the goodwill balance as of December 31, 2020:

Total
Balance at December 31, 2018	$312,540
Changes due to exchange rates	1,497

Goodwill at December 31, 2019	314,037
Changes due to exchange rates	4,114

Goodwill at December 31, 2020	$318,151

The following is a summary of the Company’s other intangible assets as of December 31, 2020:

	December 31, 2020	December 31, 2019
Customer relationships	$166,000	$166,000
Less accumulated amortization	34,122	23,616

Customer relationships, net	131,878	142,384
Trademark	273,000	273,000

Total intangible assets, net of amortization	404,878	415,384
Changes due to exchange rates	(2,823)	(5,809)

Intangible assets, net	$402,055	$409,575

Other than indefinite-lived trademark, the Company’s intangible assets have finite lives and, as such, are subject to amortization. Amortization expense related to these intangible assets was $10.5 million and $10.6 million for the years ended December 31, 2020 and 2019, respectively.

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

As of December 31, 2020, estimated amortization expense for the next five years and thereafter is as follows:

Year ended December 31,	Total
2021	$11,067
2022	11,067
2023	11,067
2024	11,067
2025	11,067
Thereafter	$76,544

$131,879

The weighted average remaining useful life of the Company’s finite-lived intangible assets was 11.9 years as of December 31, 2020.

Note 4 – Income Taxes

Income/(Loss) Before Provision for Income Taxes

Income/(loss) before provision for income taxes based on geographic location is disclosed in the table below:

Year ended	December 31, 2020	December 31, 2019
Income/(loss) before provision for income taxes:
United States	$45,679	$(7,367)
Foreign	56,768	55,204

Total	$102,447	$47,837

Provision for Income Taxes

Provision/(benefit) for income taxes consists of the following:

Year ended	December 31, 2020	December 31, 2019
Current:
Federal	$(128)	$1,047
State	1,934	1,376
Foreign	17,649	12,829

Total Current	19,455	15,252
Deferred:
Federal	6,804	4,344
State	1,244	2,204
Foreign	(4,339)	(2,383)

Total Deferred	3,709	4,165

Total Income Tax Expense	$23,164	$19,417

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was enacted and signed into law. The CARES Act, among other things, permits U.S. federal net operating loss (“NOL”) carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. Further, the CARES Act permits modifications to the limitation of business interest (“Section 163(j)”) for tax years beginning in 2019 and 2020. The modifications to Section 163(j) increase the allowable business interest deduction from 30% of adjusted taxable income to 50% of adjusted taxable income. In 2020, the Company completed its analysis to determine the effect of the CARES Act and recorded a $4.2 million tax benefit as of December 31, 2020 from the carryback of 2018 U.S. federal net operating losses to the 2014 taxable year. The Company recorded the refund as an income tax receivable.

Effective Tax Rate Reconciliation

A reconciliation of the Company’s provision for income taxes to income taxes computed at the U.S. federal statutory income tax rate of 21% follows:

Year ended	December 31, 2020	December 31, 2019
Provision for income taxes at federal statutory rate	$21,514	$10,046
Increase/(decrease) in taxes resulting from:
Non-deductible expenses	1,275	239
Research and development and foreign tax credits	(13,251)	(7,255)
Effect of foreign taxes and foreign exchange rates	4,082	1,237
GILTI and related international adjustments	6,714	11,188
US state income taxes, net of federal tax benefit	2,892	2,763
Change in US deferred tax valuation allowance	4,285	839
Change in foreign deferred tax valuation allowance	(140)	(847)
CARES Act US federal net operating loss carryback benefit	(4,188)	—
Adjustments of prior year estimates and other	(1,585)	341
Adjustments associated with income tax uncertainties	1,566	866

Total income tax expense	$23,164	$19,417

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

Deferred Income Taxes

The components of the Company’s deferred tax assets and liabilities include the following:

As of December 31,	2020	2019
Deferred income tax assets on:
Accrued expenses	$7,765	$5,240
Goodwill	47	65
Net operating loss carryforwards	7,664	6,874
Research and development and foreign tax credit carryforwards	2,896	5,417
Allowance for doubtful accounts	3,012	938
Unrealized loss on foreign currency transactions	41	261
Fixed assets	732	459
Stock compensation	1,399	1,112
Business interest	3,586	5,227
Foreign currency translation on previously-taxed earnings	539	744
Other assets	732	827

Total deferred tax assets	28,413	27,164

Valuation allowance:
United States	(6,393)	(2,116)
Foreign	(441)	(873)

Total valuation allowance	(6,834)	(2,989)

Total deferred tax assets	$21,579	$24,175

As of December 31,	2020	2019
Deferred tax liabilities:
Unremitted earnings of subsidiaries and unrealized translation gains	$(3,987)	$(2,172)
Prepaid expenses	(1,585)	(1,532)
Fixed assets	(783)	(880)
Deferred revenue	(1,529)	(863)
Customer relationships	(33,662)	(35,583)
Trademark	(73,028)	(73,028)
Internally developed software	(430)	(708)
Other liabilities	(593)	(922)

Total deferred tax liabilities	(115,597)	(115,688)

Total deferred tax liabilities, net	$(94,018)	$(91,513)

Management believes that it is more likely than not that certain deferred tax assets will not be realized. At December 31, 2020 and 2019, the Company established a full valuation allowance for deferred tax assets in select non-US jurisdictions of approximately $0.4 million and $0.9 million, respectively. The Company established a valuation allowance of approximately $4.3 million at December 31, 2020 and $2.1 million at December 31, 2019 for a separate company U.S. federal net operating loss carryforward and separate company U.S. federal limitation of business interest. The Company established a valuation allowance of approximately $2.1 million for certain foreign tax credits at December 31, 2020.

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

At December 31, 2020 and 2019, the Company had U.S. state net operating loss carryforward benefits of $0.6 million and $1.2 million, respectively. The majority of U.S. state net operating loss carryforwards have expiration periods that range from 10 to 20 years.

At December 31, 2020 and 2019, the Company had foreign net operating loss carryforwards of approximately $23.5 million and $19.1 million, respectively. For all material jurisdictions, the net operating loss carryforward period is indefinite.

As of December 31, 2020, and 2019, the Company does not assert permanent reinvestment on previously taxed foreign earnings with the exception of India, where the Company is permanently reinvested. Deferred tax liabilities of $2.6 million and $1.9 million, respectively, have been accrued on the foreign withholding taxes due upon repatriation. At December 31, 2020 and 2019, a deferred tax asset of $0.5 million and $0.7 million, respectively, has been accrued and recorded to other comprehensive income for cumulative foreign currency translation on previously-taxed earnings and profits of the Company’s controlled foreign corporations. Additional tax implications of future repatriations were considered and deemed immaterial.

Unrecognized Tax Benefits

As of December 31, 2020 and 2019, the Company recorded $8.1 million and $6.6 million, respectively, of unrecognized tax benefits, which if recognized, would favorably affect the Company’s effective tax rate. The Company anticipates it is reasonably possible that a reduction of unrecognized tax benefits of approximately $0.5 million may occur in the next 12 months related to the resolution of a non-US withholding tax matter.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

Year ended	December 31, 2020	December 31, 2019
Balance, beginning of year	$6,557	$5,768
Additions for tax positions related to the current year	1,219	1,306
Additions for tax positions related to prior years	706	180
Reductions for tax positions related to prior years	(316)	(239)
Statute of limitations expirations	(43)	—
Settlements with tax authorities	—	(458)

Balance, end of year	$8,123	$6,557

The Company recognizes interest and penalties related to unrecognized tax benefits as income tax expense. At December 31, 2020 and 2019, the income tax expense/(benefit) recognized for interest and penalties related to unrecognized tax benefits was $0.1 million and $(0.1) million, respectively. At December 31, 2020 and 2019, the Company had cumulative liabilities for penalties and interest related to unrecognized tax benefits of approximately $1.3 million and $1.3 million, respectively.

The Company files tax returns in the U.S. federal, various U.S. states, and various foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2017. The Company’s India subsidiary is no longer subject to income tax examinations by tax authorities in India for years before 2005. For the remaining foreign tax jurisdictions, with few exceptions, the Company is no longer subject to income tax examinations by tax authorities for years before 2015.

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

Note 5 – Accrued Expenses

The following is a summary of the Company’s accrued expenses as of December 31:

	2020	2019
Accrued interest expense	$85	$97
Accrued employee expense	1,786	264
Accrued travel expenses	383	2,592
Operating lease expenses	212	1,680
Insurance charges	257	177
Professional fees	10,320	1,238
Other taxes payable	8,686	6,081
Rebates payable	2,307	—
Other accrued expenses	5,713	4,054

Accrued expenses	$29,749	$16,183

Note 6 – Property and Equipment, net

Property and equipment as of December 31, 2020 and 2019, respectively, consisted of the following:

	2020	2019
Automobile	$32	$30
Computer equipment	27,148	21,902
Software, including internal-use	7,518	4,630
Leasehold improvements	19,390	14,784
Office furniture and equipment	7,162	5,417

	61,250	46,763
Less accumulated depreciation and amortization	(34,903)	(18,547)

Property and equipment, net	$26,347	$28,216

Depreciation expense for property and equipment was $16.0 million and $12.6 million for the years ended December 31, 2020 and 2019, respectively.

Note 7 – Benefit Plans

The Company sponsors a 401(k) plan for substantially all U.S. employees. Employees are allowed to make contributions to the plan through withholdings of their salary. The plan provides for the Company to make a discretionary matching contribution. Contributions to the plan for the years ended December 31, 2020 and 2019, totaled $3.8 million and $3.6 million, respectively. The Company also maintains similar defined contribution plans in the U.K., Canada, Spain, Italy, Singapore, and Thailand. Total employer contributions under these plans for the years ended December 31, 2020 and 2019 were $7.3 million and $6.7 million, respectively.

Note 8 – Credit Agreements

The Company entered into a Senior Secured Credit Facilities (the “Term Loan”), dated October 12, 2017, subsequently amended most recently as of February 25, 2020, among the Company, the syndicate lenders thereto and Credit Suisse, to finance, in part, the acquisition of all of the outstanding common stock of the Company.

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

The Senior Secured Credit Facility provides senior secured financing of $200.0 million, as well as a revolving credit facility (the “Revolver”) which provides for additional senior secured financing of up to $35.0 million. The Term Loan and the Revolver, together with any subsequent amendments, are collectively referred to as the Credit Agreement.

On April 23, 2018, the Company amended its Term Loan facility with Credit Suisse (the “First Amendment”). The First Amendment increased the Term Loan by an additional $70.0 million, and agreed to increase the Revolver by $25.0 million, bringing the total Revolver to $60.0 million. Borrowings under the First Amendment are guaranteed by substantially all the Company’s direct and indirect wholly owned subsidiaries.

On May 13, 2019, the Company amended its Term Loan facility with Credit Suisse, (the “Second Amendment”). The Second Amendment increased the Term Loan facility by $185.0 million, and the revolving credit facility by $25.0 million. Borrowings under the Second Amendment are guaranteed by substantially all the Company’s direct and indirect wholly owned subsidiaries.

On February 25, 2020, the Company amended its Term Loan facility with Credit Suisse, (the “Third Amendment”). The Third Amendment replaced the Company’s second-amended Term Loan facility with a third-amended term loan credit facility that has a lower applicable interest rate than the prior Term Loan.

Borrowings under the third-amended Term Loan bear interest at a rate per annum equal to an applicable margin plus, either (a) a base rate or (b) a LIBOR rate, at the Company’s option, subject to interest rate floors.

Borrowings under the Revolver bear interest at a rate per annum equal to an applicable margin based on the Company’s leverage ratio, plus either (a) a base rate or (b) a LIBOR rate at the Company’s option. In addition to paying interest on outstanding borrowings under the Revolver, the Company is required to pay a commitment fee to the lenders under the Revolver in respect of unutilized commitments thereunder and customary letter of credit fees. As of December 31, 2020, there is no outstanding draw on the Revolver.

The interest rates on borrowings under the third-amended Term Loan at December 31, 2020 and the second-amended Term Loan at December 31, 2019 were approximately 4.8% and 5.8%, respectively.

Interest expenses under the Term Loans and Revolver for the years ended December 31, 2020 and 2019 was $23.9 million and $24.6 million, respectively.

All obligations of the Company under the Senior Secured Credit Facilities provided by any lender party to the Senior Secured Credit Facilities or any of its affiliates and certain other persons are unconditionally guaranteed by the parent company of ThoughtWorks, Inc., Turing Acquisition LLC. Turing Acquisition LLC is a wholly owned subsidiary of Turing Midco LLC, which is a wholly owned subsidiary of Turing Holding Corp. and each existing and subsequently acquired or organized direct or indirect wholly owned domestic restricted subsidiary of the Company, with customary exceptions including, among other things, where providing such guarantees is not permitted by law, regulation or contract or would result in material adverse tax consequences. All obligations under the Senior Secured Credit Facilities provided by any lender party to the Senior Secured Credit Facilities or any of its affiliates and certain other persons, and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, as outlined in the Senior Secured Credit Facilities.

The Term and Revolver Loans contain a number of financial and non-financial covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability and the ability of the Company’s restricted subsidiaries to engage in certain activities, such as incur indebtedness or permit to exist any lien on any property or asset now owned or hereafter acquired, as specified in the debt facility.

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

The Credit Agreement requires compliance with various covenants customary for agreements of this type, including a springing financial covenant (solely for the benefit of the Revolver), a passive holdings covenant with respect to Holdings and negative covenants that limit, among other things, the Borrowers’ and their restricted subsidiaries’ ability to incur additional debt, create or incur liens, engage in mergers or consolidations, sell, transfer or otherwise dispose of assets, make voluntary prepayments to subordinated debt, pay dividends or distributions, make investments, and enter into certain transactions with affiliates. We are currently in compliance with all covenants contained in our Credit Agreement. The Credit Agreement also includes events of default customary for agreements of this type. Further, as it relates to restricted subsidiaries, as of December 31, 2020, none of our consolidated net assets were subject to dividend restrictions under the Credit Agreement.

The Company incurred and capitalized deferred financing fees, or third-party debt issuance costs, of $0.1 million and $1.6 million related to the Third Amendment and Second Amendment in 2020 and 2019, respectively. The debt issuance costs are recorded as reductions of the outstanding long-term indebtedness. In addition, as a result of the repayment of debt to certain lenders, with the Third Amendment, the Company immediately expensed the portion of the capitalized debt issuance costs related to the lenders who were repaid and the Company wrote off $0.2 million of deferred financing and debt discount associated with the indebtedness which is reflected as interest expense during the year ended December 31, 2020. The Term Loan under the Third Amendment is paid in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term Loan under the Third Amendment with the first quarterly installment due and paid on March 31, 2020. The Term Loan under the Third Amendment matures on October 12, 2024. The principal amount outstanding under the Revolver under the Third Amendment is due and payable in full at maturity, on October 12, 2022.

The carrying value of the Company’s credit facilities (including current maturities) was as follows:

As of December 31,	2020	2019
Long-term debt, less current portion	$440,497	$445,061
Capitalized deferred financing fees	(5,305)	(7,123)

Long-term debt	435,192	437,938
Current portion of long-term debt	4,565	4,565

Total debt carrying value	$439,757	$442,503

As of December 31, 2020, the Company’s future principal cash payments for the Term Loan are as follows:

Year ended December 31,	Total
2021	$4,565
2022	4,565
2023	4,565
2024	431,367

Total future principal cash payments	$445,062

Note 9 – Redeemable, Convertible Preferred Stock

In addition to Common Stock, securities of the Company are also represented by shares of Series A Redeemable Convertible Preferred Stock (“Preferred Stock”), of which 2,500,000 shares of the authorized preferred stock are designated as Voting Series A Preferred Stock and 2,500,000 shares of the authorized and unissued preferred stock are designated as Non-Voting Series A Preferred Stock.

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

The Company records all shares of Preferred Stock net of offering costs at their respective fair values on the dates of issuance. The Preferred Stock is classified outside of stockholders’ equity in the consolidated financial statements, as the Preferred Stock is redeemable under circumstances that qualify as a deemed liquidation event, which are outside the control of the Company. In the event of certain deemed liquidation events, such as a merger, acquisition or sale of all or substantially all of the Company’s assets, the holders of Preferred Stock, then outstanding, shall be paid out an amount equal to the greater of (i) such amount payable had all the Preferred Stock converted to common stock and (ii) the original Preferred Stock issuance price subject to appropriate equitable adjustment subject to any stock dividend, stock split or other recapitalization, or if the deemed liquidation event is consummated within two years following the original issuance date the amount that would result in a preferred internal rate of return of 10% per annum.

Upon the occurrence of a liquidation event, such as a voluntary or involuntary liquidation, dissolution or winding up of the Company; or a merger, consolidation or change in control, the holders of Preferred Stock, then outstanding, shall be paid out of the assets of the Company available for distribution to its shareholders before any payment is made to the holders of common stock.

The holders of outstanding shares of Voting Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Voting Series A Preferred Stock are convertible. The holders of shares of Non-Voting Series A Preferred Stock shall not have any voting rights. Holders of Voting Series A Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

Shares of Preferred Stock are convertible at the holder’s option into shares of common stock, on a share-for-share basis, using a conversion rate determined by dividing the original issue price by the conversion price. Each share shall be automatically converted into common stock upon the occurrence of an initial public offering or the sale of the company.

The holders of Preferred Stock are only entitled to receive dividends on an as converted to common stock basis as if all outstanding shares of Preferred Stock had been converted into Class A Common Stock or Class B Common Stock (with conversion to Class B applicable only as long as any shares of Non-Voting Series A Preferred Stock are outstanding) on the date of such event. Dividends are discretionary and are not cumulative. No dividends were declared as of December 31, 2020.

Redemption features of Preferred Stock are not fixed and do not have a determinable price on fixed or determinable dates. As of December 31, 2020, Preferred Stock is not currently redeemable, and it is not probable that Preferred Stock will become redeemable, since it is uncertain whether or when circumstances exist that would constitute a deemed liquidation event. Accordingly, the Company has not adjusted the carrying value of the Preferred Stock to their redemption values.

On December 23, 2020, the Company entered into a securities purchase agreement and issued 539,084 shares of Voting Series A Preferred Stock for $322.8 million, net of $7.2 million of issuance costs. The proceeds will be used to repurchase equity from existing shareholders. This transaction did not change the composition of the Board of Directors, nor the management of the Company.

Note 10 – Stockholders’ Equity

The securities of the Company are represented by shares of common stock, par value of $0.001 per share, which are divided into three classes denominated as Class A Common Stock, Class B Common Stock and Class C Common Stock.

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

Each share of Class A Common Stock is entitled to one vote, and the holders of Class B Common Stock and Class C Common Stock do not have any voting rights.

With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all shares of Common Stock shall participate pro rata in such payment whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

Note 11 – Stock-Based Compensation

On October 12, 2017 the Company approved the 2017 Stock Option Plan (the “Plan”) for the purpose of providing an incentive compensation structure to participants. Under the Plan, the Company may make awards to such present and future officers, directors, employees, consultants and advisors of the Company as may be selected at the sole discretion of the Board of Directors. The option awards give the participant the right to purchase Company’s Class C common stock for a prespecified exercise price.

The Company recorded compensation expense for the Class C time vesting shares of $1.7 million and $1.9 million for the years ended December 31, 2020 and 2019, respectively. Unrecognized compensation costs for Class C time vesting awards of $2.0 million will be recognized over a period of four years.

Class C Stock Options

Eligible employees receive non-qualified stock options as a portion of their total compensation. The options vest on a graded time vesting schedule (“Time Vesting Options”) over contractual term of four years, with 37.5% vesting on the 18-month anniversary and 6.25% vesting every three months until the final 48-month period. 100% of the time-vesting options vest immediately upon a change of control. Any unvested options will be forfeited upon termination of employment. The Company recognizes forfeitures as they occur.

The Company also grants performance vesting options that are subject to performance vesting conditions. In accordance with the Plan, 50% of Performance Vesting Options vest upon a sponsor return of at least two times sponsor investment. An aggregate of 75% of Performance Vesting Options vest upon a sponsor return of at least two and a half times sponsor investment. An aggregate of 100% of Performance Vesting Options vest upon a sponsor return of at least three times sponsor investment. In addition to the sponsor return targets above, participants must provide at least 18 months of continuous service following the grant date in order to vest. In order for vesting to be considered probable, the sponsor return must be met as of the reporting date. Sponsor return, as defined in the Company’s 2017 Stock Option Plan, is the aggregate of all cash, fair market value of marketable securities, including proceeds from the sale of securities of the Company, and from cash dividends and other cash distributions made by the Company with respect to securities of the Company to the sponsor. As of December 31, 2020, the sponsor return was not met and the performance vesting conditions associated with the Class C performance vesting options were not considered probable. Any impact to performance vesting shares upon the completion of an initial public offering is considered a separate condition from the sponsor return; and conditions surrounding an initial public offering would not be considered probable until the initial public offering is complete.

Vested options may be exercised and converted to one share of the Company’s common stock in exchange for the exercise price which is generally equal to the fair value of the share on the grant date.

In the event a participant’s employment with the Company is terminated, any Company common stock received from the exercise of an option (“Award Stock”) may be repurchased by the Company. Pursuant to the

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

Plan, such a repurchase is exercisable no later than eight months after the latest of: participant’s termination date, the participant’s violation of one of the specified covenants in the Plan (for example, non-compete, non-solicitation, or non-disparagement) or six months and one day after the acquisition of Award Stock by the participant. For the avoidance of doubt, the repurchase option does not entitle the Company to repurchase an unexercised option, only the Award Stock obtained from such an option.

A summary of the Class C stock option activity for the year ended December 31, 2020 and 2019, is as follows:

	Time Vesting	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Balance at December 31, 2018	265,750	$100.72	$6,791
Granted	18,923	211.71
Forfeited	(14,006)	103.56
Exercised	(39,232)	100.00
Expired	—	—

Balance at December 31, 2019	231,435	109.74	6,682
Granted	22,767	225.00
Forfeited	(11,163)	118.00
Exercised	(2,960)	100.00
Expired	—	—

Balance at December 31, 2020	240,079	$120.41	$12,111

Exercisable at December 31, 2020	134,157	$100.71	$3,427

The weighted average remaining contractual term for Time Vesting Options outstanding at December 31, 2019 and December 31, 2020 is 2.14 and 1.36 years, respectively. The weighted average remaining contractual term for Time Vesting Options vested and exercisable at December 31, 2020 is 0.96 years.

	Performance Vesting	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Balance at December 31, 2018	341,681	$100.66	$5,784
Granted	21,807	209.91
Forfeited	(20,992)	103.24
Exercised	—	—
Expired	—	—

Balance at December 31, 2019	342,496	107.46	6,602
Granted	26,833	225.00
Forfeited	(15,028)	117.45
Exercised	—	—
Expired	—	—

Balance at December 31, 2020	354,301	$115.94	$12,556

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

As of December 31, 2020 and 2019, the weighted-average grant date fair value of various options was as follows:

	Time Vesting	Weighted Average Grant Date Fair Value
Unvested balance at December 31, 2018	265,750	$25.55
Granted	18,923	65.76
Forfeited	(14,006)	26.37
Vested	(113,852)	25.06

Unvested balance at December 31, 2019	156,815	30.69
Granted	22,767	261.19
Forfeited	(6,415)	50.49
Vested	(67,245)	26.03

Unvested balance at December 31, 2020	105,922	$81.98

	Performance Vesting	Weighted Average Grant Date Fair Value
Unvested balance at December 31, 2018	341,681	$16.93
Granted	21,807	54.35
Forfeited	(20,992)	17.48
Vested	—	—

Unvested balance at December 31, 2019	342,496	19.28
Granted	26,833	238.69
Forfeited	(15,028)	29.98
Vested	—	—

Unvested balance at December 31, 2020	354,301	$35.44

The weighted-average remaining contractual term of the Class C time and performance vesting options as of December 31, 2020 and 2019 was one and a half and two years, respectively. The total intrinsic value of options exercised during the years ended December 31, 2020 and 2019 was $1.1 million and $5.8 million, respectively

Fair value of the time and performance vesting options granted is estimated on the date of grant using the binomial option pricing method. The assumptions used to calculate the fair value of the time and performance vesting were the following for the years ended December 31, 2020 and 2019:

	2020	2019
Risk-free interest rate	0.1%	1.5%
Dividend yield	0.0%	0.0%
Expected volatility	55.0%	40.0%
Expected term	2	3

The risk-free interest rate is based on the rates of U.S. Treasury securities with a maturity similar to the term to liquidity, continuously compounded. The expected equity volatility is estimated based on an analysis of guideline public companies’ historical volatility. The expected term is estimated based on management’s assumptions of time to a liquidity event.

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

Stock Appreciation Rights (“SARs”)

In December 2017, the Board of Directors had approved a plan (the “Stock Appreciation Rights Plan”) to enable all permanent employees, current and future, to participate in the growth in the equity value of the Company in the event of a future liquidity event. A liquidity event is triggered when the sponsor sells at least 75% of their ownership. During the year ended December 31, 2020, the Company granted SARs to the Company’s executive officers and certain other employees. The number of allocated awards for existing and new employees is dependent on the employee’s home working location. Each stock appreciation right represents the right to receive, in cash, the excess of the fair market value over the grant price on the exercise date. The conditions associated with the Stock Appreciation Rights Plan were not considered probable of occurring on December 31, 2020.

The Company granted each award at a “base price” set by the Board of Directors. Unless otherwise set by the Board of Directors, the annual base price will be equal to the greater of the fair market value (“FMV”) as of January 1, 2018 or, if later, the FMV of one share of Common Stock at the time of grant. There is no right to purchase shares and participants do not pay an exercise price. Participants receive an amount equal to the excess (if any) of the FMV of one share of Common Stock on the date of the liquidity event over the base price.

Note 12 – Commitments and Contingencies

From time to time the Company may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. The Company evaluates the development of legal matters on a regular basis and accrues a liability when they believe a loss is probable and the amount can be reasonably estimated. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of any currently pending legal proceedings to which we are a party will not have a material adverse effect on our business, operating results, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors.

Commitment and contingencies primarily includes operating leases. The Company leases certain facilities and equipment under various non-cancelable operating leases that expire through July 2031. As of December 31, 2020, aggregate future minimum lease payments, net of sublease income, for operating leases is shown below.

Year ended December 31,	Total
2021	$17,608
2022	15,259
2023	13,587
2024	12,569
2025	10,573
Thereafter	9,736

$79,332

Total rent expense for all operating leases for the years ended December 31, 2020 and 2019 was $18.6 million, and $18.0 million, respectively. Sublease income is not significant.

Note 13 – Related Party Transactions

There were no material related party transactions that occurred in 2020 or 2019, respectively.

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

Note 14 – Net Income Per Common Share

The Company calculates basic and diluted net income per common share using the two-class method. The two-class method is an allocation formula that determines net income per common share for Common Stock and Preferred Stock, a participating security, according to dividends declared and participation rights in undistributed earnings. Under this method, all earnings (distributed and undistributed) are allocated to Common Stock and Preferred Stock based on their respective rights. The holders of Preferred Stock participate in dividends on an as converted to common stock basis as if all outstanding shares of Preferred Stock had been converted into Class A Common Stock or Class B Common Stock (with conversion to Class B applicable only as long as any shares of Non-Voting Series A Preferred Stock are outstanding) on the date of such event.

Basic net income per common share is computed by dividing net income allocated to common shareholders by the weighted average of common shares outstanding for the period.

Diluted net income per common share is computed based on the weighted average number of common shares outstanding during each period, plus potential common shares considered outstanding during the period assuming dilution, as long as the inclusion of such awards is not antidilutive. Potential common shares consist of Preferred Stock, using the more dilutive of either the two-class method or as-converted stock method, and stock options.

The components of basic and diluted net income per common share were as follows (in thousands, except per share data):

	Year Ended December 31,
	2020	2019
Basic net income per common share:
Net income	$79,283	$28,420
Earnings allocated to Preferred Stock	(6,171)	—

Net income allocated to common shareholders – Basic	$73,112	$28,420

Weighted average common shares outstanding – Basic	6,384,159	6,373,541

Basic net income per common share	$11.45	$4.46

Diluted net income per common share:
Net income allocated to common shareholders – Basic	$73,112	$28,420
Weighted average shares outstanding – Basic	6,384,159	6,373,541
Dilutive effect of:
Employee stock options and common shares	145,880	85,666

Weighted average common shares outstanding – Diluted	6,530,039	6,459,207

Diluted net income per common share	$11.20	$4.40

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

Note 15 – Revenue Recognition

Disaggregation of Revenues

The following tables present the disaggregation of the Company’s revenues by customer location, for the years ended December 31, 2020 and 2019:

	2020	2019
Customer Location:
North America (1)	$321,237	$296,534
APAC (2)	248,776	241,765
Europe (3)	195,372	191,237
LATAM	37,990	42,655

Revenues	$803,375	$772,191

(1)

North America encompasses the Company’s country of domicile (United States) and Canada, of which revenue is principally generated within the United States. For the years ended December 31, 2020 and December 31, 2019, the United States comprised of 38.2% or $307.2 million, and 36.6% or $282.5 million, of the Company’s total revenues, respectively. Canadian operations were determined to be immaterial given the revenues generated from such operations as a percentage of total North America revenues was less than 10% for the years ended December 31, 2020 and December 31, 2019.

(2)	For the years ended December 31, 2020 and December 31, 2019, China, which is included in the APAC region, represented 10.4% or $83.5 million and 11.9% or $91.5 million of the Company’s total revenues.
(3)

For the year ended December 31, 2020, Germany and the United Kingdom, which are included in the Europe region, represented 10.1% or $81.5 million and 11.1% or $89.2 million of the Company’s total revenues. For the year ended December 31, 2019, the revenues generated in Germany and the United Kingdom represented 10.0% or $77.1 million and 12.6% or $97.2 million, of the Company’s total revenues, respectively.

Other foreign countries were determined to be immaterial given the revenues generated from such operations as a percentage of the Company’s total revenues was less than 10% for the years ended December 31, 2020 and December 31, 2019.

The following tables present the disaggregation of the Company’s revenues by contract type for the years ended December 31, 2020 and December 31, 2019:

	2020	2019
Contract Types:
Time-and-material	$675,715	$662,710
Fixed-price	127,313	107,862
Licensing	347	1,619

Revenues	$803,375	$772,191

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

Contract Balances

The following table is a summary of the Company’s contract assets and contract liabilities:

As of December 31,	2020	2019
Contract assets included in unbilled receivables	$19,790	$14,283
Contract liabilities included in deferred revenue	$11,720	$9,266

Contract liabilities comprise of amounts collected from the Company’s customers for revenues not yet earned. Such amounts are anticipated to be recorded as revenues when services are performed in subsequent periods. During the twelve months ended December 31, 2020, the Company recognized $9.0 million of revenues that were included in current liabilities at December 31, 2019. During the twelve months ended December 31, 2019, the Company recognized $5.1 million of revenues that were included in current liabilities at December 31, 2018.

Costs to Obtain a Customer Contract

The Company incurs certain incremental costs to obtain a contract that the Company expects to recover. The Company applies a practical expedient and recognizes the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less. These costs would primarily relate to commissions paid to our account executives and are included in selling, general and administrative expenses.

Transaction Price Allocated to Remaining Performance Obligations

The Company does not have material future performance obligations that extend beyond one year. Accordingly, the Company has applied the optional exemption for contracts that have an original expected duration of one year or less. The nature of the remaining performance obligations as well as the nature of the variability and how it will be resolved is described in Note 2, Summary of Significant Accounting Policies.

Note 16 – Accumulated Other Comprehensive Loss

The following table summarizes the changes in accumulated balance for each component of accumulated other comprehensive loss:

	2020	2019
Foreign currency translation:
Beginning balance	$(10,067)	$(12,961)
Foreign currency translation	8,728	3,639
Income tax expense	(250)	(745)

Foreign currency translation, net of tax	8,478	2,894

Ending balance	(1,589)	(10,067)

Accumulated other comprehensive loss	$(1,589)	$(10,067)

Note 17 – Subsequent Events

The Company has evaluated events occurring subsequent to December 31, 2020 through June 12, 2021, the date the consolidated financial statements were issued.

TURING HOLDING CORP.

Notes to the Consolidated Financial Statements

Private Placement

On January 11, 2021, the Company closed a security purchase agreement issuing 408,397 shares of Voting Series A Preferred Stock for $250.0 million. On January 13, 2021, the Company entered into a securities purchase agreement issuing 228,701 shares of Voting Series A Preferred Stock for $140.0 million. The proceeds will be used to repurchase equity from existing shareholders. This transaction did not change the composition of the Board of Directors, nor the management of the Company.

Gemini Acquisition

On January 12, 2021, the Company entered into an equity purchase agreement (the “Gemini Purchase Agreement”) with Gemini Solutions, LLC, a California limited liability company (previously Gemini Solutions, Inc., a California corporation), LTN Ventures, Inc. (“LTN”), a California corporation, Theodor Nissim and Lisa Nissim. As a result of the Gemini Purchase Agreement, Gemini Solutions, LLC would become a wholly owned subsidiary of the Company. Pursuant to the Gemini Purchase Agreement, the Company paid a purchase price of $36.0 million in an all-cash transaction. The Company is still in the process of finalizing the purchase price allocation including preliminary allocation of the purchase consideration.

Fourkind Acquisition

On January 29, 2021, the Company entered into an equity purchase agreement (the “Fourkind Purchase Agreement”) with the sellers of Fourkind Global Oy, a Finnish limited liability company. As a result of the Fourkind Purchase Agreement, Fourkind Global Oy would become a wholly owned subsidiary of the Company. Pursuant to the Fourkind Purchase Agreement, the Company will pay a purchase price of $16.1 million in an all-cash transaction. The Company is still in the process of finalizing the purchase price allocation including preliminary allocation of the purchase consideration.

Tender Offer

During the quarter ending March 31, 2021, the Board of Directors approved, and the Company completed a tender offer of our common shares which was funded from the proceeds of our redeemable, convertible preferred stock offering. As a result, the Company acquired 1,156,776 shares of its common stock (1,138,538, 12,979, and 5,259 shares of Class A, B, and C common shares, respectively). The Company also purchased and cancelled vested options from employees and directors through the tender offer.

Credit Agreement Amendment

On March 26, 2021, the Company amended and restated its credit agreement with Credit Suisse to increase the Term Loan by an additional $275.0 million. Also as part of the facility, the aggregate Revolver was increased to $165.0 million from $85.0 million.

Dividend Recapitalization

On April 6, 2021, the Board of Directors, through unanimous written consent, approved the Company’s declaration of a $325.0 million dividend or $50.708 per share dividend with a record date of April 1, 2021 and a payment date on or about April 6, 2021.

TURING HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data and per share data)

	As of June 30, 2021	As of December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$215,950	$490,841
Trade receivables, net of allowance for doubtful accounts of $9,921 and $10,385, respectively	102,219	113,183
Unbilled receivables	115,380	88,340
Prepaid expenses	13,693	9,442
Other current assets	44,850	9,960

Total current assets	492,092	711,766
Property and equipment, net	32,271	26,347
Intangibles and other assets:
Goodwill	350,551	318,151
Intangible assets, net	406,769	402,055
Deferred income taxes	5,595	4,291
Other non-current assets	11,488	12,613

Total assets	$1,298,766	$1,475,223

Liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$8,216	$4,349
Long-term debt - current	7,150	4,565
Income taxes payable	13,846	11,032
Accrued compensation	68,035	49,896
Deferred revenue	14,578	11,720
Value-added tax and sales tax payable	3,673	6,846
Accrued expenses	55,318	29,749

Total current liabilities	170,816	118,157
Long-term debt, less current portion	698,575	435,192
Deferred tax liabilities	97,484	98,310
Other long-term liabilities	16,559	16,052

Total liabilities	983,434	667,711
Commitments and contingencies (See Note 10)

The accompanying notes form an integral part of the condensed consolidated financial statements.

TURING HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data and per share data)

	As of June 30, 2021	As of December 31, 2020
	(unaudited)
Redeemable, convertible preferred stock:
Series A Redeemable Convertible Preferred Stock, $0.001 par value; 5,000,000 shares authorized, 1,176,182 and 539,084 issued and outstanding at June 30, 2021 and December 31, 2020, respectively	703,794	322,800
Series B Redeemable Convertible Preferred Stock, $0.001 par value; 1,000,000 and zero shares authorized, 188,876 and zero issued and outstanding at June 30, 2021 and December 31, 2020, respectively	122,228	—
Stockholders’ (deficit) equity:
Class A Common Stock, $0.001 par value; 9,550,000 authorized, 6,242,563 and 6,242,563 shares issued, 5,104,026 and 6,242,563 shares outstanding at June 30, 2021 and December 31, 2020, respectively	6	6
Class B Common Stock, $0.001 par value; 2,675,000 authorized, 117,846 and 114,787 shares issued, 92,752 and 102,672 shares outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Class C Common Stock, $0.001 par value; 1,275,000 authorized, 43,052 and 42,192 shares issued, 36,767 and 41,166 shares outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Treasury stock, 1,169,916 and 13,141 shares at June 30, 2021 and December 31, 2020, respectively	(629,424)	(1,608)
Additional paid-in capital	104,058	381,445
Accumulated other comprehensive loss	(3,482)	(1,589)
Retained earnings	18,152	106,458

Total stockholders’ (deficit) equity	(510,690)	484,712

Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$1,298,766	$1,475,223

The accompanying notes form an integral part of the condensed consolidated financial statements.

TURING HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except share data and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$260,432	$185,628	$498,094	$400,533
Operating expenses:
Cost of revenues	152,311	109,732	287,102	236,901
Selling, general, and administrative expenses	68,831	47,157	135,347	97,425
Depreciation and amortization	4,488	4,167	8,834	8,244

Total operating expenses	225,630	161,056	431,283	342,570
Income from operations	34,802	24,572	66,811	57,963
Other (expense) income:
Interest expense	(7,388)	(6,716)	(13,582)	(13,817)
Net realized and unrealized foreign currency gain (loss)	994	4,148	(1,674)	1,431
Other income (expense), net	83	26	144	127

Total other expense	(6,311)	(2,542)	(15,112)	(12,259)

Income before income taxes	28,491	22,030	51,699	45,704
Income tax expense	10,339	1,865	14,962	7,907

Net income	$18,152	$20,165	$36,737	$37,797

Other comprehensive income, net of tax:
Foreign currency translation adjustments	2,075	2,009	(1,893)	(17,261)

Comprehensive income	$20,227	$22,174	$34,844	$20,536

Net (loss) earnings per common share:
Basic net (loss) income per common share	$(7.93)	$3.16	$(4.25)	$5.92
Diluted net (loss) income per common share	$(7.93)	$3.09	$(4.25)	$5.80
Weighted average shares outstanding:
Basic	5,233,489	6,383,457	5,392,220	6,383,449
Diluted	5,233,489	6,528,329	5,392,220	6,517,660

The accompanying notes form an integral part of the condensed consolidated financial statements.

TURING HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY

(unaudited)

(In thousands, except share data)

	Redeemable, Convertible						Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings
	Preferred Stock		Common Stock		Treasury
	Shares	Amount	Shares	Amount	Shares	Amount				Total
Balance as of December 31, 2020	539,084	$322,800	6,386,401	$6	13,141	$(1,608)	$381,445	$(1,589)	$106,458	$484,712
Net income	—	—	—	—	—	—	—	—	18,585	18,585
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	(3,968)	—	(3,968)
Issuance of common stock on exercise of options	—	—	624	—	—	—	62	—	—	62
Issuance of common stock	—	—	3,059	—	—	—	1,873	—	—	1,873
Issuance of Series A Redeemable Convertible Preferred Stock, net of issuance costs of $9,005	637,098	380,994	—	—	—	—		—	—	—
Other	—	—	—	—	—	—	(104)	—	—	(104)
Tender offer	—	—	(1,156,775)	—	1,156,775	(627,816)	(10,391)	—	(79,222)	(717,429)
Stock-based compensation expense	—	—	—	—	—	—	1,874	—	—	1,874

Balance as of March 31, 2021	1,176,182	$703,794	5,233,309	$6	1,169,916	$(629,424)	$374,759	$(5,557)	$45,821	$(214,395)

Net income	—	—	—	—	—	—	—	—	18,152	18,152
Other comprehensive income, net of tax	—	—	—	—	—	—	—	2,075	—	2,075
Issuance of common stock on exercise of options	—	—	236	—	—	—	24	—	—	24
Issuance of common stock	—	—	—	—	—	—	—	—	—	—
Issuance of Series B Redeemable Convertible Preferred Stock, net of issuance costs of $2,772	188,876	122,228	—	—	—	—	—	—	—	—
Dividends paid	—	—	—	—	—	—	(279,191)	—	(45,821)	(325,012)
Other	—	—	—	—	—	—	104	—	—	104
Stock-based compensation expense	—	—	—	—	—	—	8,362	—	—	8,362

Balance as of June 30, 2021	1,365,058	$826,022	5,233,545	$6	1,169,916	$(629,424)	$104,058	$(3,482)	$18,152	$(510,690)

The accompanying notes form an integral part of the condensed consolidated financial statements.

TURING HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ (DEFICIT) EQUITY

(unaudited)

(In thousands, except share data)

	Redeemable, Convertible						Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings
	Preferred Stock		Common Stock		Treasury
	Shares	Amount	Shares	Amount	Shares	Amount				Total
Balance as of December 31, 2019	—	$—	6,383,441	$6	13,141	$(1,608)	$379,482	$(10,067)	$27,175	$394,988
Net income	—	—	—	—	—	—	—	—	17,632	17,632
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	(19,270)	—	(19,270)
Stock-based compensation expense	—	—	—	—	—	—	419	—	—	419

Balance as of March 31, 2020	—	$—	6,383,441	$6	13,141	$(1,608)	$379,901	$(29,337)	$44,807	$393,769

Net income	—	—	—	—	—	—	—	—	20,165	20,165
Other comprehensive income, net of tax	—	—	—	—	—	—	—	2,009	—	2,009
Issuance of common stock on exercise of options	—	—	100	—	—	—	10	—	—	10
Stock-based compensation expense	—	—	—	—	—	—	355	—	—	355

Balance as of June 30, 2020	—	$—	6,383,541	$6	13,141	$(1,608)	$380,266	$(27,328)	$64,972	$416,308

The accompanying notes form an integral part of the condensed consolidated financial statements.

TURING HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2021	2020
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$36,737	$37,797
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	14,041	12,706
Bad debt provision	(515)	6,709
Deferred income tax (benefit) expense	(1,923)	1,644
Stock-based compensation expense	10,236	774
Unrealized foreign currency exchange loss	2,519	68
Other operating activities, net	1,091	1,069
Changes in operating assets and liabilities:
Trade receivables	14,067	23,199
Unbilled receivables	(26,734)	(8,950)
Prepaid expenses	(4,135)	(192)
Other assets	(32,703)	(3,899)
Accounts payable	3,615	571
Accrued expenses and other liabilities	44,000	520

Net cash provided by operating activities	60,296	72,016

Cash flows from investing activities:
Purchase of property and equipment	(13,824)	(5,883)
Proceeds from disposal of property and equipment	193	84
Acquisition of businesses, net of cash acquired	(44,759)	—

Net cash used in investing activities	(58,390)	(5,799)

Cash flows from financing activities:
Proceeds from issuance of Series A Redeemable Convertible Preferred Stock, net of issuance costs	380,994	—
Proceeds from issuance of Series B Redeemable Convertible Preferred Stock, net of issuance costs	122,228	—
Proceeds from issuance of common stock	1,873	—
Payments of obligations of long-term debt	(133,134)	(2,282)
Payments of debt issuance costs	(7,098)	(111)
Proceeds from borrowings on revolving credit facility	—	29,000
Proceeds from borrowings on long-term debt	401,285	—
Proceeds from issuance of common stock on exercise of options	86	10
Shares and options purchased under Tender offer	(701,960)	—
Dividends paid	(315,003)	—
Other financing activities, net	36	79

Net cash (used in) provided by financing activities	(250,693)	26,696

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(662)	(2,321)

Net (decrease) increase in cash, cash equivalents and restricted cash	(249,449)	90,592

Cash, cash equivalents and restricted cash at beginning of the period	492,199	57,156

Cash, cash equivalents and restricted cash at end of the period	$242,750	$147,748

Supplemental disclosure of cash flow information:
Interest paid	$12,373	$12,798
Income taxes paid	$13,189	$4,840
Dividend - Withholding taxes payable	$10,009	$—

The accompanying notes form an integral part of the condensed consolidated financial statements.

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Note 1 – Business and Summary of Significant Accounting Policies

Turing Holding Corp. (together with its subsidiaries, the “Company”) through its subsidiaries develops, implements, and services complex enterprise application software, provides business technology consulting, and licenses technology practitioner tools which are used for software development. The Company conducts business in the United States, Canada, the United Kingdom, Australia, China, Brazil, Germany, India, Singapore, Ecuador, Italy, Hong Kong, Chile, Spain, Thailand, Romania, Netherlands and Finland. Turing Holding Corp. is the ultimate parent holding company of Thoughtworks, Inc.

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of Turing Holding Corp. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Segments

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), in deciding how to allocate resources and assess performance.

While the Company has offerings in multiple modern digital businesses and operates in multiple countries, the Company’s business operates in one operating segment because most of the Company’s service offerings are delivered and supported on a global basis, most of the Company’s service offerings are deployed in a nearly identical way, and the Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated basis.

Long-Lived Assets

The North America geographic region encompasses the Company’s country of domicile (United States) and Canada, of which long-lived assets including property and equipment, net of depreciation, are principally held within the United States. The United States comprised $5.8 million or 18.1%, and $4.6 million or 17.4%, of the Company’s long-lived assets as of June 30, 2021 and December 31, 2020, respectively. Canadian long-lived assets were determined to be immaterial given property, and equipment was less than 10% of Company’s long-lived assets as of June 30, 2021 and December 31, 2020.

The Company holds material long-lived assets in the foreign geographic locations of Brazil, China, and India of $5.4 million, $7.6 million, and $6.9 million as of June 30, 2021, compared to $2.8 million, $7.6 million, and $5.3 million as of December 31, 2020, respectively. Long-lived assets in all other foreign geographic locations, including Canada, totaled $6.5 million and $6.0 million as of June 30, 2021 and December 31, 2020, respectively.

Preparation of Financial Statements and Use of Estimates

The preparation of the unaudited condensed consolidated financial statements and accompanying notes should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2020. The preparation of these condensed consolidated financial statements is in conformity with generally accepted accounting principles in the United States (“GAAP”). GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates,

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

including those related to allowance for doubtful accounts, valuation and impairment of goodwill and long-lived assets, income taxes, accrued bonus, contingencies, stock-based compensation, and litigation costs. The Company bases its estimates on historical experience and on other assumptions that its management believes are reasonable under the circumstances. These estimates form the basis for making judgments about the carrying value of assets and liabilities when those values are not readily apparent from other sources. Actual results can differ from those estimates, and such differences may be material to the condensed consolidated financial statements. Operating results for the interim periods are not necessarily indicative of results that may be expected to occur for the entire year. In management’s opinion, all adjustments considered necessary for a fair presentation of the accompanying unaudited condensed consolidated financial statements have been included, and all adjustments are of a normal and recurring nature.

Restricted Cash

Restricted cash is included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Restricted cash is restricted as to withdrawal or use. The Company has restricted cash held on deposit at various financial institutions. The amounts are held in escrow for income tax withholdings, to secure bank guarantees of amounts related to government requirements, and collateral for a corporate credit card. A reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet is as follows:

	As of June 30, 2021	As of December 31, 2020
Cash and cash equivalents	$215,950	$490,841
Restricted cash included in other current assets	25,478	—
Restricted cash included in other non-current assets	1,322	1,358

Total cash, cash equivalents, and restricted cash	$242,750	$492,199

Recently Adopted Accounting Standards

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which amends Accounting Standards Codification (“ASC”) 820, Fair Value Measurement. This ASU modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The effective date is the first quarter of fiscal year 2020, with early adoption permitted for the removed disclosures and delayed adoption until fiscal year 2020 permitted for the new disclosures. The removed and modified disclosures were adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. The adoption of ASU 2018-13 did not have a material impact on the Company’s condensed consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, as part of its simplification initiative to reduce the cost and complexity in accounting for income taxes. ASU 2019-12 removes certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of GAAP. The guidance became effective for interim and annual

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

periods beginning after December 15, 2020, with early adoption permitted. The adoption of ASU 2019-12 did not have a material impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which amends existing accounting standards for lease accounting and requires lessees to recognize virtually all their leases on the balance sheet by recording a right-of-use asset and a lease liability (for other than short term leases). The Company is in the preliminary stages of gathering data and assessing the impact of the new lease standard. The Company anticipates that the adoption of this standard will materially affect the consolidated balance sheet and may require changes to the processes used to account for leases. The Company is currently in the process of evaluating the impact of the adoption of Topic 842 on the consolidated financial statements and will adopt this new standard in the fiscal year beginning January 1, 2022 based on its status as an emerging growth company.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the current accounting guidance and requires the measurement of all expected losses based on historical experience, current conditions, and reasonable and supportable forecasts, or a current expected credit loss (“CECL”) model. For trade receivables, loans, and other financial instruments, companies will be required to use a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses which reflects losses that are probable. In November 2019, the FASB issued ASU 2019-10 which delayed the effective date for the CECL standard. For non-public business entities, this guidance and related amendments is effective for annual reporting periods beginning after December 15, 2022. The Company is currently assessing the impact of this ASU on the consolidated financial statements and will adopt this new standard in the fiscal year beginning January 1, 2023 based on its status as an emerging growth company.

In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customers Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. ASU 2018-15 is intended to help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement (hosting arrangement) by providing guidance for determining when the arrangement includes a software license. The ASU is effective for annual reporting periods beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the impact of this ASU on the condensed consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides temporary optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions to ease the financial reporting burdens related to the expected market transition from LIBOR and other interbank offered rates to alternative reference rates. The optional amendments are effective as of March 12, 2020 through December 31, 2022. The Company is currently assessing the impact of this ASU on the condensed consolidated financial statements.

Concentration of Credit Risk and Other Risks and Uncertainties

Revenue generated from the Company’s operations outside of the United States for the three and six months ended June 30, 2021 was 65% and 65%, respectively, and for the three and six months ended June 30, 2020 was 58% and 59%, respectively.

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

As of June 30, 2021 and December 31, 2020, approximately 72% and 74%, respectively, of trade accounts receivable and unbilled accounts receivable was due from customers located outside the United States. At June 30, 2021 and December 31, 2020, the Company had net fixed assets of $26.4 million and $21.8 million, respectively, outside the United States.

Note 2 – Revenue Recognition

Disaggregation of Revenues

The following tables present the disaggregation of the Company’s revenues by customer location for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,
	2021	2020
Customer Location:
North America (1)	$97,391	$79,276
APAC (2)	89,581	56,825
Europe (3)	62,840	41,938
LATAM	10,620	7,589

Revenues	$260,432	$185,628

(1)

North America encompasses the Company’s country of domicile (United States) and Canada, of which revenue is principally generated within the United States. During the three months ended June 30, 2021 and June 30, 2020, the United States comprised of 35.6% or $92.6 million, and 41.2% or $76.5 million, of the Company’s total revenues, respectively. Canadian operations were determined to be immaterial given the revenues generated from such operations as a percentage of total North America revenues was less than 10% for the three months ended June 30, 2021 and June 30, 2020.

(2)

During the three months ended June 30, 2021, Australia, which is included in the APAC region, represented 10.1% or $26.2 million of the Company’s total revenues. For the three months ended June 30, 2020, the revenues generated in Australia as a percentage of the Company’s total revenues was less than 10%.

(3)

During the three months ended June 30, 2021, Germany, which is included in the Europe region, represented 10.8% or $28.1 million of the Company’s total revenues. For the three months ended June 30, 2020, the revenues generated in Germany and the United Kingdom represented 10.0% or $18.5 million and 10.0% or $18.6 million, of the Company’s total revenues, respectively.

Other foreign countries were determined to be immaterial given the revenues generated from such operations as a percentage of the Company’s total revenues was less than 10% for the three months ended June 30, 2021 and June 30, 2020.

	Six Months Ended June 30,
	2021	2020
Customer Location:
North America (1)	$187,185	$167,148
APAC (2)	162,171	117,281
Europe (3)	126,955	97,050
LATAM	21,783	19,054

Revenues	$498,094	$400,533

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(1)

During the six months ended June 30, 2021 and June 30, 2020, the United States comprised of 35.8% or $178.5 million, and 40.0% or $160.1 million, of the Company’s total revenues, respectively. Canadian operations were determined to be immaterial given the revenues generated from such operations as a percentage of total North America revenues was less than 10% for the six months ended June 30, 2021 and June 30, 2020.

(2)

During the six months ended June 30, 2021, Australia, which is included in the APAC region, represented 10.6% or $52.7 million of the Company’s total revenues. For the six months ended June 30, 2020, the revenues generated in Australia as a percentage of the Company’s total revenues was less than 10%.

(3)

During the six months ended June 30, 2021, Germany and the United Kingdom, which are included in the Europe region, represented 10.9% or $54.1 million, and 10.7% or $53.5 million of the Company’s total revenues. For the six months ended June 30, 2020, the revenues generated in Germany and the United Kingdom represented 10.0% or $40.1 million and 11.2% or $45.0 million, of the Company’s total revenues, respectively.

Other foreign countries were determined to be immaterial given the revenues generated from such operations as a percentage of the Company’s total revenues was less than 10% for the six months ended June 30, 2021 and June 30, 2020.

The following tables present the disaggregation of the Company’s revenues by contract type for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,
	2021	2020
Contract Types:
Time-and-material	$208,901	$157,042
Fixed-price	51,531	28,478
Licensing	—	108

Revenues	$260,432	$185,628

	Six Months Ended June 30,
	2021	2020
Contract Types:
Time-and-material	$398,075	$343,508
Fixed-price	100,019	56,710
Licensing	—	315

Revenues	$498,094	$400,533

Contract Balances

The following table is a summary of the Company’s contract assets and contract liabilities:

	As of June 30, 2021	As of December 31, 2020
Contract assets included in unbilled receivables	$28,010	$19,790
Contract liabilities included in deferred revenue	$14,578	$11,720

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Contract liabilities comprise of amounts collected from the Company’s customers for revenues not yet earned. Such amounts are anticipated to be recorded as revenues when services are performed in subsequent periods. During the three and six months ended June 30, 2021, the Company recognized $4.5 million and $10.7 million of revenues, respectively, that were included in current liabilities at December 31, 2020. During the three and six months ended June 30, 2020, the Company recognized $6.2 million and $7.6 million of revenues that were included in current liabilities at December 31, 2019.

Costs to Obtain a Customer Contract

The Company incurs certain incremental costs to obtain a contract that the Company expects to recover. The Company applies a practical expedient and recognizes the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less. These costs would primarily relate to commissions paid to our account executives and are included in selling, general and administrative expenses.

Transaction Price Allocated to Remaining Performance Obligations

The Company does not have material future performance obligations that extend beyond one year. Accordingly, the Company has applied the optional exemption for contracts that have an original expected duration of one year or less.

Note 3 – Acquisitions

The Company acquired two businesses, Gemini Solutions LLC (“Gemini”) and Fourkind Global Oy (“Fourkind”) during the period ended March 31, 2021 for an aggregate gross purchase price of $46.6 million, or $44.8 million net of cash acquired of $1.8 million. These acquisitions were intended to complement existing operations and to expand into new geographic markets. The Company accounted for these acquisitions under ASC 805, Business Combinations. The goodwill identified by these acquisitions reflects the benefits expected to be derived from expansion, as well as certain operational synergies. The fair value of the net assets acquired for these businesses was determined using Level 3 inputs, for which little or no market data exists, requiring the Company to develop assumptions regarding future cash flow projections. Upon consummation of these acquisitions, each of these businesses is now wholly-owned by the Company. The results of operations for the Company include the results of these businesses from their respective dates of acquisition. The Company’s preliminary fair values of underlying assets acquired and liabilities assumed during the current period and allocated the aggregate purchase price is as follows:

Total
Goodwill	$32,615
Customer Relationship	11,100
Property and Equipment	259
Other assets/liabilities, net	4,228
Deferred Taxes	(1,646)

Total gross purchase price	$46,556

Goodwill represents the excess of the purchase price over the fair values of assets acquired and liabilities assumed. For the Fourkind acquisition, the changes in fair value allocated to goodwill, tangible and intangible assets are not deductible for tax purposes. The Gemini acquisition was considered an asset acquisition for tax purposes; therefore, goodwill is deductible for tax purposes.

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

As additional information is obtained about the assets and liabilities of these acquisitions during the measurement period (not to exceed one year from the date of acquisition), including the completion or finalization of asset appraisals, the Company will refine its estimates of fair value to allocate the purchase price including finalizing the impact on taxes.

Note 4 – Goodwill and Other Intangible Assets

The following is a summary of the goodwill as of June 30, 2021:

Total
Balance at December 31, 2019	$314,037
Changes due to exchange rates	4,114

Goodwill at December 31, 2020	318,151
Additions due to acquisitions	32,615
Changes due to exchange rates	(215)

Goodwill at June 30, 2021	$350,551

The following is a summary of the Company’s other intangible assets as of:

	June 30, 2021	December 31, 2020
Customer relationships	$177,100	$166,000
Less accumulated amortization	40,146	34,122

Customer relationships	136,954	131,878
Trademark	273,000	273,000

Total intangible assets, after amortization	409,954	404,878
Changes due to exchange rates	(3,185)	(2,823)

Intangible assets, net	$406,769	$402,055

Other than indefinite-lived trademarks, the Company’s intangible assets have finite lives and, as such, are subject to amortization. Amortization expense related to these intangible assets was $3.0 million and $6.0 million for the three and six months ended June 30, 2021 and $2.6 million and $5.2 million for the three and six months ended June 30, 2020, respectively.

As of June 30, 2021, estimated amortization expense for the next five years and thereafter is as follows:

Year Ended December 31,	Total
2021 (excluding six months ended June 30, 2021)	$6,150
2022	12,300
2023	12,300
2024	12,300
2025	12,300
Thereafter	81,604

$136,954

The weighted average remaining useful life of the Company’s finite-lived intangible assets was 11.1 years as of June 30, 2021 and 11.9 years as of December 31, 2020.

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Impairment analysis

On an annual basis, the Company performs a qualitative assessment of goodwill and indefinite lived assets to determine whether it is necessary to perform a quantitative impairment test or more frequently upon the occurrence of certain triggering events or substantive changes in circumstances. The Company is only required to perform the annual quantitative goodwill impairment test if it is concluded that it is more likely than not that a reporting unit’s fair value is less than its carrying amount.

Finite-lived intangible assets primarily consist of customer relationships. These assets are recorded at fair value at the acquisition date and amortized on a straight-line basis over the estimated useful lives of the assets.

The Company tests intangible assets with finite useful lives for impairment when a triggering event occurs, or circumstances change indicating that the fair value of the entity may be below its carrying amount. If no triggering event occurs, further impairment testing is not necessary.

Long-lived assets, such as property and equipment are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group.

For the six months ended June 30, 2021, there were no events or changes in circumstances to indicate that goodwill, intangible assets, or long-lived assets are impaired.

Note 5 – Income Taxes

The Company computes its year-to-date provision for income taxes by applying the estimated annual effective tax rate to year-to-date pretax income or loss, adjusting the provision for discrete tax items recorded in the period.

The Company’s effective tax rate for the three months ended June 30, 2021 and June 30, 2020 was 36.3% and 8.5%, respectively, and 28.9% and 17.3% during the six months ended June 30, 2021 and June 30, 2020, respectively. The effective tax rate in each period differed from the U.S. statutory rate of 21% for the three months ended June 30, 2021 and six months ended June 30, 2021 primarily due to U.S. corporate state income taxation and the effect of foreign operations which reflects the impact of higher income tax rates in locations outside the United States. The increase in the effective tax rate for the three and six months ended June 30, 2021 as compared to prior periods was principally due to the favorable impact of a U.S. federal net operating loss carryback refund claim pursuant to the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act filed in the three months ended June 30, 2020, combined with the impact of remeasuring deferred tax liabilities to account for the UK corporate income tax rate increase enacted in the three months ended June 30, 2021.

Note 6 – Redeemable, Convertible Preferred Stock

In addition to Common Stock, securities of the Company are also represented by shares of Series A Redeemable Convertible Preferred Stock, of which 2,500,000 shares of the authorized preferred stock are designated as Voting Series A Preferred Stock and 2,500,000 shares of the authorized and unissued preferred stock are designated as Non-Voting Series A Preferred Stock; shares of Series B Redeemable Convertible

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Preferred Stock of which 500,000 shares of the authorized preferred stock are designated as Voting Series B Preferred Stock and 500,000 shares of the authorized and unissued preferred stock are designated as Non-Voting Series B Preferred Stock; collectively referred to as “Preferred Stock.”

The Company records all shares of Preferred Stock net of offering costs at their respective fair values on the dates of issuance. The Preferred Stock is classified outside of stockholders’ (deficit) equity in the consolidated financial statements, as the Preferred Stock is redeemable under circumstances that qualify as a deemed liquidation event, which are outside the control of the Company. In the event of certain deemed liquidation events, such as a merger, acquisition or sale of all or substantially all of the Company’s assets, the holders of Preferred Stock, then outstanding, shall be paid out an amount equal to the greater of (i) such amount payable had all the Preferred Stock converted to common stock and (ii) the original Preferred Stock issuance price subject to appropriate equitable adjustment subject to any stock dividend, stock split or other recapitalization, or if the deemed liquidation event is consummated within two years following the original issuance date the amount that would result in a preferred internal rate of return of 10% per annum.

Upon the occurrence of a liquidation event, such as a voluntary or involuntary liquidation, dissolution or winding up of the Company; or a merger, consolidation or change in control, the holders of Preferred Stock, then outstanding, shall be paid out of the assets of the Company available for distribution to its shareholders before any payment is made to the holders of common stock.

The holders of outstanding shares of Voting Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Voting Preferred Stock are convertible. The holders of shares of Non-Voting Preferred Stock shall not have any voting rights. Holders of Voting Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

Shares of Preferred Stock are convertible at the holder’s option into shares of common stock, on a share-for-share basis, using a conversion rate determined by dividing the original issue price by the conversion price. Each share shall be automatically converted into common stock upon the occurrence of an initial public offering or the sale of the company.

The holders of Preferred Stock are entitled to receive dividends on an as converted to common stock basis as if all outstanding shares of Preferred Stock had been converted into Class A Common Stock or Class B Common Stock (with conversion to Class B applicable only as long as any shares of Non-Voting Preferred Stock are outstanding) on the date of such event. Dividends are discretionary and are not cumulative. On April 6, 2021, the Board of Directors, through unanimous written consent, approved the Company’s declaration of a $325.0 million dividend, including $10.0 million held for withholding tax, or $50.708 per share dividend, of which $59.6 million was to preferred shareholders. The record date was April 1, 2021, with payment dates to common shareholders on or about April 6, 2021, and on April 16, 2021 to preferred shareholders, respectively.

Redemption features of Preferred Stock are not fixed and do not have a determinable price on fixed or determinable dates. As of June 30, 2021, Preferred Stock is not currently redeemable, and it is not probable that Preferred Stock will become redeemable, since it is uncertain whether or when circumstances exist that would constitute a deemed liquidation event. Accordingly, the Company has not adjusted the carrying value of the Preferred Stock to their redemption values.

On December 23, 2020, the Company entered into a securities purchase agreement and issued 539,084 shares of Voting Series A Preferred Stock for $322.8 million, net of $7.2 million of issuance costs.

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

In January 2021, the Company closed on security purchase agreements issuing a total of 637,098 shares of Voting Series A Preferred Stock for an aggregate amount of $381.0 million, net of $9.0 million of issuance costs.

In June 2021, the Company closed on security purchase agreements issuing a total of 188,876 shares of Voting Series B Preferred Stock for an aggregate amount of $125.0 million, net of $2.8 million of issuance costs.

The proceeds from the issuances on December 23, 2020 and in January 2021 were used to repurchase equity from existing shareholders. The proceeds from the issuance in June 2021 will be used for general and corporate purposes.

These transactions did not change the composition of the Board of Directors, nor the management of the Company.

Note 7 – Tender Offer

During the six months ended June 30, 2021, the Board of Directors approved, and the Company completed a tender offer of our common shares which was funded from the proceeds of our redeemable, convertible preferred stock offering (Note 6, Redeemable, Convertible Preferred Stock). As a result, the Company acquired 1,156,775 shares of its common stock (1,138,537, 12,979, and 5,259 shares of Class A, B, and C common shares, respectively). The Company also purchased and cancelled vested options from employees and directors through the tender offer.

Total purchases of shares and vested employee options under the tender offer approximated $720.0 million, including $19.3 million held for withholding tax. Because the price paid per share exceeded the share’s respective fair value, the Company recognized $2.7 million of additional compensation expense associated with shares and options repurchased from employees and directors, and $79.2 million as a distribution of retained earnings for the excess of price paid over fair value for those shares repurchased from non-employee securityholders.

Note 8 – Net (Loss) Income Per Common Share

Basic net (loss) income per share is computed by dividing the net loss allocated to common shareholders by the weighted average of common shares outstanding for the period. The Company reported net income for the period ended June 30, 2021; however, after the adjustment for dividends paid to preferred shareholders in the current period, which is a reduction to net income available to common shareholders, the Company has a net loss allocated to common shareholders.

Diluted net loss per share is computed by giving effect to all potential shares of common stock of the Company, including outstanding convertible preferred stock, stock options, to the extent dilutive. Basic and diluted net loss per share is the same for the current period ended, as the inclusion of all potential shares of common stock of the Company outstanding would have been anti-dilutive.

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The components of basic and diluted net (loss) income per common share are as follows (in thousands, except per share data):

	Three Months Ended June 30,
	2021	2020
Basic net (loss) income per common share:
Net income	$18,152	$20,165
Preferred stock dividends	(59,642)	—

Net (loss) income allocated to common shareholders – Basic	$(41,490)	$20,165

Weighted average common shares outstanding – Basic	5,233,489	6,383,457

Basic net (loss) income per common share	$(7.93)	$3.16

Diluted net (loss) income per common share:
Net (loss) income allocated to common shareholders – Basic	(41,490)	20,165
Weighted average shares outstanding – Basic	5,233,489	6,383,457
Dilutive effect of:
Employee stock options and common shares	—	144,872

Weighted average common shares outstanding – Diluted	5,233,489	6,528,329

Diluted net (loss) income per common share	$(7.93)	$3.09

	Six Months Ended June 30,
	2021	2020
Basic net (loss) income per common share:
Net income	$36,737	$37,797
Preferred stock dividends	(59,642)	—

Net (loss) income allocated to common shareholders – Basic	$(22,905)	$37,797

Weighted average common shares outstanding – Basic	5,392,220	6,383,449

Basic net (loss) income per common share	$(4.25)	$5.92

Diluted net (loss) income per common share:
Net (loss) income allocated to common shareholders – Basic	(22,905)	37,797
Weighted average shares outstanding – Basic	5,392,220	6,383,449
Dilutive effect of:
Employee stock options and common shares	—	134,211

Weighted average common shares outstanding – Diluted	5,392,220	6,517,660

Diluted net (loss) income per common share	$(4.25)	$5.80

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Note 9 – Related Party Transactions

There were no material related party transactions that occurred for the three and six months ended June 30, 2021 or 2020, respectively.

Note 10 – Commitments and Contingencies

From time to time the Company may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. The Company evaluates the development of legal matters on a regular basis and accrues a liability when they believe a loss is probable and the amount can be reasonably estimated. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of any currently pending legal proceedings to which we are a party will not have a material adverse effect on our business, operating results, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors.

Commitment and contingencies primarily includes operating leases. The Company leases certain facilities and equipment under various non-cancelable operating leases that expire through July 2031. As of June 30, 2021, aggregate future minimum lease payments, net of sublease income, under all operating leases is shown below.

Year ended December 31,	Total
2021 (excluding six months ended June 30, 2021)	$8,087
2022	16,561
2023	14,305
2024	13,253
2025	11,658
Thereafter	9,928

Total future minimum lease payments	$73,792

Total rent expense for all operating leases for the three and six months ended June 30, 2021 were $4.8 million and $9.6 million, and for the three and six months ended June 30, 2020 were $4.6 million and $9.3 million, respectively.

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Note 11 – Stock-Based Compensation

The following is a summary of the Class C common stock option activity for the period ended June 30, 2021:

	Time Vesting	Weighted Average Exercise Price
Balance at December 31, 2020	240,079	$120.41
Granted	24,514	612.15
Forfeited	(2,821)	235.28
Exercised	(860)	100.00
Cancelled	(23,478)	100.86
Expired	—	—

Balance at June 30, 2021	237,434	171.82

Exercisable at June 30, 2021	145,373	$105.58

Nonvested at June 30, 2021	92,061	$276.41

	Performance Vesting	Weighted Average Exercise Price
Balance at December 31, 2020	354,301	$115.94
Granted	32,061	612.15
Forfeited	(3,715)	234.41
Exercised	—	—
Expired	—	—

Balance at June 30, 2021	382,647	156.37

Exercisable at June 30, 2021	175,480	$106.96

Nonvested at June 30, 2021	207,167	$198.21

Performance Vesting Options

The Company grants performance vesting options that are subject to performance vesting conditions. In accordance with the Plan, 50% of Performance Vesting Options vest upon a sponsor return of at least two times sponsor investment. An aggregate of 75% of Performance Vesting Options vest upon a sponsor return of at least two and a half times sponsor investment. An aggregate of 100% of Performance Vesting Options vest upon a sponsor return of at least three times sponsor investment. Vesting is prorated if a sponsor return is between these targets. In addition to the sponsor return targets above, participants must provide at least 18 months of continuous service following the grant date in order to vest. In order for vesting to be considered probable, the sponsor return must be met as of the reporting date. Sponsor return, as defined in the Company’s 2017 Stock Option Plan, is determined based on the aggregate amount of all cash, fair market value of marketable securities, including proceeds from the sale of securities of the Company, provided and to the extent such proceeds result in cash dividends and/or cash distributions by the Company to the sponsor. During the period ended June 30, 2021, the performance condition associated with the Class C performance vesting shares was met. A sponsor return of 2.1 times sponsor investment was achieved, and as a result, 53.9% of performance vesting options met the performance condition. Of those performance vesting options, 175,480 options met the service requirement and were fully vested as of June 30, 2021, and 30,668 options had met the performance condition, but not the service requirement, and therefore will vest subject to the remaining required service period for each employee. Due to

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

the performance conditions being met, the Company recorded additional stock-based compensation expense of $6.5 million for the period ended June 30, 2021.

Any additional impact to performance vesting options upon the completion of an initial public offering would not be considered probable until the initial public offering is complete.

Fair Value of Underlying Common Stock

Because the Company’s common stock is not yet publicly traded, the company must estimate the fair value of common stock. Management considers numerous objective and subjective factors to determine the fair value of the Company’s common stock. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s redeemable, convertible preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) market multiples of the Company’s most comparable public companies; (vii) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the company, given prevailing market conditions; and (viii) precedent transactions involving the Company’s shares.

The following is a summary of the stock appreciation rights activity for the period ended June 30, 2021:

Number of Stock Appreciation Rights
Balance at December 31, 2020	207,167
Granted	71,013
Forfeited	(26,216)
Exercised	—
Expired	—

Balance at June 30, 2021	251,964

Exercisable at June 30, 2021	—

Stock Appreciation Rights (“SARs”)

In December 2017, the Board of Directors had approved a plan (the “Stock Appreciation Rights Plan”) to enable all permanent employees, current and future, to participate in the growth in the equity value of the Company in the event of a future liquidity event. The completion of an initial public offering of the Company’s common stock will not meet the definition of a liquidity event, as defined in the Stock Appreciation Rights Plan. A liquidity event is triggered when the sponsor sells at least 75% of its ownership.

Note 12 – Credit Agreements

The Company entered into a Senior Secured Credit Facilities (the “Term Loan”), dated October 12, 2017, subsequently amended most recently as of March 26, 2021, among the Company, the syndicate lenders thereto and Credit Suisse, to finance, in part, the acquisition of all of the outstanding common stock of the Company. The Senior Secured Credit Facility provides senior secured financing of $200.0 million, as well as a revolving credit facility (the “Revolver”) which provides for additional senior secured financing of up to $35.0 million. The Term Loan and the Revolver, together with any subsequent amendments, are collectively referred to as the Credit Agreement.

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

On April 23, 2018, the Company amended its Term Loan facility with Credit Suisse (“the “First Amendment”). The First Amendment increased the term loan by an additional $70.0 million, and agreed to increase the Revolver by $25.0 million, bringing the total Revolver to $60.0 million. Borrowings under the First Amendment are guaranteed by substantially all the Company’s direct and indirect wholly owned subsidiaries.

On May 13, 2019, the Company amended its Term Loan facility with Credit Suisse, (the “Second Amendment”). The Second Amendment increased the term loan facility by $185.0 million, and the revolving credit facility by $25.0 million. Borrowings under the Second Amendment are guaranteed by substantially all the Company’s direct and indirect wholly owned subsidiaries.

On February 25, 2020, the Company amended its Term Loan facility with Credit Suisse, (the “Third Amendment”). The Third Amendment replaced the Company’s second-amended Term Loan facility with a third-amended term loan credit facility that has a lower applicable interest rate than the Second Amendment.

On March 26, 2021, the Company amended and restated its credit agreement with Credit Suisse (the “Amendment and Restatement”) to increase the term loan facility to a total of $715.0 million. Also, as part of the facility, the aggregate revolving credit facility was increased to $165.0 million from $85.0 million.

Borrowings under the Term Loan bear interest at a rate per annum equal to an applicable margin based on the Company’s leverage ratio, plus either (a) a base rate or (b) a LIBOR rate, at the Company’s option, subject to interest rate floors. For the first full quarter after the Amendment Restatement date, the interest rate per annum is equal to (a) 3.25% for LIBOR based borrowings and (b) 2.25% for base rate borrowings, subject to interest rate floors.

Borrowings under the Revolver bear interest at a rate per annum equal to an applicable margin based on the Company’s leverage ratio, plus either (a) a base rate or (b) a LIBOR rate at the Company’s option. In addition to paying interest on outstanding borrowings under the Revolver, the Company is required to pay a commitment fee to the lenders under the Revolver in respect of unutilized commitments thereunder and customary letter of credit fees.

The interest rates on borrowings under the Amendment & Restatement at June 30, 2021 and the Third Amendment at June 30, 2020 were approximately 3.8% and 4.8%, respectively.

Interest expenses under the Amendment & Restatement for the three and six months ended June 30, 2021 was $6.9 million and $12.4 million and for the three and six months ended June 30, 2020 was $6.3 million and $12.8 million, respectively.

All obligations of the Company under the Senior Secured Credit Facilities provided by any lender party to the Senior Secured Credit Facilities or any of its affiliates and certain other persons are unconditionally guaranteed by Turing TopCo LLC, and each existing and subsequently acquired or organized direct or indirect wholly owned domestic restricted subsidiary of the Company, with customary exceptions including, among other things, where providing such guarantees is not permitted by law, regulation or contract or would result in material adverse tax consequences. All obligations under the Senior Secured Credit Facilities provided by any lender party to the Senior Secured Credit Facilities or any of its affiliates and certain other persons, and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, as outlined in the Senior Secured Credit Facilities.

The Term and Revolver Loans contain a number of financial and non-financial covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability and the ability of the Company’s restricted

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

subsidiaries to engage in certain activities, such as incur indebtedness or permit to exist any lien on any property or asset now owned or hereafter acquired, as specified in the debt facility. The Company had no outstanding draws under the $165.0 million Revolver at June 30, 2021. The Company had no outstanding draws under the $85.0 million Revolver at December 31, 2020. As of June 30, 2021, the Company is in compliance with its debt covenants.

The Credit Agreement requires compliance with various covenants customary for agreements of this type, including a springing financial covenant (solely for the benefit of the Revolver), a passive holdings covenant with respect to Holdings and negative covenants that limit, among other things, the Borrowers’ and their restricted subsidiaries’ ability to incur additional debt, create or incur liens, engage in mergers or consolidations, sell, transfer or otherwise dispose of assets, make voluntary prepayments to subordinated debt, pay dividends or distributions, make investments, and enter into certain transactions with affiliates. We are currently in compliance with all covenants contained in our Credit Agreement. The Credit Agreement also includes events of default customary for agreements of this type. Further, as it relates to restricted subsidiaries, as of June 30, 2021, none of our consolidated net assets were subject to dividend restrictions under the Credit Agreement.

The Company incurred and capitalized deferred financing fees, or third-party debt issuance costs, of $7.1 million related to the restated credit agreement during the six months ended June 30, 2021. The debt issuance costs are recorded as reductions of the outstanding long-term indebtedness. In addition, as a result of the repayment of debt to certain lenders, with the Third Amendment, the Company immediately expensed the portion of the capitalized debt issuance costs related to the lenders who were repaid and the Company wrote off $0.3 million of deferred financing and debt discount associated with the indebtedness which is reflected as interest expense during the six months ended June 30, 2021. The term loan under the Amendment and Restatement is paid in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term Loan under the Amendment and Restatement with the first quarterly installment due and paid on June 30, 2021. The term loan under the Amendment and Restatement matures on March 24, 2028. The principal amount outstanding under the Revolver under the Amendment and Restatement is due and payable in full at maturity, on March 26, 2026.

The carrying value of the Company’s credit facilities (including current maturities) was as follows:

	As of June 30, 2021	As of December 31, 2020
Long-term debt, less current portion	$706,062	$440,497
Capitalized deferred financing fees	(7,487)	(5,305)

Long-term debt	698,575	435,192
Current portion of long-term debt	7,150	4,565

Total debt carrying value	$705,725	$439,757

Capitalized deferred financing fees are included in the Long-term debt financial statement line item on the balance sheet.

The book value of the Company’s credit facilities is considered to approximate its fair value as of June 30, 2021 and December 31, 2020, as the interest rates are considered in line with current market rates.

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Note 13 – Accrued Expenses

The following is a summary of the Company’s accrued expenses:

	As of June 30, 2021	As of December 31, 2020
Accrued interest expense	$101	$85
Accrued employee expense	1,616	1,786
Accrued travel expense	429	383
Operating lease expenses	325	212
Insurance charges	179	257
Professional fees	12,197	10,320
Other taxes payable	35,401	8,686
Rebates payable	217	2,307
Other accrued expenses	4,853	5,713

Accrued expenses	$55,318	$29,749

Note 14 – Subsequent Events

The Company has evaluated events occurring subsequent to June 30, 2021 through August 20, 2021, the date the condensed consolidated financial statements were issued.

Credit Agreement Repayment

On August 10, 2021, the Company made a voluntary prepayment of $100.0 million on outstanding amounts owed on the term loan disclosed in Note 12, Credit Agreements.

Board Approval of Equity Modification

On September 5, 2021, the Board of Directors, through unanimous written consent, approved a modification to the Company’s 2017 Stock Option Plan (the “Plan”) which provides that, upon completion of an initial public offering, a sponsor return is expected to be met and the service condition under the Plan that participants must provide at least 18 months of continuous service following the grant date in order for performance vesting options to vest is waived. Additionally, the Board also approved accelerated vesting of all remaining, unvested performance vesting options, after the achievement of such sponsor return, which results in all performance vesting options becoming fully vested upon completion of an initial public offering.

Certain performance vesting options are expected to meet the sponsor return upon completion of the initial public offering, and therefore the stock-based compensation expense related to the performance vesting options that will vest upon such sponsor return is determined using the grant date fair value. Further, upon completion of the initial public offering, the Company will accelerate the remaining performance vesting options that are unvested after the achievement of the sponsor return. The stock-based compensation expense related to any performance vesting options that do not vest upon a sponsor return is determined using the estimated fair value as of the date of the initial public offering.

Stock-based compensation expense of $54.0 million is expected to be recognized at completion of an initial public offering, consisting of $47.8 million related to the achievement of the sponsor return and $6.2 million related to the accelerated vesting of the Company’s remaining, unvested performance vesting options.

TURING HOLDING CORP.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Additionally, on September 5, 2021, the Board of Directors, through unanimous written consent, approved a modification to the Company’s Stock Appreciation Rights Plan (the “SARs Plan”) which, upon completion of an initial public offering, is hereby discontinued and all outstanding stock appreciation rights (“SARs”) are converted to restricted stock units (“RSUs”). RSUs granted in connection with the SARs conversion will vest after six months and twelve months at 50% at each vesting date, such that 100% of RSUs related to the SARs conversion are fully vested twelve months after the completion of the initial public offering.

36,842,106 Shares

Common Stock

PROSPECTUS

(Lead bookrunners listed in alphabetical order)

Goldman Sachs & Co. LLC	J.P. Morgan

Credit Suisse

BofA Securities	Citigroup	RBC Capital Markets	HSBC

Baird	Cowen	Nomura	Piper Sandler	Wedbush Securities	William Blair

CastleOak Securities, L.P.	Mischler Financial Group, Inc.	Siebert Williams Shank

Through and including October 9, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.